   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 26, 1998.



                                                      REGISTRATION NO. 333-62325

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                            RSL COMMUNICATIONS, LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          BERMUDA                     4813                       N/A
      (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S.EMPLOYER
      JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
     INCORPORATION OR      CLASSIFICATION CODE NUMBER)
       ORGANIZATION)

                            ----------------------

                                 CLARENDON HOUSE
                                  CHURCH STREET
                             HAMILTON HM CX BERMUDA
                                 (441) 295-2832
                             (ADDRESS AND TELEPHONE
                                    NUMBER OF
                             REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICES)

                             ----------------------

                                 ITZHAK FISHER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      RSL COMMUNICATIONS, N. AMERICA, INC.
                          767 FIFTH AVENUE, SUITE 4300
                               NEW YORK, NY 10153
                                 (212) 317-1800
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                             ----------------------

                                   Copies to:

                GEORGE E.B. MAGUIRE, ESQ.                                   WILLIAM P. ROGERS, JR., ESQ.
                   DEBEVOISE & PLIMPTON                                        CRAVATH, SWAINE & MOORE
                     875 THIRD AVENUE                                              WORLDWIDE PLAZA
                    NEW YORK, NY 10022                                            825 EIGHTH AVENUE
                                                                                 NEW YORK, NY 10019

                             ----------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.



                        CALCULATION OF REGISTRATION FEE


                                             PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE     AGGREGATE OFFERING           AMOUNT OF
REGISTERED                                       PRICE(1)           REGISTRATION FEE(2)
Class A Common Shares, $.00457 par
value...................................       $253,000,000               $74,635


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.


(2) A registration Fee of $74,635 has previously been paid.

                             ----------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


     This Registration Statement contains two forms of prospectus: one to be used in connection with a U.S. offering of shares of Class A Common Stock (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering of shares of Class A Common Stock (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical except that they contain different front and back cover pages and different descriptions of the plan of distribution (contained under the caption "Underwriting" in each of the U.S. and International Prospectuses). The form of U.S. Prospectus is included herein and is followed by those pages to be used in the International Prospectus which differ from, or are in addition to, those in the U.S. Prospectus. Each of the pages for the International Prospectus included herein is labeled "Alternate Page."

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                SUBJECT TO COMPLETION, DATED             , 1998

                                             SHARES

                            RSL COMMUNICATIONS, LTD.
[LOGO]
RSLCOMM                      CLASS A COMMON SHARES
                         (PAR VALUE $.00457 PER SHARE)

                             ----------------------

    Of the            Class A common shares, par value $.00457 per share (the
"Class A Common Stock"), of RSL Communications, Ltd. (the "Issuer") offered
hereby,        shares are being offered in the United States (the "U.S.
Offering") and        shares are being offered in a concurrent international
offering outside the United States (the "International Offering" and, together with the U.S. Offering, the "Offerings"). The public offering price per share and the underwriting discount per share will be indentical for both Offerings. See "Underwriting."


    Of the          shares of Class A Common Stock offered,          shares are
being sold by the Issuer and          shares are being sold by the Selling
Shareholders. See "Principal and Selling Shareholders." The Company (as defined herein) will not receive any of the proceeds from the sale of shares being sold by the Selling Shareholders. Upon consummation of the Offerings, officers, directors and other affiliates of the Company will beneficially own shares
having approximately     % of the voting power of the Company's outstanding
Common Stock (as defined below). See "Principal and Selling Shareholders."


    The Class A Common Stock is listed on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "RSLCF." Application will be made to the Nasdaq National Market to list the shares of Class A Common Stock offered herein (the "Shares") upon notice of issuance. The last reported sale price of a share of Class A Common Stock on the Nasdaq National Market on
            , 1998 was $    .

    As of the date of this Prospectus, the Issuer has two classes of authorized common shares, the Class A Common Stock and Class B common shares (the "Class B Common Stock", and together with the Class A Common Stock, the "Common Stock"). The holders of both classes of Common Stock have identical rights, except that
(i) holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share, (ii) shares of Class B Common Stock are convertible at any time at the option of the holders into shares of Class A Common Stock on a share-for-share basis and (iii) shares of Class B Common Stock may only be transferred to other original holders of Class B Common Stock and certain related parties. See "Description of Capital Stock."


    SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.

                             ----------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------


                                                                                         PROCEEDS TO
                                                       INITIAL PUBLIC    UNDERWRITING        THE           PROCEEDS TO
                                                       OFFERING PRICE    DISCOUNT(1)      ISSUER(2)      SELLING SHAREHOLDERS
                                                       --------------    ------------    ------------    --------------------
Per Share...........................................         $                $               $                 $
Total(3)............................................    $                $               $                   $


------------------


(1) The Issuer and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $           payable by the Issuer.

(3) The Selling Shareholders have granted the U.S. Underwriters an option for 30
    days to purchase up to an additional       shares of Class A Common Stock at
    the initial public offering price per share, less the underwriting discount, solely to cover any over-allotments. Additionally, the Selling Shareholders have granted the International Underwriters a similar option with respect to
    an additional       shares of Class A Common Stock as part of the concurrent
    International Offering. See "Principal and Selling Shareholders." The Issuer will not receive any of the proceeds from the sale of the shares of Class A Common Stock by the Selling Shareholders. If such options are exercised in full, the total initial public offering price, underwriting discount, proceeds to the Issuer and proceeds to the Selling Shareholders will be
    $      , $      , $      and $      , respectively. See "Underwriting". If
    such options are exercised in full the officers, directors and other affiliates of the Company will beneficially own shares having approximately
        % of the voting power of the Company's outstanding Common Stock. See "Principal and Selling Shareholders."


                             ----------------------

    The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the shares
will be ready for delivery in New York, New York on or about                   ,
1998, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
           LEHMAN BROTHERS
                       MERRILL LYNCH & CO.
                                      MORGAN STANLEY DEAN WITTER
                                                         WARBURG DILLON READ LLC
                             ----------------------

               The date of this Prospectus is             , 1998.

                                [COLOR GRAPHICS]

         [ADJACENT PAGES WILL HAVE MAPS SHOWING THE COMPANY'S NETWORK]



                          FOOTNOTES TO FOREGOING MAPS

 + The Company is negotiating or plans to negotiate to purchase ownership interests in the identified undersea fiber optic cables.

++ The Company intends to install switches in the identified markets.

 * The Company intends to lease international circuits in the identified markets.

 ** The Company has signed non-binding agreements with local entities in the identified markets to install Internet gateways.

*** A single operating agreement applies to each of these countries.

     There can be no assurances that the Company will complete any purchase of undersea fiber optic cables, any negotiation of a lease for internatinal circuits or any installation of switches or Internet gateways.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             AVAILABLE INFORMATION


     The Issuer is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web ("Web") site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.



     The Issuer has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Class A Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement, as permitted by the rules and regulations of the Commission. For further information with respect to the Issuer and the Class A Common Stock offered hereby, reference is made to the Registration Statement, including the schedules and exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed with the Commission as an exhibit are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the schedules and exhibits may be inspected and copied at the public reference facilities maintained by the Commission at the addresses and in the manner set forth in the preceding paragraph.


     The Class A Common Stock is listed on the Nasdaq National Market under the symbol "RSLCF." Reports, proxy and information statements and other information concerning the Company can also be inspected at the National Association of Securities Dealers, Inc. at 1735 17th Street, N.W., Washington, D.C. 20006.
                            ------------------------

     The consolidated financial statements of the Company (as herein defined) (the "Consolidated Financial Statements") and the notes thereto appearing elsewhere in this Prospectus are presented in accordance with United States generally accepted accounting principles ("U.S. GAAP"), and amounts originally measured in foreign currencies for all periods presented have been translated into U.S. dollars in accordance with the methodology set forth in Note 3 to the Consolidated Financial Statements of the Company.
                            ------------------------

     In this Prospectus, references to "dollars" and "$" are to United States dollars. For purposes of the balance sheet data included in this Prospectus, conversions of foreign currencies to U.S. dollars have been calculated on the basis of exchange rates in effect on the balance sheet dates. Conversions of foreign currencies to U.S. dollars in the pro forma and historical financial information included herein have been calculated, for purposes of the statements of operations, on the basis of average exchange rates over the periods presented. Exchange rates per United States dollar as of certain dates for certain currencies are set forth below.


                       RATE AS OF    RATE AS OF    RATE AS OF   RATE AS OF  RATE AS OF  RATE AS OF
                      DECEMBER 31,  DECEMBER 31,  DECEMBER 31,    JUNE 30,   JUNE 30,   AUGUST 24,
CURRENCY                  1995         1996           1997         1997        1998       1998
--------------------- ------------  ------------  ------------  ----------  ----------  ----------
Austrian Schilling...       (1)           (1)          12.63          (1)       12.69       12.63
Australian Dollar....       (1)         1.26            1.54        1.33         1.61        1.72
Belgian Franc........       (1)           (1)             (1)         (1)       37.20       37.02
British Pound........     0.65          0.58            0.61        0.60         0.60        0.61
Danish Krone.........       (1)           (1)           6.85        6.63         6.89        6.84
Dutch Guilder........       (1)         1.74            2.03        1.96         2.04        2.02
Finnish Markka.......     4.37          4.60            5.45        5.19         5.49        5.46
French Franc.........     4.95          5.19            6.01        5.87         6.06        6.02
German Mark..........     1.44          1.54            1.80        1.74         1.81        1.80
Italian Lira.........       (1)           (1)       1,769.91          (1)    1,782.00    1,770.00
Spanish Peseta.......       (1)           (1)         152.33          (1)      153.46      152.39
Swedish Krona........     6.64          6.89            7.94        7.73         7.98        8.24
Swiss Franc..........       (1)           (1)         1.4613          (1)        1.52        1.50
Venezuelan Bolivar...       (1)           (1)         504.29          (1)      553.30      576.62


------------------
(1) The Company had no business activity in these countries during the periods indicated.

                                    SUMMARY



     The following summary is qualified in its entirety by reference to the more detailed information and the Consolidated Financial Statements and the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus assumes no exercise of the Underwriters' over-allotment options. In addition, unless the context otherwise requires, the term "Company" means RSL Communications, Ltd., a Bermuda corporation, its predecessors and all of its subsidiaries. Industry data used throughout this Prospectus was obtained from industry publications and have not been independently verified by the Company. Certain of the information contained in this Prospectus, including information with respect to the Company's plans and strategy for its business and related financing, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."



                                  THE COMPANY



OVERVIEW



     The Company is a rapidly growing, multinational telecommunications company that provides a broad array of services, with a focus on international long distance voice services, to small and medium-sized businesses in key markets. The Company's services include international and national fixed and wireless, calling card, fax, data, Internet, private line and other value-added telecommunications services. The Company began operations in the United States in 1995 and has since grown rapidly through acquisitions, strategic investments, joint ventures, alliances, and the start-up of its own operations in key markets. The Company generates revenue in 19 countries, which countries originated approximately 68% of all international long distance telecommunications minutes in 1996.



     The Company was formed to capitalize on the growth, deregulation and profitability of the international long distance switched telecommunications market. This market is recognized as one of the fastest growing and most profitable segments of the long distance telecommunications industry and generated an estimated $61.3 billion in revenue in 1996. The Company currently has significantly less than a 1% share of this market. International long distance minutes are projected to grow between approximately 11% and 17% per annum through the year 2000, as a result of various factors including (i) the continued deregulation of telecommunications markets throughout the world,
(ii) increased capacity, improved quality and lower operating costs attributable to technological improvements, (iii) the expansion of telecommunications infrastructure, (iv) the globalization of the world's economies and free trade and (v) continued reductions in international settlement rates (the rates paid to other carriers to terminate international calls) and costs for leased transmission capacity. In addition, deregulation is expected to allow carriers in deregulated jurisdictions to directly interconnect with domestic public switched telephone networks ("PSTNs"), which is expected to further reduce costs of originating and terminating calls. These are forward-looking statements, however, and there can be no assurances that the market will grow or that costs will be reduced, or that the Company will benefit from any growth or cost reductions in the market.



     To capitalize on this opportunity, the Company has been building a low-cost, facilities-based global network designed to provide high quality telecommunications services and has been developing a wide range of marketing and distribution channels to expand its customer base. The core of the Company's operations is "RSL-NET," its integrated digital telecommunications network, which is designed to minimize the overall transmission costs of carrying telecommunications traffic while maintaining high ("toll") quality. RSL-NET is comprised of (i) owned switching facilities, known as points of presence ("POPs"), including 14 international telephony gateway switches and 16 national switches, (ii) ownership interests in 26 fiber optic cable systems and inter-city fiber routes, (iii) 22 operating agreements to exchange traffic with telecommunications carriers, (iv) transmission capacity leased from other carriers and satellite providers and (v) Internet protocol ("IP") gateways. The Company's services are currently marketed independently by its local operations in each country ("Local Operators") through (a) direct sales forces, (b) strategic marketing alliances, (c) networks of independent agents and distributors, and (d) telemarketing organizations.



     The Company conducts its operations in four principal regions: North America, Europe, Asia/Pacific Rim and Latin America. The Company has developed a different strategy for each region, driven in part by the pace of local deregulation. See "Business--Overview--Company Operations."



COMPANY STRATEGY



     The Company's strategy is designed to capitalize on the growth, deregulation and profitability of the international long distance market. The key elements of this strategy are as follows:



  FOCUS ON PROVIDING INTERNATIONAL LONG DISTANCE SERVICES



     The Company provides a broad array of international and domestic services, but focuses on providing services to end-users that generate significant calling traffic between countries to capitalize on (i) the continued growth of international traffic and (ii) the margin opportunity created by the high end-user rates currently maintained by existing government-owned post, telegraph and telephone monopolies ("PTTs") and other dominant carriers.





IDENTIFY AND ENTER KEY MARKETS EARLY



     The Company seeks to identify markets that originate or terminate significant levels of international traffic and are being deregulated. The Company then seeks to enter these markets ahead of full deregulation to gain competitive advantages over carriers that enter after deregulation is complete. These advantages include (i) developing multiple sales and distribution channels and a customer base prior to widespread competition, (ii) acquiring experienced management, including technical and marketing personnel, and (iii) achieving name recognition as an early competitor to the incumbent PTTs. Each Local Operator is managed independently, with centralized strategic, financial and network support. The Company expects each Local Operator to be independently profitable.



  TARGET SMALL AND MEDIUM-SIZED BUSINESSES



     The Company focuses on offering high quality products and services to small and medium-sized businesses that originate in excess of $500 per month in international telephone calls. The Company believes that this segment accounts for a significant percentage of international calling traffic in most markets and offers significant market opportunities because it has traditionally been underserved by the major global telecommunications carriers and the PTTs. By offering a broad range of interrelated services and continuing its commitment to provide high quality customer service, the Company seeks to strengthen its direct relationships with a diverse and rapidly growing customer base and build customer loyalty.





BUILD A COST COMPETITIVE GLOBAL NETWORK



     By integrating its current and future POPs into RSL-NET, the Company believes that it will be able to originate, transport and terminate traffic utilizing its own network, thereby bypassing the high costs associated with the transport of the international portion of a call through a third party carrier. Substantially all of the Local Operators have network switching facilities to provide international voice and other telecommunications services in their markets. The Company currently connects its facilities principally by a combination of ownership interests in fiber optic systems and private leased lines. The Company intends to continue to make significant investments in its own fiber routes and other transmission facilities where such facilities become available for ownership and if such investments are cost effective and warranted by traffic patterns.

EXPAND MARKETING AND DISTRIBUTION CHANNELS



     The Company will continue to develop marketing and distribution channels to expand its customer base, particularly in its target market of small to medium-sized businesses. The Company has been innovative in seeking marketing partners to better identify potential customers and penetrate markets on a cost-efficient basis. For example, the Company recently entered into a strategic alliance (described below) with the management holding company for Metro AG, the largest retailer in Europe. The Company has also capitalized, and will continue to capitalize, on cross-selling opportunities as it adds new customer bases and products through acquisitions and strategic alliances. As a result of the acquisition of Motorola Tel.co (described below), the Company intends to cross-sell its fixed wire and other traditional long distance services to the Motorola Tel.co subscriber base and Motorola Tel.co's wireless services to the Company's existing customers. The Company also plans to introduce a universal brand image to create worldwide name recognition.





PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES



     The Company seeks to acquire control of businesses with an established customer base, compatible operations, licenses to operate as an international carrier, experience with additional or emerging telecommunications products and technologies, and experienced management. In addition, the Company seeks to enter into strategic alliances that the Company believes will enable an accelerated and cost effective expansion of its business. Recent examples include:



     o In June 1998, the Company entered into a marketing and distribution services agreement with Metro Holding AG ("Metro Holding"), the management holding company for Metro AG, the largest retailer in Europe with 750 operating units in 18 European countries. This arrangement is designed to provide the Company access to Metro AG's extensive distribution network and customer base and is expected to significantly accelerate the Company's penetration into key European markets.



     o In June 1998, the Company agreed to acquire the business of Motorola Tel.co ("Motorola Tel.co") from Motorola Inc. for approximately
       $100 million. Motorola Tel.co resells wireless services and related products in the United Kingdom, France, Germany and Belgium to a base of over 475,000 subscribers. The Company has completed the acquisition of Motorola Tel.co's operations in the United Kingdom, Germany and Belgium and is awaiting receipt of various required approvals in France. This transaction significantly increases the number of direct customer relationships in Europe and will allow the Company to cross sell long distance and wireless services.



     o In July 1998, the Company acquired the business of Westinghouse Communications ("WestComm") from CBS Corporation for $90 million. WestComm provides voice telephony, data services (including frame relay and TCP/IP networks) and Internet access. WestComm's six national switches are in cities which, together with the Company's New York and Los Angeles switches, originate more than 50% of all U.S. long distance traffic. The WestComm acquisition expands the range of the Company's services and enhances its ability to originate and terminate U.S. long distance traffic.



     o In August 1998, the Company acquired Westel Telecommunications Ltd. ("Westel") from British Columbia Railway Company ("BC Rail") for approximately $38 million. Westel is a telecommunications company that provides a broad range of enhanced telecommunications services throughout British Columbia, including long distance, data private line and Internet access. Westel significantly expands the Company's presence in Canada, which is one of the key destinations of U.S. originated long distance traffic.

  LEVERAGE EXPERTISE OF MANAGEMENT TEAM



     The Company has attracted experienced managers from the telecommunications industry to facilitate the integration of its regional operations. Many of its key managers have significant experience with incumbent providers, and early competitors in deregulating markets. In addition, the Company generally retains key management in the companies it acquires. As a result, the Company believes that it is well positioned to manage the integration of acquisitions and the rapid growth of its customer base and network infrastructure.



  EXPAND IP TELEPHONY AND ON-LINE SERVICE OFFERINGS



     Through its wholly owned subsidiary Delta Three, Inc. ("Delta Three") the Company seeks to expand its IP telephony service offerings by increasing its investment in Internet gateway servers and expanding its sales and marketing channels. Delta Three uses IP protocol as a transmission standard for voice communications over the public Internet and private intranets, extranets and dedicated leased lines, at substantially reduced transmission and termination costs. Delta Three allows customers to place long distance and international phone calls over Internet or IP networks using standard telephones and no additional equipment. Delta Three also offers prepaid calling card services, PC to phone and phone to PC services to retail customers, and termination to wholesale customers. In addition to offering IP telephony services, the Company plans to develop value added services on the Internet and to provide on-line customer service and billing. The Company believes that Delta Three positions the Company at the forefront of the rapidly emerging IP telephony industry. See "Business--Delta Three Operations."



                                  HEADQUARTERS



     The Company's headquarters are located at Clarendon House, Church Street, Hamilton HM CX Bermuda (telephone number: 441-295-2832). The Company also maintains executive offices with respect to some of its operations at 767 Fifth Avenue, Suite 4300, New York, New York 10153 (telephone number: 212-317-1800).



                                  RISK FACTORS



     See "Risk Factors" beginning on page 12 for a discussion of certain risks that should be considered in connection with an investment in the Class A Common Stock offered hereby, including risks relating to the Company's needs for additional capital, historical and future net operating losses and negative EBITDA, substantial indebtedness, the rapidly changing industry, increasing pricing pressures, government regulatory restrictions and shares eligible for future sale.

                                 THE OFFERINGS



Class A Common Stock offered by(1):
  The Company.............................  shares
     U.S. Offering........................  shares
     International Offering...............  shares
  Selling Shareholders(2).................  shares
     U.S. Offering........................  shares
     International Offering...............  shares
  Total...................................  shares
Common Stock outstanding after the
  Offerings(1):
  Class A Common Stock(3).................  shares
  Class B Common Stock(4).................  shares
     Total................................  shares
Use of Proceeds...........................  Of the proceeds to be received by the Issuer from the Offerings, the
                                            Company intends to use (i) approximately $               for the
                                            expansion and development of the Company's infrastructure, such as the replacement of leased transmission facilities with owned transmission facilities, and the purchase of IRUs and interests in inter-city fiber routes in European countries, as well as the installation of additional national and international gateway
                                            switches, and (ii) approximately $               for the funding of
                                            the Company's operating losses. In addition, in the ordinary course of its business, the Company continuously reviews acquisition opportunities in the telecommunications industry as they arise.
                                            Although it is not currently party to any binding agreement or understanding with respect to a transaction, it may use proceeds from the Offerings partially to fund suitable acquisitions that arise.
                                            If the Interim Facility (described below) becomes effective and the
                                            Company borrows under it before the Offerings are consummated, the
                                            Company intends to use the net proceeds to be received by the Issuer from the Offerings to discharge any such indebtedness. The Company will not receive any proceeds from the sale of shares by the Selling
                                            Shareholders.
Voting Rights.............................  The holders of Class A Common Stock are entitled to one vote per share. The holders of Class B Common Stock are entitled to 10 votes per share.
Nasdaq National Market symbol.............  RSLCF


------------------

(1) The closing of each of the Offerings is conditioned upon the closing of the other Offering.



(2) Assumes the Underwriters' over-allotment options granted by the Selling Shareholders are not exercised. See "Underwriting." If the Underwriters exercise such over-allotment options in full, the number of shares of
    Class A Common Stock sold in the U.S. Offering and the International
    Offering will be       and       , respectively. The Selling Shareholders
    are set forth in "Principal and Selling Shareholders." No other shareholders are selling Shares in the Offerings.



(3) Does not include (i) 1,561,790 shares of Class A Common Stock issuable upon the exercise of outstanding stock options, (ii) 26,874,795 shares of Class A Common Stock issuable upon the conversion of the shares of Class B Common Stock, (iii) 459,900 shares of Class B Common Stock issuable upon exercise of the Lauder Warrants (as defined herein) and 459,900 shares of Class A Common Stock issuable upon the conversion of such shares of Class B Common Stock, (iv) 917,729 shares of Class A Common Stock issuable on exercise of unexercised Warrants (as defined herein), (v) 164,250 shares of restricted stock granted pursuant to the Company's 1997 Stock Incentive Plan or (vi) shares issuable upon exercise of Roll-Up Rights (as defined herein), Incentive Units (as defined herein) the Telegate Exchange (as defined herein) or the Interim Lenders Warrants (as defined herein). See "Shares Eligible for Future Sale."



(4) Shares of the Class B Common Stock are convertible at any time into shares of the Class A Common Stock on a share-for-share basis.

                SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA



     The following tables set forth certain summary consolidated financial data for the Company for each of the three years in the period ended December 31, 1997 and for the six month periods ended June 30, 1997 and 1998, which have been derived from the Consolidated Financial Statements and notes thereto. The information as of and for the year ended December 31, 1994 was derived from the Consolidated Financial Statements of the Company's predecessor entity, International Telecommunications Group, Ltd. The Company's Consolidated Financial Statements as of December 31, 1997, 1996 and 1995 and for the years ended December 31, 1997, 1996 and 1995 have been audited by Deloitte & Touche LLP as stated in their report appearing herein.



     In the opinion of management, the unaudited Condensed Consolidated Financial Statements as of June 30, 1998 and 1997 and for the six month periods ended June 30, 1998 and 1997 have been prepared on the same basis as the audited Consolidated Financial Statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the full year. In addition, the Company has experienced rapid growth over the periods set forth below, which growth may not necessarily continue at such rate. Accordingly, the financial and operating results set forth below may not be indicative of future performance.



     The summary consolidated financial and operating data presented below should be read along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.



                                                             YEARS ENDED DECEMBER 31,                    SIX MONTHS ENDED
                                                 -------------------------------------------------           JUNE 30,
                                                 PREDECESSOR                                          ----------------------
                                                   1994         1995(1)       1996         1997         1997         1998
                                                 -----------    --------    ---------    ---------    ---------    ---------
                                                                   ($ IN THOUSANDS, EXCEPT LOSS PER SHARE)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues......................................     $ 4,702      $ 18,617    $ 113,257    $ 300,796    $ 109,361    $ 298,202
Operating costs and expenses
  Costs of services...........................      (4,923)      (17,510)     (98,461)    (265,321)     (96,797)    (251,865)
  Selling, general and administrative
    expense...................................      (2,395)       (9,639)     (38,893)     (94,712)     (38,213)     (79,817)
Depreciation and amortization.................        (240)         (849)      (6,655)     (21,819)      (8,960)     (21,124)
                                                   -------      --------    ---------    ---------    ---------    ---------
Loss from operations..........................      (7,558)      (27,998)    (144,009)    (381,852)    (143,970)    (352,806)
Interest income...............................          --           173        3,976       13,826        7,124       10,834
Interest expense..............................        (225)         (194)     (11,359)     (39,373)     (19,252)     (33,330)
Other income (expense)........................          --            --          470        6,595(2)     6,606(2)    (1,504)
Minority interest.............................          --            --         (180)         210         (229)       2,728
Income taxes..................................          --            --         (395)        (401)        (357)        (634)
                                                   -------      --------    ---------    ---------    ---------    ---------
Net loss before extraordinary item............      (3,081)       (9,402)     (38,240)    (100,199)     (40,717)     (76,510)
Extraordinary item(3).........................          --            --           --           --           --      (20,800)
                                                   -------      --------    ---------    ---------    ---------    ---------
Net loss after extraordinary item.............     $(3,081)     $ (9,402)   $ (38,240)   $(100,199)   $ (40,717)   $ (97,310)
                                                   -------      --------    ---------    ---------    ---------    ---------
                                                   -------      --------    ---------    ---------    ---------    ---------
Loss per share before extraordinary
  item(3)(4)..................................     $(15.41)     $  (1.67)   $   (5.13)   $   (5.27)   $   (3.72)   $   (1.82)
Loss per share after extraordinary
  item(3)(4)..................................     $(15.41)     $  (1.67)   $   (5.13)   $   (5.27)   $   (3.72)   $   (2.32)
Weighted average number of shares of Common
  Stock outstanding(4)........................         200         5,641        7,448       19,008       10,957       42,021

OTHER FINANCIAL DATA:
EBITDA(5).....................................     $(2,616)     $ (8,532)   $ (23,807)   $ (52,432)   $ (19,272)   $ (32,256)
Capital expenditures(6).......................       1,126         6,074       23,880       49,417       13,870       41,801
Cash (used in) provided by operating
  activities..................................      (1,987)        3,554      (10,475)     (91,812)     (45,247)    (108,205)
Cash (used in) provided by investing
  activities..................................        (478)      (16,537)    (225,000)     (18,821)      26,862      (85,136)
Cash (used in) provided by financing
  activities..................................       2,888        18,143      335,031      152,035       (2,807)     368,571

                                                                                                JUNE 30, 1998
                                                                                          --------------------------
                                                                                           ACTUAL     AS ADJUSTED(7)
                                                                                          --------    --------------
                                                                                               ($ IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..............................................................   $319,613       $
Securities available for sale..........................................................     33,631         33,631
Restricted marketable securities(8)....................................................     51,885         51,885
Total assets...........................................................................    985,388
Short-term debt, current portion of long-term debt, and current portion of capital
  lease obligations(9).................................................................     12,917
Long-term debt and capital lease obligations(9)........................................    702,458
Shareholders' equity...................................................................     31,399


------------------

 (1) Effective with the acquisition of a majority equity interest in RSL COM North America, Inc. (formerly known as International Telecommunications Group, Ltd.) ("RSL North America"), in September 1995, the Company began to consolidate RSL North America's operations. From March 1995 (the date of the Company's initial investment) to September 1995, the Company accounted for its investment in RSL North America using the equity method of accounting.



 (2) Other income includes the reversal of certain liabilities accrued in connection with the Company's obligations under an agreement that required the Company to meet a carrier vendor's minimum usage requirements, which agreement was entered into by a subsidiary of the Company prior to the Company's acquisition of such subsidiary. During May 1997, the Company renegotiated the contract with this carrier vendor resulting in the elimination of approximately $7.0 million of previously accrued charges.



 (3) Extraordinary item represents primarily the premium paid to retire approximately $127.5 million of the original $300.0 million of the Company's 1996 Notes (as defined herein).



 (4) Loss per share is calculated by dividing the loss attributable to the Common Stock by the weighted average number of shares of Common Stock outstanding, and has been retroactively restated to reflect the 2.19-for-one stock split. Shares issuable pursuant to outstanding stock options, unexercised Warrants, the Lauder Warrants, Roll-Up Rights, Incentive Units the Telegate Exchange Shares and the Interim Lenders Warrants are not included in the loss per share calculation as their effect is anti-dilutive.



 (5) EBITDA consists of loss before interest, income taxes, extraordinary item, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with U.S. GAAP for the periods indicated. The Company's use of EBITDA may not be comparable to similarly titled measures used by other companies due to the use by other companies of different financial statement components in calculating EBITDA.



 (6) Capital expenditures include assets acquired through capital lease financing and other debt.



 (7) Adjusted to give effect to the Offerings and the application of the estimated net proceeds therefrom received by the Company. See "Use of Proceeds" and "Capitalization."



 (8) The restricted marketable securities consist of U.S. government securities pledged to secure the payment of interest on the principal amount of the 1996 Notes. See "Description of Certain Indebtedness--1996 Notes."



 (9) As of June 30, 1998, the Company had approximately $6.7 million of available (undrawn) borrowing capacity under its current bank and vendor facilities.

                                  RISK FACTORS



     An investment in the Class A Common Stock offered hereby is subject to a number of risks. Prospective investors should carefully consider the following factors as well as the other matters described in this Prospectus before purchasing shares of Class A Common Stock.



SHORT OPERATING HISTORY



     The Company has acquired all of its operations since 1995 and, therefore, has limited experience in conducting those operations. The Company's principal operations commenced on various dates during 1990 through 1997 and, therefore, have limited operating histories. In addition, the Company invests in start-up operations in markets where it has no existing operations. Furthermore, in many markets, the Company plans to offer services that have been provided only by PTTS. The Company may face difficulties in establishing or expanding such businesses. Since its inception, the Company has generated net losses of $9.4 million, $38.2 million, $100.2 million in 1995, 1996 and 1997, respectively. See "--Risks Associated with Anticipated Growth and Acquisitions."



ENTRANCE INTO NEWLY OPENING MARKETS



     The Company's prospects must be considered in light of the risks, expenses, problems and delays inherent in establishing a new business in an evolving industry. As a new entrant in its markets, the Company may need to discount services to customers. In addition, the Local Operators may incur significant costs developing their network infrastructures (including the purchase of minimum investment units ("MIUs") and indefeasible rights of use ("IRUs") in fiber optic cable systems, switches and leased capacity). The fixed costs and expenses incurred under these circumstances have resulted, and may continue to result, in low or negative operating margins. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."



HISTORICAL AND FUTURE NET OPERATING LOSSES AND NEGATIVE EBITDA



     The Company must continue to expand its operations and meet increasing demands for service quality, availability of value added services and competitive pricing to establish and maintain a competitive position in its markets. The Company has generated net losses of $245.2 million from its inception through June 30, 1998. During the next several years, the Company expects to incur significant and increasing net losses and negative cash flow from operating activities due to the start-up nature of its business and its need to expand its operations, develop RSL-NET and build its customer base and marketing operations. The Company has incurred negative EBTDA since its inception.



NEED FOR ADDITIONAL CAPITAL



     When market conditions are favorable, the Company plans to raise substantial additional capital to fund its capital expenditures, acquisitions, strategic alliances, start-up operations and anticipated substantial net losses. In 1997, the Company made capital expenditures of approximately $49.4 million. The Company intends to make capital expenditures of approximately $100 million for all of 1998, but, if the Company is able to raise additional capital, it intends to increase significantly its capital expenditures in 1999. The Company has also experienced a consistently increasing working capital deficit. If market conditions for future capital-raising transactions are not favorable, the Company believes that the net proceeds from the Offerings, together with the remaining net proceeds of prior securities offerings and other sources of liquidity available to the Company will be sufficient to fund a reduced capital expenditure and expansion plan for its existing operations, as well as continuing net losses, for approximately 9 to 12 months. Pending completion of the Offerings, the Company has obtained revolving loan commitments for up to $85 million, subject to the negotiation and execution of final documentation (collectively, the "Interim Facility"), which, to the extent drawn, will be repaid from the net proceeds of the Offerings. See "Use of Proceeds." The Company may be required to seek additional capital regardless of market conditions if (i) the Company's plans or assumptions change or prove to be inaccurate, (ii) the Company identifies additional required or desirable infrastructure investments or acquisitions, (iii) the Company experiences unanticipated costs or competitive pressures or (iv) the net proceeds from the Offerings, together with the remaining net proceeds from prior securities offerings and other sources of available liquidity otherwise prove to be insufficient. There can be no assurance that the Company will be able to raise additional capital on satisfactory terms or at all. The failure to obtain additional capital on acceptable terms could materially adversely affect the Company's business, results of operations and financial condition and its ability to compete.



SUBSTANTIAL INDEBTEDNESS



     As of June 30, 1998, the Company had consolidated indebtedness of $690.8 million and shareholders' equity of $31.4 million. The Company expects to incur substantial amounts of additional indebtedness resulting in substantial and increasing interest expense that will likely exceed its EBITDA and cash flow from operations. If the Company is unable to generate sufficient EBITDA or cash flow from operations, or otherwise obtain funds necessary to make required payments, or if the Company otherwise fails to comply with the material terms of its indebtedness, it would be in default and the holders of such indebtedness would be entitled to accelerate the maturity of such indebtedness.



     The trust indentures governing the Company's outstanding debt securities contain certain restrictive covenants which impose limitations on the ability of the Company and certain of its subsidiaries to, among other things: (i) incur additional indebtedness, (ii) pay dividends or make certain other distributions,
(iii) issue capital stock of certain subsidiaries, (iv) guarantee debt,
(v) enter into transactions with shareholders and affiliates, (vi) create liens,
(vii) enter into sale-leaseback transactions, and (viii) sell assets. See "Description of Certain Indebtedness--1996 Notes," "--U.S. Dollar Notes" and "--DM Notes."



     The Company's level of indebtedness could adversely affect the value of its Class A Common Stock because: (i) the Company's level of indebtedness could limit the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes; (ii) a substantial portion of the Company's future cash flow from operations, if any, will be dedicated to the payment of principal and interest on its indebtedness and will not be available for the Company's business;
(iii) the Company's indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (iv) the Company is more highly leveraged than certain of its competitors, which may place it at a competitive disadvantage; and (vi) the Company's high leverage could make it more vulnerable in the event of a downturn in its business. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



RISKS ASSOCIATED WITH ANTICIPATED GROWTH AND ACQUISITIONS



     The Company has experienced rapid growth and intends to pursue further expansion of its existing operations, through acquisitions, joint ventures and strategic alliances and the establishment of new operations. The Company's ability to manage its growth will depend on its ability to evaluate new markets and investment vehicles, monitor operations, control costs, maintain effective quality controls, obtain satisfactory and cost-effective lease rights from, and interconnection agreements with, competitors that own transmission lines and significantly expand its internal management, technical and accounting systems. The Company's growth will also depend on its ability to purchase MIUs, IRUs and other capacity, which may be adversely affected by competition and regulatory restrictions on ownership. The Company's rapid growth strains its financial, management and operational resources, including the identification of acquisition targets and joint venture partners, the negotiation of acquisition and joint venture agreements and the maintenance of satisfactory relations with its joint venture partners and minority investors in acquired entities. In addition, acquisitions and the establishment of new operations will entail considerable expenses in advance of anticipated revenues and may cause substantial fluctuations in the Company's operating results.



     The Company may, as a result of legal restrictions or other reasons, be limited to acquiring only a minority interest in strategic targets, in which case the Company would lack control over the target company's operations and strategies. There can be no assurance that such lack of control will not interfere with the Company's growth and integration of its operations.

     The Company may also acquire interests in operations for strategic reasons, despite the fact that such operations have operational or managerial problems or are incurring losses. In such cases, there can be no assurance that such operational or managerial problems or losses will not cause the Company significant problems or consume substantial monetary, management and other resources of the Company.



RISKS ASSOCIATED WITH INTEGRATION WITH NEW OPERATIONS



     The Company's new businesses must be integrated with its existing operations. For acquired businesses, this entails integration of switching, transmission, technical, sales, customer service, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some or all of which may be incompatible. Additionally, acquired businesses may offer product lines that the Company has limited experience in providing, such as, in the case of the recent Motorola Tel.co acquisition, wireless resale. Furthermore, acquired businesses generally suffer from employee and customer attrition and turnover at higher rates, starting when employees and customers learn of a proposed transaction and ending some time after the transaction has been completed. The Company has experienced high levels of customer attrition and turnover in certain acquired businesses in the United States, Australia, France and Germany. In connection with the recent Motorola Tel.co acquisition, the Company expects to experience higher levels of customer attrition than previously experienced by the Company's European operations. In countries where the Company expands by establishing a new business, it must recruit, hire and train personnel, establish offices, obtain regulatory authorization, lease transmission lines from and obtain interconnection agreements with competitors that own intra-national transmission lines, and install hardware and software. See "--Competition." In addition, since the Company already operates businesses in many countries and intends to expand into additional countries and regions, including countries and regions within Europe, Asia/Pacific Rim and Latin America, it must manage the problems associated with integrating a culturally and linguistically diverse workforce.



RISKS ASSOCIATED WITH RAPIDLY CHANGING INDUSTRY



     The international telecommunications industry is changing rapidly due to, among other things, deregulation, privatization of PTTs, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies and free trade. There can be no assurance that the Company will be able to compete effectively or adjust its contemplated plan of development to meet these changing market conditions.



     Much of the Company's planned growth is predicated upon the deregulation of telecommunications markets. There can be no assurance that such deregulation will occur when or as anticipated, if at all, or that the Company will be able to grow in the manner or at the rates currently contemplated.



     The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increased satellite and fiber optic cable transmission capacity for services similar to those provided by the Company, including utilization of the Internet for international voice and data communications. The Company cannot predict which of the many possible future product and service offerings will be necessary to establish and maintain a competitive position or what expenditures will be required to develop and provide such products and services. The Company's profitability will depend, in part, on its ability to anticipate and adapt to rapid technological changes occurring in the telecommunications industry and on its ability to offer, on a timely basis, services meeting evolving industry standards and customer preferences. There can be no assurance that the Company will be able to adapt to such technological changes or offer such services on a timely basis.



INCREASING PRICING PRESSURES



     Existing excess international transmission capacity minimizes the marginal cost of carrying an additional international call for carriers that own MIUs or IRUs. Industry observers have predicted that these low marginal costs may result in significant pricing pressures and that, within a few years after the end of this century, there may be no charges based on the distance a call is carried. Certain of the Company's competitors have introduced calling plans that provide for flat rates on calls within the U.S. and Canada, regardless of time of day or distance of the call. This system of pricing, if it were to become prevalent in the Company's markets, would likely have a material adverse effect on the Company's prospects, financial condition and results of operations and its ability to make payments on its indebtedness. See "--Dependence on Other Carriers."



INABILITY TO PREDICT TRAFFIC VOLUME



     The Company may enter into long-term agreements for leased capacity in anticipation of traffic volumes which do not reach expected levels and, thus, may be obligated to pay for transmission capacity without adequate corresponding revenues. Conversely, the Company may underestimate its need for leased capacity and, thus, may be required to obtain transmission capacity through more expensive means. In the past, the Company has overestimated and underestimated its need for leased capacity. Traffic at a higher cost, and has also leased capacity which was under-utilized and, in some instances, led to under-utilization charges. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." A failure to accurately project needs for leased capacity in the future may have a material adverse effect on the Company's business and profitability.



DEPENDENCE ON OTHER CARRIERS



     The Company does not own any local exchange transmission facilities and owns only limited intra-national transmission facilities. All of the telephone calls made by the Company's customers are connected at least in part through transmission facilities that the Company leases. In many of the foreign jurisdictions in which the Company conducts or plans to conduct business, the primary provider of significant intra-national transmission facilities is the PTT. Accordingly, prior to full deregulation, the Company may be required to lease transmission capacity at artificially high rates from a provider that occupies a monopoly or near monopoly position. Such rates prevent the Company from generating gross profit on the related calls. In addition, PTTs may not be required by law to allow the Company to lease necessary transmission lines or, if applicable law requires PTTs to lease transmission lines to the Company, the Company may be encounter delays in commencing operations and negotiating of leases and interconnection agreements and disputes can be expected with respect to pricing terms and billing. See "--Government Regulatory Restrictions."



     In the U.S., the providers of local exchange transmission facilities are generally the incumbent local exchange carriers ("LECs"), including the regional Bell operating companies ("RBOCs"). The permitted prices and nature of local exchange facilities that the Company leases in the U.S. are subject to uncertainties. The U.S. Court of Appeals for the Eighth Circuit has held that the FCC does not have jurisdiction to create national rules for the pricing of such facilities, but rather, that such jurisdiction rests with each of the individual states. As of the date of this Prospectus, this case is before the U.S. Supreme Court and, if the lower court decision is upheld, the need to address different pricing regimes in different states could make it more burdensome or expensive for the Company to enter a local exchange market.



     Many of the international telephone calls made by the Company's customers are transported through transmission facilities that the Company leases from its competitors, including American Telephone & Telegraph, Inc. ("AT&T"), MCI Communications Corporation ("MCI"), Teleglobe Canada, Inc. ("Teleglobe"), British Telecommunications PLC ("British Telecom"), France Telecom S.A. ("France Telecom"), Deutsche Telekom AG ("Deutsche Telekom"), Cable and Wireless Communications PLC ("C&W"), WorldCom, Inc. ("WorldCom") and Sprint Corporation ("Sprint"). To the extent the Company provides local exchange services in the U.S., it will be required to lease facilities from LECs that will be competitors of the Company, such as the RBOCs. The Company generally leases lines on a short-term basis. These include leases on a per-minute basis (some with minimum volume commitments) and, where the Company anticipates higher volumes of traffic, leases of transmission capacity for point-to-point circuits on a monthly or longer-term fixed cost basis. The negotiation of lease agreements involves estimates regarding future supply and demand for transmission capacity as well as estimates of the calling patterns and traffic levels of the Company's existing and future customers. When excess transmission capacity is present, as was the case for many years in the U.S., lease rates have declined and short term leases have been advantageous. Recently, capacity has been somewhat constrained in the U.S. and the decline in lease rates has slowed. As a result, longer term leases may become more attractive. Should the Company fail to meet its minimum volume commitments pursuant to long-term leases, it will be obligated to pay "under-utilization" charges. See "--Inability to Predict Traffic Volume." For these reasons, the Company would suffer competitive disadvantages if it entered into leases with inappropriate durations or leases based on per-minute charges for high volume routes (or leases with fixed monthly rates for low volume routes), or if it failed to meet its minimum volume requirements. RBOCs and other LECs that compete with the Company. The Company is vulnerable to service interruptions and poor transmission quality from leased lines. The deterioration of the Company's relationships with one or more of its carrier vendors could have a material adverse effect upon the Company's business, financial condition and results of operations.



DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS



     Sophisticated information systems are vital to the Company's growth and its ability to monitor costs, bill and receive payments from customers, reduce credit exposure, effect least cost routing and achieve operating efficiencies. The Company currently operates separate network management information systems for its U.S., European and Australian operations. The Company intends to integrate and operate the information services for all of its Local Operators from its respective regional headquarters. A failure of any of the Company's current systems, the failure of the Company to efficiently implement or integrate new systems, the failure of any new systems or the failure to upgrade systems as necessary could have a material adverse effect on the Company, its financial condition and results of operations.



YEAR 2000 TECHNOLOGY RISKS



     The Company is reviewing its computer systems and operations to identify and determine the extent to which any systems will be vulnerable to potential errors and failures as a result of the "Year 2000" problem. The Year 2000 problem is the result of the use by computer programs of two digits, rather than four digits, to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations,causing disruptions of operations including, among other things, a temporary inability to process transactions, billing and customer service or to engage in similar normal business activities.



     The Company is assessing and upgrading its computer system in an effort to prevent major system failures which could result upon the transition from 1999 to the year 2000. There can be no assurance that any such upgrades will be successfully implemented or that additional steps will not be necessary. A failure of the Company's computer systems or the failure of the Company's vendors or customers to effectively upgrade their software and systems for transition to the year 2000 could have a material adverse effect on the Company's business and financial condition or results of operations.


     To the extent that the Company's assessment has been completed without identifying any additional material non-compliant systems operated by, or in the control of, the Company, or of third parties, the most reasonably likely worst case scenario would be a systems failure beyond the control of the Company. Such a failure could materially prevent the Company from operating its business. The Company believes that such a failure would likely lead to lost revenues, increased operating costs, loss of customers or other business interruptions of a material nature, in addition to potential claims of, among other things, mismanagement, misrepresentation or breach of contract. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Technology Risks," "Business--U.S. Operations" and "--European Operations--General."



COMPETITION



     The provision of telecommunications services is extremely competitive. Prices for long distance calls are decreasing substantially in most of the Company's markets. In addition, all of the Company's markets have deregulated or are in the process of deregulating telephone services. Customers in most of these deregulating markets are not familiar with obtaining services from competitors to the PTTs and incumbent LECs and may be reluctant to use new providers. The Company's target customers, small and medium-sized businesses, may be reluctant to entrust their telecommunications needs to new and unproven operators or may switch to other service providers as a result of price competition.



     The Company must compete with a variety of other telecommunications providers in each of its markets, including (i) the PTTs and other dominant carriers, (ii) alliances such as AT&T's alliance with British Telecom and AT&T's alliance with Unisource (itself an alliance among PTT Telecom Netherlands, Telia AB and Swiss Telecom PTT) and the corresponding alliance with WorldPartners, the entity resulting from the pending merger of MCI and WorldCom, and Sprint's alliance with Deutsche Telekom and France Telecom, known as "Global One,"
(iii) international fixed wire and wireless resellers, (iv) companies such as GTE and WorldCom offering local exchange service in conjunction with domestic long distance and international long distance services, (v) LECs such as the RBOCs, and (vi) other companies with business plans similar to that of the Company. The Company anticipates increased competition as worldwide deregulation accelerates. Many of the Company's competitors have significantly greater financial, management and operational resources and more experience than the Company. If any of the Company's competitors devote additional resources to international long distance voice telecommunication services to the Company's key markets, including its target customer base of small and medium-sized businesses, there could be a material adverse effect on the Company's business.



     Competition for customers is primarily on the basis of price and, to a lesser extent, on the type and quality of services offered and customer service. The Company attempts to discount its services from the prices charged by the PTT or major carriers in each of its markets. The Company has no control over the prices set by its competitors, and some of the Company's larger competitors may be able to use their substantial financial resources to cause severe price competition in the countries in which the Company operates. In certain deregulated markets severe price competition has occurred, and there can be no assurance that, as deregulation progresses in other markets, the Company will not encounter severe price competition in those markets. Any price competition could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, certain of the Company's competitors will provide potential customers with a broader range of services than the Company currently offers or can offer due to regulatory restrictions. See "Business--Industry Overview" and "--European Operations--General."



     Recent and pending deregulation in each of the Company's markets may encourage new entrants. For example, as a result of the enactment of the Telecommunications Act of 1996 and regulatory initiatives taken by the U.S. Federal Communications Commission (the "FCC"), the RBOCs may provide international telecommunications services, are allowed as "non-dominant" carriers to offer domestic long distance service through an affiliate outside their service areas and to provide long distance service within their service areas, provided certain competition related conditions are met. AT&T, MCI and other long distance carriers are allowed to enter the local telephone services market, and any entity, including cable television companies and utilities, may enter the United States domestic long distance telecommunications market. The U.S. District Court for the Northern District of Texas recently ruled that restrictions placed by the Telecommunications Act of 1996 on the ability of RBOCs to provide long distance service within their respective service areas was unconstitutional. Certain RBOCs have filed applications with the FCC seeking authority to provide long distance service within their respective service areas. An appellate decision affirming the decision by the District Court, or the grant by the FCC of the pending RBOC applications, would enable the RBOCs to compete more effectively against the Company.



     In November 1997, the FCC revised its rules to implement commitments made by the U.S. under the Basic Telecommunications Agreement (the "GBT Agreement") of the World Trade Organization (the "WTO") executed in February 1997. The FCC established an open entry standard for applicants from World Trade Organization member countries seeking authority to provide international telecommunications service in the United States and adopted a rebuttable presumption that the U.S. affiliates of a foreign carrier with less than 50% market share in their home market should be treated as non-dominant. In addition, the FCC reclassified AT&T as a "non-dominant" carrier for domestic purposes in October 1995 and for international purposes in May 1996. These FCC actions substantially reduced the regulatory constraints (including pricing constraints) on AT&T and affiliates of foreign carriers. As a result, the Company expects to encounter additional regional competitors and increased competition. Moreover, the Company believes that competition in foreign markets will increase and become increasingly similar to the competitive environment in the U.S.



     The PTTs and incumbent LECs generally have certain competitive advantages over the Company due to their control over and connection to intra-national and local exchange transmission facilities, their ability to delay access to lines and the reluctance of some regulators to adopt policies and grant approvals that would increase competition. The Local Operator in such jurisdiction would be adversely affected to the extent that the PTT or incumbent LEC in any jurisdiction uses its competitive advantages to their fullest extent.



GOVERNMENT REGULATORY RESTRICTIONS



     National and local laws and regulations differ significantly among the countries in which the Company currently operates and plans to operate. The interpretation and enforcement of such laws and regulations vary and could limit the Company's ability to provide certain telecommunications services, including IP telephony services. Furthermore, there can be no assurance that changes in current or future laws or regulations or future judicial intervention in the U.S. or in any other country would not have a material adverse effect on the company or that FCC or other regulatory intervention would not have a material adverse effect on the Company. In addition, the Company's European strategy is based in large part upon the ongoing liberalization of the European Union ("EU") and deregulation of other foreign markets based on European Commission ("EC") directives and the GBT Agreement. Several EU Members have already experienced delays in deregulation. Further, even if a national legislature of an EU Member implements the relevant directives within the time frame established by the EC, there may be significant resistance to the implementation of such measures from PTTs, regulators, trade unions and other sources. The telecommunications services provided by the company in various EU Member States are subject to and affected by regulations and license conditions enforced by the National Regulatory Authority ("NRA"). The NRA has imposed mandatory rate reductions on the dominant operator in the U.K., British Telecom, and is expected to continue to do so for the foreseeable future. This may have the effect of reducing the prices the Company can charge its U.K. customers.



     There can also be no assurance that government in other foreign markets will implement deregulation or, where implemented, that deregulation will proceed on schedule. In addition, even if other foreign markets act to deregulate there telecommunications markets on the current schedule, the national governments of such foreign markets must pass legislation or other national measures to deregulate the markets within the countries. The national governments may not pass such legislation or other national measures int eh form required, if at all, or may pass such legislation or measures only after a significant delay. These and other potential obstacles to deregulation would have a material adverse effect on the Company's operations by preventing the company from expanding its operations as currently anticipated.



     The IP telephony services provided by the Company through Delta Three may be subject to and affected by regulations introduced by the authorities in each country where Delta Three has or will have operations. In the United States, the FCC has advised Congress that it may, in the future, regulate IP telephony services as basic telecommunications services. The regulation of Delta Three's activities may have a material adverse effect on the financial condition and results of operations of Delta Three and the Company.





DEPENDENCE UPON KEY PERSONNEL



     The success of the Company is dependent, in part, upon its key management. In particular, the Company is highly dependent upon certain of its personnel, including Ronald S. Lauder, Chairman of the Board of the Company and its largest and controlling shareholder, and Itzhak Fisher, the President and Chief Executive Officer of the Company. The loss of services of Mr. Lauder, Mr. Fisher or any of the other members of the Company's senior management team could have a material adverse effect on the Company.



     The Company believes its future success will depend in large part upon its ability to attract, retain and motivate highly skilled employees. Such employees are in great demand and are often subject to offers for competitive employment. There can be no assurance that the Company can retain its key managerial employees or that it can attract, integrate or retain such employees in the future.

CONTROLLING SHAREHOLDERS



     Certain of the executive officers and directors of the Company, companies and partnerships they control and members of their immediate families, in the aggregate, control approximately 94.0% ( % after giving effect to the Offerings, assuming the Underwriters' over-allotment options are exercised in full) of the voting power and approximately 67.1% ( % after giving effect to the Offerings, assuming the Underwriters' over-allotment options are exercised in full) of the outstanding capital stock of the Company. Ronald S. Lauder, Chairman of the Board of Directors of the Company, beneficially owns, in the aggregate, approximately % ( % after giving effect to the Offerings, assuming the Underwriters' over-allotment options are exercised in full) of the voting power and approximately % ( % after giving effect to the Offerings, assuming the Underwriters' over-allotment options are exercised in full) of the outstanding capital stock of the Company. As a result, Mr. Lauder has majority voting control of the Company, the ability to approve certain fundamental corporate transactions and to elect all members of the Company's Board of Directors.



NEGATIVE EFFECTS OF ANTI-TAKEOVER PROVISIONS



     The concentration of ownership in the Issuer may have the effect of delaying, deferring or preventing a change of control of the Issuer, a transaction which might otherwise be beneficial to shareholders. In addition, the Issuer's Memorandum of Association and By-Laws contain provisions that could delay, defer or prevent a change in control without the approval of the incumbent Board of Directors. Such a provision could impede the ability of the shareholders to replace management even if factors warrant such a change. See "Principal and Selling Shareholders" and "Description of Capital Stock--Anti-Takeover Protections."



POSSIBLE VOLATILITY OF STOCK PRICE



     The market price of the Class A Common Stock may be extremely volatile. Factors such as adverse regulatory changes, additional debt and equity financings, acquisitions by the Company, significant announcements by the Company and its competitors, quarterly fluctuations in the Company's operating results and general conditions in the telecommunications market may have a significant impact on the market price of the Class A Common Stock. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many high technology and telecommunications companies, often unrelated to the operating performance of the specific companies.



SHARES ELIGIBLE FOR FUTURE SALE



     After completion of the Offerings, there will be a significant number of shares of Class A Common Stock outstanding or issuable upon conversion of shares of Class B Common Stock or upon exercise of outstanding options or other rights to acquire shares of Class A Common Stock. Some of which shares of Class A Common Stock will be freely tradeable without restriction or further registration under the Securities Act and some of which will be "restricted securities" (as that term is defined in Rule 144) and subject to the volume and other resale limitations of Rule 144, as well as a 90 day "lock up" period ending [date] to which the Company's executive officers and directors and certain other shareholders are subject pursuant to the Underwriting Agreements. See "Shares Eligible for Future Sale."



     Sales of substantial amounts of Class A Common Stock in the public market, and the availability of shares for future sale (including shares issuable upon conversion of shares of Class B Common Stock or upon exercise of outstanding options or other rights to acquire shares of Class A Common Stock) could adversely affect the prevailing market price of the Class A Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

ABSENCE OF DIVIDENDS



     The Issuer has never paid dividends on any class of the Common Stock and does not anticipate paying any such dividends in the foreseeable future. In addition, the Company's debt facilities and the trust indentures governing its outstanding debt securities contain restrictions on the Issuer's ability to declare and pay dividends on each class of the Common Stock. See "Description of Certain Indebtedness" and "Dividend Policy."



DEVALUATION AND CURRENCY RISKS



     Most of the Company's revenues, costs, assets and liabilities are denominated in local currencies. In addition, the Company, in the future, may acquire interests in entities that operate in countries where the expatriation or conversion of currency is restricted. The Company currently does not hedge against foreign currency exchange risks but may in the future commence such hedging against specific foreign currency transaction risks including currency exchange risks relating to the DM Notes (as defined herein). There can be no assurance that the Company will be able to hedge all its exchange rate exposure economically, and there can be no assurance that exchange rate fluctuations will not have a material adverse effect on the ability of the Company to meet its obligations. Because of the number of currencies involved, the Company's constantly changing currency exposure and the fact that all foreign currencies do not fluctuate in the same manner against the United States dollar, the Company cannot quantify the effect of exchange rate fluctuations on its future financial condition or results of operations.



     Under the treaty on the European Economic and Monetary Union (the "Treaty"), on or before January 1, 1999, and subject to the fulfillment of certain conditions, the "Euro" may replace all or some of the currencies of the member states of the EU, including some countries in which the Company operates. The Company is modifying its computer systems and programs to prepare for the upcoming replacement of certain European currencies with the Euro. Costs associated with the modifications necessary to prepare for the Euro are being expensed by the Company during the period in which they are incurred. Such costs may involve significant expenditures and, if not implemented in a timely manner, could have a material adverse effect on the Company.



FOREIGN PERSONAL HOLDING COMPANY AND PASSIVE FOREIGN INVESTMENT COMPANY RULES



     The Issuer will seek to manage its affairs and the affairs of its subsidiaries so that neither the Issuer nor any of its foreign corporate subsidiaries would be classified as a passive foreign investment company ("PFIC") or, once such a subsidiary is profitable, as a foreign personal holding company ("FPHC") under the U.S. Internal Revenue Code of 1986, as amended, to the extent such management of its affairs is consistent with its other business goals. If the Issuer or any such subsidiary were an FPHC, the undistributed foreign personal holding company income (generally, the taxable income, with certain adjustments), if any, of the Issuer or of its foreign corporate subsidiaries would be included in the income of a U.S. shareholder of the Issuer as a dividend on a pro rata basis. If the Issuer were a PFIC, then each U.S. holder of Class A Common Stock would, upon certain distributions by the Issuer, or upon disposition of the Class A Common Stock at a gain, be liable to pay tax at the then prevailing rates on ordinary income plus an interest charge, generally as if the distribution or gain had been recognized ratably over the U.S. shareholder's holding period (for PFIC purposes) for the Class A Common Stock, or if a "qualified electing fund" election were made by a U.S. holder of Class A Common Stock, a pro rata share of the Issuer's ordinary earnings and net capital gain would be required to be included in such U.S. shareholder's income each year. Also, a U.S. shareholder may be able to make a mark-to-market election whereby annual increases and decreases in share value are included as ordinary income or deducted from ordinary income by marking-to-market the value of the shares at the close of each year. While the Issuer intends to manage its affairs and the affairs of its corporate subsidiaries so as to avoid PFIC status or, once profitable, FPHC status, to the extent such management of its affairs is consistent with its other business goals, there can be no assurance that the Issuer will be successful in this endeavor. See "Certain United States Federal Income Tax Considerations."

                                USE OF PROCEEDS


     The net proceeds to the Issuer from the Offerings are estimated to be
approximately $    million, after deducting the underwriting discount and
estimated expenses of the Offerings. Of the net proceeds to be received by the Issuer from the Offerings, the Company intends to use (i) approximately $ million for the expansion and development of the Company's infrastructure, such as the replacement of leased transmission facilities with owned transmission facilities and the purchase of IRUs and interests in inter-city fiber routes in certain European countries, as well as the installation of additional national
and international gateway switches and (ii) approximately $    million for the
funding of the Company's operating losses. In addition, the Company evaluates acquisition opportunities as they arise in the ordinary course of its business. Although it is not currently party to any binding agreement or understanding with respect to a transaction, it may use proceeds from the Offerings partially to fund suitable acquisition opportunities that arise. In addition, the Company has acquired telecommunications carriers with established customer bases, compatible operations and experience with additional or emerging telecommunications products and services. See "Risk Factors--Risks Associated with Anticipated Growth and Acquisitions." If the Interim Facility becomes effective and the Company borrows under it before the Offerings are consummated, the Company intends to use the net proceeds to be received by the Issuer from the Offerings to repay those borrowings, prior to applying the proceeds to the uses described above. The Company expects to use any borrowings drawn under the Interim Facility for the same purposes as the net proceeds of the Offerings. The Interim Facility is comprised of commitments for a $35 million revolving credit facility (the "Primary Interim Facility") and a $50 million standby revolving credit facility (the "Standby Interim Facility"), each expiring on the earlier of January 15, 2000 and the date of any change of control of the Company and accruing interest at LIBOR plus 5% per annum. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources and "Certain Relationships and Related Transactions." The Issuer will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders pursuant to the exercise of the Underwriters' over-allotment option.


                      PRICE RANGE OF CLASS A COMMON STOCK

     The Class A Common Stock has been quoted on the Nasdaq National Market under the symbol "RSLCF" since October 1, 1997. Prior to that date, there was no
trading market for the Class A Common Stock. At                , 1998, there
were approximately              holders of record of the Class A Common Stock,
and the Issuer believes that there were approximately              beneficial
owners of the Class A Common Stock. At                , 1998, there were
approximately              holders of record of the Class B Common Stock and the
Issuer believes that there were approximately              beneficial owners of
the Class B Common Stock. The following table lists, for the periods indicated, the high and low sales prices of the Class A Common Stock as reported on the Nasdaq National Market.


                                                                                                PRICE OF CLASS A
                                                                                                  COMMON STOCK
                                                                                                ----------------
                                                                                                 HIGH      LOW
1997 Fourth Quarter (from October 1, 1997)...................................................   $35      $21 1/8
1998 First Quarter...........................................................................    27 1/2   17
1998 Second Quarter..........................................................................    30       21 7/8
1998 Third Quarter...........................................................................    44 1/2   21 3/4
1998 Fourth Quarter (through October 23, 1998)...............................................    24 5/8   15 1/16



     On October 23, 1998 the last reported sales price for the Class A Common Stock on the Nasdaq National Market was $20 3/8 per share.


     The Class B Common Stock has no established public trading market.

                                DIVIDEND POLICY


     The Issuer has never paid dividends on any class of Common Stock and does not anticipate paying any dividends on the Class A Common Stock or any other class of Common Stock in the foreseeable future. Certain of the Company's credit facilities and indentures contain restrictions on the Issuer's ability to declare and pay dividends on the Common Stock. See "Description of Certain Indebtedness." The declaration and payment of dividends by the Issuer are subject to the discretion of the Board of Directors. Any determination as to the payment of dividends in the future will depend upon results of operations, capital requirements, restrictions in the Company's loan agreements and indentures, if any, and any such other factors as the Board of Directors may deem relevant.


                                    DILUTION


     As of June 30, 1998, the net tangible book value of the outstanding shares
of Class A Common Stock and Class B Common Stock was $(        ) million. Net
tangible book value per share represents the amount of the Company's tangible net worth (total tangible assets less total liabilities) divided by the total number of shares of Common Stock outstanding. The following table demonstrates the increase in the net tangible book value per share to the Company's existing
shareholders and the dilution to the new investors if the             shares of
Class A Common Stock offered by the Company in the Offerings had been sold at June 30, 1998 at the initial public offering price set forth on the cover of this Prospectus.


Initial public offering price per share............................................              $
  Net tangible book value per share before the Offerings(1)........................   $
  Increase per share attributable to the Offerings.................................
                                                                                      -------
Net tangible book value per share after the Offerings(1)...........................
                                                                                                 -------
Dilution of net tangible book value per share to new investors.....................              $
                                                                                                 -------
                                                                                                 -------

------------------

(1) Includes (i) 1,561,790 shares of Class A Common Stock issuable upon exercise of outstanding stock options, (ii) 917,729 shares of Class A Common Stock issuable upon the exercise of the Warrants, (iii) 459,000 shares of Class B Common Stock issuable on exercise of the Lauder Warrants and (iv) 164,250 shares of restricted stock granted pursuant to the Company's 1997 Stock Incentive Plan. Excludes shares of Class A Common Stock issuable upon exercise of Roll-Up Rights, Incentive Units, the Telegate Exchange and the Interim Lenders Warrants.



     The following table summarizes, as of June 30, 1998, the differences between the existing shareholders and the new investors with respect to the number of shares of Class A Common Stock to be purchased from the Company in the Offerings, the total consideration paid therefor and the average price per share of Common Stock (including Class B Common Stock) paid by the existing shareholders and the new investors.


                                                SHARES                     TOTAL
                                             PURCHASED(1)              CONSIDERATION         AVERAGE
                                         ---------------------    -----------------------     PRICE
                                           NUMBER      PERCENT       AMOUNT       PERCENT    PER SHARE
                                         ----------    -------    ------------    -------    ---------
Existing shareholders.................                       %    $                     %     $
New investors.........................
                                         ----------     -----     ------------     -----
Total.................................                  100.0     $                100.0
                                         ----------     -----     ------------     -----
                                         ----------     -----     ------------     -----

------------------

(1) Includes (i) 1,561,790 shares of Class A Common Stock issuable upon exercise of outstanding stock options, (ii) 917,729 shares of Class A Common Stock issuable upon the exercise of the unexercised Warrants, (iii) 459,900 shares of Class B Common Stock issuable on exercise of the Lauder Warrants and (iv) 164,250 shares of restricted stock granted pursuant to the Company's 1997 Stock Incentive Plan. Excludes shares of Class A Common Stock issuable upon exercise of Roll-Up Rights, Incentive Units, the Telegate Exchange and the Interim Lenders Warrants.

                                 CAPITALIZATION


     The following table sets forth the unaudited consolidated cash and cash equivalents, marketable securities, restricted marketable securities and capitalization of the Company as of June 30, 1998 on an actual basis and as adjusted to give effect to (a) the use of approximately $210.4 million of cash and cash equivalents to fund certain acquisitions closed since June 30, 1998 and deposits made since June 30, 1998 to certain carriers against services to be rendered in the future and (b) the Offerings and the application of the estimated net proceeds therefrom to be received by the Company. The table should be read in conjunction with the Consolidated Financial Statements and notes thereto and the other information included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                     AS OF JUNE 30, 1998
                                                     ----------------------------------------------------
                                                                                         AS ADJUSTED
                                                                                           FOR THE
                                                                     AS ADJUSTED          OFFERINGS,
                                                                    FOR ACQUISITIONS    THE ACQUISITIONS
                                                       ACTUAL       AND DEPOSITS         AND DEPOSITS
                                                     -----------    ----------------    -----------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
                                                               -------------------------------
Cash and cash equivalents.........................    $ 319,613        $  109,180 (1)      $
                                                      ---------        ----------          -----------
                                                      ---------        ----------          -----------
Securities available for sale.....................    $  33,631        $   33,631          $    33,631
                                                      ---------        ----------          -----------
                                                      ---------        ----------          -----------
Restricted marketable securities(2)...............    $  51,885        $   51,885          $    51,885
                                                      ---------        ----------          -----------
                                                      ---------        ----------          -----------
Short-term debt and current portion of long-term
  debt and current portion of capital lease
  obligations.....................................    $  12,917        $   12,917          $    12,917
Long-term debt and capital lease obligations:
  Capital leases..................................       21,461            21,461               21,461
  12 1/4% Senior Notes due 2006 (net of
    unamortized discount of $1.9 million).........      170,609           170,609              170,609
  9 1/8% Senior Notes due 2008....................      200,000           200,000              200,000
  10 1/8% Senior Discount Notes due 2008..........      206,978           206,978              206,978
  10% Senior Discount Notes due 2008..............      103,410           103,410              103,410
                                                      ---------        ----------          -----------
    Total long-term debt, short-term debt and
      capital lease obligations(3)................      715,375           715,375              715,375
                                                      ---------        ----------          -----------
Shareholders' equity:
  Common Stock, $.00457 par value; 438,000,000
    authorized; 14,179,346 shares of Class A
    Common Stock outstanding and
              shares outstanding as
    adjusted(4)(5)................................           54                54
    28,455,081 shares of Class B Common Stock
      outstanding(5)(6)...........................          141               141
  Preferred Stock, $.00457 par value; 65,700,000
    shares authorized; no shares outstanding......           --                --                   --
  Warrants--Common Stock..........................        5,544             5,544                5,544
  Additional paid-in capital......................      283,180           283,180
  Accumulated deficit.............................     (245,249)         (245,249)            (245,249)
  Foreign currency translation adjustment.........      (12,271)          (12,271)             (12,271)
                                                      ---------        ----------          -----------
    Total shareholders' equity....................       31,399            31,399
                                                      ---------        ----------          -----------
    Total capitalization..........................    $ 746,774        $  746,774          $
                                                      ---------        ----------          -----------
                                                      ---------        ----------          -----------


------------------
(1) The as adjusted figure reflects the use of approximately $210.4 million of cash and cash equivalents to fund the Company's acquisitions subsequent to June 30, 1998 of WestComm, Westel and Motorola Tel.co and deposits made since June 30, 1998 to certain carriers against future services.

(2) The restricted marketable securities consist of U.S. government securities pledged to secure the payment of interest on the principal amount of the 1996 Notes. See "Description of Certain Indebtedness--1996 Notes."

(3) As of June 30, 1998, the Company had approximately $6.7 million of available (undrawn) borrowing capacity under its current bank and vendor facilities.

(4) Does not include (i) 1,561,790 shares of Class A Common Stock issuable upon exercise of outstanding stock options, (ii) 917,729 shares of Class A Common Stock issuable on exercise of unexercised Warrants, or (iii) 28,914,981 shares of Class A Common Stock issuable upon the conversion of the shares of Class B Common Stock (including 459,900 shares of Class B Common Stock issuable upon the exercise of the Lauder Warrants) or (iv) shares of Class A Common Stock issuable upon exercise of Roll-Up Rights, Incentive Units, the Telegate Exchange or the Interim Lenders Warrants.


(5) Does not give effect to the conversion of Class B Common Stock to Class A Common Stock by Selling Shareholders.


(6) Does not include 459,900 shares of Class B Common Stock issuable upon exercise of the Lauder Warrants.

                        SELECTED CONSOLIDATED FINANCIAL DATA

     Set forth below are selected consolidated financial data for each of the years in the four year period ended December 31, 1997 and for the six months ended June 30, 1997 and 1998. The selected consolidated financial data presented below with respect to the years ended December 31, 1997, 1996 and 1995 have been derived from the Consolidated Financial Statements appearing elsewhere in this Prospectus. The Consolidated Financial Statements for the three year period ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors. The information as of and for the year ended December 31, 1994 has been derived from the financial statements of the Company's predecessor entity, RSL North America.


     In the opinion of management, the unaudited Condensed Consolidated Financial Statements as of June 30, 1998 and 1997 and for the six month periods ended June 30, 1998 and 1997 have been prepared on the same basis as the audited Consolidated Financial Statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the full year. In addition, the Company has experienced rapid growth over the periods set forth below, which growth may not necessarily continue at such rate. Accordingly, the financial and operating results set forth below may not be indicative of future performance.



     The information set forth below is qualified by reference to and should be read in conjunction with the Consolidated Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.



                                                      FOR THE YEAR ENDED DECEMBER 31,                 SIX MONTHS ENDED
                                              ------------------------------------------------            JUNE 30,
                                              PREDECESSOR                                         ------------------------
                                                1994         1995(1)       1996        1997         1997          1998
                                              -----------    --------    --------    ---------    ---------    -----------
                                                                ($ IN THOUSANDS, EXCEPT LOSS PER SHARE)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues...................................     $ 4,702      $ 18,617    $113,257    $ 300,796    $ 109,361     $ 298,202
Operating costs and expenses
  Cost of services.........................      (4,923)      (17,510)    (98,461)    (265,321)     (96,797)     (251,865)
  Selling, general and administrative
    expenses...............................      (2,395)       (9,639)    (38,893)     (94,712)     (38,213)      (79,817)
  Depreciation and amortization............        (240)         (849)     (6,655)     (21,819)      (8,960)      (21,124)
                                                -------      --------    --------    ---------    ---------     ---------
                                                 (7,558)      (27,998)   (144,009)    (381,852)    (143,970)     (352,806)
                                                -------      --------    --------    ---------    ---------     ---------
Loss from operations.......................      (2,856)       (9,381)    (30,752)     (81,056)     (34,609)      (54,604)
Interest income............................          --           173       3,976       13,826        7,124        10,834
Interest expense...........................        (225)         (194)    (11,359)     (39,373)     (19,252)      (33,330)
Other income (expense).....................          --            --         470        6,595(2)     6,606(2)     (1,504)
Minority interest..........................          --            --        (180)         210         (229)        2,728
Income taxes...............................          --            --        (395)        (401)        (357)         (634)
                                                -------      --------    --------    ---------    ---------     ---------
Net loss before extraordinary item.........      (3,081)       (9,402)    (38,240)    (100,199)     (40,717)      (76,510)
Extraordinary item(3)......................          --            --          --           --           --       (20,800)
                                                -------      --------    --------    ---------    ---------     ---------
Net loss after extraordinary item..........     $(3,081)     $ (9,402)   $(38,240)   $(100,199)   $ (40,717)    $ (97,310)
                                                -------      --------    --------    ---------    ---------     ---------
                                                -------      --------    --------    ---------    ---------     ---------

Loss per share before extraordinary
  item(3)(4)...............................     $(15.41)     $  (1.67)   $  (5.13)   $   (5.27)   $   (3.72)    $   (1.82)
Loss per share after extraordinary
  item(3)(4)...............................     $(15.41)     $  (1.67)   $  (5.13)   $   (5.27)   $   (3.72)    $   (2.32)
Weighted average number of shares of Common
  Stock outstanding(4).....................         200         5,641       7,448       19,008       10,957        42,021

                                                      FOR THE YEAR ENDED DECEMBER 31,                SIX MONTHS ENDED
                                              ------------------------------------------------           JUNE 30,
                                              PREDECESSOR                                         -----------------------
                                                1994           1995        1996         1997        1997         1998
                                              -----------    --------    ---------    --------    --------    -----------
                                                                            (IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA(5)..................................     $(2,616)     $ (8,532)   $ (23,807)   $(52,432)   $(19,272)    $ (32,256)
Capital expenditures(6)....................       1,126         6,074       23,880      49,417      13,870        41,801
Cash (used in) provided by operating
  activities...............................      (1,987)        3,554      (10,475)    (91,812)    (45,247)     (108,205)
Cash (used in) provided by investing
  activities...............................        (478)      (16,537)    (225,000)    (18,821)     26,862       (85,136)
Cash (used in) provided by financing
  activities...............................       2,888        18,143      335,031     152,035      (2,807)      368,571

                                                            AS OF DECEMBER 31,
                                              ----------------------------------------------        AS OF JUNE 30,
                                              PREDECESSOR                                       -----------------------
                                                1994          1995        1996        1997        1997         1998
                                              -----------    -------    --------    --------    --------    -----------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..................     $   452      $ 5,163    $104,068    $144,894    $ 81,992     $ 319,613
Securities available for sale..............          --           --      67,828      13,858      50,797        33,631
Restricted marketable securities(7)........          --           --     104,370      68,836      84,728        51,885
Total assets...............................       3,682       53,072     427,969     605,664     436,519       985,388
Short-term debt, current portion of
  long-term debt and current portion of
  capital lease obligations(8).............       2,645        5,506       6,974       8,033       9,204        12,917
Long-term debt and capital lease
  obligations(8)...........................       1,404        6,648     314,425     316,608     318,088       702,458
Shareholders' (deficiency) equity..........      (3,651)       5,705      20,843     126,699      13,359        31,399

------------------
(1) Effective with the acquisition of a majority equity interest in RSL North America in September 1995, the Company began to consolidate RSL North America's operations. From March 1995 (the date of the Company's initial investment) to September 1995, the Company accounted for its investment in RSL North America using the equity method of accounting.
(2) Other income includes the reversal of certain liabilities accrued in connection with the Company's obligations under an agreement that required the Company to meet a carrier vendor's minimum usage requirements, which agreement was entered into by a subsidiary of the Company prior to the Company's acquisition of such subsidiary. During May 1997, the Company renegotiated the contract with this carrier vendor resulting in the elimination of approximately $7.0 million of previously accrued charges.
(3) Extraordinary item represents primarily the premium paid to retire approximately $127.5 million of the original $300.0 million of the Company's 1996 Notes.

(4) Loss per share is calculated by dividing the loss attributable to Common Stock by the weighted average number of shares of Common Stock outstanding, and has been retroactively restated to reflect the 2.19-for-one stock split. Shares issuable pursuant to outstanding stock options, unexercised Warrants, the Lauder Warrants, Roll-up Rights, Incentive Units, the Telegate Exchange and the Interim Lenders Warrants are not included in the loss per common share calculation as their effect is anti-dilutive.

(5) EBITDA consists of loss before interest, income taxes, extraordinary item, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with U.S. GAAP for the periods indicated. The Company's use of EBITDA may not be comparable to similarly titled measures used by other companies due to the use by other companies of different financial statement components in calculating EBITDA.
(6) Capital expenditures include assets acquired through capital lease financing and other debt.
(7) The restricted marketable securities consist of U.S. government securities pledged to secure the payment of interest on the principal amount of the 1996 Notes. See "Description of Certain Indebtedness--1996 Notes."
(8) As of June 30, 1998, the Company had approximately $6.7 million of available (undrawn) borrowing capacity under its current bank and vendor facilities.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. The following contains statements which constitute forward-looking statements regarding the intent, belief or current expectations of the Company or its officers with respect to, among other things, the Company's financing plans, trends affecting the Company's financial condition or results of operations, the impact of competition, the start-up of certain operations and acquisition opportunities. The Company's actual future results could differ materially from those discussed herein. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Information contained in this Prospectus, including, without limitation, information contained in this section of this Prospectus and information under "Risk Factors" and "Business," identifies important factors that could cause such differences.

OVERVIEW

  GENERAL


     The Company is a rapidly growing multinational telecommunications company which provides a broad array of services, with a focus on international long distance voice services to small and medium-sized businesses in key markets. The Company's services include international and national fixed and wireless, calling card, fax, data, Internet, private line and other value-added telecommunications services. The Company currently has revenue generating operations in Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Italy, Japan, Luxembourg, The Netherlands, Portugal, Spain, Sweden, Switzerland, the United Kingdom, the United States and Venezuela. In 1996, approximately 68% of all international long distance telecommunications minutes originated in these markets. The Company is also in the process of commencing start-up operations through its investments in an entity in Mexico. See "Business--Latin American Operations--General." The Company plans to expand its operations and network into additional key markets which account for a significant portion of the world's remaining international traffic.



     NORTH AMERICA. The Company commenced operations in the U.S. in 1995 and has since implemented solutions designed to improve the operations of RSL COM U.S.A., Inc. ("RSL USA"). The Company added key members to its management and purchased and developed additional management software systems which provide current traffic provisioning and an enhanced ability to predict future traffic volume. The Company also successfully negotiated and continues to negotiate rate reductions and more appropriate transmission capacity arrangements based on the Company's current and anticipated capacity requirements. In addition, the Company's U.S. operations began to benefit from lower termination costs as a result of utilizing the Company's own facilities in the fourth quarter of 1996. The Company anticipates that expanded utilization of its own facilities (as such component of RSL-NET continues to grow) will result in more cost-efficient methods of transport for its U.S. business. The Company also improved vendor relations by paying bills on a more timely basis and has implemented stricter financial controls, including ongoing customer credit reviews and managerial procedures to reduce credit exposure, and settled certain disputes and claims with certain of its vendors.



     As of June 30, 1998, the Company had recorded approximately $147.2 million of goodwill in connection with its U.S. acquisitions (including RSL North America, Cyberlink Inc., LDM Systems Inc. ("LDM") and Delta Three).



     Goodwill represents the excess of cost over the fair value of the net assets of acquired entities. The Company's component cost and purchase price allocation for its U.S. acquisitions for each of the three years ended December 31, 1995, 1996 and 1997 and for the six month period ended June 30, 1998 are as follows:



                                                          COMPONENT COST AND PURCHASE
                                                                PRICE ALLOCATION
                                                        --------------------------------
                                                                                JUNE 30,
                                                        1995    1996    1997     1998
                                                        ----    ----    ----    --------
                                                                ($ IN MILLIONS)
ASSETS ACQUIRED:
  Cash and cash equivalents..........................    7.4      --     5.1        --
  Accounts receivable................................    9.0      --     5.2        --
  Telecommunications equipment.......................    4.5      --     0.8        --
  Deposits and others................................    1.9      --     0.5        --
  Intangible assets--goodwill........................   29.3    26.3    80.6      11.0
LIABILITIES ASSUMED:
  Accounts payable and other long-term liabilities...   32.6     7.0    12.4        --
  Long-term debt.....................................    5.1      --      --        --
EQUITY:
  Increase to shareholders' equity...................     --      --    38.2       8.7
TOTAL CASH INVESTED..................................   14.4    19.3    41.6       2.3
TOTAL NET LIABILITIES ASSUMED........................   14.9     7.0    39.0       8.7
                                                        ----    ----    ----      ----
TOTAL PURCHASE PRICE.................................   29.3    26.3    80.6      11.0
                                                        ----    ----    ----      ----
                                                        ----    ----    ----      ----



     EUROPE. EU Member States are in various stages of deregulation. Deregulation in these countries may occur either because the Member States of the EU decide to open up their own markets (e.g., the United Kingdom, Sweden and Finland) or because they are directed to do so by the European Commission ("EC") through one or more directives issued thereby. In the latter case, such an EC directive would be addressed to the national legislative body of each Member State, calling for such legislative body to implement such directive through the passage of national legislation.



     Although interconnection was not available and implemented in most EU countries by January 1, 1998 (as called for by an EC directive), the current regulatory scheme in the EU nevertheless provides an opportunity for the Company to provide a range of services immediately in many countries, while putting in place adequate infrastructure to capitalize on final deregulation if and when it occurs. The Company can provide value-added services before interconnection is available and, in certain Member States, the Company is already providing dial-in access, coupled, when possible, with autodialers or the programming of customers' phone systems to dial access codes, to route traffic over the PSTN to the Company's switches. See "Business--European International Long Distance Mechanics."



     As of June 30, 1998, the Company had recorded an aggregate of approximately $67.5 million of goodwill in connection with its European acquisitions. Goodwill represents the excess of cost over the fair value of the net assets of acquired entities. The Company's component cost and purchase price allocation for its European acquisitions for each of the three years ended December 31, 1995, 1996 and 1997 and for the six month period ended June 30, 1998 are as follows:



                                                          COMPONENT COST AND PURCHASE
                                                                PRICE ALLOCATION
                                                        --------------------------------
                                                                                JUNE 30,
                                                        1995    1996    1997     1998
                                                        ----    ----    ----    --------
                                                                ($ IN MILLIONS)
ASSETS ACQUIRED:
  Cash...............................................    --      5.3     1.7       0.9
  Accounts receivable................................   0.2      0.6     2.3       3.3
  Telecommunications equipment.......................    --      2.2     0.8       0.3
  Deposits and others................................    --      0.3     0.4       6.3
  Intangible assets--goodwill........................   0.9     24.7    33.7       8.2
LIABILITIES ASSUMED:
  Accounts payable and other long-term liabilities...   0.2      5.9     5.0       3.6
  Lease commitments..................................    --      2.4      --        --
EQUITY:
  Increase to shareholders' equity...................    --       --     2.4        --
TOTAL CASH INVESTED..................................   0.9     21.8    30.5      15.4
TOTAL LIABILITIES (ASSETS) ASSUMED...................    --      2.9     3.2      (7.2)
                                                        ----    ----    ----      ----
TOTAL GOODWILL RECORDED..............................   0.9     24.7    33.7       8.2
TOTAL PURCHASE PRICE.................................   0.9     24.7    33.7      15.4
                                                        ----    ----    ----      ----
                                                        ----    ----    ----      ----


REVENUES

     The Company provides both domestic and international long distance services and derives its revenues principally from the provision of international long distance voice telecommunication services. Revenues are derived from the number of minutes of use (or fractions thereof) billed by the Company ("revenue minutes") and are recorded upon completion of calls. The Company also derives revenues from prepaid calling cards. These revenues are recognized at the time of usage or upon expiration of the card. The Company maintains local market pricing structures for its services and generally prices its services at a discount to the prices charged by the local PTTs and major carriers. The Company has experienced, and expects to continue to experience, declining revenue per minute in all of its markets as a result of increasing competition in telecommunications, which the Company expects will be offset by increased minute volumes and decreased operating costs per minute. See "Risk Factors--Risks Associated With Rapidly Changing Industry" and "--Competition."

  NORTH AMERICAN OPERATIONS


                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                   -------------------------------------------
                                                                                                     SIX MONTHS ENDED
                                                   PREDECESSOR                                          JUNE 30,
                                                   -----------                                    ----------------------
                                                    1994       1995        1996        1997         1997         1998
                                                   -------    -------    --------    ---------    ---------    ---------
                                                        (IN THOUSANDS, EXCEPT PERCENTAGE OF CONSOLIDATED REVENUES)
Revenues.......................................    $ 4,702    $18,461    $ 85,843    $ 194,518    $  69,889    $ 159,943
Percentage of consolidated revenues............      100.0%      99.2%       75.8%        64.7%        63.9%        53.6%
Operating costs and expenses
  Cost of services.............................     (4,923)   (17,367)    (76,892)    (176,780)     (63,928)    (136,227)
  Selling, general and administrative
     expenses..................................     (2,395)    (7,444)    (17,606)     (38,207)     (11,550)     (26,235)
  Depreciation and amortization................       (240)      (619)     (3,047)      (5,650)      (2,580)      (3,908)
                                                   -------    -------    --------    ---------    ---------    ---------
                                                    (7,558)   (25,430)    (97,545)    (220,637)     (78,058)    (166,370)
                                                   -------    -------    --------    ---------    ---------    ---------
Loss from operations...........................    $(2,856)   $(6,969)   $(11,702)   $ (26,119)   $  (8,169)   $  (6,427)
                                                   -------    -------    --------    ---------    ---------    ---------
                                                   -------    -------    --------    ---------    ---------    ---------



     Prior to 1997, the Company's revenues had been primarily derived from its operations within the United States. The Company's U.S. revenues result primarily from the sale of long distance voice services on a wholesale basis to other carriers, on a retail basis to commercial customers and on a bulk discount basis to distributors of prepaid calling cards. The Company has experienced, and expects to continue to experience, significant month to month changes in revenues generated by its carrier customers (i.e. customers who acquire the Company's services for the purpose of reselling such services on a wholesale basis to other carriers or on a retail basis to end users). The Company believes such carrier customers will react to temporary price fluctuations and spot market availability that will impact the Company's carrier revenues. The Company has shifted its marketing focus in the United States to small and medium-sized businesses and has restructured its pricing of wholesale services to other carriers. The Company has derived increased revenues from its commercial customers, and it continues to reduce its reliance on wholesale carrier revenues. The Company will also begin deriving revenues as a result of its recent acquisition of operations in Canada. See "--Overview" in this Section.


  EUROPEAN OPERATIONS


                                                              YEAR ENDED                   SIX MONTHS ENDED
                                                            DECEMBER 31,                       JUNE 30,
                                                  ----------------------------------    -----------------------
                                                   1995        1996         1997          1997          1998
                                                  -------    --------    -----------    ---------    ----------
                                                   (IN THOUSANDS, EXCEPT PERCENTAGE OF CONSOLIDATED REVENUES)
Revenues.......................................   $   156    $ 27,414     $  73,653     $  32,286    $   83,951
Percentage of consolidated revenues............       0.8%       24.2%         24.5%         29.5%         28.2%
Operating costs and expenses
  Cost of services.............................      (143)    (21,569)      (59,516)      (26,252)      (70,494)
  Selling, general and administrative
     expense...................................      (539)    (17,377)      (43,004)      (20,607)      (38,000)
  Depreciation and amortization................       (12)     (1,906)       (7,038)       (2,404)       (8,231)
                                                  -------    --------     ---------     ---------    ----------
                                                     (694)    (40,852)     (109,558)      (49,263)     (116,725)
                                                  -------    --------     ---------     ---------    ----------
Loss from operations...........................   $  (538)   $(13,438)    $ (35,905)    $ (16,977)   $  (32,774)
                                                  -------    --------     ---------     ---------    ----------
                                                  -------    --------     ---------     ---------    ----------



     The Company commenced European operations in certain countries in the second quarter of 1996 and has since established operations in many additional European countries.


     Substantially all revenues from the Company's European operations are derived from commercial sales to end-users. Sales are targeted at small to medium-sized corporate customers, as well as to niche consumer markets (including selected ethnic communities). To reduce its credit risk to such niche consumer markets, the Company primarily offers prepaid products to its targeted consumer. Each of the countries in which the Company operates has experienced different levels of deregulation, resulting in various levels of competition and differing ranges of services which the Company is permitted to offer its customers. The Company also believes that as it pursues its strategic growth strategy it will continue to encounter various degrees of start-up time.



     EFFECT OF DEREGULATION ON EUROPEAN REVENUES. The Company operates, or will soon operate, in various countries in Europe, each of which is in a different state of deregulation. In certain of these countries, current regulatory restrictions limit the Company's ability to offer a broader array of products and services and limit the availability of those services to customers. Accordingly, the Company anticipates that deregulation will have a favorable impact on revenues because (i) customers will be able to access the Company's services more easily and (ii) the Company will have the ability to provide a broader array of products and services. The Company believes that, with established or start-up operations in 14 European countries, it will be well positioned to benefit from the anticipated deregulation of European markets. However, there can be no assurance regarding the timing or extent of deregulation in any particular country. See "Risk Factors--Risks Associated with Rapidly Changing Industry," "--Government Regulatory Restrictions" and "Business--European Operations--Regulatory Environment."


  ASIA/PACIFIC RIM OPERATIONS


                                                                                     INCEPTION        SIX MONTHS
                                                                                     (APRIL 1997)       ENDED
                                                                                      THROUGH          JUNE 30,
                                                                                     JUNE 30, 1997       1998
                                                                                     -------------    -------------
                                                                                          (IN THOUSANDS EXCEPT
                                                                                       PERCENTAGE OF CONSOLIDATED
                                                                                               REVENUES)
Revenues..........................................................................      $ 7,186          $54,063
Percentage of consolidated revenues...............................................          6.6%            18.1%
Operating costs and expenses
  Cost of services................................................................       (6,616)         (44,912)
  Selling, general and administrative expenses....................................       (1,370)         (10,787)
  Depreciation and amortization...................................................         (125)          (2,243)
                                                                                        -------          -------
                                                                                         (8,111)         (57,942)
                                                                                        -------          -------
Loss from operations..............................................................      $  (925)         $(3,879)
                                                                                        -------          -------
                                                                                        -------          -------



     The Company commenced Asian/Pacific Rim revenue producing operations through its Australian entity with the acquisition of a customer base in Australia in the second quarter of 1997. In March 1997, the Company incorporated RSL COM Japan U.K. ("RSL Japan") to initiate the Company's operations in Japan.


  LATIN AMERICAN OPERATIONS


     The Company commenced Latin American revenue producing operations in Venezuela in the third quarter of 1997. The Company's operations in Venezuela have generated approximately $538,000 in revenues from August 1997 through June 30, 1998.


COST OF SERVICES


     The Company's cost of services is comprised of costs associated with gaining local access and the transport and termination of calls over RSL-NET. The majority of the Company's cost of services are variable, including local access charges and transmission capacity leased on a per-minute of use basis. The Company plans to make significant investments in IRUs, MIUs and domestic circuits and, as a result, expects an increasing amount of its total operating costs to become fixed, as the volume of the Company's calls carried over its own facilities increases. The depreciation expense with respect to the Company's MIUs and IRUs is not accounted for in cost of services. In addition, the Company intends to lower its variable cost of termination as a percentage of revenues by carrying traffic pursuant to more of its existing operating agreements and by negotiating additional operating agreements on strategic routes. The Company has directly linked certain of its Local Operators in Europe and the United States utilizing lines leased on a fixed cost point-to-point basis and MIUs and IRUs. To the extent traffic can be transported between two Local Operators over MIUs or IRUs, there is only marginal cost to the Company with respect to the international portion of a call other than the fixed lease payment or the capital expenditure incurred in connection with the purchase of the MIUs or IRUs. The Company's cost of transport and termination will decrease to the extent that it is able to bypass the settlement rates associated with the transport of international traffic. By integrating its operations in this manner, the Company expects to continue to improve its gross margins. For a discussion of important factors that adversely affect the Company's gross margins, see "Risk Factors--Short Operating History; Entrance into Newly Opening Markets; Margins," "--Inability to Predict Traffic Volume" and "--Dependence on Carrier Customers," "--Overview" in this section and "Business--Network Strategy." While the Company intends to purchase or construct intranational transmission facilities where such facilities are available for purchase or may be constructed and such investments are cost effective and warranted by traffic patterns, a significant percentage of its intranational transmission facilities will continue to be leased on a variable cost basis. Accordingly, variable costs will continue to be a majority of the Company's cost of services for the foreseeable future.


     The Company's cost of services is affected by the volume of traffic relative to its owned facilities and facilities leased on a point-to-point fixed cost basis and capacity leased on a per minute basis with volume discounts. To the extent that volume exceeds capacity on leased facilities that have been arranged for in advance, the Company is forced to acquire capacity from alternative carriers on a spot rate per-minute ("overflow") basis at a higher cost. Acquiring capacity on an overflow basis has a negative impact on margins, but enables the Company to maintain uninterrupted service to its customers. See "Risk Factors--Short Operating History; Entrance into Newly Opening Markets; Margins," and "--Inability to Predict Traffic Volume."

  EFFECT OF DEREGULATION ON EUROPEAN COST OF SERVICES


     The Company's current cost structure varies from country to country, in part, as a result of the different level of regulatory policies in place in each country. In general, the Company's cost structure is lower in countries that have been substantially deregulated than in those which are partially deregulated. In countries that are not substantially deregulated, the Company's access to the local exchange network is through more expensive means (i.e., leased lines or dial-in access). This results in higher costs to the Company for carrying international traffic originating within one country and terminating in another country. In addition, local regulations in many countries restrict the Company from purchasing capacity on international cable and fiber systems. The Company must instead either enter into long-term lease agreements for international capacity at a high fixed cost or purchase per-minute of use termination rates from the dominant carrier. Deregulation in countries in which the Company operates is expected to permit the Company to (i) interconnect its switches with the local exchange network and (ii) purchase its own international facilities. The Company believes that as a result of deregulation, its cost structure will improve. Deregulation in a particular country is also expected to permit the Company to terminate international inbound traffic in such country which will result in an improved cost structure for the Company as a whole. However, the foregoing is a forward-looking statement and there can be no assurance that deregulation will proceed as expected or lower the Company's cost of services.


SELLING, GENERAL AND ADMINISTRATIVE EXPENSES


     The Company's selling, general and administrative expenses consist of costs incurred to support the continued expansion of RSL-NET, the introduction of new services and the provision of ongoing customer service. These costs are principally comprised of costs associated with employee compensation, occupancy, insurance, professional fees, sales and marketing (including sales commissions) and bad debt expenses. In addition, as the Company commences operations in different countries, it incurs significant start-up costs, particularly for hiring, training and retention of personnel, leasing of office space and advertising. In addition, the Company's selling, general and administrative expense includes the settlement of various claims and disputes relating, primarily, to pre-acquisition periods.

     The Company has grown and intends to continue to grow by establishing operations in countries that are in the process of being deregulated and that originate and terminate large volumes of international traffic or offer other strategic benefits. Each of the Company's operations is in a different stage of development. The early stages of development of a new operation involve substantial start-up costs in advance of revenues. Upon the commencement of such operations, the Company generally incurs additional fixed costs to facilitate growth. The Company expects that during periods of significant expansion, selling, general and administrative expenses will increase materially. Accordingly, the Company's consolidated results of operations will vary depending on the timing and speed of the Company's expansion strategy and, during a period of rapid expansion, will not necessarily reflect the performance of the Company's more established Local Operators.

FOREIGN EXCHANGE

     The Company is exposed to fluctuations in foreign currencies relative to the U.S. dollar, as its revenues, costs, assets and liabilities are, for the most part, denominated in local currencies. The results of operations of the Company's subsidiaries, as reported in U.S. dollars, may be significantly affected by fluctuations in the value of the local currencies in which the Company transacts business.

     The Company recorded a foreign currency translation adjustment of $4.7 million and $7.0 million for the year ended December 31, 1997 and for the six months ended June 30, 1998, respectively. Such amount is recorded upon the translation of the foreign subsidiaries' financial statements into U.S. dollars, and is dependent upon the various foreign exchange rates and the magnitude of the foreign subsidiaries' financial statements.


     The Company incurs settlement costs when it exchanges traffic via operating agreements with foreign correspondents. These costs currently represent a small portion of the total costs of services; however, as the Company's international operations increase, it expects that these costs will become a more significant portion of its cost of services. Such costs are settled by utilizing a net settlement process with the Company's foreign correspondents comprised of special drawing rights ("SDRs"). SDRs are the established method of settlement among international telecommunications carriers. The SDRs are valued based upon a basket of foreign currencies and the Company believes that this mitigates, to some extent, its foreign currency exposure.


     The Company has monitored and will continue to monitor its currency exposure. See "Risk Factors--Devaluation and Currency Risks."

ACQUISITION ACCOUNTING

     Since its formation in 1994, the Company has expanded its revenues, customer base and network through internal growth and acquisitions. All of its acquisitions were negotiated on an arm's length basis with unaffiliated third parties. The Company accounted for all of its acquisitions of controlling interests using the purchase method of accounting and, accordingly, the respective purchase prices have been allocated to the assets acquired and liabilities assumed based on their estimated fair values at their dates of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, which is being amortized over a 15-year period. For periods prior to April 1, 1996, the Company had included 100% of the losses of its loss generating subsidiaries in its results of operations because the book value of the minority interests in these subsidiaries has been reduced to below zero. The Company's non-U.S. subsidiaries denominate revenues, costs, assets and liabilities for the most part in local currencies. All of the subsidiaries, however, report their financial results in U.S. dollars pursuant to U.S. GAAP. See "--Foreign Exchange."

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 1998 AND 1997

     REVENUES. Revenues increased to $298.2 million for the six months ended June 30, 1998 compared to $109.4 million for the six months ended June 30, 1997, an increase of 173%. This increase is due primarily to an increase in the Company's U.S. revenues from $69.9 million for the six months ended June 30, 1997 to $159.9 million for the same period this year and the Company's European revenues, which increased from $32.3 million for the six months ended June 30, 1997 to $84.0 million for the same period this year. The Company had revenue generating operations in the United States, 14

European countries, Venezuela, Australia and Japan during the first six month period of 1998. The increase in the Company's U.S. revenues was primarily due to the LDM acquisition, which contributed $37.0 million and $0.0 for the six months ended June 30, 1998 and 1997, respectively, a significant increase in the Company's U.S. commercial customer base and increased traffic volume from existing customers. Revenues from the Company's European operations increased as a result of increased sales of prepaid calling cards, which contributed
$14.2 million and $0.0 for the six months ended June 30, 1998 and 1997, respectively, acquisitions completed after June 30, 1997, which contributed $18.2 million to the Company's June 30, 1998 revenues, and an increase in the European customer base. Revenues from the Company's Australian operations increased to $54.1 million for the six months ended June 30, 1998, compared with $7.2 million for the same period of 1997 as a result of various acquisitions which had taken place throughout the period.


     COST OF SERVICES. Cost of services increased to $251.9 million for the six months ended June 30, 1998 from $96.8 million for the six months ended June 30, 1997, an increase of 160%. This increase is primarily due to increased traffic and, to a certain extent, increased rates paid to the Company's carrier vendors. As a percentage of revenues, cost of services decreased to 84.5% for the six months ended June 30, 1998 from 88.5% for the six months ended June 30, 1997. The decrease in cost of services as a percentage of revenues is primarily attributable to the improvement in the Company's U.S. operations' costs of services which represented 54.1% of the Company's total cost of services in the period. In order to reduce costs, the Company intends to purchase additional capacity, if and when regulations permit, in each of the Company's respective countries of operation, on routes on which it has experienced, or anticipates experiencing, overflow traffic.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for the six months ended June 30, 1998 increased by $41.6 million, or 109%, to $79.8 million from $38.2 million for the six months ended June 30, 1997. This increase is primarily attributable to costs of start-ups in and expansion of the Company's European operations and the hiring of new personnel in Europe and Australia. Due to a greater proportion of start-up and expansion costs in Europe, the Company's European operations generated $38.0 million or 47.6% of the Company's consolidated SG&A for the six months ended June 30, 1998, although such operations accounted for only 28.2% of the Company's total revenues in such period. Selling, general and administrative expense will continue to increase as a result of start-up costs and infrastructure expansion and shart-up costs attributable to new local operations.


     DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased 136% to $21.1 million for the six months ended June 30, 1998 from $9.0 million for the six months ended June 30, 1997. This increase is primarily attributable to the increased amortization of goodwill recorded as a result of the Company's acquisitions. Depreciation and amortization expense is expected to increase in the future as the Company acquires additional businesses and assets.

     INTEREST INCOME. Interest income increased to $10.8 million for the six months ended June 30, 1998 from $7.1 million for the six months ended June 30, 1997, primarily as a result of interest earned on the proceeds of the 1998 Notes (as defined herein).

     INTEREST EXPENSE. Interest expense increased to $33.3 million for the six months ended June 30, 1998 from $19.3 million for the six months ended June 30, 1997, primarily as a result of interest related to the 1998 Notes.

     NET LOSS BEFORE EXTRAORDINARY ITEM. Net loss before extraordinary item increased to $76.5 million for the six months ended June 30, 1998, as compared to net loss of $40.7 million for the six months ended June 30, 1997 due to the factors described above. An extraordinary item of $20.8 million for the six months ended June 30, 1998 represents primarily the premium paid to retire approximately $127 million of the original $300 million of the Company's 1996 Notes. The Company had no such expense in the six month period ended June 30, 1997.

  YEARS ENDED DECEMBER 31, 1997 AND 1996


     REVENUES. Revenues increased to $300.8 million for the year ended December 31, 1997 compared to $113.3 million for the year ended December 31, 1996, an increase of 165.6%. This increase was due primarily to an increase in the Company's U.S. revenues from $85.8 million for the year ended December 31, 1996 to $194.5 million for the year ended December 31, 1997 and the Company's European revenues, which increased from $27.4 million for the year ended December 31, 1996 to $73.7 million for the year ended December 31, 1997. The Company generated revenues in the United States, in 10 European countries, and in Australia and Venezuela during the fourth quarter of 1997. The Company had revenue producing operations in only the United States and five European countries in 1996. The increase in U.S. revenues was primarily due to increased traffic volume from existing customers, increases in the Company's U.S. commercial customer base and entities acquired after December 31, 1996 which contributed $13.1 million to the Company's December 31, 1997 revenue. The increase in the Company's European revenues was primarily due to increased traffic volume from existing customers, increases in the Company's commercial customer base in the United Kingdom, Sweden, Finland, Germany and The Netherlands and entities acquired after December 31, 1996 which contributed
$0.6 million to the Company's December 31, 1997 revenue.



     COST OF SERVICES. Cost of services increased to $265.3 million for the year ended December 31, 1997 from $98.5 million for the year ended December 31, 1996, an increase of 169.5%. This increase was primarily due to increased traffic and increased rates paid to the Company's carrier vendors. As a percentage of revenues, cost of services increased to 88.2% for the year ended December 31, 1997 from 86.9% for the year ended December 31, 1996. The increase in cost of services as a percentage of revenues was primarily attributable to the Company's U.S. operations' cost of services, which represented 66.6% of the Company's total cost of services.



     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for the year ended December 31, 1997 increased by $55.8 million, or 143.5%, to $94.7 million from $38.9 million for the year ended December 31, 1996. This increase was primarily attributable to the reasons previously provided for revenues and cost of services above. As a percent of U.S. revenues, the Company's U.S. selling, general and administrative expense decreased to 19.6% for the year ended December 31, 1997 from 20.5% for the prior year. As a percent of European revenues, the Company's European selling, general and administrative expense decreased to 50.4% for the year ended December 31, 1997 from 60.6% for the prior year. The Company's consolidated selling, general and administrative expense in Europe was 45.4% of its total consolidated selling, general and administrative expense, despite such operations accounting for only 24.5% of the Company's total revenues because of a greater proportion of start-up and expansion costs.


     DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased 227.9% to $21.8 million for the year ended December 31, 1997 from $6.7 million for the year ended December 31, 1996, an increase of $15.1 million. This increase was primarily attributable to the increased amortization of goodwill recorded as a result of the Company's acquisitions.


     INTEREST INCOME. Interest income increased to $13.8 million for the year ended December 31, 1997 from $4.0 million for the year ended December 31, 1996, primarily as a result of interest earned on the remaining net proceeds of the 1996 Notes and the proceeds from the Initial Public Offering.


     INTEREST EXPENSE. Interest expense increased to $39.4 million for the year ended December 31, 1997 from $11.4 million for the year ended December 31, 1996, an increase of approximately $28.0 million, as a result of interest related to the 1996 Notes.



     NET LOSS. Net loss increased to $100.2 million for the year ended December 31, 1997, as compared to a net loss of $38.2 million for the year ended December 31, 1996 due to the factors described above.

  YEARS ENDED DECEMBER 31, 1996 AND 1995

     REVENUES. Revenues increased to $113.3 million for the year ended December 31, 1996 from $18.6 million for the year ended December 31, 1995, an increase of 509%. This increase was due primarily to the full year of U.S. operations consolidated in the 1996 results of operations compared to only three months of the Company's U.S. operations consolidated in the historical statement of operations for 1995. The Company experienced an increase in commercial customers at each of the Company's operations. The Company's Swedish, Finnish and U.K. operations began generating revenues in May 1996 and contributed approximately $7.8 million to 1996 revenues. The Company purchased Sprint's international voice operations in France and Germany in May 1996. These operations contributed approximately $13.1 million to 1996 revenues. The Company's European operations generated minimal revenues in 1995. For the year ended December 31, 1996, approximately 24% of the Company's revenues were generated from the Company's European operations.

     In connection with the Company's shift in marketing focus to small and medium-sized businesses, the Company determined in December 1995 that certain carrier customers provided the Company with margins below its targeted levels for margin contribution. Accordingly, the Company established new pricing structures and terminated service to the low or zero margin customers which did not agree to the new pricing structures. In addition, the Company terminated service in February 1996 to its largest wholesale customer because of such customer's inability to pay for past services. This customer represented approximately 11% of RSL North America's revenues in 1995. The Company commenced legal proceedings to recover amounts owed to the Company by such customer. The Company also instituted stricter credit criteria to reduce its bad debt exposure.

     To compensate for the loss of such revenues, the Company accelerated its U.S. sales efforts to small and medium-sized businesses during 1996, resulting in increased sales to this segment.


     COST OF SERVICES. Cost of services increased to $98.5 million for the year ended December 31, 1996 from $17.5 million for the year ended December 31, 1995, an increase of 463%. This increase was due primarily to the full year of U.S. operations that is consolidated in the 1996 results of operations compared to only three months of the Company's U.S. operations consolidated in the historical statement of operations for 1995. As a percentage of revenues, cost of services decreased to 86.9% for the year ended December 31, 1996 from 94.1% for the year ended December 31, 1995. The decrease in cost of services as a percentage of revenues was primarily attributable to the Company's increased European revenues.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for the year ended December 31, 1996 increased to $38.9 million from $9.6 million for the year ended December 31, 1995. This increase was primarily attributable to the Company's investment in sales personnel and marketing expense in order to generate increased revenue. Costs for start-up and expansion of the Company's U.K., Dutch, Finnish and Swedish Local Operators represented 30.1% and 5.6% of the Company's total selling, general and administrative expense for the years ended December 31, 1996 and 1995, respectively, although they only accounted for 9.9% and less than 1.0% of the Company's total revenues for the same periods.

     DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased 689% to $6.7 million for the year ended December 31, 1996 from $849,000 for the year ended December 31, 1995. This increase was primarily attributable to the increased amortization of goodwill recorded as a result of acquisitions. For the years ended December 31, 1996 and 1995, amortization of goodwill amounted to approximately $2.9 million and $548,000, respectively. The Company depreciates its switches over a five- to seven-year life, office equipment is depreciated over their estimated useful lives which range from three to seven years and its investments in MIUs and IRUs are depreciated over a 15-year life. Goodwill is amortized over 15 years.

     INTEREST INCOME. Interest income increased to $4.0 million for the year ended December 31, 1996 from $173,000 for the year ended December 31, 1995, primarily as a result of interest earned on the net proceeds from a securities offering completed in October 1996 (the "1996 Units Offering.")

     INTEREST EXPENSE. Interest expense increased to $11.4 million for the year ended December 31, 1996 from $194,000 for the year ended December 31, 1995, an increase of approximately $11.2 million, as a result of interest related to the 1996 Notes ($9.2 million) and borrowings under the Revolving Credit Facility ($748,000) and the remaining amounts due to interest related to capital leases.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has incurred significant operating and net losses and negative cash flow, due in large part to the start-up and development of the Company's operations and RSL-NET. The Company expects that its net losses and negative cash flow will increase as the Company implements its growth strategy. Historically, the Company has funded its losses and capital expenditures through capital contributions, borrowings and a portion of the net proceeds of prior securities offerings. Cash used in operating activities for the six months ended June 30, 1998 totaled
$108.2 million compared with $45.2 million for the same period in 1997. Capital expenditures for the six months ended June 30, 1998 were $41.8 million compared with $13.9 million for the comparable period in 1997. These capital expenditures are principally for switches, fiber, and related telecommunications equipment. The Company intends to increase significantly its capital expenditures to expand and develop the Company's infrastructure, in part by replacing leased transmission facilities with owned transmission lines, purchasing IRU's and interests in center-city fiber routes in European countries and installing additional national and international telephone gateway switches. Funds expended for acquisitions were $47.7 million during the six months ended June 30, 1998 compared with $5.5 million for the six months ended June 30, 1997. At June 30, 1998, the Company had $303.0 million of working capital as compared to $90.7 million on June 30, 1997.


     Cash provided by operating activities for the year ended December 31, 1995 and cash used in operating activities for the years ended December 31, 1996 and 1997 equaled $3.6 million, $10.5 million and $91.8 million, respectively. Capital expenditures for the years ended December 31, 1995, 1996 and 1997 were $6.1 million, $23.9 million and $49.4 million, respectively. These capital expenditures were principally for switches and related telecommunications equipment. Funds expended for acquisitions during the years ended December 31, 1995, 1996 and 1997 were $15.4 million, $38.6 million and $77.8 million, respectively. During 1996, the Company funded its operating losses, capital expenditures and acquisitions with borrowings of $44.5 million and a portion of the net proceeds of the 1996 Units Offering. During 1997, the Company funded its operating losses, capital expenditures and acquisitions with a portion of the net proceeds of the 1996 Units Offering and a portion of the net proceeds of the Initial Public Offering. At December 31, 1997, the Company had $83.1 million of working capital as compared to $124.9 million of working capital at December 31, 1996.

     The Company's indebtedness was approximately $690.8 million at June 30, 1998, of which $682.9 million represented long-term debt and $7.9 million represented short-term debt. The Company's indebtedness was approximately $304.6 million at December 31, 1997, of which $300.0 million represented long-term debt and $4.6 million represented short-term debt. Substantially all of the Company's long-term indebtedness is attributable to the debt securities issued by RSL Communications PLC ("RSL PLC") and guaranteed by the Issuer.


     In October 1996, RSL PLC consummated the offering of $300.0 million of 12 1/4% Senior Notes due 2006, $127.5 million of which were redeemed by RSL PLC in April 1998. In February 1998, RSL PLC consummated the offering of $200.0 million of 9 1/8% Senior Notes due 2008 and $328.1 million ($200.0 million initial accreted value) of 10 1/8% Senior Discount Notes due 2008. In March 1998, RSL PLC consummated the offering of DM296.0 million (approximately $99.1 million initial accreted value) of 10% Senior Discount Notes. The trust indentures under which these debt securities were issued contain certain restrictive covenants which impose limitations on the Company's ability to, among other things:
(i) incur additional indebtedness, (ii) pay dividends or make certain other distributions, (iii) issue capital stock of certain subsidiaries, (iv) guarantee debt, (v) enter into transactions with shareholders and affiliates, (vi) create liens, (vii) enter into sale-leaseback transactions, and (viii) sell assets. See "Description of Certain Indebtedness--1996 Notes," "--U.S. Dollar Notes" and "--DM Notes."



     In connection with the issuance of the 12 1/4% Senior Notes, RSL PLC was required to purchase and maintain restricted marketable securities, which are held by the indenture trustee for these Notes, in order to secure the payment of the first six scheduled interest payments on these Notes. The market value of such restricted marketable securities was approximately $68.9 million at December 31, 1997 and approximately $51.9 million at June 30, 1998. The market value of such securities at August 24, 1998, as adjusted to reflect the redemption of $127.5 million of the 1996 Notes, was $31.9 million. See "Description of Certain Indebtedness--1996 Notes."



     In October 1998, the Company obtained from certain or its officers and directors and affiliates thereof initial commitments for up to $85 million of revolving credit, subject to the negotiation and execution of final documentation (collectively, the "Interim Facility"), accruing interest at LIBOR plus 5% per annum. Under the Primary Interim Facility, a group of lenders (the "Primary Interim Lenders") have agreed severally to lend to RSL PLC up to $35 million and, under the Standby Interim Facility, two lenders (the "Standby Interim Lenders") have agreed severally to lend to RSL PLC up to $50 million. The Issuer will guaranty any obligations of RSL PLC under the Interim Facility. The commitments of the Primary Interim

Lenders and the Standby Interim Lenders under the Interim Facility will terminate if the Offerings are consummated before documentation for the Interim Facility is finalized and will expire on the earlier of January 15, 2000 and the date of any change of control of the Issuer. Any indebtedness outstanding under the Interim Facility when the Offerings are consummated will be repaid by the net proceeds to the Issuer of the Offerings See "Certain Relationships and Related Transactions."



     The commitment under the Company's revolving credit facility with The Chase Manhattan Bank was $7.5 million at June 30, 1998, which amount was permanently reduced to $5 million at July 1, 1998. Approximately $3.6 million of the commitment under the facility was utilized at June 30, 1998 and at the date of this Prospectus. The facility is payable on June 30, 1999 and accrues interest, at the Company's option, at (i) the lender's prime rate per annum or (ii) LIBOR plus 1% per annum. The Company, through LDM, has a $10.0 million revolving credit facility. There was $2.8 million outstanding under this facility at June 30, 1998. This facility is payable in full on September 30, 2000 and accrues interest at prime rate plus 2.5% per annum. One of the Company's primary equipment vendors has also provided to certain of the Company's subsidiaries a vendor financing facility to fund the purchase of additional capital equipment. At June 30, 1998, this facility had a limit of approximately $50 million and was fully utilized. Borrowings under this vendor facility accrue interest at a rate of LIBOR plus either 5.25% or 4.5% per annum depending on the equipment purchased. See "Description of Certain Indebtedness--Credit Facilities."



     When market conditions are favorable, the Company plans to raise substantial additional capital to fund its capital expenditures, acquisitions, strategic alliances, start-up operations and anticipated substantial net losses. If market conditions are not favorable, the Company believes that the net proceeds from the Offerings, together with the remaining net proceeds of prior securities offerings and availability under its revolving credit facilities, vendor financing facility and short-term lines of credit and overdraft facilities from local banks, will be sufficient to fund a reduced capital expenditure and expansion plan for its existing operations, as well as continuing net losses, for approximately 9 to 12 months. However, the Company may be required to raise additional capital regardless of market conditions, if the Company's plans or assumptions change or prove to be inaccurate, if the Company consummates acquisitions in addition to those currently contemplated or identifies additional required or desirable infrastructure investment, if the Company experiences unanticipated costs or competitive pressures or if the net proceeds from the Offerings, together with the remaining proceeds of prior securities offerings and availability under its revolving credit facilities, and vendor financing facility otherwise prove to be insufficient. See "Risk Factors--Historical and Future Net Operating Losses and Negative EBITDA; Need for Additional Capital; Substantial Indebtedness; Ability to Service Indebtedness."


EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued SFAS
No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." The Company adopted SFAS No. 130 during the six month period ended June 30, 1998. The Company has determined to present the data on a geographical basis for SFAS No. 131.

     SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, it has no impact on the Company's net income. Comprehensive income includes both net income and other comprehensive income. Other comprehensive loss for the six months ended June 30, 1998 and June 30, 1997 of $7.0 million and $0.5 million, respectively, represented foreign currency translation adjustment. Accumulated other comprehensive loss included in the accompanying condensed consolidated balance sheet as of June 30, 1998 and June 30, 1997 was $12.3 million and $1.1 million, respectively, consisting of the accumulated foreign currency translation adjustment.

INFLATION

     The Company does not believe that inflation has had a significant impact on the Company's consolidated operations.

SEASONALITY

     The Company's European operations experience seasonality during July and August, December and January, and, to a lesser extent, March, as these months are traditional holiday months in most European countries and many European businesses, which are the Company's principal European customers, are closed during portions of these months.

YEAR 2000 TECHNOLOGY RISKS

     The "Year 2000" problem is the result of computer programs being written using two digits, rather than four digits, to define the applicable year. Any of the programs used in the Company's operations that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations, causing disruptions of operations including, among other things, a temporary inability to process transactions, billing and customer service or to engage in similar normal business activities.


     The Company is conducting a comprehensive review of its computer systems to ensure that all such systems are, or prior to the end of 1999 will be, Year 2000 compliant. The Company's plan for its Year 2000 project includes the following phases: (i) conducting a comprehensive inventory of the Company's internal systems, including information technology systems and non-information technology systems (which include switching, billing and other platforms and electrical systems) and the systems acquired or to be acquired by the Company, (ii) assessing and prioritizing any required remediation, (iii) remediating any problems by repairing or, if appropriate, replacing the non-compliant systems and (iv) testing all remediated systems for Year 2000 compliance. The Company has also retained a Year 2000 solution provider as a consultant to assist the Company in its assessment and remediation projects and to manage and coordinate Year 2000 compliance for each of the Local Operators on a global basis.


     In addition to assessing its own systems, the Company is conducting an external review of its vendors and suppliers, including equipment and systems providers and other telecommunications service providers, to determine their vulnerability to Year 2000 problems and any potential impact on the Company. Based on preliminary discussions with L.M. Ericsson A.B. ("Ericsson"), the Company's primary equipment vendor, the Company believes that the equipment provided to the Company by Ericsson will be Year 2000 compliant. In particular, the Company may experience problems to the extent that other telecommunications carriers whose services are resold by the Company or to which the Company sends traffic for termination are not Year 2000 compliant. There can be no assurance that such problems will not have a material adverse effect on the Company.


     The Company expects to complete all of the phases of the process described above by June 30, 1999 and that all of its computer systems will be fully Year 2000 compliant before the end of 1999. There can be no assurance, however, that the Company will achieve full Year 2000 compliance before the end of 1999 or that effective contingency plans will be developed or implemented. A failure of the Company's computer systems or the failure of the Company's vendors or customers to effectively upgrade their software and systems for transition to the year 2000 could have a material adverse effect on the Company's business, financial position and results of operations.

     The Company has completed numerous acquisitions during recent periods and is in the process of integrating the systems of the acquired businesses into the Company's operations. Those systems are included in the Company's Year 2000 review and remediation project. The Company expects to complete additional acquisitions prior to the end of 1999. During the process of evaluating businesses for potential acquisition, and after any such acquisitions, the Company will evaluate the extent of the Year 2000 problems associated with such acquisitions and the cost and timing of remediation. No assurance can be given, however, that the systems of any acquired business will be Year 2000 compliant when acquired or will be capable of timely remediation.

     The Company estimates that it will incur costs of between $7 million and $10 million to become Year 2000 compliant, although the Company's evaluation of the Year 2000 problem is not yet complete and actual costs may be significantly higher. Costs associated with software modification are expensed by the Company when incurred.


     Following the completion of the Company's Year 2000 assessment, the Company plans to determine the nature and extent of any contingency plans that may be required. To the extent that the Company's assessment has been completed without identifying any additional material non-compliant systems operated by, or in the control of, the Company or of third parties, the most reasonably likely worst case scenario would be a systems failure beyond the control of the Company. Such a failure could materially prevent the Company from operating its business. The Company believes that such a failure would likely lead to lost revenues, increased operating costs, loss of customers or other business interruptions of a material nature, in addition to potential claims of, among other things, mismanagement, misrepresentation or breach of contract. See "Risk Factors--Dependence on Effective Information Systems; Year 2000 Technology Risks," "Business--North American Operations--U.S. Operations" and "--European Operations--General."

                                    BUSINESS

OVERVIEW

     The Company is a rapidly growing multinational telecommunications company which provides a broad array of services, with a focus on international long distance voice services, to small and medium-sized businesses in key markets. The Company's services include international and national fixed and wireless, calling card, fax, data, Internet, private line and other value-added telecommunications services. The Company was formed in 1994 by Ronald S. Lauder and Itzhak Fisher, and has since grown rapidly through acquisitions, strategic investments, joint ventures and alliances, as well as through the start-up of its own operations in key markets. The Company currently has revenue generating operations in 19 countries. These countries accounted for approximately 68% of all international long distance telecommunications minutes originated worldwide in 1996.



COMPANY OPERATIONS

     The Company conducts its operations in four principal regions: North America, Europe, Asia/Pacific Rim and Latin America. The Company has developed a different strategy for each region, driven in part by the pace of local deregulation.


     The following table shows the Company's principal operations by country, the principal subsidiary conducting such operations, the percentage of each such subsidiary owned, directly or indirectly, by the Company, the date of acquisition or start-up of such operations and the date each such operation began (or is anticipated to begin) generating revenues (which may, in certain circumstances, have been prior to the Company's acquisition of such operation):



                                                                                                       DATE OF
                                                                   COMPANY'S      ACQUISITION OR    COMMENCEMENT
                                                                   PERCENTAGE        START-UP            OF
    COUNTRY                      OPERATING ENTITY                  OWNERSHIP         DATE(1)        OPERATIONS(2)
    -------                      ----------------                  ----------     --------------    -------------
United States     RSL COM U.S.A., Inc. .........................        97%(3)        March 1995         May 1990
United Kingdom    RSL COM Europe Ltd. ..........................       100%          August 1995         May 1996
Sweden            RSL COM Sweden AB. ...........................       100%        November 1995         May 1996
Finland           RSL COM Finland Oy............................       100%        November 1995         May 1996
France            RSL COM France S.A. ..........................       100%             May 1996     January 1994
Germany           RSL COM Deutschland GmbII.....................       100%             May 1996    November 1993
The Netherlands   RSL COM Nederland B.V. .......................       100%         October 1996     October 1995
Australia         RSL COM Australia Holdings Pty. Limited.......      91.5%(3)(4)   October 1996       April 1997
Denmark           RSL COM Danmark A/S...........................       100%        November 1996         May 1997
Japan             RSL COM Japan K.K. ...........................       100%           March 1997        July 1998
Portugal          Maxitel Servicos e Gestao de Telecomunicacoes,        39%           April 1997    November 1997
                    SA..........................................
Italy             RSL COM Italia S.r.l. ........................      99.3%(3)(5)    August 1997    December 1997
Venezuela         RSL COM Venezuela C.A. .......................        51%(6)       August 1997         May 1992
Austria           RSL COM Austria AG............................        90%(3)(7)    August 1997       March 1998
Spain             RSL Communications Spain, S.A. ...............        90%(3)     December 1997        June 1998
Switzerland       RSL COM Schweiz AG............................      78.5%(3)     December 1997      August 1996
Belgium           European Telecom S.A./N.V. ...................        90%(3)     December 1997       April 1995
Luxembourg        European Telecom SARL.........................        90%(8)     December 1997        June 1998
Canada            RSL COM Canada Holdings, Inc. ................       100%            July 1998       March 1993
Mexico            RSL COM Mexico, S.A. .........................        41%(3)(6)    August 1998    December 1998


------------------

(1) Acquisition date refers to the Company's initial purchase of an interest in the operating entity.


(2) Such date refers to the date upon which the operating entity began or is currently projected to begin generating revenues from the sale of its facilities-based international telecommunications services, although certain of the operating entities may have been generating revenues from other activities prior to the date of the Company's investment herein. Projected dates are forward-looking statements and there can be no assurance that such operations will commence generating revenues on such

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


    dates, if at all, in the event that, among other things, the Company does not receive regulatory approval on a timely basis, switches cannot be installed or become operational on a timely basis or the Company is unable to hire necessary personnel.



(3) Minority shareholders have certain rights to acquire Class A Common Stock. Any exercise of such right would result in an increase in the Company's ownership interest in the relevant subsidiary to up to 100%. See "Certain Rights to Acquire Class A Common Stock."



(4) RSL COM Asia Limited ("RSL Asia"), a 91.5% owned subsidiary of the Company, owns 100% of RSL COM Australia Holdings Pty Limited ("RSL Australia").



(5) In July 1998, as a consequence of a capital increase in RSL Com Italia S.r.l. ("RSL Italy") that was funded by the Company but not by the minority shareholder of RSL Italy, the Company's interest in RSL Italy was increased to 99.3%. Beginning on July 14, 2000, however, RSL Italy's minority shareholders will have a call option which would reduce the Company's ownership interest in RSL Italy to 85% of (i) the entire capital, if at that time RSL Italy will have no additional shareholders, or (ii) the capital then held in the aggregate by the Company and the present minority shareholders, if at that time RSL Italy will have additional shareholders.



(6) RSL COM Latin America, Ltd. ("RSL Latin America"), a 51% owned subsidiary of the Company, owns (i) 100% of RSL COM Venezuela C.A. and (ii) 80% of RSL COM Mexico, S.A.



(7) The Minority Interestholder (as defined herein) of RSL COM Austria AG ("RSL Austria") was granted the right to increase his ownership interest in RSL Austria to up to 24.9% upon the receipt by RSL Austria of certain subsidies from the Austrian government. RSL Austria has recently received such subsidies, and the Company is in the process of evaluating the number of shares of RSL Austria required to be issued to such Minority Interestholder.



(8) European Telecom S.A./N.V. ("RSL Belgium"), a 90% owned subsidiary of the Company, owns 100% of European Telecom SARL ("RSL Luxembourg").


  NORTH AMERICA


     The Company began operations in the U.S. in 1995 through RSL USA. The U.S. is the largest and one of the most deregulated telecommunications markets in the world. Through acquisitions and the development of existing infrastructure, the Company has diversified its customer base and increased the scale of operations in the U.S. to compete more effectively with larger telecommunications services providers. In connection with this expansion, the Company has hired additional experienced management, implemented new managerial and financial controls and introduced a new marketing plan with an emphasis on cross-selling services.



     Through recent acquisitions, the Company has enhanced its U.S. network and expanded the range of services offered to its customers. In July 1998, the Company acquired the business of WestComm from CBS Corporation for $90 million. WestComm provides voice telephony, data services (including frame relay and TCP/IP networks) and Internet access to a customer base consisting primarily of small to medium-sized businesses in the U.S. WestComm's six national switches, and the Company's New York and Los Angeles switches, are strategically located in cities which originate more than 50% of all U.S. long distance traffic originates. The Company is integrating WestComm's network, complementary customer base and sales and distribution channels with the Company's existing operations, and plans to offer to certain existing customers the expanded range of WestComm services, including data and Internet services.



     In addition, the Company has recently expanded its North American operations and, as a result, will soon be able to terminate traffic on RSL-NET in certain regions of Canada and Mexico, the two largest country destinations for U.S. originated traffic. This development should further enhance the gross margin of the Company's North American operations. In August 1998, the Company acquired Westel from British Columbia Railway Company for approximately $38 million. Westel is a telecommunications company that provides a broad range of enhanced telecommunications services, including long distance, data, private line and Internet access throughout British Columbia. Also, the Company, through certain subsidiaries of RSL Latin America has entered into agreements for the acquisition of switches and fiber optic cable covering 14 cities in Mexico which are expected to be fully installed by the end of September 30, 1998.

  EUROPE


     The Company began European operations in 1996, when many Member States of the EU were in the initial stages of deregulation, and currently has operations in 14 countries in Europe. In anticipation of deregulation, the Company has established a significant presence in most major EU markets through a series of acquisitions. Pursuing its "first to market" entry strategy, the Company has made significant investments in advance of customer acquisition to establish operations, retain qualified personnel and build a recognized brand name. In the four most deregulated European markets, the Company (i) has been permitted to interconnect its switches directly with the local exchange network, instead of through more expensive means, such as leased lines or dial-in access, and
(ii) has purchased, or is in the process of purchasing, its own international transmission facilities directly, instead of entering into long-term lease agreements for international capacity at a high fixed cost or purchasing per-minute of use termination rates from the dominant carrier. The Company will continue to make significant investments to acquire its own international transmission facilities where such facilities are available and ownership of such facilities is cost effective and warranted by traffic patterns.



     The Company has recently completed a number of alliances and acquisitions in Europe that will significantly expand its distribution channels and broaden its customer base and product offerings. In June 1998, the Company, entered into a marketing and distribution services agreement with Metro Holding, the management holding company for Metro AG, the largest retailer in Europe. Under this agreement, Metro Holding will assist the Company in promoting, marketing, selling and distributing the Company's services through Metro AG's wholesale and retail operations in Europe. This arrangement is designed to provide the Company access to Metro AG's extensive distribution network and customer base (which includes a large number of small and medium-sized businesses) and is expected to significantly accelerate the Company's penetration into key European markets. In connection with its alliance with the Company, Metro Holding initially acquired a 12.5% equity interest (with an option to acquire an additional 7.5% interest) in RSL Europe. Subsequently, Metro Holding converted all of its interest in RSL Europe (including its option) into 1,607,142 shares of Class A Common Stock and purchased an equal number of Class A Common Stock from certain shareholders of the Company. In the aggregate, Metro Holding acquired approximately 7.2% of the outstanding stock of the Company, which it is required to hold until at least April 1, 2001. The Company may, in certain circumstances, be required to issue additional shares of Class A Common Stock to Metro Holding and its affiliates in exchange for their Telegate Interests. See "--European Operations--General."



     In June 1998, the Company agreed to acquire the business of Motorola Tel.co from Motorola Inc. for approximately $100.0 million. Motorola Tel.co is a reseller of wireless services and related products in the United Kingdom, France, Germany and Belgium and has a base of over 475,000 subscribers. The Company intends to market and cross-sell its fixed wire and other telecommunications services to this customer base and Motorola Tel.co's wireless services to the Company's existing customers. The Company has recently completed the acquisition of Motorola Tel.co's operations in the United Kingdom, Germany and Belgium and is awaiting receipt of various required approvals in France.


  ASIA/PACIFIC RIM


     Most markets in the Asia/Pacific Rim region are in the earliest stages of deregulation, with the notable exception of Australia, which is at a significantly more advanced stage of deregulation. The Company began operations in Australia in April 1997 and has established a significant presence in that market. The Company also initiated start-up operations in Japan in July 1998.


     The Company is evaluating acquisition opportunities in other Asia/Pacific Rim markets consistent with its global strategy.

  LATIN AMERICA


     Most markets in Latin America are in the earliest stages of deregulation. The Company's strategy is to develop, through local operating companies formed in conjunction with local partners, a pan-Latin American network and operations spanning Central and South America and the Caribbean. In mid-1997, the Company formed a joint venture to pursue this strategy with entities controlled by the Cisneros Group of Companies (the "Cisneros Group"), a privately held conglomerate with significant interests in, among other things, the Latin American media and communications industry. Revenues for 1997 from the Company's Latin American operations accounted for less than 1% of the Company's consolidated revenues for 1997.


INDUSTRY OVERVIEW


     International telecommunications involve the transmission of voice and data from the domestic telephone network of one country to that of another. According to industry sources, international long distance switched telecommunications traffic worldwide increased from 28 billion minutes in 1989 to 70 billion minutes in 1996 and is projected to reach between approximately 99 and 151 billion minutes by the year 2000. The market for these services is highly concentrated in more developed countries, with Europe and the United States accounting for approximately 41% and 27%, respectively, of the international long distance telecommunications minutes originated worldwide in 1996.


     International telecommunications is currently recognized as one of the fastest growing and most profitable segments of the long distance telecommunications industry, having experienced a compounded growth in total minutes of 14.0% per annum from 1989 to 1996. The industry has been undergoing rapid change due to the continued deregulation of the telecommunications market, the construction of additional infrastructure and the introduction of new technologies, which has resulted in increased competition and demand for telecommunications services worldwide. Forecasts by the International Telecommunication Union (the "ITU"), a worldwide telecommunications organization under the auspices of the United Nations, and Analysys Ltd., a telecommunications industry consulting group, project this trend to continue with an annual growth rate between approximately 11% and 17% through the year 2000.

     The size of each market of international long distance call origination in which the Company currently operates or is in the process of commencing operations, based on minutes of traffic originated in 1996, is set forth below.



                       MILLIONS OF       PERCENTAGE OF 1996
COUNTRY OF            MINUTES OF USE    GLOBAL INTERNATIONAL
 OPERATION            ORIGINATED(1)     TRAFFIC ORIGINATED
----------            --------------    --------------------
USA................       18,874                 27.0
Germany............        5,100                  7.3
UK.................        4,569                  6.5
France.............        3,116                  4.5
Italy..............        2,124                  3.0
Switzerland........        1,936                  2.8
Japan..............        1,698                  2.4
The Netherlands....        1,534                  2.2
Australia..........        1,305                  1.9
Belgium............        1,228                  1.8
Spain..............        1,189                  1.7
Mexico.............        1,071                  1.5
Sweden.............        1,026                  1.5
Austria............          960                  1.4
Canada.............          915                  1.3
Denmark............          573                  0.8
Portugal...........          340                  0.5
Finland............          332                  0.5
Luxembourg.........          249                  0.4
Venezuela..........          139                  0.2
                          ------               ------
                          48,278                 69.2%


------------------


(1) All data, with the exception of U.S. outbound traffic, were taken from Telegeography 1997/1998, which is published by Telegeography, Inc. and the International Telecommunication Union (the "ITU"). U.S. data were derived from FCC Rule Section 43.61 filings which are publicly available.



     The increasing pace of deregulation in telecommunications is evidenced by the recent GBT Agreement. The GBT Agreement, signed by 69 countries, calls for relaxed restrictions on foreign ownership and a commitment to deregulate telecommunications and allow competition. Of the 69 signatories to the GBT Agreement, 65 have agreed to adopt certain regulatory principles which call for deregulation of telecommunications markets and the initiation of competition based on the following actions: (i) pro-competitive regulation, (ii) creation of favorable interconnect terms, (iii) standard licensing criteria, (iv) establishment of an independent regulator, and (v) non-discriminatory allocation of scarce resources (e.g., rights of way, frequencies, telephone numbers). Each of the signatory nations which adopted these principles has set a different timetable for the enactment of such principles, although there can be no assurance of when or if such principles will be enacted. In November 1997 the FCC revised its rules to implement commitments made by the U.S. under the GBT Agreement.


     Deregulation has coincided with technological innovation in the telephone industry. New technologies include fiber optic cable and improvements in computer software, digital compression and processing technology. Fiber optic cable, which has widely replaced traditional wire lines, has dramatically increased the capacity, speed and flexibility of telephone lines. In addition, recent developments in software and hardware enable the transmission of voice over the Internet and IP networks through the use of special access servers, although the quality of the call is not yet comparable to the quality of calls made over traditional cable lines. In part as a result of these technological innovations, lack of capacity is a less significant barrier to entry for new international telephone companies and the transmission costs per minute of an international call have decreased substantially.

     Deregulation and privatization of telecommunications services and the onset of competition have also resulted in (i) the broadening of service offerings, including advanced and enhanced services (such as global voicemail, faxmail and electronic mail, itemized and multicurrency billing and the ability to allow customers to pay for long distance calls made from any telephone using a single account (e.g., calling cards)) and (ii) lower end-user prices. These factors have contributed to an increase in the volume of both inbound and outbound call traffic. Despite falling prices, the overall market for international long distance traffic has been growing and the decline in prices generally has been more than offset by an increase in telecommunications usage.

        Projected Growth of International Long Distance Voice Traffic
        -------------------------------------------------------------
                                Compound Annual
                                 Growth Rate
                          16.9% of Minutes of Use*

Billions of Outgoing Minutes

                       1997           1998          1999         2000
                       ----           ----          ----         ----

Europe                 33.2           37.7          42.9         48.8
USA & Canada           27.9           32.8          38.5         45.4
Asia/Pacific Rim       14.8           17.8          21.6         26.2
Other                  18.6           21.9          25.8         30.5

Total                  94.5          110.2         128.8        150.9

------------------
Source: Analysys Ltd.

* Prices have declined and are expected to continue to decline. Accordingly, growth in revenues is expected to be substantially less than growth in minutes. The data presented above constitutes a forward-looking statement. Important factors that could cause actual minutes of use to differ materially from the forward-looking data above are noted herein. See "Risk Factors--Risks Associated with Rapidly Changing Industry" and "--Government Regulatory Restrictions."

  U.S. INTERNATIONAL LONG DISTANCE MARKET

     The U.S. international long distance switched telecommunications market accounted for approximately 27% of global international long distance call originations in 1996 based on minutes of use. The industry is large and growing, with revenues for U.S.-originated international long distance telephone services rising from approximately $6.9 billion (6.8 billion minutes) in 1990 to approximately

$13.9 billion (18.9 billion minutes) in 1996. The growth of the U.S.-originated international long distance market was initially attributable to deregulation and the decrease in prices which accompanied the onset of competition. Deregulation and the resulting competition also led to improvement in service offerings and customer service. More recently, in addition to further U.S. deregulation, the growth of the U.S.-originated international long distance market has been attributable to (i) the continued deregulation of other telecommunications markets throughout the world, (ii) the privatization of PTTs,
(iii) increased capacity, improved quality and lower operating costs attributable to technological improvements, (iv) the expansion of telecommunications infrastructure and (v) the globalization of the world's economies and free trade.


     The profitability of the traditional U.S.-originated international long distance market is principally driven by the difference between settlement rates (the rates paid to other carriers to terminate an international call) and billed revenues. Increased competition arising from deregulation and privatization and pressure arising from increased global trade have brought about reductions in settlement rates and end-user prices, reducing termination costs for United States based carriers. The Company believes that as settlement rates and costs for leased capacity continue to decline, international long distance will continue to provide high revenue and gross profit per minute, although there can be no assurance in this regard.


     Although the Company focuses on the international telecommunications market, it also provides domestic long distance services to many of its customers. According to the FCC, the U.S. domestic long distance market grew in total minutes at an annual compound rate of approximately 7.6% from 1989 to 1995 while the U.S.-originated international long distance market grew in total minutes at an annual compound rate of approximately 15.4% during the same period. Although the domestic market is much larger, the profit per minute of use for international traffic has generally been higher than for domestic traffic. See "--North American Operations--U.S. Operations."

  EUROPEAN INTERNATIONAL LONG DISTANCE MARKET


     The European international long distance market is the largest in the world, accounting for approximately 29 billion minutes or approximately 41% of minutes of use originated in 1996.



     The European PTTs have historically had monopolies on providing telephone services, making the cost of international telephone calls from Europe much higher than similar calls from the United States. In addition, the Company believes that many PTTs have used profits from international traffic to subsidize domestic calling. Customers in many European markets are not able to obtain a number of value-added features taken for granted in the United States, such as itemized billing, touch tone dialing, voice mail and other enhanced services. Deregulation, together with significant advances in technology that have decreased the cost of providing services and allowed the provision of more sophisticated value-added features, have made it possible for other telephone companies to compete with the PTTs in providing international voice telecommunications services.



     A 1990 EC directive (the "1990 Directive") required each Member State to liberalize by 1992 all telephony services offered over its PSTN, with the exception of basic "voice telephony" and specified other services. The effect of the 1990 Directive was that value-added services and the delivery of voice telephony to closed user groups (i.e., to a specified group of people) were liberalized to the extent that they do not come within the 1990 Directive's definition of basic "voice telephony." Different interpretations as to whether a service should be regarded as a value-added service or as a basic "voice telephony" service, and as to what constitutes a closed user group, have led to variations among the Member States as to what services may be delivered and the manner in which they can be provided. In addition, certain Member States are late in enacting the relevant legislation implementing the 1990 Directive, which has created further regulatory uncertainty. Under a 1996 EC directive (the "Full Competition Directive"), Member States were required to liberalize "Open Voice Telephony Services," effective January 1, 1998, except for certain Member States who were granted derogation for a specified period of time. However, some of the EU countries in which the Company operates did not meet the January 1, 1998 requirement of the Full Competition Directive and there can be no assurance regarding the timing or extent of liberalization in any particular country or the EU in general. See "--European Operations--General" for a more detailed discussion of the Full Competition Directive and related regulatory matters.

     In response to these European regulatory changes, a number of different competitors, including the Company, are emerging to compete with the European PTTs. At one end of the scale, the large U.S. telecommunications service providers and European PTTs have begun to form "mega-carrier" alliances to compete in offering value-added services and the resale of calling services across Europe. At the other end of the scale, a number of competitors have emerged that primarily provide long distance "call back" telephone service. Other companies are developing networks in Europe to service specific markets.

     The Company believes, along with many industry observers, that the deregulation currently underway in many countries in continental Europe will lead to market developments similar to those that occurred in the United States and the United Kingdom upon deregulation of long distance telecommunications services. Such deregulation in the United States and the United Kingdom has resulted in an increase in call traffic and the emergence of multiple new telecommunications services providers of varying sizes. In addition, significant reductions in prices, particularly for domestic long distance calls, as well as improvement in both the services offered and the level of overall responsiveness to customers, have occurred. Although pricing has become competitive in both countries, pricing levels continue to permit services to be profitably provided. There can be no assurance, however, that this will continue to be the case.

  ASIA/PACIFIC RIM INTERNATIONAL LONG DISTANCE MARKET

     Deregulation is spreading throughout many of the major markets in Asia and the Pacific Rim. A significant number of countries in these regions are signatories of the GBT Agreement and have committed to open their markets to competition. Australia, the Philippines and New Zealand have already opened their markets to full competition and Hong Kong, Indonesia, Japan, South Korea and Malaysia have legalized the provision of value added services. Hong Kong also licensed three new carriers in 1997 to provide local service and Singapore has stated its intention to license two new operators in 1998.

  LATIN AMERICAN INTERNATIONAL LONG DISTANCE MARKET


     Various countries in Latin America have taken initial steps towards deregulation in the telecommunications market during the last few years. Certain countries have competitive local and/or long distance sectors, most notably Chile, which has competitive operators in all sectors. Colombia has granted two long distance operating licenses to local companies, ending the monopoly of Colombia's PTT. In addition, various Latin American countries have completely or partially privatized their national carriers, including Argentina, Brazil, Chile, Mexico, Peru and Venezuela. Venezuela has also legalized value-added services and has targeted January 1, 2000 as the date for deregulation. Brazil has privatized its PTT, Telebras, in July 1998, and Brazil has also established an independent regulator, ANATEL, to oversee its telecommunications industry.



     In Mexico, the former PTT has been privatized and its exclusive long distance concession was modified in 1990 in order to allow other participants to render long distance services as of August 1996. Additionally, the PTT has been required to interconnect with the networks of competitors since January 1997. Competition in Mexico has been initiated and an independent regulator has been established.


     Peru opened its market to competition in August 1998, ending the monopoly of its PTT, Telefonica del Peru, one year earlier than scheduled.

  OTHER MARKETS

     Despite the growth and deregulatory trends in the global telecommunications market, the pace of change and emergence of competition in many countries, particularly in parts of Africa, remains slow, with domestic and international traffic still dominated by the government-controlled PTTs. The Company believes that international carriers, such as itself, which have already established, or are in negotiations to establish, operating agreements with the PTTs in many such countries will be well-positioned to capture the benefits of increasing traffic flows as the telecommunications infrastructure in these countries is expanded.

     The Company believes that the trend towards deregulation creates numerous opportunities for international carriers such as itself to increase their access to developing telecommunications markets and to increase their market share for calls both into and out of these emerging markets. The Company believes that many of the emerging carriers in developing countries, as well as certain recently privatized PTTs, are likely to seek alliances, partnerships or joint ventures with other international carriers to expand their global networks, and that the size of many of the markets may lead them to seek alliances with carriers like the Company as opposed to the mega-carriers, such as Uniworld, Concert and Global One. Although there is a general trend towards deregulation worldwide, there can be no assurance regarding the timing or the nature of deregulation, whether any deregulation will occur at all or whether any trend towards deregulation will not be reversed in any particular country.

INTERNATIONAL LONG DISTANCE MECHANICS

     A long distance telephone call generally consists of three segments: origination, transport and termination.


                                  [ARTWORK]


     A typical international long distance call originates on a local exchange network or private line and is carried to the international gateway switch of a long distance carrier. The call is then transported along a fiber optic cable or a satellite connection to an international gateway switch in the terminating country and finally to another local exchange network or private line where the call is terminated. A domestic long distance call is similar to an international long distance call, but typically involves only one long distance carrier, which transports the call on fiber, microwave radio or via a satellite connection within the country of origination and termination. Generally, only a small number of carriers are licensed by a foreign country for international long distance and, in many countries, only the PTT is licensed to provide international long distance service. Although the Company is licensed or otherwise permitted (or not prohibited) to operate as an international long distance carrier in most of its current markets, the range of services that may be offered pending further deregulation is, in certain countries, limited to value-added services and closed-user group services. See "--European Operations--General". Any carrier that desires to transport switched calls to or from a particular country must, in addition to obtaining a license or other permission (if required), enter into operating agreements or other arrangements with the PTT or another international carrier in that country or lease capacity from a carrier that already has such arrangements.

  ORIGINATION

     The Company can originate calls in all countries where it currently has revenue-generating operations and route them to its local switch through a dedicated telephone line between the customer and the Company's switch (commonly known as "direct access"). In addition, depending on local regulations, the Company can originate calls by using the PSTN. In the United States, all licensed long distance carriers are provided with "equal access," which allows such carriers to directly interconnect with the PSTN on the same basis. As a result of equal access, all long distance calls from a customer are routed directly to the Company's local switch without requiring the customer to dial any special access numbers. This is accomplished by the local telephone company in the customer's territory programming its network to direct all of the Company's customers' long distance calls to the selected switch. Outside the United States, certain restrictions require the Company to utilize one of the following methods to originate a call via the PSTN.

     PREFIX DIALING. Prefix dialing allows a customer to access the Company's switch via the PSTN by dialing a multiple digit access code (the "prefix") assigned to the Company prior to dialing the destination telephone number. Prefix dialing requires direct interconnection with the operator of the PSTN, typically the PTT or another major carrier, in order to allow the PSTN to recognize the prefix and direct the call to the Company's switch. In order to make the use of prefix dialing service transparent to the customer, the Company can either program the customer's telephone system or install an auto-dialer device to automatically dial the prefix on behalf of the customer when appropriate. The auto-dialer device is purchased, installed and maintained by the Company.

     In Europe, prefix dialing is currently provided by all of the Company's operations except in Portugal, The Netherlands, Italy, France and Spain, where it is either not currently permitted or otherwise not implemented by the Company in such countries. Prefix dialing was scheduled to be provided in the remainder of the EU after January 1, 1998, when deregulation was required under the Full Competition Directive, but such schedule has not been met and is unlikely to be met, for the most part, until the end of 1998, at the earliest. See "Risk Factors--Government Regulatory Restrictions." In France, RSL France has been granted a four digit prefix by the French national telecommunications regulatory authority and has received authorization, pursuant to article L33.1 and L34.1 of the Postal and Telecommunications Code, to operate a public network. Prefix dialing requires the Company to incur a substantial up-front fixed fee that is payable to the PTT or other operator of the PSTN for interconnection. The Company is then charged a variable local access charge to route each call to the Company's switch. Despite such fees, for customers generating relatively low volumes of calls or in remote locations, prefix dialing is a more cost-effective form of call origination than through a direct access line.

     DIRECT ACCESS. Direct access allows a customer to connect its phone system directly to the Company's switch utilizing a dedicated phone line. Dedicated phone lines are leased on a monthly or longer-term fixed cost basis from the PTT or other local exchange carrier. This method of origination is only cost-effective for those customers which generate substantial volumes of international traffic, given the fixed cost of leasing a dedicated line.

     DIAL-IN. In countries where interconnection with the PTT or other operator of the PSTN is currently not available, the Company can provide dial-in services to closed user groups by allowing the customer to directly call the Company's switch via the PSTN by dialing a pre-assigned telephone number (local or toll-free), followed by a pin-code (which allows the switch to recognize the customer) and the destination telephone number. The mechanics of this service are substantially similar to calling card services currently provided by the Company and other carriers in the United States. What constitutes a closed user group has been the subject of a fair degree of interpretation among EU Member States, but is generally interpreted as meaning that the customer can only call a limited predetermined group of destinations. As with prefix dialing, the Company can make this service more transparent to the customer by programming the customer's telephone system or installing an auto-dialer, subject to local regulation. Given the greater number of digits required to be dialed by the customer, however, a slight delay in placing a call cannot be avoided by this service. Dial-in service involves a variable local access charge to route the call to the Company's switch.


  TRANSPORT


     The transport of telephone calls is accomplished via land-based cables or undersea cables, which are usually fiber optic, or by microwave radios or satellites. A carrier can obtain half circuits on cable systems through MIUs, IRUs or leases. Between two countries, a carrier from each country owns a "half-circuit" of a cable, essentially dividing the ownership of the cable into two equal components. In instances where a carrier has not purchased interests in a cable prior to the time when the cable was placed in service, the carrier is only permitted to acquire capacity on the cable through the purchase, by way of a lump sum payment, of an IRU. The fundamental difference between an IRU holder and an owner of MIUs is that the IRU holder is not entitled to participate in management decisions relating to the cable system. In the event that the Company commences utilizing its remaining operating agreements, it will have to either invest in additional IRUs or MIUs, or acquire satellite capacity, to enable it to connect to a carrier in such countries. Additionally, any carrier may generally lease circuits on a cable from another carrier with an MIU or IRU. Satellite circuits are also obtained on a leased basis.


     Traditionally, international long distance traffic is exchanged under bilateral operating agreements between international carriers which own MIUs or IRUs on the same fiber optic cable system in two countries or through leased satellite capacity. Operating agreements provide for the termination of traffic in, and return of traffic to, the carriers' respective countries at negotiated accounting rates. Operating agreements typically provide that carriers will return to their correspondents a percentage of the minutes received from such correspondents ("return traffic"). In the United States, this percentage is set by the FCC to be the relative ratio of U.S. inbound traffic to U.S. outbound traffic to each country. In addition, operating agreements provide for network coordination and accounting and settlement procedures between the carriers.

     Accounting rates are reciprocal between each party to an operating agreement. For example, if a foreign carrier charges a U.S. carrier $0.30 per minute to terminate a call in the foreign country, the U.S. carrier would charge the foreign carrier the same $0.30 per minute to terminate a call in the United States. All U.S. carriers face a single accounting rate for each country unless otherwise permitted by the FCC.

     The term "settlement" rates arises because carriers pay each other for traffic exchanged utilizing the accounting rate structure on a net basis determined by the difference between inbound and outbound traffic between them. Settlement rates differ between countries. For example, a U.S. carrier may have a settlement rate of $.30 to terminate a call in one country and $.35 in another country while a U.K. carrier may have settlement rates of $.45 and $.40 to terminate calls in the same countries. By linking its Local Operators over owned and leased facilities, the Company bypasses this traditional settlement process and lowers its cost of transporting its international traffic.

     The FCC has established a policy that effectively prohibits foreign carriers from discriminating among U.S. carriers (the "International Settlements Policy"). The International Settlements Policy requires: (1) the equal division of accounting rates; (2) non-discriminatory treatment of U.S. carriers; and
(3) proportionate return of inbound traffic. In December 1996, the FCC modified its rules to allow alternative payment arrangements that deviate from the International Settlements Policy between any U.S. carrier and any foreign correspondent in a country that satisfies the FCC's effective competitive opportunities test. The FCC also stated that it would allow alternative settlement arrangements between a U.S. carrier and a foreign correspondent in a country that does not satisfy the effective competitive opportunities test, if the U.S. carrier can demonstrate that deviation from the International Settlements Policy will promote market-oriented pricing and competition while precluding abuse of market power by the foreign correspondent. For further information regarding settlement rates, see "--North America--US Operations--Regulatory Environment".


     The GBT Agreement requires signatories to open their telecommunications markets to competition. Consistent with the commitments made by the U.S. under the GBT Agreement, the FCC has revised its rules to establish an open entry standard for applicants from World Trade Organization member countries seeking authority to provide international telecommunications service in the U.S., and has adopted a rebuttable presumption that the U.S. affiliates of a foreign carrier with less than 50% market share in its home market should be treated as non-dominant. These open entry policies will apply to applicants of all World Trade Organization member countries, including those who are not signatories to the GBT Agreement.



     A carrier which does not have an operating agreement with a carrier in a particular country is able to provide international service to that country by leasing capacity from a carrier which does. Until recently, in many foreign countries there was only one operating agreement in place between that country's PTT and a foreign based international carrier as a result of monopolies held by such PTTs. For example, in the United States, before the deregulation of telecommunications services, AT&T was the only carrier that had operating agreements with foreign carriers. However, after deregulation, MCI and Sprint, over a period of years, each negotiated its own operating agreements with foreign carriers. Since then, a limited number of other U.S.-based companies, including the Company, have been able to secure operating agreements with foreign carriers. Operating agreements are expected to become increasingly available as international markets deregulate and new carriers that are seeking business partners emerge in countries previously subject to a PTT monopoly or other limited competition market. See "Risk Factors--Risks Associated with Rapidly Changing Industry."


     For an international long distance company without operating agreements or its own international network, the profitability of originating international traffic is a function of, among other things, the difference between its billing rates and the rates it must pay another carrier to transport and terminate such traffic.

     For a company with operating agreements that provide for return traffic, the profitability of originating international traffic will be a function of, among other things, the volume of its originating traffic and its billing rates, as well as the relative volume of its originating and return traffic minutes. Under the settlement process, a carrier which originates more traffic than it receives, will, on a net basis, make payments to the corresponding carrier, while a carrier which receives more traffic than it originates will receive payments from the corresponding carrier. If the incoming and outgoing flows of traffic are equal in the number of minutes transmitted, there is no net settlement payment to either carrier. Therefore, in addition to all of the other factors that can influence the profitability of a long distance carrier, the profitability of an international carrier is dependent on its relative flows of incoming and outgoing traffic.

     Return traffic can be more profitable than outgoing traffic when there is a significant disparity in the cost of terminating traffic between the two countries that are party to an operating agreement. This is particularly true for a U.S. carrier because the actual cost for a U.S. carrier to terminate a call in the United States generally is less expensive than the settlement cost under an operating agreement with any foreign carrier and return traffic does not involve any origination costs. The receipt of more profitable return traffic reduces the aggregate cost to a carrier to transport traffic pursuant to an operating agreement, and carriers with significant levels of return traffic can price their international transport and termination services at a discount to the settlement cost and recover the discount on the return traffic.

  TERMINATION

     The termination of an international call occurs after the call has been transported to an international carrier in the destination country. The international carrier then transports the call to a local exchange network where it is then terminated. In many countries, only the PTT is licensed to provide international long distance service and local exchange services.

COMPANY STRATEGY


     The Company's strategy is to capitalize on the growth, deregulation and profitability of the international long distance market. The key elements of this strategy are as follows:


  FOCUS ON PROVIDING INTERNATIONAL LONG DISTANCE SERVICES


     The international long distance public switched telecommunications market generated an estimated $61.3 billion in revenue and 70.0 billion minutes in 1996 with minutes of use projected to grow at a rate of between approximately 11% and approximately 17% per annum through the year 2000. The Company currently has significantly less than a 1% share of this market. Although prices are expected to decline, resulting in substantially slower growth in revenues, the international long distance switched telecommunications market is currently recognized as one of the fastest growing and most profitable segments of the long distance telecommunications industry. The Company provides a broad array of international and domestic services but focuses on providing services to end-users which generate significant calling traffic between countries to capitalize on (i) the continued growth of international traffic and (ii) the margin opportunity created by the high end-user rates currently maintained by PTTs and other dominant carriers. If any of the factors contributing to the growth of traffic or the pricing scheme by the PTTs and other major carriers should cease to apply, growth and profitability in the international market and the Company's prospects would be negatively impacted. The United States market, one of the most deregulated and competitive markets in the world, illustrates the greater profitability of international traffic versus domestic traffic in the current market and regulatory environment. Based on FCC statistics and other available information, the Company estimates that industry-wide gross profit (before access charges) in 1996 for U.S.-originated traffic averaged $.31 per minute of international use, compared to a 1995 gross profit of $.08 per minute of domestic use, although the actual gross profit per minute of use may vary significantly depending on the destination, route and time of day of a particular call. From 1989 to 1996, per minute settlement payments by United States based carriers to foreign PTTs fell approximately 39% from $.70 to $.43. In September 1997, the FCC adopted new lower benchmark rates for these settlement payments. Despite declining costs, dominant carriers and PTTs have maintained high end-user rates for international long distance services, allowing them to provide domestic services at lower rates. The Company believes that as settlement rates and costs for purchased capacity continue to decline, international long distance should continue to provide high revenue and gross profit per minute, although increased competition may, to a certain extent, moderate such revenues and gross profits. The foregoing is a forward-looking statement and there can be no assurances in this regard. See "--Industry Overview."



  IDENTIFY AND ENTER KEY MARKETS EARLY



     The Company seeks to identify markets that originate or terminate significant levels of international traffic and are being deregulated. The Company then seeks to enter these markets ahead of full deregulation in order to gain competitive advantages over carriers that attempt to enter a market after deregulation is complete. These advantages include (i) the development of multiple sales and distribution channels and the establishment of a customer base prior to widespread competition, (ii) the early acquisition of experienced management, including technical and marketing personnel, and (iii) the achievement of name recognition as one of the early competitors to the incumbent PTTs. The Company employs multiple marketing and distribution channels, including direct sales forces, telemarketing organizations, agents and resellers, while also forming marketing alliances with other service providers, such as Internet service providers and wireless service providers. Each Local Operator is managed independently, with centralized strategic, financial and network support. The company expects each Local Operator to be independently profitable.



     The Company believes that its early entry into deregulating markets has provided, and will continue to provide, it with an advantage in obtaining licenses as they become available over carriers which attempt to enter the market after deregulation is complete. The securing of necessary licenses, which is limited in some circumstances to a small number of entrants into the deregulating market, is essential to the Company's strategy and the Company will endeavor to enter into arrangements with a licensee to gain access to such market if the Company itself cannot secure successfully the license.



     In countries that are in the process of deregulating, competition is often restricted to a limited number of specific services. In such cases, the Company employs a two-stage market penetration strategy whereby initially the Company takes advantage of current market conditions and, within the context of its established strategy and service offerings, provides the fullest range of services permissible under local regulation. The Company thereby gains an early toehold in the market, affording it the opportunity to become a recognized international carrier and to begin to build its own marketing channels and customer base prior to the opening of markets to broader competition. Subsequently, as deregulation permits, the Company expands its service offerings thereby giving the Company the opportunity to increase the amount of business it does with its existing customers and to increase its market penetration by building on its name recognition, marketing channels and expanded service offerings to attract additional customers. However, there can be no assurance regarding the timing or extent of deregulation in any particular country. See "Risk Factors--Government Regulatory Restrictions."



  TARGET SMALL AND MEDIUM-SIZED BUSINESSES



     The Company focuses on offering high quality products and services to small and medium-sized businesses that originate in excess of $500 per month in international telephone calls. The Company believes that this segment offers significant market opportunities because it has traditionally been underserved by the major global telecommunications carriers and the PTTs, which offer their lowest rates and best services primarily to higher volume multinational business customers. The Company believes that in most markets, small and medium-sized businesses account for a significant percentage of international calling traffic. By offering a broad range of interrelated services and continuing its commitment to provide high quality customer service, the Company seeks to strengthen its direct relationships with a diverse and rapidly growing customer base and build customer loyalty.



     Small and medium-sized businesses account for the majority of all businesses. For example, the EU estimated in 1996 that there were 15 million small and medium-sized businesses in the EU and that businesses that employ fewer than 100 workers in the aggregate accounted for more than one half of all EU employment and almost half of all business revenue. In addition, Europe's small to medium-sized businesses were projected to produce total telecommunications revenues larger than those of the major multinational business sector. For the six-month period ended June 30, 1998, approximately 25% of the Company's revenues were derived from sales to other carriers, 57% were derived from commercial customers, including small and medium-sized businesses, and 18% were derived from calling card customers.



  BUILD A COST COMPETITIVE GLOBAL NETWORK



     By integrating its current and future POPs into RSL-NET, the Company believes that it will be able to originate, transport and terminate traffic utilizing its own network, thereby bypassing the high costs associated with the transport of the international portion of a call through a third party carrier. Substantially all of the Local Operators have network switching facilities to provide international voice and other telecommunications services in their markets. The Company currently connects its facilities by a combination of ownership interests in fiber optic systems and private leased lines. The Company intends to continue to make significant investments in its own fiber routes and other transmission facilities where such facilities become available and such investments are cost effective and warranted by traffic patterns.



     The Company uses state-of-the-art technology in its switching facilities. The Ericsson switches used by the Company allow the Company to interconnect its switches to existing PTT and carrier networks around the world and to develop new services and upgrade network software on an efficient basis.



EXPAND MARKETING AND DISTRIBUTION CHANNELS


     The Company has developed a wide range of marketing and distribution channels in order to expand its customer base, particularly in its target market of small to medium-sized businesses. The Company's marketing and distribution channels include direct sales forces, telemarketing organizations, agents and resellers, and marketing alliances with service providers, such as Internet service providers and wireless service providers. The Company has been innovative in seeking marketing partners to better identify potential customers and penetrate markets on a cost-efficient basis, such as through its alliance with Metro Holding. In addition, in Australia, the United Kingdom, Germany and Belgium, the Company has commenced efforts to cross-sell fixed wire services to its wireless subscribers and wireless services to its fixed wire-customers and in the United States the Company intends to cross-sell data services to certain of its existing customers.




PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES



     The Company seeks to acquire control of businesses with an established customer base, compatible operations, licenses to operate as an international carrier, experience with additional or emerging telecommunications products and technologies, and experienced management. In addition, the Company seeks to enter into strategic alliances that the Company believes will enable an accelerated and cost effective expansion of its business. Recent examples include:



     o In June 1998, the Company entered into a marketing and distribution services agreement with Metro Holding, the management holding company for Metro AG, the largest retailer in Europe with 750 operating units in 18 European countries. This arrangement is designed to provide the Company access to Metro AG's extensive distribution network and customer base and is expected to significantly accelerate the Company's penetration into key European markets.



     o In June 1998, the Company agreed to acquire the business of Motorola Tel.co from Motorola Inc. for approximately $100 million. Motorola Tel.co resells wireless services and related products in the United Kingdom, France, Germany and Belgium to a base of over 475,000 subscribers. The Company has completed the acquisition of Motorola Tel.co's operations in the United Kingdom, Germany and Belgium and is awaiting receipt of various required approvals in France. This transaction significantly increases the number of direct customer relationships in Europe and will allow the Company to cross sell long distance and wireless services.



     o In July 1998, the Company acquired the business of WestComm from CBS Corporation for $90 million. WestComm provides voice telephony, data services (including frame relay and TCP/IP networks) and Internet access. WestComm's six national switches are in cities which, together with the Company's New York and Los Angeles switches, originate more than 50% of all U.S. long distance traffic. The WestComm acquisition expands the range of the Company's services and enhances its ability to originate and terminate U.S. long distance traffic.



     o In August 1998, the Company acquired Westel from BC Rail for approximately $38 million. Westel is a telecommunications company that provides a brand range of enhanced telecommunications services through British Columbia, including long distance, data private line and Internet access. Westel significantly expands the Company's presence in Canada, which is one of the key destinations of U.S. originated long distance traffic.

  LEVERAGE EXPERTISE OF MANAGEMENT TEAM

     The Company has strengthened its management team by attracting experienced management from the telecommunications industry to enhance its regional expertise and to facilitate the integration of its regional operations. Many of its key managers have had significant experience with incumbent providers, as well as early competitors in deregulating markets. In addition, the Company generally retains key management in the companies it acquires. As a result, the Company believes that it is well positioned to manage the integration of acquisitions and the rapid growth of its customer base and network infrastructure.


  EXPAND IP TELEPHONY AND ON-LINE SERVICE OFFERINGS



     Through its subsidiary, Delta Three, the Company intends to continue to expand its IP telephony service offerings by increasing its investment in Internet gateway servers and increasing its sales and marketing channels. Delta Three's IP telephony offerings are based on utilizing IP protocol as a transmission standard for voice communications over the public Internet as well as private intranets, extranets and dedicated leased lines, at substantially reduced transmission and termination costs. One of the services offered by Delta Three allows customers to place long distance and international phone calls carried over the Internet or IP network using standard telephones, without requiring any additional equipment. Delta Three also currently offers prepaid calling card services, PC to phone and phone to PC services to retail customers and termination to wholesale customers. In addition to offering IP telephony services, the Company plans to develop value added services on the Web and to provide on-line customer service and billing. The Company believes that Delta Three positions the Company at the forefront of the rapidly emerging IP telephony industry. See "Business--Delta Three Operations."


NETWORK


     The Company generally utilizes a single switch technology platform for its international telephony gateway switches comprised of state-of-the-art Ericsson AXE-10 switches. The Company believes that a single switch platform gives the Company a strategic advantage in developing new services and allows the Company to upgrade network software on a more efficient basis when compared to those other global carriers that employ multiple switch technologies. The Company is also pursuing alternative transmission technologies such as the Internet and managed IP networks in order to minimize its operating costs. See "--IP Telephony Operation--General."


  OWNED FACILITIES


     The Company's owned facilities include switches and interests in international fiber optic cable systems. The Company's 14 international telephony gateway switches are located in New York, Los Angeles, London, Stockholm, Paris, Frankfurt, Helsinki, Vienna, Milan, Copenhagen, Lisbon, Sydney, Zurich and Tokyo. In addition, the Company operates 16 national switches throughout its operations. The Company's existing international telephony gateway switches conform to international signaling and transmission standards provided for in International Telegraph and Telephone Constructive Committee ("CCITT") recommendations and allow the Company to interconnect its network to existing PTT and carrier networks around the world while maintaining quality and dependable services. The Company's switch and related equipment purchases have been financed by Ericsson, and the Company believes it has developed a favorable working relationship with Ericsson which will enable the Company to benefit from Ericsson financing for future Ericsson purchases, although there can be no assurance that this will be the case. See "Risk Factors--Dependence on Equipment Supplier." The Company's switching facilities are easily expandable to accommodate growth.


     The Company also owns capacity on various international digital fiber optic cable systems. The Company's United States operations currently own IRUs on the CANUS-1, CANTAT-3, PTAT-1, NPC, RIOJA 2, ODIN 1, RIOJA 3, ODIN 2, APCN, JASURAUS, FLAG (various segments), Estepona, Tetouan, Gemini, Americas 1, and Taino-Carib undersea fiber optic cable systems and owns MIUs in the ANTILLAS I, TAT-12/13 and Southern Cross submarine cable systems. The Company also owns capacity on the CMC and MCC terrestrial (Japan) fiber optic cable systems. The Company has currently committed to purchase capacity in the submarine fiber systems of Japan--USA, Pan American, MAYA and TAT-14. The Company also is currently in negotiations to purchase capacity for its United States operations in the TPC-5, Guam--Philippines, R-J-K, AC-1, PC-1, PAC-1, MAC and FLAG (additional segments) undersea fiber optic cable systems. The Company's Swedish operation owns IRUs in the CANUS-1, CANTAT-3, SWE-FIN, DK-SWE, SWE-Latvia and KATTEGAT-1 submarine cables. The Company's United Kingdom operation owns IRUs on the UK-NL14, CANTAT-3 and PTAT-1, GEMINI, CANUS-1, UK-GER 6, RIOJA 2 and RIOJA 3 undersea fiber optic cable systems. The Company's Australian operation owns IRUs in the APCN, JASAURUS, NPC and Southern Cross undersea fiber optic cable systems and on the CMC and MCC terrestrial fiber optic cable systems.



     The Company also, together with its joint venture partner in Mexico, acquired switches and fiber cable covering 14 cities in Mexico, which are expected to be fully installed by the end of 1998.


  OPERATING AGREEMENTS


     The Company's operating agreements provide the Company with ability to transmit traffic directly to foreign carriers over jointly-owned facilities rather than utilizing leased capacity. The Company's U.S. operations currently hold 22 operating agreements (one of which allows the Company to transmit traffic into three countries), which provide potential direct access to Australia, Azerbaijan, Bolivia, Chile, Denmark, the Dominican Republic, Japan, Jordan, Korea, Malaysia, Morocco, The Netherlands, New Zealand, Norway, the Philippines, Russia, Srpska, Suriname, Sweden, Switzerland and the United Kingdom. The Company currently only transmits and terminates traffic pursuant to operating agreements in the Dominican Republic, the United Kingdom, Denmark, The Netherlands, Russia, the Philippines and Norway. See "--U.S. Operations--U.S. Network Architecture." The Company believes that these agreements constitute significant assets and that the Company is one of only a limited number of carriers within the United States that has been able to secure a significant number of operating agreements with non-U.S. carriers. The Company's Swedish operation currently utilizes two operating agreements which enable it to exchange traffic with Denmark and Norway and the Company's Finnish operation utilizes an operating agreement which enables it to exchange traffic with Russia. Operating agreements lower the cost of transmitting traffic by allowing the Company to utilize its MIUs and IRUs to correspond directly with its foreign carriers, thereby eliminating the cost of transmitting a call through leased capacity. In addition, if the Company can develop sufficient traffic into another country, it can potentially develop an additional source of revenue through return traffic or other settlement arrangements with the PTT or other carriers in that country.


  LEASED CAPACITY


     For all routes where the Company does not own facilities or utilize operating agreements, the Company utilizes leased capacity. In addition, the Company has arrangements with local carriers in each country in which it originates traffic to transmit domestic calls from its end-users to its switch. While the Company intends to purchase or construct transmission facilities where such facilities are available for purchase or may be constructed and such purchase or construction is cost-effective and warranted by traffic patterns, a significant percentage of its transmission facilities will continue to be leased. Leased capacity is typically obtained on a per minute basis or a point-to-point fixed cost basis. The Company utilizes leased satellite facilities for traffic to and from those countries where digital undersea fiber optic cables are not available or cost-effective. Leased satellite facilities are also used for redundancy when digital undersea cable service is temporarily interrupted. See "Risk Factors--Dependence on Other Carriers."


  NETWORK MANAGEMENT SYSTEMS


     The Company generally utilizes redundant, highly automated state-of-the-art telecommunications equipment in its network and can, in cases of component or facility failure, use the network management facilities to redirect calls to another carrier's facilities. Back-up power systems and automatic traffic re-routing enable the Company to provide a high level of reliability to its customers. Computerized automatic network monitoring equipment allows fast and accurate analysis and resolution of service problems. The Company maintains separate network management facilities for its U.S. and European operations, each of which maintains separate least-cost routing systems. U.S.

network management is operated from the Company's facilities in New York, Los Angeles and Pittsburgh. European network management is operated centrally from the Company's switching center in London. See "Risk Factors--Risks Associated with Rapidly Changing Industry," "--Dependence on Effective Information Systems" and "--Year 2000 Technology Risks."


NETWORK STRATEGY


     The Company has connected, or is in the process of connecting, its current switches in all of the countries in which it operates. The Company has connected its current switches and expects to connect its future switches by investing in IRUs, MIUs or transmission capacity on a point-to-point fixed cost basis, subject to local regulatory conditions. In each new market the Company enters, the Company intends to install its own switching facilities which will then be integrated into RSL-NET to improve the Company's overall cost structure. The Company transmits traffic from its Local Operators on capacity leased on a variable cost per minute basis until it believes an investment in owned facilities or fixed cost lease arrangements between countries or on a particular route is warranted. To the extent traffic can be transported between two Local Operators over MIUs, IRUs, domestic circuits or lines leased on a fixed cost point-to-point basis, there is almost no marginal cost to the Company. In such cases, the Company will be able to bypass the traditional settlement process for the transport and termination of international traffic. The settlement rates for international correspondence are based on negotiated rates which, according to an FCC estimate in August of 1997, were up to 70% higher than the actual cost. The Company expects that it will realize significant cost savings by routing an increasing portion of its international traffic over its owned and leased facilities as opposed to corresponding via operating agreements, in particular once the markets in which the Company operates deregulate sufficiently to allow interconnect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Effect of Deregulation on European Cost of Services." In addition, each of the Local Operators maintains an independent cost structure for all other traffic. By directly linking its operations, the Company will be better able to implement a least cost routing system. See "--International Long Distance Mechanics," "Risk Factors--Short Operating History," "--Entrance into Newly Opening Markets," "--Inability to Predict Traffic Volume" and "--Dependence on Other Carriers."


     For calls to countries where the Company does not have a Local Operator, the Company seeks to establish and utilize an operating agreement with a local carrier. While this method generates higher costs than transporting calls between the Local Operators, it has the potential to generate higher margin return minutes. The Company has not generated significant return minutes to date. In addition, by strategically establishing its Local Operators and obtaining operating agreements, the Company will seek to arbitrage the differential in settlement rates between countries.


     Origination and termination of traffic locally is accomplished through transmission capacity leased on a per minute basis, except where the Company provides private line service. As the Company's operations in a given country grow, the Company generally will install additional POPs and invest in transmission capacity (on a point-to-point fixed cost basis) to connect the new POP to its international gateway switch. This will enable the Company to reduce its dependence on relatively high cost-per-minute leases by reducing the distance calls will travel over capacity leased on that basis.


PRODUCTS AND SERVICES

     The Company offers a variety of fixed and wireless local, long distance and international products and services to its customers, as well as certain value-added services. Although the Company focuses on providing international service, it also provides domestic long distance services, where permitted under relevant regulations, to accommodate customer demands.

     The Company provides the services described below to the extent permitted by local regulation in each of its markets. See "Risk Factors--Government Regulatory Restrictions" and "--Industry Overview," "--International Long Distance Mechanics," "--North American Operations--U.S. Operations" and "--European Operations--General."

  LONG DISTANCE SERVICES

     The Company provides domestic and international long distance services to its customers. In nearly every country in which the Company operates in Europe, the Company provides domestic long distance services. In the United States, the Company is certified and tariffed or otherwise authorized to originate intrastate, interexchange calls in 49 states and the District of Columbia and can terminate calls throughout the United States.

  PRIVATE LINE SERVICE

     The Company can provide dedicated point-to-point connections to businesses requiring dedicated private telephone lines for high volumes of voice and data between the customer's offices in certain countries where the Company has revenue generating operations.

  CALLING CARDS


     The Company's calling cards are either prepaid cards or post paid cards (for which calls are billed in arrears). The Company's calling cards provide international call access to or between many countries that have direct dial service with the United States. Prepaid calling cards are similar products to other calling cards, but differ in marketing focus as well as the method of payment. A customer purchases a prepaid card that entitles the customer to make phone calls on the card up to a certain limit. The Company also offers prepaid calling cards that are rechargeable. In all cases, the card number is proprietary to the customer and is secured by means of a personal identification number. The Company currently offers these products in most of its existing operations.


  VALUE-ADDED SERVICES

     The Company currently offers facsimile services in all of its operations, toll-free dialing in the United States, the United Kingdom and Sweden and Internet access in the United States, Sweden and Canada and, in the future, intends to offer most of these services in all markets where it is allowed to do so. The Company also intends to introduce the following services: (i) video-teleconferencing, (ii) on-line billing services, (iii) consolidated billing for all services offered by the Company, (iv) on-line directory assistance, (v) on-line conference calling, and (vi) international directory assistance. In addition, through Delta Three, the Company can offer international long distance voice service to niche markets utilizing IP telephony at discounts to standard international calls.

  INTERNATIONAL TERMINATION AND TRANSIT


     International termination on a wholesale basis involves the sale of long distance services to another long distance company that resells the services to its customers. Selling bulk capacity to other carriers generates traffic sufficient to allow the Company to obtain volume discounts when it leases capacity on a per-minute basis and allows it to generate revenues from otherwise unused capacity on its MIUs, IRUs and point-to-point leases. Transit traffic originates and terminates outside of a particular country, but is transported through that country on a carrier's network to take advantage of lower costs.


  WIRELESS SERVICES

     The Company provides wireless services to corporate, business and residential subscribers. Through its agreements with network operators, the Company provides subscribers with connection and access to wireless networks and sells airtime services. The Company charges its subscribers for service activation, monthly access, per-minute airtime and custom calling features, and generally offers a variety of pricing options, most of which combine a fixed monthly access fee and per-minute charges. Subscribers are also offered a wide range of cellular telephones and accessories. Currently, the Company provides wireless services in the United Kingdom, Germany, Belgium and Australia. The Company intends to cross-sell long distance services to these subscribers.

  DATA SERVICES


     The Company offers a range of data transmission services to its customers in certain countries, including frame relay, Internet access, remote access, e-mail, packet switching, LAN integration and network and facilities management.

CUSTOMERS


     SMALL AND MEDIUM-SIZED BUSINESSES. The Company focuses on offering high quality products and services to small and medium-sized businesses with significant international telephone usage (i.e., generally in excess of $500 per month in international phone calls). The Company has focused on industries which traditionally have significant volumes of international traffic. The Company believes that small and medium-sized businesses have generally been underserved by the major global telecommunications carriers and the PTTs, which have focused on offering their lowest rates and best services primarily to higher volume multinational business customers. The Company offers these companies significantly discounted international calling rates as compared to the standard rates charged by the major carriers and PTTs.



     Small and medium-sized businesses account for the majority of all businesses and the Company believes that in most markets they account for a significant percentage of the international long distance traffic originated in those markets. For example, the EU estimates that in 1996 there were 15 million small and medium-sized businesses in the EU and that businesses that employ fewer than 100 workers accounted for more than one half of all EU employment in 1996 and almost half of all business revenue. Consistent with that, it was estimated in 1997 that in the United Kingdom, companies employing fewer than 250 people spent about $6 billion to $7 billion per year on telecommunications services as compared to about $8 billion to $9 billion per year for businesses employing in excess of 250 people and only $3 billion per year for the multinationals.



     CARRIERS. The Company offers international termination and transit traffic services to other carriers, including resellers, on a wholesale basis, as a "carriers' carrier." The Company's carrier customers as a group currently provide the Company with a relatively stable customer base and thereby assist the Company in projecting potential utilization of its network facilities. In addition, the significant levels of traffic volume generated by such carrier customers enable the Company to obtain large usage discounts based on volume commitments. The Company believes that revenues from its carrier customers will continue to represent a significant portion of the Company's overall revenues in the future. See "Risk Factors--Inability to Predict Traffic Volume."



     RESIDENTIAL CUSTOMERS. The Company targets residential customers in neighborhoods with large immigrant populations and/or with high international calling patterns. The Company intends to capitalize on global immigration patterns to target ethnic communities, primarily for its prepaid calling cards.



     LARGE CORPORATIONS. Primarily as a result of the Westcomm acquisition, the Company services a number of large corporations in the United States. The Company also targets large corporations on those routes where the Company's cost structure allows it to compete effectively. See "--U.S. Operations."





MARKETING AND SALES



     The Company has developed a wide range of marketing and distribution channels focused on reaching a broad range of customers in the most cost-effective manner. The Company markets its products and services through
(i) its direct sales forces, (ii) strategic alliances with companies that have access to significant customer bases, (iii) networks of independent agents and distributors, (iv) strategic alliances with resellers and (v) telemarketing organizations. The Company's services are currently marketed independently by the Local Operators in each country.



     The Company continually seeks innovative ways to expand the scope of its marketing channels and to enhance its ability to identify and retain customers. For example, the Company has recently entered into a strategic alliance with Metro Holding. The Company has capitalized, and will continue to capitalize, on cross-selling opportunities as it adds new customer bases and products through acquisitions and strategic alliances. Following its acquisition of Motorola Tel.co, the Company intends to cross-sell its fixed wire and other traditional long distance services to the Motorola Tel.co subscriber base and Motorola Tel.co's wireless services to existing customers. The Company also plans to introduce a universal brand image to create worldwide name recognition for the Company. The

Company's alliance with Metro Holding will assist the Company in promoting, marketing, selling and distributing the Company's services through Metro AG's wholesale and retail operations in Europe.

     Residential customers are targeted in neighborhoods with large immigrant populations, utilizing resource materials and third party market research companies, among other things, as resources for this information. Carriers typically approach the Company directly to inquire about the Company's transit and termination rates.


     DIRECT SALES. Most Local Operators maintain their own direct sales force. Generally, sales representatives are compensated primarily on a commission basis. The Company intends to expand its direct sales force as it expands existing operations and commences additional operations.


     INDEPENDENT AGENTS. The Company also markets its services through an indirect sales force comprised of independent agents. These agents include, among others, companies which have a sales force or individuals marketing related services such as telephone systems, copiers, fax machines or other office equipment to the Company's targeted customer segments. The Company's indirect sales force will be an increasingly important sales channel to access the local market.


     DISTRIBUTORS. The Company has relationships with a small number of distributors in the United States as well as in certain countries in Europe for the sale of prepaid cards and will seek such arrangements in its other markets. In addition, through the acquisition of Motorola Tel.co, the Company has greatly expanded its dealer network.



     TELEMARKETING SALES. The Company's U.S. and European operations use the services of independent telemarketing sales organizations in certain of their markets. Telemarketing sales are targeted to cover small to medium-sized business and niche residential customers. Commercial customers are offered long distance services while residential customers are offered long distance services and a blend of prepaid and similar products. The Company expects that its telemarketing sales agents will become an increasingly important means to attract customers in related markets, including in the U.S.



     ON-LINE SALES. The Company intends to offer potential subscribers the ability to subscribe on-line for the Company's services and to obtain on-line billing, directory assistance and conference calling.


  CUSTOMER MANAGEMENT


     The Company strives to provide competitive pricing, high quality services and superior customer care service and believes that these factors are important to its ability to compete effectively. The Company works closely with its customers to develop competitively priced telecommunications and value-added services (such as customized billing) that are tailored to their needs. The Company has invested significant resources in developing information systems to allow it to provide accurate and timely responses to customer inquiries. In addition, each of the Local Operators has customer service and engineering personnel available to address service and technical problems as they arise.


HEADQUARTERS OPERATIONS


     The Issuer directs the operations of its subsidiaries, including the management of the growth of current operations, the expansion of operations into new markets, the formation of potential joint ventures and strategic alliances and the execution of acquisitions. Identification of key markets, determination of the vehicles through which, as well as the manner in which, the Issuer will enter such markets and oversight of the implementation of these plans is also done at the Issuer level. The Issuer is continuously reviewing and considering investment and acquisition opportunities. The Issuer intends to pursue acquisitions which it believes will expand or enhance its current operations. All such acquisitions will be identified, negotiated and consummated at the Issuer level, generally working together with local and regional management in cases where the acquisitions supplement existing operations. In addition, the Issuer seeks alliances with carriers to expand the scope of the Company's network and improve its competitive profile.

     The Issuer currently provides centralized financial services for all of the Local Operators, including financial planning and analysis, cost control and network management. The Issuer attempts to coordinate the acquisition of additional transmission capacity (either leased or purchased) with the growth of traffic volumes of each Local Operator. The Issuer assists in securing financing and discounts for these expenditures as well as other capital expenditures through its arrangements with particular vendors. The Issuer also maintains global treasury functions, including the management of cash flows between the Local Operators for the transmission of traffic between them, as well as the allocation of working capital.



     The Issuer expects to eventually link all of its switching facilities to a central billing system administered at the Issuer level, and provide the billing information to Local Operators which will then invoice the customers directly. The invoice will be branded with the Issuer's name and will be payable to an Issuer account in the Local Operator's country.



     The Issuer manages the expansion of RSL-NET, including the acquisition of additional capacity for existing operations and the integration of developing and new Local Operators into RSL-NET. The Issuer coordinates the routing of traffic on RSL-NET to effect routing on a least cost basis. Least cost routing involves the programming of the Issuer's switches to transport international calls over the route which is most likely to produce the lowest cost to the Issuer without compromising call quality. The Issuer consolidates the least cost routing information of each of its Local Operators to allow them to take advantage of each others' cost structure.



     The Issuer is in the process of coordinating the marketing activities of the Local Operators and plans to introduce a universal brand image to create worldwide name recognition for the Issuer. In addition, the Issuer intends to direct the service offerings of the Local Operators to enable the Issuer to provide services to a single customer in more than one country. The Issuer intends to then provide the customer with a single bill and designate a primary customer service representative to address the customer's overall needs.


NORTH AMERICAN OPERATIONS

  U.S. OPERATIONS

  OVERVIEW


     The United States is the largest single market in terms of international long distance call terminations and originations. The top seven destinations for U.S.-originated calls in 1996 were Canada, Mexico, the United Kingdom, Germany, Japan, Hong Kong and France. The Company initiated its U.S. operations in March 1995 with its initial investment in RSL North America and has grown the business significantly since then. The Company primarily operates in the United States through RSL USA. The Company operates in the United States as a full service international long distance carrier with multiple "214" licenses issued under the Communications Act, which permit it to provide international telecommunications services. The Company's principal offices for its U.S. operations are located in the New York, Los Angeles and Pittsburgh metropolitan areas, and RSL USA maintains sales offices in 11 U.S. metropolitan areas.


     During 1998, the Company acquired WestComm, which offers voice telephony and data services (including frame relay and TCP/IP networks) and Internet access to a customer base consisting primarily of small to medium-sized businesses in the United States. WestComm operates six switches strategically located in the United States and employs approximately 280 people. The Company has the exclusive right to the use of the Westinghouse Communications brand name and a non-exclusive right to the use of the Westinghouse logo in connection with providing telecommunications services in the United States and Canada for three years following the date of the acquisition.

  SERVICES AND CUSTOMERS

     The Company offers its customers in the United States international and domestic long distance, private line, calling card, data, Internet access and value added services. Since the first quarter of 1996, the Company has focused its U.S. operations on providing international and domestic long distance services to small and medium-sized businesses.

     In addition, through RSL COM PrimeCall, Inc. ("RSL PrimeCall"), the Company specializes in the provision of prepaid calling cards for niche ethnic markets.

  MARKETING AND SALES


     The Company markets its services and products in the United States through a variety of channels, including direct sales and indirect sales through independent agents and distributors and third-party telemarketing sales. The Company's U.S. operations employ sales and marketing employees and have relationships with master agents with an underlying network of independent agents, distributors and telemarketing agents. The Company expects that its telemarketing sales agents will become an increasingly important means to attract customers in related markets, including in the U.S. In addition, the Company employs a retail and wholesale sales force dedicated to the sale of promotional post and prepaid card products. The Company currently employs approximately sixty sales professionals experienced in designing and developing integrated voice and data telecommunications solutions. The Company believes that its engineering and network management capabilities, as well as its ongoing service and support personnel, will allow it to attract and retain commercial customers.


  U.S. NETWORK ARCHITECTURE


     The Company operates an Ericsson AXE-10 international gateway switch in New York and Los Angeles. The Company's international telephony gateway switches conform to CCITT recommendations and are directly connected to each other via leased lines on a fixed cost, point-to-point basis. In 1998, the Company agreed to acquire an OC3 transport facility from IXC Communications, Inc. for approximately $14 million. The Company also operates seven domestic switches strategically located in the United States and a prepaid card platform in New York. The Company's data network consists of a Magellan Passport backbone with a ring network architecture for reliability. The Magellan Passport network is connected to Telematics switches which concentrate and collect the data from certain geographic regions in which the Company conducts its business or, in some circumstances, from individual customers.



     The Company's US operations own IRUs in the following fifteen undersea fiber optic cable systems: CANUS-1, CANTAT-3, PTAT-1, NPC, RIOJA 2, RIOJA 3, ODIN 1, ODIN 2, APCN, JASAURUS, FLAG (various segments), Estepona, Tetouan, Gemini, America 1 and Taino-Carib systems. In addition, RSL USA owns MIUs on three undersea fiber optic cable systems, which are the ANTILLAS I, TAT-12/TAT-13 and Southern Cross systems. The Company also owns MIUs on the CMC and MCC terrestrial (Japan) fiber optic cable systems. The Company has committed to purchase capacity on the Japan-USA, Pan American, MAYA and TAT-14 undersea fiber optic cable systems. The Company also is currently in negotiations to purchase IRUs for its United States operations on the TPC-5, Guam-Philippines, R-J-K, AC-1, PC-1, PAC-1, MAC and in the FLAG (additional segments) undersea fiber optic cable systems.



     The Company currently is a party to 21 operating agreements (one of which allows the Company to transmit traffic into three countries), which provide potential direct access from the U.S. to Australia, Azerbaijan, Bolivia, Chile, Denmark, the Dominican Republic, Japan, Jordan, Korea, Malaysia, Morocco, The Netherlands, New Zealand, Norway, the Philippines, Russia, the Republic of Srpska, Suriname, Sweden, Switzerland and the United Kingdom. The Company believes that it is one of only a limited number of carriers within the United States that has been able to secure a significant number of operating agreements with carriers outside the United States. The Company currently only transmits and terminates traffic pursuant to operating agreements in the Dominican Republic, the United Kingdom, Denmark, The Netherlands, Russia, the Philippines and Norway. The Company transmits call traffic bound for all other destinations through leased capacity. The remaining operating agreements are inactive because the Company has not yet invested in international transmission capacity for those routes, in certain cases because call volume on such routes does not warrant such an investment. By activating these operating agreements as well as any additional operating agreements it may obtain, the Company believes it will be able to significantly lower its costs of terminating international traffic. The Company's failure to begin transmitting traffic pursuant to any such operating agreement could lead to the termination of the agreement.


     The Company also operates the network management control facilities from which the Company administers and monitors the Company's switches and facilities and provides customer service, 24-hour network monitoring, trouble reporting and response procedures, service implementation and billing assistance. The Company designates a specific customer service representative for each commercial customer to oversee the installation and maintenance of the phone equipment, the start-up of service and problem resolution.

  INFORMATION SYSTEMS AND BILLING


     The Company owns and operates an Electronic Data Systems ("EDS") IXPlus System that runs on an IBM AS/400 hardware platform. The Company is utilizing the EDS system in the U.S. to: (i) provide sophisticated billing information that can be tailored to meet a specific customer's requirements, (ii) provide high quality customer service, (iii) detect and reduce fraud, (iv) integrate efficiently additions to its customer base and (v) provide real time traffic and call detail management. The EDS IXPlus System is operated and maintained by the Company in its Los Angeles office. The Company has also implemented a customer care and trouble management system, as well as developed what it believes is a state-of-the-art information system that produces, among other things, profitability margin analysis, routing statistics and overall traffic trends by country, customer, vendor and switch. The Company's information systems are important to its operations as they allow the Company to assess and determine quickly customer billing and collection problems, production by and compensation or commissions owed to agents, sales representatives and distributors, proper pricing for the Company's services and other matters which are important to the operation of the Company. The billing and information systems purchased by the Company in connection with its acquisition of WestComm are being integrated into the Company's current operations.



     The Company has reviewed the EDS IXPlus System in connection with the Year 2000 problem and the Company expects to receive from its vendor, at no additional cost to the Company, a Year 2000 compliant version of the EDS IXPlus System by the end of 1998. The Year 2000 compliant EDS system is expected to be operational in early 1999. In addition, the Company's standardized desktop and server configurations and software applications are already Year 2000 compliant. See "Risk Factors--Dependence on Effective Information Systems," "--Year 2000 Technology Risks."


  COMPETITION


     The Company competes with AT&T, MCI, Sprint, WorldCom and other U.S.-based and foreign carriers, many of which have considerably greater financial and other resources than the Company. Certain of the larger U.S. based carriers have entered into joint ventures with foreign carriers to provide international services. In addition, certain foreign carriers have entered into joint ventures with other foreign carriers to provide international services and have begun to compete or invest in the U.S. market, creating greater competitive pressures on the Company. The Company believes that its services are competitive in terms of price and quality with the service offerings of its competitors in the U.S. market.

  REGULATORY ENVIRONMENT


     The Company's U.S. operations are subject to extensive federal and state regulation. Federal laws and FCC regulations apply to interstate telecommunications (including international telecommunications that originate or terminate in the United States), while particular state regulatory authorities have jurisdiction over telecommunications originating and terminating within the state. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on the Company, that domestic or international regulators or third parties will not raise material issues with regard to the Company's compliance or noncompliance with applicable regulations or that regulatory activities will not have a material adverse effect on the Company.


     FEDERAL. The FCC currently regulates the Company as a non-dominant carrier with respect to both its domestic and international long distance services. Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges, practices or classifications of non-dominant carriers. Nevertheless, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The FCC also has the power to impose more stringent regulation requirements on the Company, to change its regulatory classification, to impose monetary forfeiture and to revoke its authority. In the current regulatory atmosphere, the Company believes that the FCC is unlikely to do so with respect to the Company's domestic service offerings. With respect to the Company's international services, however, it is possible that the FCC could classify the Company as dominant for the provision of services on specific international routes on the basis of the Company's foreign ownership and affiliations or a determination that the Company had the ability to discriminate against U.S. competitors. In 1997, for example, the FCC classified Sprint as a dominant carrier for the provision of U.S. international services on the U.S.-France and U.S.-Germany routes in connection with investments in Sprint by France Telecom and Deutsche Telekom.

     Among domestic carriers, LECs are currently classified as dominant carriers with respect to the local exchange services they provide, and no interstate, interexchange carriers, including RBOCs which are permitted to offer long distance service outside their service areas, are classified as dominant. Until recently, AT&T was classified as a dominant carrier, but AT&T successfully petitioned the FCC for non-dominant status in the domestic interstate, interexchange and international markets. Therefore, certain pricing restrictions that once applied to AT&T have been eliminated, likely making AT&T's prices more competitive than the Company's prices. Nonetheless, the FCC placed certain conditions on AT&T's reclassification to promote the development of vigorous competition in the international services marketplace.

     The Company has the authority to provide domestic, interstate telecommunications services. The Company has also been granted authority by the FCC to provide switched international telecommunications services through the resale of switched services of United States facilities based carriers, to generally resell international private lines not connected to the PSTN or which are connected to the PSTN in Canada, New Zealand, Australia, Sweden, The Netherlands, Luxembourg, Norway, Denmark, France, Germany, Belgium, Austria, Switzerland, Japan and the United Kingdom, and to provide international telecommunication services by acquiring circuits on various undersea cables or leasing satellite facilities. The FCC reserves the right to condition, modify or revoke such domestic and international authority for violations of the Communications Act or the FCC's regulations, rules or policies promulgated thereunder. Although the Company believes the probability to be remote, a rescission by the FCC of the Company's domestic or international authority or a refusal by the FCC to grant additional international authority would have a material adverse effect on the Company.

     Both domestic and international non-dominant carriers must maintain tariffs on file with the FCC. The Company must file tariffs containing detailed actual rate schedules. In reliance on the FCC's past relaxed tariff filing requirements for non-dominant domestic carriers, the Company and most of its competitors did not maintain detailed rate schedules for domestic offerings in their tariffs, as the FCC's rules currently require. Until the two year statute of limitations expires, the Company could be held liable for damages for its past failure to file tariffs containing actual rate schedules. The Company believes that such an outcome is remote and would not have a material adverse effect on its financial condition or results of operations. The Company has always been required to include detailed rate schedules in its international tariffs.

     In February 1996, the Telecommunications Act of 1996 was signed into law. Under the Telecommunications Act, the RBOCs will be permitted to provide long distance services in competition with the Company. The law includes safeguards against anti-competitive conduct which could result from a RBOC having access to all customers on its existing network as well as its ability to cross-subsidize its services and discriminate in its favor against its competitors.

     Except with respect to transit agreements, authorizations held under
Section 214 of the Communications Act (such as those held by the Company) for international services are limited to providing services or using facilities between the United States and countries specified in the authorizations. The Company holds all necessary Section 214 authorizations for conducting its present business but may need additional authority in the future. Additionally, carriers may not lease private lines between the United States and an international point for the purpose of offering switched services unless the FCC has first determined that the foreign country affords resale opportunities to United States carriers equivalent to those available under United States law. The FCC has made such a determination with respect to New Zealand, Australia, Canada, Sweden, The Netherlands, Luxembourg, Norway, Denmark, France, Germany, Belgium, Austria, Switzerland, Japan and the United Kingdom and the Company is authorized to resell international private lines to these points for the provision of basic services interconnected to the PSTN.


     The FCC has promulgated certain rules governing the offering of international switched telecommunications services. Such calls typically involve a bilateral, correspondent relationship between a carrier in the United States and a carrier in the foreign country. Until recently, the United States was one of a few countries to allow multiple carriers to handle international calls; almost all foreign countries authorized only a single carrier, often a state-owned monopoly, to provide telecommunications services. In light of the disparate bargaining positions of the United States carriers, the FCC imposed certain requirements to try to minimize the opportunities that dominant foreign telecommunications providers would have to favor one United States carrier over another. These policies include provisions of the International Settlement Policy, which requires the equal division of accounting rates, non-discriminatory treatment of U.S. carriers, and that return minutes from a foreign carrier must be proportional to the traffic that the United States carrier terminates to a foreign carrier. In December 1996, the FCC modified its rules to allow payment arrangements that deviate from the International Settlements Policy between any U.S. carrier and any foreign correspondent in a country that satisfies the FCC's effective competitive opportunities test. The FCC also stated that it would allow alternative settlement arrangements between a U.S. carrier and a foreign correspondent in a country that does not satisfy the effective opportunities test if the U.S. carrier can demonstrate that deviation from the International Settlement Policy will promote market-oriented pricing and competition, while precluding abuse of market power by the foreign correspondent. The Company has numerous agreements with foreign carriers providing for the handling of switched calls.



     In September 1997, the FCC adopted lower benchmarks for settlement rates that U.S. carriers must pay to foreign carriers in order to settle calls originating from the U.S. The benchmark rates were adopted to remedy a growing U.S. settlement deficit, which results from the imbalance of outbound and inbound call volume. The settlement rate for terminating international calls was estimated to be approximately 70% higher than the actual cost of terminating international calls by the FCC in August of 1997. Three benchmarks were established to fit the income level of foreign countries, with a low of $0.15 per minute for high income countries and a high of $0.23 per minute for low income countries. Implementation periods, ranging from one year for high income nations to five years for nations with less than one telephone line for every 100 inhabitants, were also adopted. The FCC also determined that it would condition any carrier's authorization to provide international facilities-based switched service from the United States to an affiliated market on the carrier's foreign affiliate offering U.S. international carriers a settlement rate at or below the relevant benchmark. If, after the carrier has commenced service to an affiliated market, the FCC learns that the carrier's service offering has distorted market performance, the FCC will take enforcement action. The new benchmarks are intended to promote a competitive environment in which rates will more closely reflect costs; officials also hope that the FCC's order will encourage multilateral negotiations and lead to an international agreement to reduce costs further.


     The Commission's initiatives have had some measure of success: in the first six months of 1998, the average accounting rate for calls originating from the United States fell by 14.1%, almost doubling the rate of decline for the same period in 1997. Moreover, an increasing number of foreign carriers, whose countries account for over 50% of the total U.S. net settlement minutes, have negotiated agreements with U.S. carriers that satisfy, or will satisfy, the FCC's benchmark settlement rates.


     The FCC has recently proposed to no longer require U.S. carriers to comply with its International Settlements Policy with respect to arrangements between U.S. carriers and foreign carriers that lack market power in WTO member countries, and with foreign carriers in WTO member countries to which U.S. carriers are authorized by the FCC to provide international simple resale. The Commission has also proposed to modify its flexibility policy to allow carriers to obtain authority to enter into flexible settlement arrangements for agreements affecting less than 25% of the traffic on a particular route without naming the foreign correspondent and without filing the terms and conditions of the actual agreement.



     The GBT Agreement, executed in February 1997, requires signatories to open their telecommunications markets to competition. Consistent with the commitments made by the U.S. under the GBT Agreement, the FCC has revised its rules to establish an open entry standard for applicants from WTO member countries seeking authority to provide international telecommunications service in the U.S., and has adopted a rebuttable presumption that the U.S. affiliates of a foreign carrier with less than 50% market share in its home market should be treated as non-dominant. These open entry policies will apply to applicants of all WTO member countries, including those who are not signatories to the GBT Agreement.


     Additionally, the FCC enforces certain requirements which derive from the regulations of the ITU. These regulations may further circumscribe the correspondent relationships described above. In addition to settlement rates, these regulations govern certain aspects of transit arrangements, wherein the originating carrier may contract with an interim carrier in a second country to terminate service in a third country. The Company has transit agreements with foreign carriers. Such agreements may allow the Company to pay less than the full accounting rate it would have to pay if it had a direct operating agreement with the terminating country. However, the Company is unaware of any instance in which a terminating country has objected with respect to any of the Company's traffic. If a terminating country objects in the future to such transit arrangements, the Company may be required to secure alternative arrangements.

     STATE. The intrastate, long distance telecommunications operations of the Company are also subject to various state laws, regulations, rules and policies. Currently, the Company is certified and tariffed or otherwise authorized to provide intrastate, interexchange service in 49 states and the District of Columbia and uses a third party carrier to originate calls in states where it needs, but does not have, authorization to provide services. See "Risk Factors--Government Regulatory Restrictions."

     The vast majority of states require carriers to apply for certification to provide telecommunications services before commencing intrastate service and to file and maintain detailed tariffs listing the rates for intrastate service. Many states also impose various reporting requirements and require prior approval for all transfers of control of certified carriers, assignments of carrier assets, carrier stock offerings and the incurrence by carriers of certain debt obligations. In some states, regulatory approval may be required for acquisitions of telecommunications operations. In the past, the Company has sought and successfully obtained such approval for its acquisitions.

CANADIAN OPERATIONS


  OVERVIEW


     Canada originated 900 million minutes of international traffic in 1996. The Company operates in Canada through Westel and RSL COM Canada Inc. ("RSL
Canada") which operates the Canadian operations of WestComm. Westel began commercial operations in Canada in 1993.


  SERVICES AND CUSTOMERS


     The Company offers its customers in Canada a broad range of enhanced telecommunications services including long distance, data, private line and Internet access throughout British Columbia and Southern Ontario, including metropolitan Toronto. The Company's customer base in Canada consists of both commercial and residential customers.


  MARKETING AND SALES

     The Company markets its services in Canada through a variety of channels, including direct sales and indirect sales through independent agents and an external telemarketing company, association groups and ethnic niche marketing.

  CANADIAN NETWORK STRUCTURE


     Westel operates a domestic switch in Vancouver. Westel leases capacity on the network owned and operated by MK Network (as defined below) pursuant to a long-term services agreement. MK Network employs a state-of-the-art Synchronous Optical Network/Synchronous Digital Hierarchy microwave network adjacent to, and extending beyond, the historical rail right-of-way of BC Rail. The network employs a star configuration with a network operation center in Vancouver. This low-cost network extends over 3,000 kilometers and serves 10 major population centers including Greater Vancouver. In addition, Westel has installed an Asynchronous Transfer Mode ("ATM") switching apparatus in six network nodes in order to support its high speed data products.


  INFORMATION SYSTEMS AND BILLING

     Westel's billing system, which was upgraded in 1996, provides it with the ability, among other things, (i) to produce one invoice for multiple services provided to a customer and (ii) to store and track customer usage. Westel's critical information systems have been assessed for Year 2000 compliance and the non-compliant systems are expected to be made compliant by the beginning of 1999.

  COMPETITION


     Westel's principal competitor in British Columbia is BC Telecom ("BCTel"), the dominant local access and long distance provider in British Columbia. The Company also faces competition from national telecommunications providers including AT&T Canada Long Distance Services Company and Sprint Canada Inc., as well as the separate regional telephone companies (similar to BCTel) in the other provinces of Canada. The Company also faces increasing competition from cable companies, such as Rogers Communications Inc. and Shaw Cable, cellular service providers and Personal Communications Service (PCS) providers such as Microcell Solutions, Mobility Canada and Clearnet.


  REGULATORY ENVIRONMENT

     The principal federal legislation governing telecommunications in Canada is contained in the Telecommunications Act, effective as of October 1993 (the "Telecom Act"). The Telecom Act defines a number of objectives of the Canadian telecommunications policy, one of which is to promote Canadian ownership and control of the telecommunications infrastructure. Generally, the Telecom Act limits eligibility to operate as a telecommunications common carrier in Canada to Canadian-owned and controlled corporations incorporated or continued under the laws of Canada. The Radiocommunications

Act (the "Radiocom Act"), which governs the licensing and regulation of radio apparatus, has adopted the same Canadian ownership and control restrictions set out in the Telecom Act. The Telecom Act defines a "telecommunications common carrier" as a person owning and operating transmission facilities (which is defined as any wire, cable, radio, optical or other electromagnetic system for the transmission of telecommunications services and which does not include switches).

     The effect of the Telecom Act, the Radiocom Act and the regulations promulgated under such Acts are to prohibit Canadian facilities-based carriers from being controlled by non-Canadians and to set a maximum effective foreign ownership level (directly and through a "qualified corporation" (as defined in the regulations under the Telecom Act)) of such carriers at 46.7% of the voting shares.


     In compliance with the Telecom Act and the Radiocom Act, Westel transferred (the "MK Network Transfer") its telecommunications facilities (as defined in the Telecom Act) to MK Telecom Network Inc. ("MK Network"), an entity in which the Company owns a 46.7% beneficial interest, effective as of the Company's closing of the acquisition of Westel. MK Network is majority-owned and controlled, in accordance with the Telecom Act and the Radiocom Act, by a Canadian citizen. Concurrently with the consummation of the MK Network Transfer, Westel entered into a long-term agreement with MK Network for the provision of telecommunications services.



     As a signatory to the WTO Agreement, Canada has agreed to end Teleglobe Canada's monopoly on the sale of international long distance services to customers in Canada commencing on October 1, 1998 with full deregulation expected to be effective by the beginning of the year 2000. Commencing on October 1, 1998, the Company will be permitted to file an application with the Canadian Radio-television and Telecommunications Commission (the "CRTC") for the issuance of an international telecommunications service license. Upon issuance of such a license to the Company, the Company intends to offer international long distance services to its customers in Canada.



     While the Canadian telecommunications market continues to move towards full deregulation, the CRTC retains a critical regulatory function in Canada. As a reseller of telecommunications services, Westel is required to register with the CRTC and to comply with a variety of CRTC mandated obligations (including the requirement to make contribution payments to support the affordability of universal local services), but is not subject to any Canadian foreign ownership and control restrictions.



     Unlike the U.S. telecommunications market, the Canadian telecommunications market does not contain a mandated structural separation between the incumbent local service providers and long distance service providers. However, the CRTC has implemented certain non-structural safeguards to encourage competition in the provision of long distance services. In particular, the CRTC has required incumbent local access providers to (i) resell capacity on their underlying local facilities to third party carriers and (ii) provide interconnection arrangements to competing long distance providers. As a result of the ability of the incumbent local access providers to maintain a virtual monopoly in the provision of local services, these telecommunications companies have been able to secure the largest market shares in their respective operating territories for the provision of long distance services.


EUROPEAN OPERATIONS--GENERAL

  OVERVIEW


     The Company began European operations in 1996, when most Member States of the EU were in the initial stages of deregulation, and currently has operations in 14 countries in Europe. In anticipation of deregulation, the Company has established a significant presence in most major EU markets through a series of acquisitions commencing in 1995. Pursuing its "first to market" entry strategy, the Company has made significant investments in advance of customer acquisition to establish operations, retain qualified personnel and build a recognized name. The Company believes that it has a market share of significantly less than 1% in each of its European markets. In the four most deregulated European markets, the Company (i) has been permitted to interconnect its switches directly with the local exchange network, instead of through more expensive means, such as leased lines or dial-in access, and (ii) has purchased, or is in the process of purchasing, its own international transmission facilities


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


directly, instead of entering into long-term lease agreements for international capacity at a high fixed cost or purchasing per-minute of use termination rates from the dominant carrier. The Company intends to make significant investments to acquire its own international transmission facilities where such facilities are available and ownership of such facilities is cost effective and warranted by traffic patterns.



     The Company has recently completed a number of alliances and acquisitions in Europe that will significantly expand its distribution channels and broaden its customer base and product offerings. In June 1998, the Company entered into a marketing and distribution services agreement with Metro Holding, the management holding company for Metro AG, the largest retailer in Europe. Under this agreement, Metro Holding will assist the Company in promoting, marketing, selling and distributing the Company's services through Metro AG's wholesale and retail operations in Europe. This arrangement is designed to provide the Company access to Metro AG's extensive distribution network and customer base (which includes a large number of small and medium-sized businesses) and is expected to significantly accelerate the Company's penetration into key European markets. In connection with its alliance with the Company, Metro Holding initially acquired a 12.5% equity interest (with an option to acquire an additional 7.5% interest) in RSL Europe. Subsequently, Metro Holding converted all of its interest in RSL Europe (including its option) into 1,607,142 shares of Class A Common Stock and purchased an equal number of Class A Common Stock from certain shareholders of the Company. In the aggregate, Metro Holding acquired approximately 7.2% of the outstanding stock of the Company, which it is required to hold until at least April 1, 2001. The Company may, in certain circumstances, be required to issue additional shares of Class A Common Stock to Metro Holding and its affiliates in exchange for their Telegate Interests. See "--European Operations--General."



     In June 1998, the Company agreed to acquire Motorola Tel.co from Motorola Inc. for approximately $100.0 million. Motorola Tel.co is a reseller of wireless services and related products in the United Kingdom, France, Germany and Belgium and has a base of over 475,000 subscribers. The Company has recently completed the acquisition of Motorola Tel.co's operations in the United Kingdom, Germany and Belgium and is awaiting receipt of various required approvals in France.



     In July 1998, the Company acquired a minority economic interest in Telegate AG ("Telegate"), Europe's third largest directory information provider serving 200,000 callers a day. Metro Holding and certain of its affiliates also own a minority interest in Telegate. The Company, together with Telegate, plans to expand Telegate's services and provide international directory services and call completion throughout Europe utilizing RSL-NET. The Company will, in certain circumstances, be required to issue shares of Class A Common Stock to Metro Holding and its affiliates in exchange for their Telegate interests (the "Telegate Exchange"). The number of shares of Class A Common Stock issuable in such exchange will be based on a valuation of the Telegate interests and the Class A Common Stock at the time of the exchange and, consequently can not be determined at this time, but would likely be material. See "Risk Factors--Shares Eligible for Future Sales."


  INFORMATION SERVICES, SYSTEMS AND BILLING

     RSL Europe has developed its own proprietary information and billing system employing a Hewlett Packard 9000 UNIX server and a Sybase, Inc. ("Sybase") developed customized software package (collectively, the "System"). The System provides for billing, customer service, management information, financial reporting and related functions. The Company has invested significant resources into the development of the System and the Company's management worked closely with Sybase to develop software which reflects the experiences of the Company's management in the telecommunications industry. The System has been designed to be easily integrated into the operations of each of its current, planned and future European Local Operators and may ultimately be used as the centralized information system for the Company. The System currently provides centralized billing, customer service, and information systems to several of the Company's European entities. The Company believes that the System is a key asset of the Company and an important advantage in the management of its growth.

     The System provides for sophisticated, automatic, itemized billing that can be tailored to meet each customer's specific requirements, including customized tariffs and discount schemes. The Company expects that the System will also facilitate integration and central oversight of its European operations through automated data entry by its Local Operators and through easily generated financial status, sales information, performance and sales commission reports.


     The Company has reviewed the System in connection with the Year 2000 problem and has determined that the System is Year 2000 compliant. The Company's standardized desktop and server configurations and software applications in Europe are also Year 2000 compliant. The Company is in the process of reviewing its Ericsson international telephony gateway and domestic switches in Europe in connection with the Year 2000 problem and the Company expects that its switches will be Year 2000 compliant by June 30, 1999. See "Risk Factors--Dependence on Effective Information Systems; Year 2000 Technology Risks."



     In connection with the acquisition of Motorola Tel.co, the Company acquired the proprietary information and billing system developed by Motorola Tel.co. This billing system is a uniform billing platform that has been customized to address the specific requirements of each of the Company's cellular operations in Europe. The Year 2000 compliant version of this billing system is expected to be operational in early 1999. The Company is in the process of reviewing its existing billing System and that of its cellular operations and expects to implement an integration of the two systems during 1999.


  REGULATORY ENVIRONMENT


     Most EU Member States are in the initial stages of deregulation. Deregulation in these countries may occur either because the Member State decides to open up its own market (e.g., the United Kingdom, Sweden and Finland) or because it is directed to do so by the EC through one or more directives issued thereby. In the latter case, such an EC directive would be addressed to each Member State of the EU, calling for such legislative body to implement such directive through the passage of national legislation or otherwise.


     The Company has developed a two stage market penetration strategy to capitalize on the future opportunities in Europe. The first step is to take advantage of current market conditions and, within the parameters of the Company's established service offerings, to provide the fullest range of services permissible under relevant local regulation. The Company thereby seeks to become a recognized carrier in the targeted countries as its operations grow. The second step, as deregulation permits, is to build on its name recognition, marketing channels and existing customer base in the market to expand its service offerings to both existing and new customers. By the time that the telecommunications markets throughout Europe are open to broader competition, the Company intends to have established Local Operators in all major European telecommunications markets. However, there can be no assurance regarding the timing or extent of deregulation in any particular country. See "Risk Factors-- Government Regulatory Restrictions."


     The EC issued, in 1997, an interconnect directive (the "Interconnect Directive"), which is expected to be implemented in various countries at different times during 1998 and is expected to require the incumbent PTTs to interconnect to other carriers. Such connection will provide "Calling Line Identity" ("CLI"), also known as ANI or PIC, which will allow the Company's customers to access more easily the Company's local switch (e.g., through prefix dialing instead of dial-in access) and will remove the local access fee levied in addition to the Company's charge for the call. After interconnection, rates charged by the PTT for the PSTN portion of the call are expected to be incurred by carriers at cost-oriented transparent rates and it is expected that carriers will be allowed to compete against the PTT in the domestic long distance market, as well as the international market. However, the effective implementation of this or any EC directive by Member States is subject to substantial delay. See "Risk Factors--Government Regulatory Restrictions."



     The EC also issued in 1997 a Directive designed to harmonize licensing procedures in the EU (the "Licensing Directive"). Among other things, the Licensing Directive prevents Member States from limiting the number of new entrants unless required to ensure efficient use of radio frequencies/numbers. The Licensing Directive encourages the use of general authorizations rather than individual licenses, but specifically allows Member States to grant individual licenses for the provision of voice telephony services. Member States were required to implement the Licensing Directive by January 1, 1998 and most Member States have introduced implementing measures. Notwithstanding the general intent of the Licensing Directive, the licensing regimes vary considerably across Member States as do the requirements that must be satisfied for the grant of a license leading to potential expense and delay.



     Member States have limited flexibility in interpreting EC directives. If the EC determines that a Member State's legislation has not properly implemented an EC directive, the EC may commence legal proceedings in the European Court of Justice. This process is time consuming. Accordingly, while a date has been set for the liberalization of voice telephony services generally within the EU, the actual date on which liberalization actually occurs could be months or years later. See "Risk Factors--Government Regulatory Restrictions."



     There also may be practical considerations in implementing a directive which could result in a delay of its implementation, as there are considerable doubts as to the preparedness of many EC countries for wide-ranging change. For example, notwithstanding the time parameters set down by relevant Directives, the negotiation and implementation of interconnection agreements can take a significant amount of time. Even after such agreements are negotiated and implemented, substantial ongoing disputes with the incumbent PTTs regarding capacity, prices and billing are to be expected.



     In an attempt to speed the market entry of new operators despite the obstacles referred to above, the Full Competition Directive allowed alternative entities to the PTTs (typically utility and cable television companies) to supply infrastructure, beginning July 1, 1996. This permits the Company to purchase cable capacity from companies other than the local PTTs as such companies build transmission facilities. To date, however, there has not been substantial construction of such facilities by competitors to the PTTs in many EU countries, although several Member States have enacted national legislation to adopt the Full Competition Directive.



     Although interconnect has been implemented in most countries in Europe, as discussed above, there are practical difficulties in securing commercial agreements with the incumbent PTTs. In European countries where interconnect has not been implemented, the current regulatory scheme, nevertheless, provides an opportunity for the Company to provide a range of services immediately in such countries, while putting in place adequate infrastructure to capitalize on final deregulation when it occurs. The Company provides value-added services and, in certain EC countries beginning later in 1998 but prior to interconnection, the Company can provide dial-in access, coupled, when possible, with autodialers or the programming of customers' phone systems to dial access codes, to route traffic over the PSTN to the Company's switches. See "--International Long Distance Mechanics."


U.K. OPERATIONS

  OVERVIEW

     The United Kingdom originated approximately 4.6 billion minutes of international traffic in 1996. The Company's U.K. operations began generating revenues in May 1996.

  SERVICES AND CUSTOMERS


     The Company offers its customers in the United Kingdom international and domestic long distance services, as well as wireless services. Customers access the fixed wire long distance services by direct access, prefix dialing and dial-in. Direct access services are provided by connecting customers to the Company's London switches by means of lines leased from British Telecom or C&W. Prefix dialing services are provided by means of access to the Company's London switches by way of the PSTN using the Company's access codes. Oftel has stated that preselect will be introduced in the UK market in 2000. In anticipation of this move, the Company intends to install at least five local switches to facilitate the offering of local services. The Company is able to offer its customers a comprehensive set of wireless service offerings through its agreements with multiple network operators in the United Kingdom. The Company's customer base in the United Kingdom consists primarily of carriers, commercial customers and prepaid account customers, as well as certain residential customers. The Company's current commercial customers include multinationals and large national companies, as well as small and medium-sized businesses.

  MARKETING AND SALES


     The Company markets its services in the United Kingdom through a variety of channels, including direct sales, indirect sales through independent agents, and telemarketing sales. The Company also relies heavily on its network of agents to sell its long distance calling services in the United Kingdom. The Company believes that several of the agents have existing relationships with businesses in the Company's target market which better position them to identify and sell services to prospective customers. In addition, through the acquisition of Motorola Tel.co, the Company has greatly expanded its dealer network and certain of these dealers have long-term agreements with the Company.


  U.K. NETWORK ARCHITECTURE


     The Company operates two Ericsson switches in the United Kingdom: an international gateway switch and a domestic switch, both located in London. The Company intends to connect its local switches with leased fiber that the Company believes is available at economical rates. Prior to December 1996, the Company was prohibited from owning interests in fiber optic cable coming in or out of the United Kingdom. As a result, the Company had been transmitting call traffic bound for destinations outside of the United Kingdom through leased capacity provided by British Telecom and C&W. The Company's United Kingdom operation owns IRUs on the UK-NL14, CANTAT-3 and PTAT-1, GEMINI, CANUS-1, UK-GER 6, RIOJA 2 and RIOJA 3 undersea fiber optic cable systems. The Company intends to invest in its own transmission facilities where such facilities become available and if such investments are cost effective and warranted by traffic patterns.


  COMPETITION

     The Company's principal competitors in the United Kingdom are British Telecom, the dominant supplier of telecommunications services in the United Kingdom, and C&W. The Company also faces competition from emerging licensed public telephone operators (who are constructing their own facilities-based networks) such as Energis, and from resellers including WorldCom, Esprit and Global One. The Company also competes in the wireless service market with the four wireless network operators (Vodafone, CellNet, Orange and One-to-One), as well as other wireless service providers.



REGULATORY ENVIRONMENT


     The Company was awarded an International Facilities Based Telecommunications License (an "IFBTL") in the United Kingdom in December 1996. An IFL entitles the Company to acquire IRUs and MIUs on international satellite and cable systems, resell international private lines, as well as interconnect with, and lease capacity at wholesale rates from British Telecom and C&W. In addition, the Company holds an International Simple Voice Resale ("ISVR") license in the United Kingdom. An ISR license allows the Company to resell international private lines, as well as interconnect with, and lease capacity at wholesale rates from, British Telecom and C&W.



     With respect to the provision of wireless services, the regulatory environment in the United Kingdom has been under review by Oftel for more than two years following the publication of Oftel's consultative document Fair Trading in Mobile Service Provision in May 1996. This was followed by a statement titled Fair Trading in Mobile Service Provision in April 1997. An important development resulting from these regulatory statements is that Oftel will, when competition among network operators is in the opinion of Oftel fully effective, amend the licenses issued to Vodafone and CellNet to remove the requirement that these two network operators offer wireless services to service providers. These policy statements are currently under review. If Oftel has not modified its position by the end of 1998, the Company believes, although no assurances can be made in this regard, that applications for judicial review will be filed by independent service providers.

GERMAN OPERATIONS

  OVERVIEW


     Germany originated 5.1 billion minutes of international traffic in 1996. RSL COM Deutschland GmbH ("RSL Germany") was formed in April 1996 for the purpose of acquiring Sprint's international voice business in Germany. Sprint, which commenced its German voice business in 1993, was required to divest itself of its German and French international voice businesses pursuant to the terms of the Global One joint venture agreement.



     The Company is in the process of establishing a network of eight national switches in Germany connected by leased lines. The Company's capital expansion plan includes installing remote POPs and the purchase of domestic circuits in order to interconnect its German national network.


  SERVICES AND CUSTOMERS


     The Company offers its customers in Germany domestic and international fixed wire long distance and wireless services. The Company's customers in Germany are provided with fixed wire long distance services by direct access and prefix dialing. The Company is able to offer its customers a comprehensive set of wireless service offerings through its agreements with multiple network operators in Germany. The Company's current customer base in Germany consists of small, medium-sized and large business customers, residential customers and calling card customers. Following receipt of its Category 4 license, RSL Germany commenced the use of its interconnect and began operating pursuant to such license. RSL Germany has also applied for a Class 3 Infrastructure License.


  MARKETING AND SALES


     The Company employs direct sales and marketing employees in Germany. The Company currently has five sales offices in Germany, located in Munich, Hamburg, Wiehl, Stuttgart and in Frankfurt. RSL Germany is expanding its direct sales force as a part of its growth strategy by adding additional sales representatives. The Company currently markets its services through a variety of channels including indirect sales, resellers and agents. The Company has expanded its network of independent sales agents in Germany through the acquisition of Motorola Tel.co.


  GERMAN NETWORK ARCHITECTURE


     RSL Germany currently operates an Ericsson AXE 10 international gateway switch which is connected directly to the Company's international telephony gateway switches in London, New York, Paris and Vienna. The Company is in the process of installing an additional seven Ericsson AXE switches. International transmission facilities are currently leased from other carriers. The Company has interconnect agreements with other carriers for excess and termination of its international traffic. The Company is currently in the process of negotiating with German carriers and certain prospective developers of telecommunications infrastructure to purchase or lease capacity to meet its demands in the near future with respect to German-originated traffic.


  COMPETITION


     In Germany, the Company competes with facilities-based carriers, wireless network operators and resellers. The Company's principal competitor in Germany is Deutsche Telekom, the dominant supplier of telecommunications services in Germany. The Company also faces competition from emerging public telephone operators (who are constructing their own facilities-based networks) such as Arcor (Mannesmann and DBKom), O.telo (RWE and VEBA) and VIAG Interkom (VIAG and British Telecom), from resellers, including WorldCom, call-back providers, such as TelePassport, and wireless network operators, such as Mannesmann Mobilfunk and E-Plus Mobilfunk. After deregulation on January 1, 1998, alternative networks became available to route and terminate voice traffic.

REGULATORY ENVIRONMENT


     Effective January 1, 1998, the German telecommunications market was fully liberalized. The Telecommunications Act (Telekommunikationsgesetz) ("TKG"), which became effective on August 1, 1996, implements the telecommunications policy of the EU into national law. The TKG called for the immediate liberalization of public switched voice telephony with effect as of January 1, 1998. Accordingly, public switched voice telephony services, previously provided by Deutsche Telekom, may now be provided on the basis of self-operated networks.



     Pursuant to the TKG, a license is required in order to operate transmission lines for public use and to provide voice telephony services. RSL Germany was issued a Category 4 license on a nationwide basis to transmit voice traffic via the Company's international telecommunications network. As of March 1998, Category 4 licenses have been granted to 49 companies in Germany.



     To monitor licensing, rate and interconnection regulation as well as numbering and customer protection, the TKG established the Regulatory Authority for Telecommunications and Post. The Regulatory Authority deals primarily with interconnection issues. The TKG and the respective ordinance (Network Access Ordinance "Netzugangsverordnung" or "NZV") provide that any public telecommunications network operator is obliged to offer interconnection at the request of other operators of such networks. Therefore, market dominating providers, such as Deutsche Telekom, must allow other providers access to their telecommunications networks. RSL Germany has entered into an interconnection agreement with Deutsche Telekom and therefore is able to accept calls from and terminate calls with Deutsche Telekom and other third party networks, thereby facilitating the offering of national and international telecommunication services via the RSL Germany network.


DUTCH OPERATIONS

  OVERVIEW


     The Netherlands originated 1.5 billion minutes of international traffic in 1996. The Company operates in The Netherlands through RSL COM Nederland B.V. ("RSL Netherlands"). RSL Netherlands is an international carrier with switches installed in Rotterdam and Amsterdam. RSL Netherlands began generating revenues in October 1995.


  SERVICES AND CUSTOMERS

     The Company offers its customers in The Netherlands international long distance services utilizing direct access, prefix dialing and dial-in access, and prepaid calling cards. The Company's customer base in The Netherlands consists primarily of commercial and calling card customers.

  MARKETING AND SALES


     The Company markets its services in The Netherlands through a variety of channels, including direct sales through representatives, indirect sales through independent agents and telemarketing sales. The Company believes that many of the agents have existing relationships with businesses in the Company's target market which better position them to identify and sell services to prospective customers. The Company sells its prepaid calling cards through independent distributors.


  DUTCH NETWORK ARCHITECTURE

     In The Netherlands, the Company operates two Nortel Meridian switches, directly linked by leased capacity, from its offices in Rotterdam and Amsterdam. The Company is currently in the process of installing in The Netherlands an Ericsson AXE-10 gateway switch. RSL Netherlands is linked directly to the Company's London gateway by leased facilities and resells the services of British Telecom and Global One on all routes where it is economical to do so.

  COMPETITION

     The Company's principal competitor in The Netherlands is PTT Telecom Netherlands, the dominant supplier of telecommunications services in The Netherlands. The Company also faces competition from emerging licensed public telephone operators (who are constructing their own facilities-based networks) such as WorldCom and from mega-carriers including Concert and Global One.




     Assuming deregulation occurs in 1998, it is expected that alternative networks currently under construction will become available to route and terminate voice traffic.

  REGULATORY ENVIRONMENT

     As of July 1, 1997, restrictions on voice telephony services over cable infrastructure were liberalized, in effect bringing about full liberalization of the telecommunications market in The Netherlands.


     Under the current licensing regime, two new licensees, other than the Dutch PTT, may operate nationwide fixed telecommunications networks: Telfort, a joint venture between British Telecom and the Dutch Railway Company, and Enertel, a consortium of Dutch electricity companies and a large Dutch cable television company. Furthermore, hundreds of licenses to operate regional fixed networks have been granted mainly to electricity and cable television companies. Nevertheless, neither the use of leased lines capacity and other leased facilities, nor the services provided by the Company, requires a license.



     A new telecommunications act has been approved by both houses of the Dutch parliament, and has been signed by the Queen. The exact date of the new law's effectiveness is still under discussion. The new act is expected to consolidate the full liberalization of the Dutch telecommunications market and introduce a new licensing regime. Although the details of that new regime are not yet certain, the Company expects it may be required to obtain a registration with the new regulatory authority in order to provide its current services. Such a registration is, however, mainly a formality, and is not intended to restrict access to the market.


FRENCH OPERATIONS

  OVERVIEW


     France originated 3.1 billion minutes of international traffic in 1996. RSL COM France S.A. ("RSL France") was formed in April 1996 for the purpose of acquiring Sprint's international voice business in France. Sprint was required to divest itself of its French and German international voice businesses under the terms of the Global One joint venture agreement. Sprint commenced its international voice business in France in 1994.


  SERVICES AND CUSTOMERS

     The Company offers its customers in France international and domestic long distance services and national long distance services, both fixed-to-mobile and fixed-to-fixed, utilizing direct access over leased lines and dial-in access. In May 1998, RSL France was granted L.33.1 and L.34.1 licenses which entitle it to own and operate a public network in 12 out of 18 regions of France and to provide telephone services throughout France. In addition, RSL France is no longer restricted from providing its services to the public.


     Direct access is provided via a leased line connection between the customer's phone system and the Company's switches. The Company's French customer base consists of carrier customers and direct access and dial-in access commercial customers. The Company's customers in France include small and medium-sized businesses, residential and calling card customers.


  MARKETING AND SALES


     The Company markets its services through a variety of channels, including direct sales and indirect sales through independent agents as well as private installers and consultants. The Company's French operation employs sales representatives and has relationships with various independent agents. The Company intends to expand its direct sales force and agent network as a part of its growth strategy.

  FRENCH NETWORK ARCHITECTURE


     RSL France operates an Ericsson AXE-10 and AXE10 CCP international telephony gateway switch in its main switching center located at Nanterre which is approximately a mile from central Paris. It also operates on AXE10 SSP at Marseilles which provides interconnection with France Telecom. The services are currently available in 12 regions in France pursuant to L.33.1 and L.34.1 Licenses. RSL France also operates five POPs located as follows: two in Paris, and one each in Marseilles, Nice and Toulouse.



     A new wide band network using the latest optic fiber technology (SDH/STM16) is being built.


  COMPETITION


     The Company's principal competitor in France is France Telecom, the dominant supplier of telecommunications services in France, and the Modulance Partenaire International which offers discount long distance services to the largest commercial customers. The Company also faces competition from emerging licensed public telephone operators (who are constructing fiber networks in major metropolitan areas and who are interconnected to France Telecom), such as Worldcom, COLT, AT&T, CEGETEL, and Bouygues, and from resellers, including Omnicom and Esprit. Upon deregulation, alternative networks currently under construction are expected to become available to route and terminate traffic domestically.


  REGULATORY ENVIRONMENT


     In accordance with the Telecommunications Laws passed in July 1996, the liberalization process is regulated by a new government authority, the French Telecommunications Authority ("Autorite de Regulation des Telecommunications"), which was established in January 1997. The telecommunications market in France was scheduled to be liberalized on January 1, 1998. RSL France obtained an authorization to operate a public network and to offer public telephony pursuant to articles L.33.1 and L.34.1 of the Postal and Telecommunications Code on May 12, 1998 and this authorization was published in the French Official Gazette on May 30, 1998. Since then, RSL France is legally authorized to operate a public network and to offer telephony services to the public. Therefore, dial-in access is no longer restricted to closed-user groups. To the extent that RSL France obtained on May 12, 1998 its authorization pursuant to articles L.33.1 and L.34.1 of the P & T Code, it is authorized to provide international and domestic long distance services utilizing direct access or dial-in access in those areas where the Company establishes POPs. These services are to be provided utilizing direct access through interconnection with other operators of a public network (i.e., operators holding an L.33.1 license).



     Currently, France Telecom and Telecom Development are the only operators capable of providing interconnection services on a national scale in France. New operators of public networks should be able to interconnect with France Telecom's PSTN as from the date they have obtained the authorization pursuant to articles L.33.1 and/or L.34.1 of the P & T Code, from a strictly legal point of view. In practice, interconnection with France Telecom for all new entrants knows significant delay and RSL France expects to interconnect with France Telecom, for the most part of the French territory, late 1998 only. However, regulatory French law does not set forth any compulsory delay for France Telecom to provide interconnection. In its contractual offer, France Telecom only commits to make its best effort to provide interconnection within an 18 month period as from the order.



     The terms and conditions of interconnection offered by France Telecom will provide for "direct interconnection" of calls originated by RSL France subscribers to France Telecom subscribers throughout France, even where RSL France has no POPs, while "indirect interconnection" of calls originated by France Telecom subscribers to RSL France subscribers will be available only in those areas where RSL France has POPs. Currently, POPs of RSL France are located in Lille, Lyon, Toulouse, Marseilles and Nice.

     Under the terms of the authorization granted to RSL France, the French government expects RSL France to commit approximately $12 million in capital expenditures for infrastructure over the next three to five years which is in effect more than the amount the Company believes it will spend on capital expenditures in all of its other European operations (See "Risk Factors--Government Regulatory Restrictions").



     In November 1997, RSL France entered into a joint venture agreement with the Chamber of Commerce and Industry of Marseilles Provence (the "CCIMP") and Teleport Marseilles Provence ("Teleport"), a licensed telecommunications service provider in Marseilles, France, to promote international telecommunications services in certain regions of France. Through Teleport, RSL France will be permitted to provide, to a maximum of 20,000 users, telecommunications services in Marseilles and in other regions of France. Beginning in October 1998, RSL France expects to offer, pursuant to its L.33.1 and L.34.1 licenses, nationwide services in Marseille through an interconnection link to France Telecom acquired as a result of the joint venture with Teleport.



     RSL France has filed a complaint with the governmental body in charge of telecommuncations matters regarding certain effects caused by low retail tariffs, that RSL France has alleged prevent competition and set barriers to entry for entrants.



     RSL France has requested the French Ministry to withdraw its approval of certain France Telecom International French Ministry retail tariffs. The Ministry has not yet ruled on such request.


SWEDISH OPERATIONS

  OVERVIEW


     Sweden originated approximately one billion minutes of international traffic in 1996. The Company operates in Sweden through RSL COM Sweden AB ("RSL Sweden"). The Company acquired a majority interest in RSL Sweden in November 1995. RSL Sweden is licensed as an international carrier in Sweden, which permits it to transmit long distance services nationally and internationally. The Company's Swedish operations began operating and generating revenues in May 1996.


  SERVICES AND CUSTOMERS

     The Company offers domestic and international long distance and value-added services to its customers in Sweden. Customers access the Company's switch utilizing prefix dialing and direct access. The Company's customer base in Sweden consists primarily of commercial customers and residential customers.

  MARKETING AND SALES

     The Company's Swedish operation markets its services through a variety of channels, including direct sales, indirect sales through independent agents and telemarketing sales. The Company employs full-time sales and marketing employees in Sweden. The Company primarily relies on its network of independent sales agents to sell its long distance calling services in Sweden. In addition, the Company sells its services through a chain of independent telecommunications stores with locations throughout Sweden, as well as through a large association comprised of individuals and businesses. The Company believes that many of its agents have existing relationships with businesses in the Company's target market which better position them to identify, and sell services to, prospective customers.

  SWEDISH NETWORK ARCHITECTURE


     In Sweden, the Company operates an Ericsson AXE-10 international telephony gateway switch from its offices outside of Stockholm. RSL Sweden is connected to RSL-NET by leased facilities. The Company's Swedish operation owns IRUs in the CANUS-1, CANTAT-3, SWE-FIN, DK-SWE, SWE-Latvia and KATTEGAT-1 submarine cables. RSL Sweden currently has operating agreements with carriers in Denmark and Norway, as well as direct connections to a carrier in Latvia and the Company's operations in the United Kingdom, the United States and Finland.


  COMPETITION


     The Company's principal competitor in Sweden is Telia, the dominant supplier of telecommunications services in Sweden. The Company also faces competition from emerging licensed public telephone operators (which are constructing their own fiber networks), such as Tele 2 and WorldCom, and from resellers, including Telenordia, Telecom Finland and Tele 8. Upon the completion of the construction of the new fiber networks, the Company will have alternative means of routing and terminating calls.


  REGULATORY ENVIRONMENT

     The Swedish telecommunications market was deregulated by the Telecommunications Act of 1993. Pursuant to the Act, the Company, through RSL Sweden, holds a full license to provide fixed wire telephony in the Swedish market. As a licensed carrier, the Company may purchase IRUs or lease fixed capacity from other providers, or utilize the PSTN to originate and terminate its traffic. Presently, the Company's services are accessed primarily by prefix dialing. However, the Telecommunications Act has recently been amended and the Company believes that such amendments, which will be effective by the middle of 1999, will require the provider of the PSTN to offer pre-selected access to other carriers.

FINNISH OPERATIONS

  OVERVIEW


     Finland originated 332 million minutes of international traffic in 1996 and is a strategically important market because it serves as a gateway to Russia. The Company operates in Finland through RSL COM Finland Oy ("RSL Finland"), a wholly-owned subsidiary of the Company. The Company acquired a majority interest in RSL Finland in November 1995. RSL Finland is a fully licensed international long distance carrier in Finland. The Company's Finnish operations began operating and generating revenues in May 1996.


  SERVICES AND CUSTOMERS


     The Company offers its customers in Finland international and domestic long distance services utilizing direct access and prefix dialing. The Company's customer base in Finland consists primarily of commercial and residential customers. In addition, a majority of the Company's revenues in Finland are derived from recurring rental and servicing fees related to the rental of telecommunications terminal equipment, telecommunications systems and ancillary equipment under multi-year contracts between business customers and the Company's 90%-owned subsidiary, Telecenter Oy, an independent agent in Finland.


  MARKETING AND SALES


     The Company markets its services in Finland through a variety of channels, including direct sales and indirect sales through independent agents. The Company relies heavily on its direct sales to sell its long distance calling services in Finland.


  FINNISH NETWORK ARCHITECTURE


     In Finland, the Company operates an Ericsson AXE-10 international telephony gateway switch in its offices in Helsinki. RSL Finland primarily utilizes RSL Europe's network for international termination. International termination is also achieved by RSL Finland through connections to Sonera Corporation (formally known as Telecom Finland) ("Telecom Finland") and other carriers' international circuits. RSL

Finland utilizes an operating agreement with a Russian carrier and is directly connected to RSL Sweden.

  COMPETITION


     The Company's principal competitor in Finland is Telecom Finland, the dominant supplier of telecommunications services in Finland. The Company also faces competition from emerging licensed public telephone operators (who are constructing their own facilities-based networks), such as Finnnet, Telia, Global One and Faciliacom.


  REGULATORY ENVIRONMENT


     There are two classes of operators in Finland, (i) network operators, which have their own network of domestic transmission lines, and (ii) service operators, which cannot own domestic transmission lines or IRUs, but can have their own switching facilities. RSL Finland was granted a license to provide services as a network operator in March 1997. However, RSL Finland does not have its own network of domestic transmission lines, except for a fiber optic network in the city of Helsinki, expected to become operational in the beginning of 1999.



     In April 1997, the New Telecommunications Market Act was enacted, which removes the last restrictions applicable to telecommunications and enforces competition. As a result, network operators are obligated to rent full network capacity, including local loops, to other operators. In addition, the New Telecommunications Market Act provides that companies will only need to hold a license in order to provide services as a mobile phone network operator.


DANISH OPERATIONS


     Denmark originated 573 million minutes of international traffic in 1996. The Company operates in Denmark through RSL COM Denmark A/S ("RSL Denmark"), a wholly owned subsidiary of RSL Netherlands, which initiated its operations in April 1997 and began generating revenues in May 1997.


  SERVICES AND CUSTOMERS

     RSL Denmark currently offers its customers international and domestic long distance services utilizing prefix dialing. The services are offered to commercial customers as a subscription service.

  MARKETING AND SALES

     The services are distributed through direct sales by the Company and by appointed resellers. The Company's interconnect prefix, which was recently installed, provides customers with the option of using the Company's direct line, without requiring a physical connection.

  DANISH NETWORK ARCHITECTURE


     The Company has installed an Ericsson AXE-10 international telephony gateway switch in Copenhagen. The Company routes all calls through Tele Danmark's network via the interconnect agreement between the Company and Tele Danmark and other Danish telecommunication providers.


  COMPETITION


     The Company's principal competitor in Denmark is Tele Danmark, the dominant supplier of telecommunications services in Denmark. In January 1998, the Danish government sold a controlling interest in Tele Danmark, to U.S.-based Ameritech. The Company also faces competition from various other carriers, primarily Telia (the Swedish PTT), the smaller Tele 2 (NetCom Systems), Mobilix A/S (the Danish subsidiary of France Telecom) and Global One, which are all connected to Tele Danmark's fixed line network via interconnect agreements. Recently, several of these carriers have entered into agreements with Powercom, a subsidiary of two Danish power suppliers, to offer telecommunications services over Powercom's fixed line network, which has hitherto been used to manage power transmission. Mobilix A/S has also entered into an agreement with the Danish national railway agency to develop the agency's fixed line network for telecommunications services.

     Tele Danmark offers full scale telephony in all areas. Telia and Mobilix both hold mobile licenses, offer a variety of telecommunications services and have the goal of eventually becoming full-scale operators.

  REGULATORY ENVIRONMENT


     All telecommunications services in Denmark were liberalized in 1996. Currently, the Company may, through RSL Denmark, provide national and international telephony in the Danish market, except wireless telephony, which requires a license. Tele Danmark, in practice, still has an effective (but not legal) monopoly on the ownership of fixed lines. Thus, the Company can only construct its own fixed lines, lease fixed lines from Tele Danmark or operate through interconnection agreements, but competition is growing on the market of fixed lines, and it is expected that pending regulation may further limit Tele Danmark's market control, although there can be no assurance in this regard. Effective April 1, 1998, Tele Danmark implemented a new tariff structure which basically results in a reduction of Tele Danmark's minute rates and an increase in the price of the basic telephony subscription service. This amendment may ultimately force RSL Denmark to lower its rates as a result of stronger price competition.


PORTUGUESE OPERATIONS


     Portugal originated 340 million minutes of international traffic in 1996. The Company operates in Portugal through its 39% investment in Maxitel Servicos e Gestao de Telecomunicacoes, SA ("Maxitel"). The Company made its initial investment in Maxitel in April 1997. Maxitel commenced operations in the international voice and data business in December 1994.


  SERVICES AND CUSTOMERS

     Maxitel offers international and long distance voice services to closed user groups of companies utilizing autodialers and direct access. In addition, Maxitel offers store and forward and real-time fax services.

  MARKETING AND SALES

     Maxitel markets its services through a direct sales force and is developing an indirect sales force through independent agents. Maxitel operates primarily in the Lisbon and Oporto areas.

  PORTUGUESE NETWORK ARCHITECTURE


     Maxitel operates an Ericsson AXE-10 international telephony gateway switch in its offices in Lisbon and is in the process of converting its entire customer terminal equipment to this new platform. The Oporto node is already working in this new configuration. Additionally, Maxitel leases satellite transmission capacity on Orion, Hispasat and Intelsat.


  COMPETITION


     Maxitel's primary competitor is Portugal Telecom, the dominant supplier of telecommunications services in Portugal. The Company also competes with the local Portuguese affiliates of global carriers such as Global One and with resellers in the Portuguese market.


  REGULATORY ENVIRONMENT


     Fixed-wire voice telephony services were subject to a monopoly until March 1997. Under the terms of the current legislation it is possible for companies other than Portugal Telecom to offer both national and international voice services to closed user groups. Interconnection to the Portugal Telecom PSTN is permitted for such services. The privatization process of Portugal Telecom was concluded at the end of 1997 and the Portugese government maintains a 25% interest in Portugal Telecom. Full deregulation is expected to occur by January 1, 2000.


ITALIAN OPERATIONS

  OVERVIEW


     Italy originated 2.1 billion minutes of international traffic in 1996. The Company operates in Italy through RSL Italy in which it acquired an 85% interest in August 1997. RSL Italy, under its former ownership, commenced operations in 1995. In July 1998, as a consequence of a capital increase in RSL Italy that was funded by the Company but not by the minority shareholders of RSL Italy, the Company's interest in RSL Italy was increased to 99.30%. Beginning on July 14, 2000, however, RSL Italy's minority shareholders will have a call option right to purchase a quota which would reduce the Company's ownership interest in RSL Italy to 85% of (i) the entire capital, if at that time RSL Italy will have no additional shareholders, or (ii) the capital then held in the aggregate by the Company and the present minority shareholders, if at that time RSL Italy will have additional shareholders. In addition, in July 1998, RSL Italy acquired 75% of the equity of Comesa ("Comesa"), an international telecommunications company located in Northern Italy and a subsidiary of RSL Italy.


  SERVICES AND CUSTOMERS

     RSL Italy offers its customers in Italy international and domestic long distance services utilizing dial-in access via autodialers and dedicated access lines. RSL Italy's current customer base consists primarily of small and medium-sized businesses. RSL Italy markets its services also through Comesa.


     RSL Italy has the approvals and authorizations required to offer its domestic and international voice services different from the "voice telephony" services.



     In addition, in July 1998, RSL Italy obtained an individual license to establish a telecommunications network in order to provide "voice telephony" services in Italy. RSL Italy is currently implementing the activities necessary to benefit from the rights established and the obligations imposed by this individual license.


  MARKETING AND SALES


     RSL Italy markets its services through a direct sales force and an indirect sales force and has acquired a network of independent agents through Comesa.


  ITALIAN NETWORK ARCHITECTURE


     RSL Italy currently operates as a reseller, purchasing wholesale facilities from other Italian carriers. RSL Italy has installed an Ericsson AXE-10 international telephony gateway switch and two AT&T Definity switches in Milan. RSL Italy has also installed an Ericsson AXE-10 and three AT&T Definity switches in the Rome area. Additionally, the Company intends to install 18 additional AT&T Definity POPs and intends to lease and, if available and cost-effective and warranted by traffic patterns, purchase, domestic circuits and IRUs. The Company has linked RSL Italy with RSL-NET in London and expects to link RSL Italy with RSL-NET in Paris by the end of 1998.


  COMPETITION


     RSL Italy's primary competitor is Telecom Italia S.p.A. ("Telecom Italia"), the dominant supplier of telecommunications services in Italy. The Company also competes with the local Italian affiliates of global carriers such as British Telecom and Global One. In addition, the Company competes with telecommunications providers in the Italian market such as Infostrada (a joint venture between Olivetti and Mannesmann) and Wind (a joint venture among Deutsche Telecom, France Telecom and ENEL, the Italian energy public utility).

  REGULATORY ENVIRONMENT

     Under the current regime, certain domestic and international voice services (such as those presently offered by RSL Italy) do not fall within the definition of "voice telephony" as contained in Directive 90/388/EEC and construed by Italian authorities. In order to render these voice services, the would-be operator is required to file a declaration with, or obtain an authorization from, the Italian Ministry of Communications. Whether the would-be operator needs the declaration or the authorization depends on the type of links to the PSTN actually necessary to render the services. In fact, for said voice services to be offered through switched links to the PSTN, the declaration is required, whereas the authorization is needed for voice services to be offered through dedicated links.


     As of January 1, 1998, domestic and international voice services that fall within the above-mentioned definition of "voice telephony" can be rendered only after having obtained an individual license from the Ministry of Communications. Such license is necessary, inter alia, to establish and provide public telecommunications networks.



     In light of the above and in compliance with the Full Competition Directive, the "voice telephony" monopoly in Italy has been abolished. However, "voice telephony" is currently principally provided by Telecom Italia and a few other telecommunications organizations (see "Competition" above).


     Specific rules to further implement the Full Competition Directive and other subsequent EU Directives have been enacted with respect to significant matters, including numbering, universal service, fees to be paid in connection with individual licenses as well as interconnection. As to the latter, the relevant legislation has been challenged by Telecom Italia. The proceedings are still pending and are not expected to be closed before the end of 1998.

     Further implementing legislation is expected to be enacted in the near future with reference to other matters, including the general authorization (a regime that will substitute the current regulations on the voice services different from "voice telephony").

     The effective liberalization of the Italian telecommunications market will depend on the actual application of the rules enacted and to be enacted as well as on the actual exercise of the powers and functions of the National Regulatory Authority, an independent body, established in 1998, which is taking over most of the regulatory and monitoring functions of the Ministry of Communications.



AUSTRIAN OPERATIONS

  OVERVIEW


     Austria originated 960 million minutes of international traffic in 1996. The Company operates in Austria through RSL Austria in which it currently holds a 90% interest. However, the Minority Interestholder (as defined herein) of RSL Austria was granted the right to increase his ownership interest in RSL Austria to up to 24.9% upon the receipt by RSL Austria of certain subsidiaries from the Austrian government. RSL Austria has recently received such subsidies, and the Company is in the process of evaluating the number of shares of RSL Austria required to be issued to such Minority Interestholder.

  SERVICES AND CUSTOMERS


     RSL Austria began offering international voice services utilizing autodialers, direct access and calling cards in March 1998. RSL Austria's targeted customers are small to medium-sized businesses.


  MARKETING AND SALES

     RSL Austria markets its services through both a direct and indirect sales force as well as independent agents.

  AUSTRIAN NETWORK ARCHITECTURE


     RSL Austria began offering services in March 1998 as an international telecommunications reseller. The Company has installed an Ericsson AXE-10 telephony international gateway switch in Vienna which is operational. This international gateway switch in Austria will enable RSL Austria to expand the products and services it offers.


  COMPETITION


     RSL Austria's primary competitors in Austria are Post und Telecom Austria (the "PTA"), the dominant supplier of telecommunications services in Austria, and UTA. The Company competes with the local Austrian affiliates of global carriers such as British Telecom and Global One. In addition, the Company expects to compete with resellers in the Austrian market.


  REGULATORY ENVIRONMENT


     The PTA has a legal monopoly on fixed voice telephony, telex and telegram services. New telecommunications legislation, however, was passed in July 1997 which permitted interconnection with the PTA's PSTN beginning on January 1, 1998. Competition in all voice telephony services is now permitted. Telecommunications services are subject to licenses granted by an Austrian regulatory authority to applicants with sufficient technical and economic facilities. The Company has been granted a license to operate as a full service telecommunications provider of local, long distance and international services in Austria. In February 1998, RSL Austria signed an interconnection agreement with the PTA.


SPANISH OPERATIONS

  OVERVIEW


     Spain originated 1.2 billion minutes of international traffic in 1996. RSL Communications Spain, S.A. ("RSL Spain") was formed in December 1997. The Company operates in Spain through RSL Europe which holds a 90% interest in RSL Spain.


  SERVICES AND CUSTOMERS

     Only Telefonica de Espana, S.A. ("Telefonica de Espana"), Lnce and Retevision, S.A. ("Retevision") are licensed to provide international long distance services in Spain. The range of services that can currently be provided by RSL Spain, pending further deregulation, is limited to closed-user group services, resale of capacity, fax and Internet services.

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

  MARKETING AND SALES


     RSL Spain markets its services through both a direct and indirect sales force.


  SPANISH NETWORK ARCHITECTURE


     The Company has installed an Ericsson AXE-10 international gateway switch in Madrid, which is linked to Ericsson MD110 POPs in Barcelona, Valencia and Mabella.


  COMPETITION


     The Company's main competitor in Spain is Telefonica de Espana, the company that has traditionally enjoyed a monopoly in the provision of telecommunications services and the current dominant supplier of telecommunications services in Spain. The Company also faces competition from Retevision, an emerging public telephone operator which was granted the second nation-wide license to provide voice telephony services, and which is in the process of building its own network, and Lince, which was awarded a third nationwide license to provide voice telephony services, but has not yet started to operate. Retevision, started operations at the beginning of 1998. Cable operators have been authorized to provide voice telephony services since January 1998. The Company also faces competition from resellers, which at present, generally, have small operations in Spain, and from mega-carriers interested in long distance services upon deregulation of the market.


  REGULATORY ENVIRONMENT


     Market deregulation is expected in Spain by December 1, 1998. Spain was one of the EU Member states which was granted a waiver of up to five years to implement the Full Competition Directive. After negotiations to determine the specific duration of the waiver period, the EC granted Spain an additional period, until November 30, 1998, for the complete deregulation of voice telephony and public telecommunications networks. Spain is now moving towards deregulation. Major events in the Spanish telecommunications market have occurred in the last two years, including (i) the complete privatization of Telefonica de Espana which took place at the beginning of 1997, (ii) the licensing of Retevision and its privatization, (iii) the third basic telephony license, granted in May 1998 to Lince and authorization to enable cable operators to provide voice telephony as of December 1998, (iv) the third license for mobile telephone service granted to Retevision (which had already been operating under a voice telephony license), and (v) the creation of the Telecommunications Market Commission as a regulatory independent entity.


     The 1987 Telecommunications Act was previously enacted for a monopolistic market. The General Telecommunications Act, a new telecommunications act, was approved by the Parliament in April 1998. The legislation is intended to address issues inherent to a competitive market such as a new licensing procedure, universal service, definition of public service obligations, interconnection rules, numbering, tariffs, etc., and will require further implementation by means of regulations. Implementing regulations should be enacted during 1998, so that the regulatory framework is in place by December 1, 1998. Telecommunications services in Spain are subject to licenses granted by a Spanish regulatory authority. In February 1998, RSL Spain was granted a license to provide closed-user group services, resale of capacity, fax services and internet services in Spain. RSL Spain has also applied for licenses to resell telecommunications services and to provide value added services.

BELGIAN OPERATIONS

  OVERVIEW


     Belgium originated 1.2 billion minutes of international traffic in 1996. The Company primarily operates in Belgium through RSL Belgium, in which the Company currently holds a 90% interest. In addition, the Company offers wireless services to its customers through RSL Telco Belgium S.A./N.V. ("RSL Telco Belgium"), a wholly owned subsidiary of the Company.

  SERVICES AND CUSTOMERS


     The Company, through RSL Belgium and RSL Telco Belgium, offers its customers in Belgium international long distance voice services utilizing dial-in access via autodialers and wireless services. In addition to the dial-in access services currently offered by RSL Belgium, RSL Belgium was granted a license to offer international and domestic fixed wire long distance service. RSL Belgium intends to commence offering its customers international and domestic long distance fixed wire voice services utilizing pre-fix dialing during 1999. Through existing agreements with each of the wireless network operators in Belgium, the Company is able to offer its customers a comprehensive set of wireless service offerings. The Company's customer base in Belgium consists primarily of small and medium-sized businesses.


  MARKETING AND SALES


     The Company markets its services in Belgium through a direct and indirect sales force as well as independent agents. RSL Belgium has offices in Laventeni, Gent, Liege, Antwerp and Charleroi.


  BELGIAN NETWORK ARCHITECTURE


     RSL Belgium currently operates as a reseller, purchasing wholesale facilities from other carriers operating in Belgium. The Company has installed an Ericsson AXE-10 international telephony gateway switch in Belgium and anticipates that the switch will become fully operational in the fourth quarter of 1998.


  COMPETITION


     RSL Belgium's primary competitor is Belgacom, the former PTT and the dominant supplier of telecommunications services in Belgium. RSL Belgium also competes with local Belgian affiliates of global carriers, such as Global One and Unisource, local resellers, as well as subsidiaries of other U.S. and European telecommunication companies, such as WorldxChange, C&W Telemart, and others. The Company also competes for wireless subscribers with the two Belgian wireless network operators, Proximus and Mobistar, as well as other wireless service providers.


  REGULATORY ENVIRONMENT


     The Belgian Parliament passed the first Belgian Telecommunications Act (the "Belgian Act") in March 1991, in order to liberalize the Belgian telecommunications market. Since then, the Belgian Act was amended on numerous occasions, most recently in December 1997. On January 1, 1998, the last remaining monopolies of Belgacom ceased to exist. The Belgian Act provides, among other things, for regulations regarding licensing, rate and interconnection regulation, universal service obligations, numbering and customer protection. Since December 1997 and the summer of 1998, many of the Royal Decrees necessary to implement the provisions of the Belgian Act have become law. According to these Royal Decrees, providers of voice telephony services must apply for a voice telephony license with the Belgium Institute for Port and Telecommunications (the "BIPT") the Belgian regulatory authority. The licenses are granted by the Minister for Telecommunications, upon recommendation of the BIPT. Prior to this regime, which only existed since July 1998, such providers had to apply for a temporary license. The Company applied for and obtained such a temporary license and has recently received a new permanent voice telephony license.


SWISS OPERATIONS

  OVERVIEW


     Switzerland originated 1.9 billion minutes of international traffic in 1996. The Company operates in Switzerland through RSL COM Schweiz AG ("RSL Switzerland") in which it currently holds a 78.5% interest. RSL Switzerland started operations in 1995 as a long distance carrier for closed user groups.

  SERVICES AND CUSTOMERS


     While in the past RSL Switzerland targeted multinationals and supplied international voice and fax services, RSL Switzerland is, in addition to such multinationals, currently targeting small to medium-sized businesses.


  MARKETING AND SALES

     RSL Switzerland markets its services through both a direct sales force and an indirect sales force.

  SWISS NETWORK ARCHITECTURE


     The Company is in the process of installing an Ericsson AXE-10 international telephony gateway switch. Customer access will be over leased lines or over the three carrier selection codes which were assigned to the Company in December 1997.


  COMPETITION

     RSL Switzerland's primary competitors in Switzerland are Swisscom, Diax, Sunrise, GlobalOne, Colt, WorldCom, Equant and other smaller resellers.

  REGULATORY ENVIRONMENT

     The sale of value-added telecommunication services (data networks) as well as telecommunications equipment such as telephones and fax machines was liberalized in 1992. The transmission of voice for closed user groups has been permitted since July 1, 1995. With the new law on telecommunication services which came into force on January 1, 1998, Switzerland is a fully liberalized telecommunications market.

LATIN AMERICAN OPERATIONS--GENERAL


     RSL Latin America was formed in mid-1997 as a joint venture pursuant to a shareholders agreement (the "Latin America Joint Venture Agreement"), between the Company and Coral Gate Investments Ltd., a British Virgin Islands corporation ("Coral Gate"), which is an affiliate of Inversiones Divtel, D.T., C.A. ("Divtel"), a Venezuelan corporation, and a member of the Cisneros Group. RSL Latin America is 51% owned by RSL and 49% owned by the Cisneros Group. RSL Latin America is in an early stage of its development and most of Latin America is in the earliest stages of deregulation. As a result, the Company's Latin American operations have not generated significant revenues.


     RSL Latin America's primary purpose is to develop, through local operating companies formed in conjunction with local partners, a pan-Latin American network and operations spanning Mexico, Central and South America and the Caribbean.


     In August 1998, subject to completion of certain conditions and obtaining authorization from the Mexican Anti-trust Commission, the Company acquired a 49% interest in PCM Communicaciones S.A. de C.V. ("PCM"), a licensed long distance telecommunications service provider in Mexico. Pursuant to Mexican regulatory requirements and a joint venture agreement with the majority shareholders of PCM, PCM will develop a telecommunications network in Mexico and RSL Mexico will market and sell domestic and international long distance telecommunications services primarily to small and medium-sized businesses in Mexico. Also in August 1998, the Company together with PCM, acquired switches and fiber cable covering 14 cities in Mexico, which are expected to be fully installed by September 30, 1998.




     Since most Latin American countries currently restrict competition to a limited number of specific services, the Company has developed a two stage market penetration strategy to capitalize on the current and future opportunities in Latin America. The first step is to take advantage of current market conditions and, within the parameters of the Company's product line, to provide the fullest range of services permissible under the local regulation. The Company seeks to build a customer base within its target segments prior to full market liberalization, and when the market opens to competition, the Company will have an established base in its target areas.

VENEZUELAN OPERATIONS

  OVERVIEW


     Venezuela originated 139 million minutes of international traffic in 1996. The Company operates in Venezuela through RSL COM Venezuela C.A. ("RSL Venezuela"), acquired in connection with the Latin America Joint Venture Agreement. RSL Venezuela was organized in 1992.


  SERVICES AND CUSTOMERS


     RSL Venezuela offers its customers in Venezuela international long distance voice services utilizing dedicated access along with prepaid and postpaid cards and provides value-added telecommunications services. RSL Venezuela's customer base consists primarily of small and medium-sized businesses.


  MARKETING AND SALES


     RSL Venezuela markets its services through a direct sales force and telemarketing and uses distributors to market its prepaid calling card products.


  VENEZUELAN NETWORK ARCHITECTURE

     RSL Venezuela currently operates an Ericsson MD 110 switch directly linked via a Panamsat-1 satellite circuit to the Company's New York international gateway switch.

  COMPETITION


     RSL Venezuela's primary competitor is CANTV, the dominant supplier of telecommunications services in Venezuela. RSL Venezuela also competes with local Venezuelan affiliates of global carriers, such as British Telecom, Global One and Mercury, regional competitors, such as Impsat, Texcom S.A. and Charter Communications, and callback operators.


  REGULATORY ENVIRONMENT


     The Venezuelan telecommunications market is regulated by the Ministry of Transportation and Telecommunications, by means of the National Telecommunications Commission ("Conatel"). CANTV holds an exclusive monopoly on the provision of local, domestic and international switched fixed telephone services within Venezuela until November 2000. However, certain value-added services are open to competition, although a concession from Conatel is required. RSL Venezuela currently holds concessions for value added and data services which allow it to provide international voice services via dedicated access provided on a private network. RSL Venezuela is not required to obtain a concession to provide prepaid and post paid card services.


     RSL Latin America, which is 51% owned by the Company and 49% owned by the Cisneros Group, was required to register its investment in RSL Venezuela with the Venezuelan Office of the Superintendent of Foreign Investments ("SIEX") within 60 days of the acquisition of RSL Venezuela, which was completed as to 49% on August 4, 1997 and as to the remaining 51% on January 26, 1998.

ASIA/PACIFIC RIM OPERATIONS--GENERAL


     The Company carries on its Asian operations through RSL Asia, a 91.5%-owned subsidiary of the Company and RSL COM Asia/Pacific Ltd. ("RSL Asia/Pacific"), a wholly-owned subsidiary of the Company based in Hong Kong. In October 1996, RSL Asia established RSL Australia to carry on its Australian operations. In March 1997, the Company incorporated RSL Japan as a wholly-owned subsidiary of RSL Asia/Pacific to initiate the Company's operations in Japan. RSL Asia and RSL

Asia/Pacific intend to capitalize on the trend toward deregulation within the region to establish operations in key countries.



     The Company has hired a managing director to oversee and develop RSL Japan's operations. In January 1998, RSL Japan was granted an International Simple Resale license by Japan's Ministry of Ports and Telecommunications (the "MPT") to resell international telephony, fax and data services to and from Japan. RSL Japan has also received a Type II value added network provider license and expects to provide such services in the third quarter of 1998. RSL Japan expects to apply for a Type I license in Japan to provide facilities-based international long distance service. The Company has installed an Ericsson AXE-10 international telephony gateway switch in its offices in Tokyo. The Company's Tokyo switch is currently connected to the Company's Australian switch.


AUSTRALIAN OPERATIONS

  OVERVIEW

     Australia originated 1.3 billion minutes of international traffic in 1996. The Company operates in Australia through RSL Australia, a wholly-owned subsidiary of RSL Asia. The Company began generating revenues in Australia in April 1997.

  SERVICES AND CUSTOMERS


     As a result of its acquisition of the customer bases of several Australian resellers, the Company's fixed wire customer base in Australia has grown significantly and consists primarily of commercial customers. The Company offers these customers local services and domestic and international long distance services. RSL Australia also offers prepaid cards and wireless telephony services to residential customers. The Company recently entered the wireless telephony business in Australia. The Company has commenced efforts to cross-sell fixed wire services to its wireless subscribers and wireless services to its fixed wire customers.


  MARKETING AND SALES


     The Company plans to market its services in Australia through a variety of channels, including direct sales and indirect sales through independent agents. The Company's current revenues are generated primarily from the fixed wire customer base acquired from the Call Australia Group and the wireless telephony customer bases acquired from First Direct Communications Pty., Limited and Link Telecommunications Pty., Ltd. In addition, RSL Australia maintains an extensive calling card distribution network.


  AUSTRALIAN NETWORK STRUCTURE

     The Company has installed an Ericsson AXE-10 international gateway switch in its offices in Sydney and two domestic switches in Melbourne and Brisbane which are directly linked to each other. In addition, RSL Australia operates a prepaid card platform. The Company's Australian operation owns IRUs in the APCN, JASAURUS, NPC and Southern Cross undersea fiber optic cable systems and on the CMC and MCC terrestial fiber optic cable systems.

  COMPETITION


     The Company's principal competitors in Australia are the two licensed general carriers Telstra Corporation Limited (the former PTT) and Optus Communications Pty. Limited. Each of these competitors provides a bundle of services including mobile, local, and domestic and international long distance. In addition, the Company faces competition from switch-based and switchless resellers such as Spectrum Network Systems Limited, Axicorp Pty. Limited and AAPT Limited, Primus Limited, One-Tel Limited, Macquarie Corporate Pty Limited, Hutchison Telecommunications Pty Limited and Vodatone Pty Limited.

  REGULATORY ENVIRONMENT

     RSL Australia has been enrolled with the Australian Telecommunications Authority ("Austel") under the provisions of the International Service Providers Class License as a provider of services with double-ended interconnection. The Telecommunications Act 1991 allows enrollment as a provider of services with double-ended interconnection, provided that Austel is satisfied that the services to be offered are in the public interest. Double-ended interconnection allows the Company to interconnect with the Australian PSTN, to resell general carrier services, and to transmit international calls over owned international transmission facilities. Customers are able to access the Company's network from the PSTN utilizing a four digit prefix code issued by Austel and via "national access," a preselect and override code service for domestic and international calls. International long distance services may be provided by the use of satellite based facilities or international cable capacity. Full deregulation of the Australian telecommunications market occurred in July 1997 with the repeal of the Telecommunications Act 1991 and the introduction of the Telecommunications Act 1997. RSL Australia can, at any time, apply for a general carriers license under the new act, but obtaining such a license may impose certain restrictions and costs rather than expand the scope of operations of RSL Australia. Since there have been delays in implementing the new act, the Company has continued to operate as it has under the old act pursuant to the transitional provisions of the new act. See "Risk Factors--Government Regulatory Restrictions."

IP TELEPHONY OPERATION--GENERAL


     In mid-1997, the Company acquired Delta Three, a telecommunications provider utilizing packet switched networks, such as the Internet and networks based on Internet protocols ("IP"), to provide telecommunications services and to transmit voice communications.


     The Internet is an interconnected global computer network of tens of thousands of packet-switched networks using Internet protocols. Technology trends over the past decade have removed the distinction between voice and data segments. Traditionally, voice conversations have been routed on analog lines. Today, voice conversations are routinely converted into digital signals and sent together with other data over high-speed lines. In order to satisfy the high demand for low-cost communications, software and hardware developers have developed technologies capable of allowing the Internet and managed IP networks to be utilized for voice communications.


     Delta Three offers services that provide real-time voice conversations over the Internet and IP networks ("IP Telephony"). These services work by the use of an Internet gateway server ("IP Telephony Gateway"), which provides a connection between the PSTN and Delta Three's IP networks and converts analog voice signals into digital signals. These signals are in turn compressed and split into packets which are sent over the Internet or IP network like any other packets and reassembled by a second IP Telephony Gateway as audio output at the receiving end. The packets are converted back into analog format and then to the telephone number dialed.


     Certain Internet Telephony software today requires one or both parties to a call to use computers that are connected to the Internet or an IP network at the time of the call. In addition to these types of services, Delta Three provides services that allow both parties to use ordinary telephones. Although current Internet Telephony does not provide comparable sound quality to traditional long distance service, the sound quality of IP Telephony has increased over the past few years, and the Company expects such quality to continue to improve; however there can be no assurance in this regard.

DELTA THREE OPERATIONS

  OVERVIEW


     Delta Three began operations in May 1996 and began offering commercial IP telephony services in January 1997. Delta Three currently offers commercial service between 30 countries and it plans to extend the service to additional countries within the next two years.

  SERVICE AND CUSTOMERS


     Delta Three utilizes the Internet and managed IP networks traditionally used for data communications, as a transmission medium for ordinary telephone calls. The primary service offered by Delta Three enables customers to place long distance and international phone calls to be carried over the Internet while using a standard telephone, without any additional equipment. Delta Three also offers a service that enables customers to place long distance calls from a personal computer to a standard telephone. Delta Three offers these services at a price which is at a significant discount to standard international calls.



     Delta Three operates as a wholesale carrier for international long distance resellers on a point-to-point basis and as a retail carrier, servicing its own network and marketing the use of its network to residential customers in designated areas and corporations. Currently, most of the minutes sold by Delta Three are sold to the Company on a wholesale basis. Delta Three recently entered into a joint venture agreement with Quintel Entertainment, Inc., a direct sales and marketing company, to market and sell Delta Three's services to customers in the U.S. and Canada. Delta Three expects to significantly increase its retail customers base as a result of this joint venture.


     Delta Three currently provides IP Telephony service from the U.S., Europe, Australia and Japan with termination capabilities to 23 points of presence around the world utilizing RSL-NET.

  MARKETING AND SALES

     Delta Three's strategy is initially to utilize wholesale contracts to increase the volume on its network and then to add retail and corporate clients onto the network, which it will market under its name. Delta Three is also focused on providing high margin innovative value-added services in niche markets. Delta Three utilizes the Web as an additional sales venue to offer services to retail customers and is increasing its resources towards on-line marketing and sales. Delta Three also offers the Company the ability to purchase minutes wholesale at preferred rates.

  DELTA THREE NETWORK

     The Delta Three network consists of IP Telephony Gateways, primarily IPTC Ericsson platforms, located within key metropolitan areas in target countries. A Delta Three customer dials an access number where a Delta Three system prompts the customer for an access code and the desired phone number. The system then opens a connection with a remote IP Telephony Gateway and instructs the IP Telephony Gateway to place a local call to the telephone the customer has dialed. Once the local call is transmitted, the IP Telephony Gateway converts the call into a form which can be routed over the Internet and transfers the call to a second Internet Gateway. The IP Telephony Gateway may be connected by
(i) the Internet accessed through an Internet service provider, (ii) capacity leased on a private Intranet and (iii) leased private lines. By routing calls in such a manner, Delta Three is able to avoid the high costs associated with the settlement process. Delta Three has also entered into a co-development agreement with Ericsson to develop IP Telephony Gateways and application technology.

  REGULATORY ENVIRONMENT

     While regulation still plays a significant role in traditional telecommunications markets, the Internet is largely unregulated, permitting business opportunities to flourish and to rapidly follow technological developments. To date, the FCC has never directly exercised regulatory jurisdiction over Internet-based services. The rapid development of the Internet, raises the question of whether the language of the Communications Act of 1934, as amended by the Telecommunications Act of 1996, or existing FCC regulations, covers particular services offered over the Internet.

     The FCC and most foreign regulators have not yet attempted to regulate the companies that provide the software and hardware for IP Telephony, the access providers that transmit their data, or the service providers, as common carriers or telecommunications services providers. Therefore, the existing systems of access charges and international accounting rates, to which traditional long distance carriers are subject, are not imposed on providers of IP Telephony services. As a result, such providers may offer calls at a significant discount to standard international calls. There can be no assurance, however, that the FCC and/or foreign regulators will not regulate IP Telephony or Internet service providers in the future. In a recent Report to Congress, the FCC indicated that certain forms of phone-to-phone Internet Telephony may bear the characteristics of telecommunications, as opposed to information, services, thereby subjecting them to regulation as common carrier offerings.


     The level of regulation of IP Telephony differs significantly from country to country and, in many countries, IP Telephony is not regulated any differently than other Internet service. In some countries IP Telephony is illegal. There can be no assurance that regulation of IP Telephony will not increase around the world. See "Risk Factors--Government Regulatory Restrictions".

EMPLOYEES

     As of July 31, 1998, the Company employed approximately 1,850 people, including officers, administrative and salaried selling personnel. The Company considers its relationship with its employees to be good.

PROPERTIES

     The Company's principal office is at Clarendon House, Church Street, Hamilton, Bermuda.

     The Company maintains executive offices at 767 Fifth Avenue, New York, New York, where the Company occupies approximately 11,000 square feet under a lease which expires on January 31, 2002. The lease provides for annual lease payments of $767,000.


     The Company also maintains a 3,040 square foot office at 60 Hudson Street, New York, New York which houses the Company's international telephony gateway and domestic switches located in New York. The lease extends until March 2006 and provides for annual lease payments of $312,240.


     The Company has entered into a lease to maintain a 14,000 square foot office at 430 Park Avenue, New York, New York for RSL USA's Eastern United States offices. The lease extends until June 29, 2001 and provides for annual lease payments of $375,000.

     The Company maintains a 15,000 square foot office at 5550 Topanga Canyon Boulevard, Woodland Hills, California which houses RSL USA's western offices. The lease for such space extends until January 15, 2003 and provides for annual lease payments of $333,000.


     The Company, as a result of the acquisition of WestComm, leases office space in Pittsburgh, Pennsylvania and various other sales offices for annualized aggregate rent of approximately $1.8 million. The lease for the principal office in Pittsburgh extends until July 31, 2008.


     The Company maintains an office at Churchill House, 142-146 Old Street, London, England which is used as the location for the London international gateway switch and the London domestic switch. The lease extends until October 1, 2005 and provides for annual lease payments of $83,000 until March 1998 and may be increased thereafter.

     The Company maintains office space at Victoria House, London Square, Cross Lanes, Guildford, Surrey, which is RSL Europe's headquarters. The lease extends until August 20, 2006 and provides for annual lease payments of approximately $245,000.


     The Company maintains additional office space for RSL Europe at 21/27 Tabernacle Street, London, England. The lease extends until 2008 and provides for annual lease payments of approximately $420,000. The space is rent free until April 1999.


     In addition, the Company maintains offices with respect to its other foreign operations, for which the aggregate annual lease payments equal approximately $3.0 million.

     The Company, through its direct and indirect subsidiaries, also leases additional office spaces for its operations.

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

LEGAL PROCEEDINGS

     In mid-1997 AT&T filed with the FCC an opposition to the Company's requests for modification of the International Settlement Policy to implement the Company's accounting rates for international long distance service between the United States and each of Denmark, the Dominican Republic, Finland, Norway and the United Kingdom. AT&T has alleged, inter alia, that the requests violate the principles underlying the International Settlement Policy and the FCC's non-discrimination policy. The Company does not believe that the FCC's resolution of this matter reasonably can be expected to have a material adverse effect on its business or results of operations.


     In April 1997, the Attorney General of the State of Illinois filed a complaint against LDM arising from alleged instances of unauthorized changes in subscribers' selections of interexchange carriers ("slamming"). In October 1997, the Attorney General of the State of New Jersey served a subpoena on LDM seeking information also relating to various slamming complaints lodged against LDM. Both the Illinois complaint and the New Jersey subpoena relate to alleged activity by LDM occurring prior to its acquisition by RSL USA. In March 1998 and in May 1998, the Attorney General of the State of Florida served a subpoena on each of LDM and RSL USA, respectively, seeking information relating to slamming in connection with the unauthorized changing or combining of local and long distance telephone service providers or billing for telephone related services. The Florida subpoenas relate to alleged activity by LDM which would have primarily occurred prior to LDM's acquisition by RSL USA. Pursuant to the terms of the stock purchase agreement between RSL USA and the shareholders of LDM, RSL USA is entitled to indemnification for losses, costs and expenses as a result of, among other things, "slamming" and related matters. The Company does not believe that the resolution of these matters reasonably can be expected to have a material adverse effect on its business or results of operations.



     A subpoena, relating to alleged slamming activities, has also been issued by the Attorney General of the State of New Jersey against Cyberlink. The Company does not believe that the resolution of these matters reasonably can be expected to have a material adverse effect on its business or results of operations.


     The Company also is, from time to time, a party to litigation that arises in the normal course of its business operations. The Company is not presently a party to any such litigation that the Company believes could reasonably be expected to have a material adverse effect on its business or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Certain information concerning directors and executive officers of the Company and certain of its subsidiaries is set forth below:



NAME                                               AGE                        POSITION
----------------------------------------------   -------   ----------------------------------------------
Ronald S. Lauder..............................        54   Director and Chairman of the Board
Itzhak Fisher.................................        42   Director, Chief Executive Officer and
                                                             President
Jacob Z. Schuster.............................        49   Director, Executive Vice President, Chief
                                                             Financial Officer, Assistant Secretary and
                                                             Treasurer
Richard E. Williams...........................        46   Chief Executive Officer and President of RSL
                                                             Europe
Adrian Coote..................................        44   Managing Director of RSL Australia
Edmond J. Thomas..............................        55   Chief Executive Officer and President of RSL
                                                             USA
Karen van de Vrande...........................        48   Vice President of Marketing
Nir Tarlovsky.................................        32   Vice President of Business Development
Nesim N. Bildirici............................        31   Vice President of Mergers and Acquisitions
Mark J. Hirschhorn............................        34   Vice President--Finance, Global Controller and
                                                             Assistant Secretary
Roland T. Mallcott............................        51   Vice President of Engineering
Andrew C. Shields.............................        41   Vice President of International Carrier
                                                             Relations
Elie C. Wurtman...............................        29   Vice President of Emerging Technologies
Avery S. Fischer..............................        31   Legal Counsel
Michael Ashford...............................        52   Secretary
Gustavo A. Cisneros...........................        53   Director
Fred H. Langhammer............................        54   Director
Leonard A. Lauder.............................        65   Director
Eugene A. Sekulow.............................        67   Director
Nicolas G. Trollope...........................        51   Director


     All directors hold office, subject to death, removal or resignation, until the next annual meeting of shareholders and thereafter until their successors have been elected and qualified. Officers of the Company serve at the pleasure of their respective Boards of Directors, subject to any written arrangements with the Company. See "--Employment Arrangements." Set forth below is certain information with respect to the directors, executive officers and other senior management of the Company.

     Ronald S. Lauder co-founded the Company, has served as its Chairman since 1994 and is the principal and controlling shareholder of the Company. He is also a founder and has served as the non-executive Chairman of the Board of Central European Media Enterprises Ltd. ("CME"), an owner and operator of commercial television stations and networks in Central and Eastern Europe since 1994.
Mr. Lauder is a principal shareholder of The Estee Lauder Companies Inc. ("Estee Lauder") and has served as Chairman of Estee Lauder International, Inc. and Chairman of Clinique Laboratories, Inc. since returning to the private sector from government service in 1987. From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO affairs. From 1986 to 1987, Mr. Lauder served as U.S. Ambassador to Austria. Mr. Lauder is a director of Estee Lauder. He is Chairman of the Board of Trustees of the Museum of Modern Art, Treasurer of the World Jewish Congress, a member of the Board of Governors of the Joseph H. Lauder Institute of Management and International Studies at the University of Pennsylvania and a member of the Visiting Committee of the Wharton School at the University of Pennsylvania.

     Itzhak Fisher, a co-founder of the Company, has been a director, President and Chief Executive Officer of the Company since its inception in 1994. From 1992 to 1994, Mr. Fisher served as General Manager of Clalcom Inc., the telecommunications subsidiary of Clal (Israel), Ltd., Israel's largest investment corporation ("Clal"). Prior to joining Clal, from 1990 to 1992, Mr. Fisher served as the Special Consultant to the President of BEZEQ, the Israel Telecomunication Corp. Ltd., Israel's national telecommunications company. Mr. Fisher previously was a consultant to Mobil Oil Corporation, in the telecommunications field. In addition, Mr. Fisher co-founded Medic Media, Inc., a company engaged in the business of renting telephone and television systems in hospitals throughout Israel, and was a director and its President and Chief Executive Officer.

     Jacob Z. Schuster has been a director, Secretary or Assistant Secretary, Treasurer and Executive Vice President of the Company since 1994 and has been Chief Financial Officer of the Company since February 1997. From 1986 to 1992, Mr. Schuster was a General Partner and the Treasurer of Goldman, Sachs & Co. ("Goldman Sachs"). Mr. Schuster has been President and Treasurer of RSL Management Corporation ("RSL Management") since November 1995 and Executive Vice President of RSL Investments Corporation since March 1994. Mr. Schuster joined Goldman Sachs in 1980, was made a General Partner in 1986 and served as Treasurer of the firm from 1985 until his retirement from the firm in 1992. In 1993, Mr. Schuster served as a consultant to Goldman Sachs.

     Richard E. Williams has served as President and Chief Executive Officer of RSL Europe since August 1995. From 1992 through 1994, Mr. Williams served as a director of IDB WorldCom, with responsibility for sales and marketing. From 1990 to 1992, Mr. Williams served as Managing Director and Vice President of Operations (Europe, Africa and Middle East) of WICAT Systems, a computer systems company. From 1968 to 1990, Mr. Williams served in various technical, research, sales, and management capacities at British Telecom, most recently serving as a General Manager from 1988 to 1990.

     Adrian Coote has been Managing Director of RSL Australia since October 1996. From May 1993 to October 1996, Mr. Coote served as Director of Engineering and Operations of Vodafone Pty. Limited, an Australian mobile carrier, responsible for the design, implementation and operation of its mobile network and subscriber administration systems. From 1987 to 1993, Mr. Coote was General Manager, Sales, of British Telecom Australasia, responsible for introducing and managing its private switching systems and global data networks. Prior to joining British Telecom Australasia, Mr. Coote served in various capacities at Philips Telecommunications Systems.

     Edmond J. Thomas has been Chief Executive Officer and President of RSL USA since March 1998. From September 1997 until March 1998, Mr. Thomas was the Chief Operating Officer of Bell Atlantic Global Networks, a division of Bell Atlantic Corp. From 1994 until 1997, Mr. Thomas was Executive Vice President Science and Technology of Nynex Corp. ("Nynex") and, from 1991 until 1994, he served as its Vice President of Research and Development. Mr. Thomas also served as Nynex's Corporate Director of Advanced Technology from 1986 to 1991. From 1981 until 1986, Mr. Thomas held several positions at New York Telephone. Prior to 1981, Mr. Thomas served in various capacities at AT&T.

     Karen van de Vrande has been Vice President of Marketing of the Company since March 1996. From March 1993 to February 1996, Ms. van de Vrande served as Managing Director of AT&T's Consumer Communications Services for Europe, the Middle East and Africa. From 1990 to 1993, Ms. van de Vrande served as Managing Director of AT&T's Israeli operations. She served in various marketing and sales capacities at AT&T from 1981 to 1990.

     Nir Tarlovsky has been Vice President of Business Development of the Company since April 1995 and served as a director of the Company from April 1, 1995 until March 1997. Mr. Tarlovsky is also Vice President of RSL North America. From 1992 to March 1995, Mr. Tarlovsky served as Senior Economist of Clal, where he was responsible for oversight of the operations and budgets of 150 of Clal's subsidiaries. While at Clal, he was also responsible for the development of new international telecommunications ventures. Prior to 1992, Mr. Tarlovsky served as an officer in the Israeli Army, where he was responsible for management and financial oversight of international research and development projects.



     Nesim N. Bildirici has been Vice President of Mergers and Acquisitions of the Company since 1995 and served as a director of the Company from April 1995 until March 1997. From August 15, 1993 to December 31, 1996, Mr. Bildirici was employed by both R.S. Lauder, Gaspar & Co., L.P. ("RSLAG") and the Company.
Mr. Bildirici is also a Managing Director of RSLAG. Prior to joining RSLAG,
Mr. Bildirici was an investment banker at Morgan Stanley & Co. Incorporated from 1989 to 1991. From 1991 to 1993, Mr. Bildirici was a graduate student at Harvard Business School, where he received his MBA.


     Mark J. Hirschhorn has been Vice President-Finance of the Company since August 1997 and has been Global Controller of the Company since January 1996. Mr. Hirschhorn has also served as the Assistant Secretary of the Company since September 1996. From October 1987 to December 1995, Mr. Hirschhorn was employed at Deloitte & Touche LLP, most recently as a Senior Manager specializing in emerging business and multinational consumer product companies.

     Roland T. Mallcott has been Vice President of Engineering of the Company since February 1997. From December 1995 until January 1997, Mr. Mallcott served as Director of Joint Ventures of Concert, through British Telecom and MCI, in Canada, Mexico and Germany. From January 1991 to December 1995, Mr. Mallcott served as Director of Engineering and Operations for British Telecom (US) responsible for building and managing the British Telecom and Concert global data and voice networks. Prior to 1991, Mr. Mallcott served in various network engineering capacities for British Telecom.

     Andrew C. Shields has been Vice President of International Carrier Relations since August 1997. From October 1993 until August 1997, Mr. Shields served as Vice President of International Business Development of LCI International, with responsibility for international business development and international carrier relations. From June 1991 until October 1993, Mr. Shields served as Director of Global Alliances for Northern Telecom, responsible for international infrastructure expansion. Mr. Shields also served as Northern Telecom's Director of International Marketing from June 1989 until June 1991. From 1984 to 1989, Mr. Shields served as Senior Manager, International Relations for MCI International, responsible for negotiating bilateral direct operating agreements with international carriers. Mr. Shields also served in various capacities at MCI International, MCI Telecommunications, and ITT World Communications from 1979 to 1984.

     Elie C. Wurtman has been Vice President of Emerging Technologies of the Company since April 1998. Mr. Wurtman co-founded Delta Three, Inc. and has served as its Chief Executive Officer and President since its inception in May 1996. He is also the founder of Ambient Corporation, a developer of smart card technology and has been a member of its Board of Directors since November 1995. From January 1995 until November 1995, Mr. Wurtman was Vice President of Marketing of TTR Technologies Inc., a software security company. From September 1993 to December 1994, Mr. Wurtman was engaged in private real estate business. Prior to 1993, Mr. Wurtman served in the Israeli Defense Forces as the Deputy Commander of the Allenby Bridge border crossing between Israel and Jordan.

     Avery S. Fischer has served as Legal Counsel of the Company since January 1997. From 1994 to 1997, Mr. Fischer was an associate with the law firm of Rosenman & Colin LLP, New York, New York, with a practice concentrating in mergers and acquisitions, securities and general corporate counseling. From 1993 to 1994, Mr. Fischer was an associate with the law firm of Shea & Gould, New York, New York, with a practice concentrating in commercial and securities litigation. From 1990 to 1993, Mr. Fischer was a student at Brooklyn Law School, where he received his Juris Doctor.

     Michael Ashford, Secretary of the Company since May 1998, has been a manager of Codan Services Limited, Hamilton, Bermuda, a corporate service company associated with the law firm of Conyers, Dill & Pearman, Hamilton Bermuda, Bermuda counsel to the Company, since 1989.

     Gustavo A. Cisneros has been a director of the Company since March 1997. For more than five years, Mr. Cisneros, together with other members of his family or trusts established for their benefit, has owned direct or indirect beneficial interests in certain companies that own or are engaged in a number of diverse commercial enterprises principally in Venezuela, the United States, Brazil, Chile and Mexico. Mr. Cisneros has also been the Chairman of the Board of Directors of Pueblo Xtra International, Inc., a holding company which owns all of the common stock of Pueblo International, Inc., a company engaged in the business of operating supermarkets and video rental outlets, since June 1993 and a Director of Univision Communications Inc., a Spanish-language television broadcasting company, since May 1994.

     Fred H. Langhammer, a director of the Company since September 1997, has been President of Estee Lauder since 1995, Chief Operating Officer of Estee Lauder since 1985, and a director of Estee Lauder since November 1995, and was Executive Vice President of Estee Lauder from 1985 until 1995. Mr. Langhammer joined Estee Lauder in 1975 as President of its operations in Japan. In 1982, he was appointed Managing Director of Estee Lauder's operations in Germany. Prior to joining Estee Lauder, Mr. Langhammer was General Manager of Dodwell (Japan), a global trading company. He is a member of the Board of Directors of the Cosmetics, Toiletries and Fragrance Association, an industry group, and serves on the Board of the American Institute for Contemporary German Studies at Johns Hopkins University.

     Leonard A. Lauder has been a director of the Company since March 1997.
Mr. Lauder is a principal shareholder and, since 1982, has served as Chief Executive Officer of Estee Lauder and was President of Estee Lauder from 1972 until 1995. He became Chairman of the Board of Directors of Estee Lauder in 1995. He has been a director of Estee Lauder since 1958. Mr. Lauder formally joined Estee Lauder in 1958 after serving as an officer in the United States Navy. He is Chairman of the Board of Trustees of the Whitney Museum of American Art, a Charter Trustee of the University of Pennsylvania and a Trustee of The Aspen Institute. He also served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.

     Eugene A. Sekulow has been a director of the Company since September 1995. Until his retirement in December 1993, Mr. Sekulow served as Executive Vice President-International of NYNEX Corporation, having served as President of NYNEX International Company from 1986 to 1991. Prior to joining NYNEX International Company, Mr. Sekulow had served as President of RCA International, Ltd. since 1973. Mr. Sekulow previously served as a member of the United States State Department Advisory Committee on International Communications and Information Policy and on the State Department Task Force on Telecommunications in Eastern Europe.

     Nicolas G. Trollope, a director of the Company since July 1996, has been a partner with the law firm of Conyers, Dill & Pearman, Hamilton, Bermuda, since 1991. Mr. Trollope has been with Conyers, Dill & Pearman since 1975.
Mr. Trollope has served as a director of CME since June 1994 and also serves as vice-president and secretary of CME.

     Other than Ronald S. Lauder and Leonard A. Lauder, who are brothers, no family relationship exists between any director or executive officer of the Company.

COMMITTEES OF THE BOARD

     The Company's Board of Directors (the "Board of Directors") has an Executive Committee (the "Executive Committee"), a Compensation Committee (the "Compensation Committee") and an Audit Committee (the "Audit Committee").

  EXECUTIVE COMMITTEE


     The Executive Committee is composed of Ronald S. Lauder, Itzhak Fisher, Jacob Z. Schuster and Eugene A. Sekulow. A majority of the members of the Executive Committee must approve any action taken by the Executive Committee. During the period between meetings of the Board of Directors, the Executive Committee has all powers and authority of the Board of Directors to manage the Company's business, except that the Executive Committee, acting alone, cannot
(i) amend the Company's Memorandum of Association or Bye-laws (which also requires shareholder approval), (ii) adopt an agreement of merger or consolidation or approve the sale, lease or exchange of all or substantially all of the Company's property and assets, or (iii) approve or recommend to the Company's shareholders a dissolution of the Company.


  COMPENSATION COMMITTEE

     The Compensation Committee is composed of Ronald S. Lauder, Gustavo A. Cisneros and Eugene A. Sekulow. During a portion of 1997, Itzhak Fisher was a member of the Compensation Committee. The Compensation Committee is responsible for determining executive compensation policies and guidelines and for administering the Company's stock option and compensation plans.

  AUDIT COMMITTEE

     The Audit Committee is currently composed of Ronald S. Lauder, Eugene A. Sekulow and Fred H. Langhammer. The Audit Committee is charged with
(i) recommending the engagement of independent accountants to audit the Company's financial statements, (ii) discussing the scope and results of the audit with the independent accountants, (iii) reviewing the functions of the Company's management and independent accountants pertaining to the Company's financial statements and (iv) performing such other related duties and functions as are deemed appropriate by the Audit Committee and the Board of Directors. During a portion of 1997, Itzhak Fisher was a member of the Audit Committee.

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

     The following table summarizes all plan and non-plan compensation awarded to, earned by or paid to the Company's current Chief Executive Officer and four other most highly compensated executive officers for services rendered in all capacities to the Company in the last two fiscal years (together, the "Named Executive Officers"). See "Employment Agreements."


                                                                                                       LONG-TERM
                                                                                                     COMPENSATION
                                                                                                     -------------
                                                                                ANNUAL                  AWARDS
                                                                             COMPENSATION             SECURITIES
                                                                      ---------------------------     UNDERLYING
                                                                              SALARY     BONUS(1)    OPTIONS/SARS
NAME AND PRINCIPAL POSITION                                           YEAR      ($)        ($)         (NUMBER)
--------------------------------------------------------------------  ----    -------    --------    -------------
Itzhak Fisher.......................................................  1997    400,000    650,000        432,856
President and Chief Executive Officer                                 1996    350,000    150,000             --
                                                                      1995    250,000     75,000             --

Nir Tarlovsky.......................................................  1997    187,500    300,000             --
Vice President of Business Development                                1996    178,000     75,000             --
                                                                      1995    112,500     37,500        876,000

Richard E. Williams(2)..............................................  1997    240,000    165,000        350,400
President and Chief Executive Officer of RSL Europe                   1996    172,000     50,000             --
                                                                      1995     70,000         --             --

Nesim N. Bildirici(3)...............................................  1997    185,000    300,000             --
Vice President of Mergers and Acquisitions                            1996    165,000     75,000             --
                                                                      1995    100,000     50,000             --

Mark Hirschhorn.....................................................  1997    155,000    232,500         16,206
Vice President--Finance                                               1996    140,000     50,000         93,294

                                                       (Footnotes on next page)

(Footnotes from previous page)

------------------

(1) Annual bonuses are reported in the year earned, whether paid in that year or in the following year. Bonuses for 1997 were determined pursuant to the 1997 Performance Plan described below and paid in the first quarter of 1998 following receipt of 1997 audited financial results.


(2) Mr. Williams' salary has been converted to U.S. dollars for the purposes of this table based upon the average exchange rate of British pounds to U.S. dollars for the periods covered.

(3) Mr. Bildirici is employed by the Company but, during 1996, was employed by both the Company and RSLAG. For purposes of this Prospectus, he is treated as an employee of the Company only for the relevant periods. See "--Fiscal Year-End Option Values," and "--Compensation Committee Interlocks and Insider Participation."

     No other annual compensation, restricted stock awards, stock appreciation rights or long-term incentive plan payouts or other compensation (all as defined in the regulations of the Commission) were awarded to, earned by or paid to the Named Executive Officers during 1996 or 1997.

STOCK OPTION AND COMPENSATION PLANS

  AMENDED AND RESTATED 1995 STOCK OPTION PLAN


     In April 1995, the Board of Directors of the Company authorized, and the shareholders of the Company approved, the RSL Communications, Ltd. 1995 Stock Option Plan (as later amended and restated, the "1995 Plan"). Under the 1995 Plan, the Company's Compensation Committee was authorized to grant options for up to 2,847,000 shares of Class A Common Stock. As of December 31, 1997, the Company had granted options to purchase 2,716,617 shares of Class A Common Stock under the 1995 Plan. In general, options granted under the 1995 Plan terminate on the tenth anniversary of the date of grant. The 1995 Plan was developed to provide incentives to employees of the Company and to attract new employees and non-employee directors. In connection with the Initial Public Offering, the 1995 Plan was replaced by the stock option plans described below and the Company will not grant further options under the 1995 Plan.


  1997 STOCK INCENTIVE PLAN


     In connection with the Initial Public Offering, the Company adopted the RSL Communications, Ltd. 1997 Stock Incentive Plan (the "1997 Plan"). Under the 1997 Plan, the Company's Compensation Committee is authorized to grant options for up to 3,100,000 shares of Class A Stock. The purposes of the 1997 Plan are to foster and promote the long-term financial success of the Company and materially increase shareholder value by (i) motivating superior performance by means of performance-related incentives, (ii) encouraging and providing for the acquisition of an ownership interest in the Company by executive officers and other key employees and (iii) enabling the Company to attract and retain the services of an outstanding management team upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent. The 1997 Plan reflects the Company's view that it is desirable to lengthen the vesting period and shorten the terms of its options, and to have a "cost capital" factor included in the pricing of the options.



     The 1997 Plan is administered by the Compensation Committee and provides for the grant of (i) incentive and non-incentive stock options to purchase Class A Common Stock; (ii) stock appreciation rights ("SARs"), which may be granted in tandem with stock options, in addition to stock options, or freestanding; (iii) restricted stock and restricted units; (iv) incentive stock and incentive units;
(v) deferred stock units; and (vi) stock in lieu of cash (collectively, "Awards"). As of the date of the Initial Public Offering, the number of shares of Class A Common Stock available for Awards granted under the 1997 Plan during its term was approximately 7.0% of the total number of shares of Class A Common Stock outstanding on a fully diluted basis. The maximum number of shares for which options or stock appreciation rights may be granted to any one participant in a calendar year is 500,000. The Company granted to Itzhak Fisher, pursuant to his new employment agreement, options to acquire 432,856 shares of Class A Common Stock under the 1997 Plan representing 1% of the Common Stock, on afully-diluted basis. As of September 30, 1998, the Company had granted options to acquire 437,856 shares of Class A Common Stock under the 1997 Plan and 164,250 shares of restricted stock under the 1997 Plan which vests over three years. See "--Employment Arrangements". The Company has also granted "restricted units" and SARs under the 1997 Plan to certain key members of management. The number of shares of Class A Common Stock into which these restricted units and SARs may be exercised, which is based on the relative values of the Company's subsidiaries, cannot be determined at this time.


  1997 PERFORMANCE INCENTIVE COMPENSATION PLAN


     The Company has established the RSL Communications, Ltd. 1997 Performance Incentive Plan (the "1997 Performance Plan") to enable the Company and its subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company's performance. The 1997 Performance Plan was effective for 1997 and is effective for each of calendar years 1998, 1999 and 2000, unless extended or earlier terminated by the Board of Directors. The Compensation Committee may determine that any bonus payable under the 1997 Performance Plan be paid in cash, in shares of Class A Common Stock or in any combination thereof, provided that at least 50% of such bonus is required to be paid in cash. In addition, the 1997 Performance Plan permits a participant to elect to defer payment of his bonus on terms and conditions established by the Compensation Committee. No more than 400,000 shares of Class A Common Stock may be issued under the 1997 Performance Plan.


     Under the 1997 Performance Plan, bonuses are payable if the Company meets any one or more of the following performance criteria, which are set annually by the Compensation Committee: (i) amount of or increase in consolidated EBITDA (which consists of earnings (loss) before interest, income taxes, depreciation and amortization); (ii) revenues; (iii) earnings per share; (iv) net income;
(v) gross profit margin; (vi) maximum capital expenditures; (vii) return on equity; and/or (viii) return on total capital.

     With respect to calendar year 1997 only, a cash bonus pool of $2,675,000 was established by the Board of Directors and approved by the Company's shareholders. The Company achieved the specified performance targets set by the Compensation Committee for 1997 and, under the 1997 Performance Plan, $650,000 was awarded to the Company's Chief Executive Officer, Mr. Itzhak Fisher. Of the balance of funds remaining in the bonus pool, approximately $1,250,000 was awarded to key employees of the Company and its subsidiaries based upon the recommendation of Mr. Fisher and as approved by the Compensation Committee and the Board of Directors (including $997,500 paid to the other Named Executive Officers). The $775,000 balance of the $2,675,000 cash bonus pool was not paid out. Pursuant to the terms of the 1997 Performance Plan, the awards were paid promptly following the completion of the audit of the Company's 1997 financial statements. The Compensation Committee determined that all such bonuses for 1997 were to be paid in cash.

     With respect to calendar years 1998 and thereafter, bonus amounts will be determined as follows: if 100% of such pre-established target or targets are achieved, participants will generally be eligible to receive a bonus equal to their base salary for such year. If 120% of such target is achieved, the bonus potentially payable to participants will generally equal twice their base salary for such year and, if 80% of such target is achieved, 25% of such base salary. In the case of the Company's chief executive officer, the amount of such potential bonus will be 150% of base salary if 100% of the target is achieved, 250% of base salary if 120% of the target is achieved and 25% of such base salary if 80% of the target is achieved. To the extent the Company's results exceed 80% of the target but are less than 120% of the target, the amount of the bonus payable to participants will be adjusted proportionately based on where such results fall within the ranges set forth above. Any such bonus will consist of two components. Fifty percent of the amount determined pursuant to the formula described above will be payable if the applicable target is achieved. Up to an additional 50% of such amount will be payable in the discretion of the Compensation Committee. In addition, the 1997 Performance Plan permits the Compensation Committee to grant discretionary bonuses to participants, notwithstanding that a bonus would not otherwise be payable under the 1997 Performance Plan, to recognize extraordinary individual performance.

     The Chief Executive Officer's bonus compensation is based upon an employment agreement between the Company and Mr. Fisher which provides for Mr. Fisher's participation in the 1997 Performance Plan as well as other long term bonus compensation based on the Company's stock performance over time. See "--Employment Arrangements."

                       OPTION GRANTS IN LAST FISCAL YEAR


     The following table sets forth information with respect to grants of stock options to purchase Class A Common Stock granted to the Named Executive Officers during the fiscal year ended December 31, 1997. No stock appreciation rights were granted by the Company to the Named Executive Officers.


                                     INDIVIDUAL GRANTS
                                     -----------------
                                        NUMBER OF         % OF TOTAL
                                        SECURITIES        OPTION/SARS
                                        UNDERLYING        GRANTED TO
                                       OPTIONS/SARS       EMPLOYEES      EXERCISE OR                       GRANT DATE
                                         GRANTED          IN FISCAL      BASE PRICE                      PRESENT VALUE
NAME                                       (#)               YEAR          ($/SH)     EXPIRATION DATE         $ (1)
-----------------------------------  -----------------   ------------   -----------   ---------------   ------------------
Itzhak Fisher(2)...................       432,856            29.7           22.00            10/5/04         4,297,105
Nir Tarlovsky......................            --              --              --                 --                --
Richard E. Williams(3).............       350,400            24.0          .00457            10/5/07         7,707,325
Mark Hirschhorn(4).................        16,206             1.1          .00457             1/1/07           344,329
Nesim N. Bildirici.................            --              --              --                 --                --

------------------
(1) The grant date present value has been calculated as of each grant date:
    October 6, 1997, October 3, 1997 and January 1, 1997 for Itzhak Fisher, Richard E. Williams and Mark J. Hirschhorn, respectively, using a variant of the Black-Scholes pricing model. In applying the model, the Company assumed a three-month volatility of 45%, a 5.62% risk-free rate of return and a 10-year option term. Since this model is assumption-based, it may not accurately determine the options' present value. The true value of the options, when and if exercised, will depend on the actual market price of the Class A Common Stock on the date of exercise.

(2) Shares issuable upon the exercise of options granted under the 1997 Plan pursuant to Mr. Fisher's employment agreement dated September 2, 1997. The exercise price per share is initially $22.00 and is increased on the first day of each calendar quarter after the date of grant, compounded annually, equal to one-quarter of the yield to maturity on U.S. Treasury Securities having a maturity, at the time of grant of the options, approximately equal to seven years. Forty percent of the options are exercisable on December 31, 2000, 70% are exercisable on December 31, 2001 and 100% are exercisable on December 31, 2002.

(3) Shares of Class A Common Stock issuable upon the exercise of options issued on October 6, 1997. In connection with an employment agreement dated as of August 5, 1995 between Mr. Williams and the Company, Mr. Williams was granted the RSL Europe Option Rights (as defined), which rights were exchanged for the above-listed options.

(4) Shares of Class A Common Stock issuable upon the exercise of options granted on January 1, 1997 under the 1995 Plan. The options became fully vested on January 1, 1998.

                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to each exercise of stock options during the fiscal year ended December 31, 1997 by the Named Executive Officers and the value at December 31, 1997 of unexercised stock options held by the Named Executive Officers.

                                                               NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED                IN-THE-MONEY
                                                   VALUE         OPTIONS/SARS AT                  OPTIONS/SARS AT
                           SHARES ACQUIRED ON     REALIZED          FY-END (#)                      FY-END($)(2)
NAME                          EXERCISE (#)          $(1)      EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
-------------------------  -------------------  ------------  ---------------------------   ----------------------------
Itzhak Fisher............           0                0              0/432,856                           0/0
Nir Tarlovsky............        509,580         13,121,452         0/366,420                       0/8,061,073
Richard E. Williams......           0                0              350,400/0                       7,707,325/0
Mark Hirschhorn..........           0                0            62,196/47,304                  1,268,798/990,857
Nesim N. Bildirici.......        202,562         5,215,819          0/344,938                       0/7,588,478

------------------
(1) Represents the difference between the closing price of the Class A Common Stock on the date of exercise (as quoted on The Nasdaq National Market, as published in the Wall Street Journal) and the option exercise price multiplied by the number of shares underlying the options exercised.
    Mr. Tarlovsky and Mr. Bildirici have continued to hold the shares received on exercise.

(2) The value of unexercised in-the-money options was calculated by multiplying the number of underlying shares held by the difference between the closing price of the Class A Common Stock on December 31, 1997 ($22.00 per share, as quoted on The Nasdaq National Market, as published in the Wall Street Journal) and the option exercise price.

COMPENSATION OF DIRECTORS

     The Company believes that the interests of its non-employee directors should be aligned with the interests of the Company's shareholders. To this end, the Company encourages such directors to make investments in the Class A Common Stock and compensates such directors for their services to the Company principally through the grant of stock options and stock awards. The Company also encourages such directors to hold their shares and options as long as they are on the Board of Directors (except for transfers for estate and tax planning and personal liquidity needs).


     With respect to the ownership of Class A Common Stock, future directors generally will be required, prior to joining the Board, to purchase, at the then fair market value, shares of Class A Common Stock either in the market or, if trading restrictions apply, from the Company.


  DIRECTORS' PLAN


     The purposes of RSL Communications 1997 Directors' Compensation Plan (the "Directors' Plan") are to enable the Company to attract, retain and motivate the best qualified directors and to enhance a long-term mutuality of interest between the directors and shareholders of the Company by granting the Directors shares of, and options to purchase shares of, Class A Common Stock. Under the Directors' Plan, on the first business day following each annual meeting of the Company's shareholders during the 10-year term of the Directors' Plan, each non-employee director (including for these purposes the Chairman of the Board of Directors), will be granted options to acquire a number of shares of Class A Common Stock with an aggregate fair market value on the date of grant equal to $50,000 ($150,000 in the case of Ronald S. Lauder in his capacity as Chairman of the Board of Directors). Each such option will have a 10-year term. The exercise price of the options initially will equal the fair market value of the Class A Common Stock on the date of grant and will be increased on the first day of each calendar quarter by an amount, compounded annually, equal to one-quarter of the yield to maturity of United States Treasury Securities having a maturity, at the time of grant of the options, approximately equal to the term of such options.



     Options granted under the Directors' Plan become exercisable in five equal annual installments commencing on the first anniversary of the date of grant. The maximum number of shares that may be issued under the Directors' Plan is 250,000. As of September 30, 1998, the Company had granted options to acquire 32,704 shares of Class A Common Stock under the Directors' Plan.


KEY MAN LIFE INSURANCE

     The Company maintains $5.0 million key man life insurance policies on the lives of each of Itzhak Fisher and Richard E. Williams. The Company is the sole beneficiary of such policies.

EMPLOYMENT ARRANGEMENTS


     Each of the Company and RSL North America has entered into an employment agreement with Itzhak Fisher, which commenced on October 6, 1997 and will terminate on December 31, 2002. The employment agreements provide that Mr. Fisher is to serve as President and Chief Executive Officer of the Company and RSL North America and specify certain of his other duties and reporting responsibilities. The Company is obligated to use its best efforts to ensure that Mr. Fisher continues to serve as a director and member of the Executive Committee of the Company and RSL North America is obligated to use its best efforts to ensure that Mr. Fisher continues to serve as a director of RSL North America. Under the employment agreements, Mr. Fisher is entitled to receive, in the aggregate, a base salary of $400,000, increased by not less than $50,000 on each January 1, commencing January 1, 1999, plus an additional amount based on the increase in the consumer price index in the New York metropolitan area. In no event may Mr. Fisher's base salary, in the aggregate, be less than $50,000 more than the aggregate base salary of any other executive officer of the Company. The employment agreements also provide that Mr. Fisher is to be a participant in the 1997 Performance Plan (which generally outlines the bonus plan for 1997 and future years), and that Mr. Fisher is to receive additional cash bonuses of $1,500,000 and $1,000,000 if the total return to the Company's shareholders from the date of the closing of the Initial Public Offering to December 31, 2000 and December 31, 2002, respectively, exceeds the return to common shareholders of (i) the companies included in the peer group or line of business index in the Company's proxy statement for that period or (ii) if not included in such proxy statement, a group of companies selected by the Executive and Compensation Committees as representing investment opportunities comparable to the Company for the same periods. If Mr. Fisher's employment is terminated for any reason other than by the Company for Cause (as defined) or by Mr. Fisher without Good Reason (as defined, including in the event of a change in control), Mr. Fisher is entitled to a pro-rated bonus if the total return objective is achieved through the date of such termination. Pursuant to the employment agreements, upon the closing of the Initial Public Offering, Mr. Fisher was granted options under the 1997 Plan to purchase 432,856 shares of Class A Common Stock representing 1.0% of the outstanding Common Stock on a fully-diluted basis. Forty percent of such options will be exercisable on December 31, 2000, an additional 30% on December 31, 2001, and an additional 30% on December 31, 2002, except that all such options will become exercisable in the event that Mr. Fisher's employment is terminated by the Company without Cause or Mr. Fisher terminates his employment for Good Reason or by reason of his death or Disability (as defined). The employment agreement also contains noncompetition provisions applicable during the term of the employment agreement and for one year thereafter. If Mr. Fisher's employment is terminated by the Company without Cause, or by Mr. Fisher for Good Reason, the employment agreements provide that Mr. Fisher is entitled to receive benefits and his salary (in addition to any vested benefits and previously earned but unpaid salary) for the balance of the term of the employment agreement or for at least 12 months, whichever is longer, plus an amount equal to his bonus under the 1997 Performance Plan for the immediately preceding year. In the event of Mr. Fisher's death or Disability, he (or his representative or estate or beneficiary) will be paid, in addition to any previously earned but unpaid salary and vested benefits, 12 months salary (reduced, in the case of disability, by any disability benefits he receives). If Mr. Fisher's employment is terminated for any other reason, he is entitled to receive any previously earned but unpaid salary and any vested benefits. In addition, if Mr. Fisher's employment is terminated by the Company without Cause or by Mr. Fisher for Good Reason or upon Mr. Fisher's death or Disability or the expiration of his employment agreements, Mr. Fisher will be entitled to two demand registrations of his shares in accordance with the terms of a registration rights agreement among the Company and certain of its shareholders including Mr. Fisher.

     The Company is negotiating new employment agreements with three of its key employees, Richard Williams, Nesim Bildirici and Nir Tarlovsky. The Company has entered into an agreement with Codan Services Limited, a corporate service company, located in Bermuda, of which Michael Ashford, the Company's Secretary and a resident of Bermuda, is a manager. Mr. Ashford serves as the Company's Secretary pursuant to such agreement.

     The Company has also entered into, or is in the process of entering into, employment agreements with other executive officers of the Company and the country managers of most of its Local Operators.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee currently are Ronald S. Lauder, Gustavo A. Cisneros and Eugene A. Sekulow. During the portion of 1997 prior to the Initial Public Offering, Andrew Gaspar and Itzhak Fisher were members of the Compensation Committee.


     RSL Management, which is wholly-owned by Ronald S. Lauder, the Chairman of the Board of the Company and the principal and controlling shareholder of the Company, subleases an aggregate of 11,000 square feet of office space to the Company at an annual rent of $767,000. RSL Management subleases such space from Estee Lauder. Ronald S. Lauder is a principal shareholder of Estee Lauder, and Leonard A. Lauder, a director of the Company, is the Chief Executive Officer of Estee Lauder. Ronald S. Lauder and Leonard A. Lauder are brothers and Fred H. Langhammer, a director of the Company, is the President and Chief Operating Officer of Estee Lauder. In addition, RSL Management provided payroll and benefits services to the Company for an annual fee of $6,000 for 1997. Jacob Z. Schuster, Chief Financial Officer, Executive Vice President, Treasurer and a director of the Company, is the President and Treasurer of RSL Management. In 1996, Mr. Schuster received compensation only for his services to RSL Management (and such compensation was paid by RSL Management). In 1997, Mr. Schuster received compensation from RSL Management and the Company for services provided by him to each of RSL Management and the Company. Effective January 1, 1998, Mr. Schuster devotes 75% of his time to the Company and 25% of his time to RSL Management and is being compensated by each of the Company and RSL Management on that basis.



     Ronald S. Lauder, the Chairman of the Board of the Company and the principal and controlling shareholder of the Company, personally guaranteed the Company's revolving credit facility with The Chase Manhattan Bank (the "Revolving Credit Facility"). During a portion of 1997, the commitment under the Revolving Credit Facility was $7.5 million at June 30, 1998, which amount was permanently reduced to $5 million at July 1, 1998.



     As consideration for Mr. Lauder's continuing guarantee of the Revolving Credit Facility, Mr. Lauder received, in the aggregate, the Lauder Warrants to purchase 459,900 shares of Class B Common Stock of the Company at an exercise price of $.00457 per share. The Lauder Warrants became exercisable on October 3, 1997.


     The Company entered into a consulting agreement as of September 1, 1995 with Eugene A. Sekulow, a director of the Company. The consulting agreement expired August 31, 1997. The consulting agreement provided for Mr. Sekulow to receive a $24,000 annual fee, as well as an annual grant of options to purchase 21,900 shares of Class A Common Stock, for services rendered as a consultant to the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company intends to avoid entering into agreements and arrangements (such as consulting agreements) with its non-employee directors or their affiliates which, directly or indirectly, would result in compensation being received by such directors.


     Under the Primary Interim Facility, the Primary Interim Lenders are committed (subject to final documentation), severally, and not jointly, to lend up to $35 million in the aggregate to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Primary Interim Lenders include: (1) RSL Capital LLC, a New York limited liability company ("RSLC") of which the only member is Ronald S. Lauder, Chairman of the Company, which committed to lend up to $20 million, (2) Leonard Lauder, a director of the Company and brother of Ronald
S. Lauder (or an entity controlled by Leonard Lauder), who committed to lend up to $5.25 million, (3) Fisher Invesment Partners, L.P. ("FIP"), a Delaware limited partnership the sole general partner of which is Itzhak Fisher, a director and President and Chief Executive Officer of the Company, and the sole limited partner of which is the Fisher 1997 Family Trust, which committed to lend up to $5.25 million, (4) Schuster Family Partners I, L.P. ("SFP"), a Delaware limited partnership, the sole general partner of which is Jacob Z. Schuster, a director and Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer (Principal Financial Officer) of the Company, and the limited partners of which are certain of Mr. Schuster's children, which committed to lend up to $2.0 million, (5) Tarlovsky Investment Partners, L.P. ("TIP"), a Delaware limited partnership, the sole general partner of which is Nir Tarlovsky, Vice President of Business Development of the Company, and the sole limited partner of which is the Tarlovsky 1997 Family Trust, which committed to lend up to $1.0 million, (6) Nesim Bildirici, Vice President of Mergers and Acquisitions of the Company, who committed to lend up to $750,000 and (7) Elie Wurtman, Vice President of Emerging Technologies of the Company, who committed to lend up to $250,000. The Primary Interim Facility will accrue interest at LIBOR plus 5% per annum.



     Under the Standby Interim Facility, the Standby Interim Lenders are committed (subject to final documentation), on a several only basis, to lend up to $50 million in the aggregate to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Standy Interim Lenders, each of which are committed to lend up to $25 million under the Standby Interim Facility, are RSLC and Leonard Lauder. The Standby Interim Lenders will receive for each $5 million drawn under the Standby Interim Facility warrants (the "Interim Lenders Warrants") to purchase shares of Class A Common Stock equal in the aggregate to approximately 0.2% of the Company's current potential fully diluted equity, subject to a maximum aggregate limit of approximately 2.0% of the Company's current potential fully-diluted equity. The Interim Lenders Warrants will have a strike price equal to the average of the closing bid prices of the Class A Common Stock on the Nasdaq National Market at the end of each of the ten trading days ending on October 28, 1998. The Standby Interim Facility will accrue interest at LIBOR plus 5% per annum.


     The law firm of Conyers, Dill & Pearman, of which Nicolas G. Trollope, a director of the Company, is a partner, was engaged as the Company's counsel in Bermuda for the fiscal year ended December 31, 1997 and will continue to be so engaged for the fiscal year ending December 31, 1998. Mr. Trollope does not receive compensation as a director; Conyers, Dill & Pearman was paid $47,881 in 1997.

     Pursuant to an employment agreement, dated July 31, 1997, between the Company and Andrew Shields, an executive officer of the Company, the Company loaned Mr. Shields $100,000 in 1997, to facilitate his relocation to another state at the Company's request. The principal amount of $100,000 and interest bearing a rate of 6% is due on August 11, 2002 unless either Mr. Shields sells shares of Common Stock with an aggregate value equal to or greater than $100,000 or Mr. Shield's employment is terminated, in which cases the note is payable on demand.

     For additional disclosure with respect to certain transactions between the Company and certain of its directors, see "Compensation--Committee Interlocks and Insider Participation."

                       PRINCIPAL AND SELLING SHAREHOLDERS

PRE-OFFERINGS


     The following table sets forth certain information with respect to the beneficial ownership of the Class A Common Stock and the Class B Common Stock at September 30, 1998 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either the Class A Common Stock or Class B Common Stock, (ii) each Director of the Company and each Named Executive Officer who owns shares of any class of the Company's capital stock, (iii) the Company's directors and executive officers as a group and (iv) each Selling Shareholder. Except as indicated under "Selling Shareholders" on the table below, the Named Executive Officers and Directors of the Company have indicated that they have no intention as of the date of this Prospectus to register for sale any of their shares of Common Stock. The Selling Shareholders listed under "Selling Shareholders" on the table below are the only Selling Shareholders selling Shares in the Offerings. No Named Executive Officer or Director who is a Selling Shareholder will sell in the Offerings more than 10% of the shares of Common Stock beneficially owned by such person. Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such person.



                                                                  BENEFICIAL OWNERSHIP
                          ----------------------------------------------------------------------------------------------------
                                      CLASS A COMMON STOCK(1)                              CLASS B COMMON STOCK
                          ------------------------------------------------   -------------------------------------------------
DIRECTORS, EXECUTIVE         PRE-OFFERINGS       NUMBER
OFFICERS                  -------------------     BEING     POST-OFFERINGS
AND 5% SHAREHOLDERS        NUMBER     PERCENT    OFFERED       NUMBER                NUMBER                  PERCENT
------------------------  ---------   -------   ---------   --------------   -----------------------   -----------------------
Ronald S. Lauder
  (3)(4)(5)(6)(7).......      1,363        *                                        17,134,760                   62.6
Itzhak Fisher (3)(8)....         --        *                                         4,390,986                   16.3
Leonard A. Lauder
  (3)(5)(6)(7)(9).......        454        *                                         6,399,831                   23.8
RSL Investments
  Corporation (3).......         --        *                                         9,348,563                   34.8
E/L RSLG Media, Inc.
  (3)...................         --        *                                         1,786,350                    6.6
Jacob Z. Schuster
  (3)(10)...............         --        *                                         1,688,215                    6.3
Gustavo A. Cisneros
  (11)..................  1,409,083      7.9                                                --                      *
Coral Gate (12).........  1,408,629      7.9                                                --                      *
Nir Tarlovsky (13)......    717,804      4.1                                           270,301                    1.0
Nesim N. Bildirici......    572,499      3.1                                           118,513                      *
Mark J. Hirschhorn......     51,605        *                                                --                      *
Eugene A. Sekulow
  (14)..................     44,254        *                                                --                      *
Fred H. Langhammer
  (15)..................     12,680        *                                                --                      *
Richard E. Williams
  (16)..................    350,400      2.0                                                --                      *
Nicolas G. Trollope
  (17)..................      1,000        *                                                --                      *
All directors and
  officers as a group
  (20 persons) (18).....  3,539,825     19.5                                        27,045,759                   98.9
Metro Holding AG (19)...  3,214,284     18.3                                                --                      *
Andrew Gaspar
  (5)(6)(20)............  1,863,241     10.5                                                --                      *
Bukfenc, Inc. (21)......  1,810,633     10.2                                                --                      *
Essex Investment (22)...  1,384,950      7.9                                                --                      *

SELLING SHAREHOLDERS
------------------------
Bukfenc, Inc. (23)......  1,810,633     10.2                                                --                      *
Richard E. Williams
  (24)..................    350,400      2.0                                                --                      *
Nir Tarlovsky (25)......    717,804      4.1                                           270,301                    1.0


                                                    COMMON STOCK
                          ----------------------------------------------------------------
                                   PRE-OFFERINGS                    POST-OFFERINGS
                          ------------------------------   -------------------------------
DIRECTORS, EXECUTIVE          % OF                              % OF
OFFICERS                     VOTING                            VOTING
AND 5% SHAREHOLDERS         POWER(2)      % OWNERSHIP(2)       POWER         % OWNERSHIP
------------------------  -------------   --------------   --------------   --------------
Ronald S. Lauder
  (3)(4)(5)(6)(7).......       58.9            38.2
Itzhak Fisher (3)(8)....       15.3             9.8
Leonard A. Lauder
  (3)(5)(6)(7)(9).......       22.3            14.4
RSL Investments
  Corporation (3).......       32.6            21.0
E/L RSLG Media, Inc.
  (3)...................        6.2             4.0
Jacob Z. Schuster
  (3)(10)...............        5.9             3.8
Gustavo A. Cisneros
  (11)..................          *             3.2
Coral Gate (12).........          *             3.2
Nir Tarlovsky (13)......        1.2             2.2
Nesim N. Bildirici......          *             1.6
Mark J. Hirschhorn......          *               *
Eugene A. Sekulow
  (14)..................          *               *
Fred H. Langhammer
  (15)..................          *               *
Richard E. Williams
  (16)..................          *               *
Nicolas G. Trollope
  (17)..................          *               *
All directors and
  officers as a group
  (20 persons) (18).....       94.0            67.2
Metro Holding AG (19)...        1.1             7.2
Andrew Gaspar
  (5)(6)(20)............          *             4.2
Bukfenc, Inc. (21)......          *             4.1
Essex Investment (22)...          *             3.1

SELLING SHAREHOLDERS
------------------------
Bukfenc, Inc. (23)......          *             4.1
Richard E. Williams
  (24)..................          *               *
Nir Tarlovsky (25)......        1.2             2.2


------------------
  * Less than 1%.

 (1) Does not include (i) 26,874,795 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock (including 459,900 shares of Class B Common Stock issuable upon the exercise of the Lauder Warrants) or (ii) 917,729 shares of Class A Common Stock issuable upon the exercise of the unexercised Warrants. Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock for no additional consideration on a share-for-share basis.


 (2) Represents the percentage of total voting power and the percentage ownership of the Class A Common Stock and the Class B Common Stock beneficially owned as of September 30, 1998 by each identified shareholder and all directors and executive officers as a group. The Class A Common Stock and the Class B Common Stock are the only authorized classes of the Company's capital stock with shares outstanding.

 (3) The business address of each of the indicated holders of the Company's securities is 767 Fifth Avenue, New York, New York 10153.
 (4) Includes (a) 1,363 shares of Class A Common Stock issuable to Ronald S. Lauder upon exercise of a like number of options granted to Mr. Lauder under the Director's Plan, such options shall vest on October 6, 1998; (b) 261,407 shares of Class B

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     Common Stock owned by RSLAG (see note 5); (c) 909,090 shares of Class B Common Stock owned by Lauder Gaspar Ventures LLC ("LGV") (see note 6);
     (d) 9,348,563 shares of Class B Common Stock owned by RSL Investments Corporation, a corporation wholly-owned by Mr. Lauder; (e) 1,786,350 shares of Class B Common Stock owned by EL/RSLG Media, Inc. ("EL/RSLG") (see note 7); (f) 893,175 shares of Class B Common Stock owned by RAJ Family Partners L.P., of which Mr. Lauder is a limited partner and a shareholder of the general partner; (g) 3,476,275 shares of Class B Common Stock owned directly by Ronald S. Lauder; and (h) 459,900 shares of Class B Common Stock issuable upon exercise of the Lauder Warrants.
 (5) Andrew Gaspar is president of the corporate general partner of RSLAG, and Ronald S. Lauder is directly and indirectly the owner of a majority of the limited partnership interests in RSLAG. The general partner of RSLAG has executed an irrevocable proxy in favor of Ronald S. Lauder to vote Ronald
     S. Lauder's allocable interest in such shares as directed by him. In addition, Leonard A. Lauder owns limited partnership interests in RSLAG. Ronald S. Lauder, Leonard A. Lauder and Andrew Gaspar each disclaim beneficial ownership of some of such shares. The shares of Class B Common Stock owned by RSLAG which may be deemed to be beneficially owned by Ronald
     S. Lauder and Leonard A. Lauder are only included once in the computation of shares beneficially owned by directors and executive officers of the group.
 (6) Andrew Gaspar is the managing member of LGV and Ronald S. Lauder is a member with a substantial ownership interest in LGV. The managing member of LGV has executed an irrevocable proxy in favor of Ronald S. Lauder to vote Ronald S. Lauder's allocable interest in such shares as directed by him. In addition, Leonard A. Lauder is a member with a substantial ownership interest in LGV. Ronald S. Lauder, Leonard A. Lauder and Andrew Gaspar each disclaim beneficial ownership of some of such shares. Mr. Gaspar served as a director and Vice Chairman of the Board of Directors of the Company from its inception in 1994 until May 7, 1998. The shares of Class B Common Stock owned by LGV which may be deemed to be beneficially owned by Ronald S. Lauder and Leonard A. Lauder are only included once in the computation of shares beneficially owned by directors and executive officers of the group.
 (7) The 1995 Estee Lauder RSL Trust, of which Ronald S. Lauder is a trustee and the beneficiary, and the 1995 Estee Lauder LAL Trust, of which Leonard A. Lauder is a trustee and the beneficiary, each own 50% of EL/RSLG's outstanding common stock. As such, Ronald S. Lauder and Leonard A. Lauder may each be deemed to beneficially own all of the shares of Class B Common Stock owned by EL/RSLG. Ronald S. Lauder and Leonard A. Lauder each disclaim beneficial ownership of some of such shares. Such shares, however, are only included once in the computation of shares beneficially owned by directors and executive officers as a group.

 (8) Such shares are owned by FIP. Mr. Fisher disclaims beneficial ownership of such shares.

 (9) Includes (a) 454 shares of Class A common stock issuable upon the exercise of a like number of options granted under the Directors' Plan, such options all vest on October 6, 1998; (b) an aggregate of 1,170,497 shares of Class B Common Stock owned by RSLAG and LGV (see notes 5 and 6);
     (c) 2,196,558 shares of Class B Common Stock owned directly by Leonard A. Lauder; (d) 4,866 shares of Class B Common Stock owned by Mr. Lauder's wife; (e) 348,385 shares of Class B Common Stock owned by LAL Family Partners, L.P., of which Mr. Lauder is a general partner; (f) 1,786,350 shares of Class B Common Stock owned by EL/RSLG (see note 7); and
     (g) 893,175 shares of Class B Common Stock owned by LWG Family Partners, L.P., a partnership whose managing partner is a corporation which is one-third owned by Mr. Lauder. Mr. Lauder disclaims beneficial ownership of the shares of Class B Common Stock owned by his wife.

(10) Such shares are owned by SFP. Mr. Schuster disclaims beneficial ownership of such shares.


(11) Includes (a) 454 shares of Class A Common Stock issuable upon the exercise of a like number of options granted under the Directors' Plan, such options all vest on October 6, 1998; and (b) 1,408,629 shares are owned by Coral Gate, an investment business company organized under the laws of the British Virgin Islands, which is beneficially owned by Gustavo A. Cisneros and his brother, Ricardo Cisneros. The business address for Gustavo Cisneros is 36 East 61st Street, New York, New York 10021.

(12) Such shares are beneficially owned by Gustavo A. Cisneros and his brother, Ricardo Cisneros. The business address of Coral Gate is 36 East 61st Street, New York, New York 10021.

(13) Such shares of Class B Common Stock are owned by TIP.


(14) Includes (a) 454 shares of Class A Common Stock issuable upon the exercise of a like number of options granted under the Director's Plan, such options all vest on October 6, 1998, and (b) 43,800 shares of Class A Common Stock issuable upon the exercise of an equal number of presently exercisable options granted to Mr. Sekulow under the 1995 Plan.

(15) Includes (a) 454 shares of Class A common stock issuable upon the exercise of a like number of options granted under the Directors' Plan, such options all vest on October 6, 1998; and (b) 12,226 shares of Class A Common Stock held by Mr. Langhammer directly.
(16) Consists of 350,400 shares of Class A Common Stock issuable upon the exercise of an equal number of presently exercisable options granted to Mr. Williams under the 1995 Plan.
(17) Such shares are owned by The Proverbs Trust, a Bermuda trust, of which Mr. Trollope and his wife are the trustees and beneficiaries.

(18) Includes 521,409 shares of Class A Common Stock issuable upon the exercise of an equal number of options granted to certain of the directors and executive officers as a group and 459,900 shares of Class B Common Stock issuable upon the exercise of the Lauder Warrants.

(19) Such shares are owned by Ligapart, AG, a wholly owned subsidiary of Metro Holding AG. The address for Metro Holding AG is Neuhofstrasse 4, CH-6340 Baar, Switzerland.

(20) Includes (a) 48,879 shares of Class A Common Stock owned directly by
     Mr. Gaspar; (b) 1,810,633 shares of Class A Common Stock owned by Bukfenc, Inc., a corporation wholly owned by Mr. Gaspar and members of his family; and (c) 3,729 shares of Class A Common Stock owned by Bukfenc, LLC, a limited liability company, of which Mr. Gaspar and members of his family are the only members. The address for Andrew Gaspar is 1301 Avenue of the Americas, New York, NY 10019.


(21) The address for Bukfenc, Inc. is 1301 Avenue of the Americas, New York, NY 10019.


(22) Information as to the shares owned by Essex Investment Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is as of March 31, 1998, and is taken from a Schedule 13G/A filed with the Commission on August 8, 1998. The address for Essex Investment Management Company is 125 High Street, Boston, Massachussetts 02110.


(23) Bukfenc, Inc., is a corporation wholly owned by Andrew Gaspar and members of his family. Andrew Gaspar served as a director and Vice Chairman of the Board of the Company from its inception until May 1998. Mr. Gaspar is the managing member of LGV. See Note 6. Mr. Gaspar is the president of the corporate general partner of RSLAG. See Note 5. LGV and RSLAG each have their business address at 767 Fifth Avenue, New York, New York 10153. Mr. Gaspar's address is 1301 Avenue of the Americas, New York, NY 10019.


                                              (Footnotes continued on next page)

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(Footnotes continued from previous page)


(24) Richard E. Williams has served as President and Chief Executive Officer of RSL Europe since August 1995. See "--Management" for more information regarding Mr. Williams.


(25) Nir Tarlovsky has been Vice President of Business Development of the Company since April 1995 and served as a director of the Company from April 1, 1995 until March 1997. Mr. Tarlovsky is also Vice President of RSL North America. See "--Management" for more information regarding
     Mr. Tarlovsky.


                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company is qualified in its entirety by reference to the provisions of the Company's Memorandum of Association and Bye-Laws, copies of which have been filed with the Commission.

     In September 1997, in connection with the Initial Public Offering, the Company revised its capital structure to effect a 2.19-for-one stock split and to increase the number of authorized shares of Common Stock and of the Company's Preferred Stock (the "Preferred Stock"). As a result, the Company is authorized to issue 438,000,000 shares of Common Stock, which may be issued as shares of Class A Common Stock or Class B Common Stock. The Company is also authorized to issue 65,700,000 shares of Preferred Stock. The Company has in the past used and intends in the future to use shares of its capital stock to pay for acquisitions.

CLASS A COMMON STOCK


     As of the date of this Prospectus,       shares of Class A Common Stock
were issued and outstanding. The holders of the Class A Common Stock are entitled to one vote per share and are entitled to vote as a single class together with the holders of the Class B Common Stock and the Preferred Stock on all matters subject to shareholder approval, except that the holders of the Class A Common Stock will vote as a separate class on any matter requiring class voting by The Companies Act 1981 of Bermuda. The holders of the outstanding shares of Class A Common Stock are entitled to receive dividends as and when declared by the Board of Directors, pari passu with the holders of the Class B Common Stock, out of funds legally available therefor after the payment of any dividends declared but unpaid on any shares of Preferred Stock then outstanding. The holders of the Class A Common Stock have no preemptive or cumulative voting rights and no rights to convert their shares of Class A Common Stock into any other securities. On liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock are entitled to receive, pari passu with the holders of Class B Common Stock, pro rata the net assets of the Company remaining after payment of all debts and other liabilities and after distribution in full of the preferential amounts to be distributed to holders of Preferred Stock, if any.


TRANSFER AGENT AND REGISTRAR

     The Company's transfer agent and registrar for the Class A Common Stock is American Stock Transfer & Trust Company.

CLASS B COMMON STOCK


     As of the date of this Prospectus, there were 17 holders of Class B Common Stock and 26,874,795 shares of Class B Common Stock were issued and outstanding. The holders of the Class B Common Stock are entitled to 10 votes per share and are entitled to vote as a single class together with the holders of the Class A Common Stock and the Preferred Stock on all matters subject to shareholder approval, except that the holders of the Class B Common Stock vote as a separate class on any matter requiring class voting by The Companies Act 1981 of Bermuda. The holders of the outstanding shares of Class B Common Stock are entitled to receive dividends as and when declared by the Board of Directors, pari passu with the holders of Class A Common Stock, out of funds legally available therefor after the payment of any dividends declared but unpaid on any shares of Preferred Stock then outstanding. The holders of the Class B Common Stock have no pre-emptive or cumulative voting rights. The holders of the Class B Common Stock can convert their shares of Class B Common Stock on a share-for-share basis into Class A Common Stock. On liquidation, dissolution or winding up of the Company, the holders of the Class B Common Stock are entitled to receive, pari passu with the holders of Class A Common Stock, pro rata the net assets of the Company remaining after payment of all debts and other liabilities and after distribution in full of the preferential amounts to be distributed to the holders of Preferred Stock, if any.



     Shares of Class B Common Stock may be transferred only to other original holders of Class B Common Stock or to members of the family of the original holder by gift, devise or otherwise through laws of inheritance, descent, distribution or to a trust established by the holder for the holder's family members, to corporations the majority of beneficial owners of which are or will be owned by the holders of Class B Common Stock and from corporations or partnerships, which are the holders of Class B Common Stock, to their shareholders or partners, as the case may be (each, a "Permitted Transferee"). Any other transfer of Class B Common Stock is void, although the Class B Common Stock may be converted at any time into Class A Common Stock on a one to one basis and then sold, subject to the conditions and restrictions of Rule 144.


PREFERRED STOCK

     As of the date of this Prospectus, the Company is authorized to issue 65,700,000 shares of Preferred Stock and no such shares are currently outstanding.

WARRANTS

  SHAREHOLDER WARRANTS


     As consideration for, among other things, his continuing guarantee of the Revolving Credit Facility, Ronald S. Lauder received warrants to purchase 459,900 shares of Class B Common Stock of the Company (the "Lauder Warrants"). The exercise price, exercise period and other terms of the Lauder Warrants are substantially the same as the terms of the Warrants, other than with respect to the class of stock which will be issued upon their exercise.


  WARRANTS ISSUED IN DEBT OFFERING

     In October 1996, the Company issued an aggregate 300,000 Warrants to purchase shares of Class A Common Stock (the "Warrants"). The Warrants were issued pursuant to the Warrant Agreement, dated as of October 6, 1996 (the "Warrant Agreement"), between the Company and The Chase Manhattan Bank, as warrant agent (the "Warrant Agent").

     Each Warrant is evidenced by a certificate and currently entitles the holder thereof to purchase 3.975 shares of Class A Common Stock from the Company at an exercise price of $.00457 per share, subject to adjustment as provided in the Warrant Agreement. The Warrants may be exercised at any time prior to the close of business on October 3, 2007. Warrants that are not exercised by such date will expire.


     As of the date of this Prospectus, 274,726 shares of Class A Common Stock have been issued upon exercise of 69,113 Warrants and 917,729 shares of Class A Common Stock are issuable upon exercise of the 230,875 unexercised Warrants.


  CERTAIN TERMS

     The Warrant Agreement contains provisions (to which there are certain exceptions) adjusting the exercise price and the number of shares of Class A Common Stock or other securities issuable upon exercise of a Warrant in the event of (i) a division, consolidation or reclassification of the shares of Class A Common Stock, (ii) the issuance of rights, options, warrants or convertible or exchangeable securities to all holders of shares of Class A Common Stock entitling such holders to subscribe for or purchase shares of Class A Common Stock at a price per share which is lower than the then current value per share of Class A Common Stock, subject to certain exceptions,
(iii) the issuance of shares of Class A Common Stock at a price per share that is lower than the then current value of such shares, except for issuances in connection with an acquisition, merger or similar transaction with a third party, (iv) certain distributions to all holders of shares of Class A Common Stock of evidences of indebtedness or assets and (v) in the discretion of the Company's Board of Directors, in certain other circumstances.

ANTI-TAKEOVER PROTECTIONS

     The voting provisions of the Class B Common Stock and the ability of the Company to issue Preferred Stock could substantially impede the ability of one or more shareholders (acting in concert) to acquire sufficient influence over the election of directors and other matters to effect a change in control or management of the Company. As a result, such provisions may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in such shareholder's best interest, including attempts that might result in a premium over the market price for the Class A Common Stock held by shareholders.

CERTAIN PROVISIONS OF BERMUDA LAW

     The Company has been designated as a non-resident under the Exchange Control Act of 1972 (the "Control Act") by the Bermuda Monetary Authority whose permission for the issuance of shares of Class A Common Stock has been obtained. This designation allows the Company to engage in transactions in currencies other than the Bermuda dollar. The permission of the Bermuda Monetary Authority does not constitute a guarantee by the Bermuda Monetary Authority as to the performance or creditworthiness of the Company and in giving such pemission the Bermuda Monetary Authority will not be liable for the correctness of any opinions expressed herein.


     The transfer of shares of Class A Common Stock between persons regarded as resident outside Bermuda for exchange control purposes and the issuance of such shares after the completion of the Offerings to or by such persons may be effected without specific consent under the Control Act and regulations thereunder. Issues and transfers of shares involving any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Control Act.


     Owners of shares of Class A Common Stock who are regarded as resident outside Bermuda for exchange control purposes are not restricted in the exercise of the rights to hold or vote their shares. Because the Company has been designated as a non-resident for Bermuda exchange control purposes there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of Class A Common Stock, other than in respect of local Bermuda currency.

     In accordance with Bermuda law, share certificates are only issued in the names of corporations, partnerships or individuals. In the case of an applicant acting in a special capacity (for example as a trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity the Company is not bound to investigate or incur any responsibility in respect of the proper administration of any such trust.


     The Company will take no notice of any trust applicable to any of its shares whether or not has it notice of such trust.


     As an "exempted company", the Company is exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians but, as an exempted company, the Company may not participate in certain business transactions including: (1) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy for terms of not more than 21 years); (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda; (3) the acquisition of securities created or issued by, or any interest in, any local company or business, other than certain types of Bermuda government securities or another "exempted" company, partnership or other corporation resident in Bermuda but incorporated abroad; or (4) the carrying on of business of any kind in Bermuda, except in furtherance of the business of the Company carried on outside Bermuda or with the permission of, or under a license granted by, the Minister of Finance of Bermuda.




                 CERTAIN RIGHTS TO ACQUIRE CLASS A COMMON STOCK



     The Company has granted to a number of minority shareholders of its subsidiaries (the "Minority Interestholders") options, exercisable on the occurrence of certain events, to exchange their shares in the respective subsidiaries for, in certain circumstances, shares of Class A Common Stock or, in certain circumstances, cash (the "Roll-Up Rights"). In addition, the Company has granted to a number of Minority Interestholders certain piggyback registration rights with respect to shares of Class A Common Stock acquired pursuant to an exercise of their Roll-Up Rights. As of the date of this Prospectus, Roll-Up Rights were held by Minority Interestholders of the following subsidiaries: RSL USA, RSL Asia, RSL Italy (and its subsidiary Comesa), RSL Latin America, RSL Austria, RSL Spain, RSL Switzerland, Telecenter Oy, RSL Belgium and PCM. In most cases, the outstanding Roll-Up Rights become exercisable, without further condition, in annual installments beginning upon expiration of a specified period after their respective dates of grant. In addition, exercisability of certain Roll-Up Rights may be accelerated upon public offering of Common Stock or a change of control of the Company or its relevant subsidiary. None of these Roll-Up Rights are currently exercisable, with the exception of those held by the Minority Interestholders of RSL Latin America and RSL Austria. The number of shares of Class A Common Stock issuable upon exercise of the Roll-Up Rights will be based upon valuations of the minority interests and the Class A Common Stock at the time of exercise and, consequently can not be determined at this time, but would likely be in the aggregate material. Based on preliminary valuation studies of the relevant subsidiaries as of September 30, 1998 and an average of the last reported sale prices of Class A Common Stock on the Nasdaq National Market during the 30-day period ending on such date, the outstanding Roll-Up Rights would have been exercisable on such date for an estimate of between 2,500,000 and 2,750,000 shares of Class A Common Stock in the aggregate.



     The Company has also granted to certain employees of its subsidiaries options to acquire shares of such subsidiaries or similar rights (the "Incentive Units"), some of which are currently exercisable and to exchange such Incentive Units for shares of Class A Common Stock or, in certain circumstances, at the Company's option, cash. All shares of Class A Common Stock issuable upon exchange of Incentive Units will be issued under the 1997 Plan. The Company believes that the number of shares of Class A Common Stock issuable upon exchange of currently exercisable Incentive Units, based on the average closing price of the Class A Common Stock for the 30 day period prior to July 31, 1998, will be no more than 400,000. See "Management--Stock Option and Compensation Plans--1997 Stock Incentive Plan."



     In addition, under certain circumstances the Company may be required to issue to Metro Holding and certain affiliates shares of Class A Common Stock (the "Telegate Exchange Shares") in exchange for interests in Telegate Holding GmbH, the management holding company for Telegate AG ("Telegate"), Europe's third largest directory information provider. See "Business--European Operations--General." The number of shares of Class A Common Stock issuable in such exchange will be based on a valuation of the Telegate interests and the Class A Common Stock at the time of the exchange and, consequently, can not be determined at this time, but would likely be material. See "Risk Factors--Shares Eligible for Future Sales."

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITIES


     Ericsson has provided to certain of the Company's subsidiaries financing commitments to fund the purchase of additional switches and related equipment. As of June 30, 1998, such commitments were in the aggregate limited to approximately $50 million and were fully utilized. Borrowings from this equipment vendor will accrue interest at a rate of LIBOR plus either 5.25% or 4.5% depending on the equipment purchased. In addition, the Company has a Revolving Credit Facility with The Chase Manhattan Bank and a revolving credit facility with Coast Business Credit, of which $3.9 million and $2.8 million, respectively, was available at June 30, 1998 under commitments of $7.5 million and $10.0 million, respectively. The Commitment under the Revolving Credit Agreement with Chase Manhattan Bank was permanently reduced to $5 million at July 1, 1998.


1996 NOTES

  GENERAL

     On October 3, 1996, the RSL PLC issued $300.0 million of 12 1/4% Senior Notes pursuant to the Indenture, dated October 3, 1996 (the "1996 Indenture"), among RSL PLC, the Issuer and The Chase Manhattan Bank, as trustee, which were exchanged on May 22, 1997 for $300.0 million of substantially identical notes that had been registered under the Securities Act (the "1996 Notes"), of which $172.5 million in aggregate principal amount remain outstanding as of the date of this Prospectus. The 1996 Notes are unconditionally guaranteed by the Issuer.

  PRINCIPAL, MATURITY AND INTEREST

     The 1996 Notes are limited in aggregate principal amount to $300.0 million and will mature on October 3, 2006. Interest on the 1996 Notes accrues at 12 1/4% per annum and is payable semiannually in arrears on May 15 and November 15 of each year. Interest is computed on the basis of a 360-day year comprised of 12 30-day months. RSL PLC used $102.8 million of the net proceeds of the 1996 Notes to purchase a portfolio of securities, initially consisting of U.S. government securities (including any securities substituted in respect thereof, the "Pledged Securities"), to pledge as security for payment of interest on the principal of the 1996 Notes. Proceeds from the Pledged Securities may be used by RSL PLC to make interest payments on the 1996 Notes through November 15, 1999.

  RANKING


     The 1996 Notes are unsecured senior obligations of RSL PLC, rank pari passu in right of payment with all existing and future senior obligations of RSL PLC, and rank senior in right of payment to all future subordinated obligations of the Issuer.


  REDEMPTION

     The 1996 Notes are not redeemable prior to November 15, 2001. Thereafter, the 1996 Notes are subject to redemption at the option of RSL PLC, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on November 15 of the years indicated below:

                      YEAR                                   PERCENTAGE
----------------------------------------------------------   ----------
2001......................................................    106.125%
2002......................................................    103.0625%
2003 and thereafter.......................................    100.000%

  COVENANTS

     The 1996 Indenture restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure pari passu or subordinated indebtedness, engage in any sale and leaseback transaction, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinated in right of payment to any senior indebtedness and senior in right of payment to the 1996 Notes. The 1996 Indenture permits, under certain circumstances, the Issuer's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the 1996 Indenture.

  EVENTS OF DEFAULT

     The 1996 Indenture contains standard events of default, including (i) defaults in the payment of principal, premium or interest, (ii) defaults in the compliance with covenants contained in the indenture, (iii) cross defaults on more than $10 million of other indebtedness, (iv) failure to pay more than $10 million of judgments that have not been stayed by appeal or otherwise and (v) the bankruptcy of the Issuer or certain of its subsidiaries.

U.S. DOLLAR NOTES

  GENERAL

     On February 27, 1998, RSL PLC issued (i) $200 million of Senior Notes (the "Old Senior Notes") pursuant to an Indenture, dated as of February 27, 1998 (the "Senior Notes Indenture"), between RSL PLC, the Issuer and The Chase Manhattan Bank, as trustee, and (ii) $328.1 million principal amount at maturity of Senior Discount Notes (the "Old Discount Notes") pursuant to an Indenture, dated as of February 27, 1998 (the "Senior Discount Notes Indenture" and, together with the Senior Notes Indenture, the "U.S. Dollar Notes Indentures"), between RSL PLC, the Issuer and The Chase Manhattan Bank, as trustee. On June 19, 1998, the Old Senior Notes were exchanged for $200 million of substantially identical notes that had been registered under the Securities Act (the "Senior Notes") and on June 29, 1998, the Old Discount Notes were exchanged for $328.1 million principal amount at maturity of substantially identical notes that had been registered under the Securities Act (the "Senior Discount Notes" and, together with the Senior Notes, the "U.S. Dollar Notes"). The U.S. Dollar Notes are unconditionally guaranteed by the Issuer.

  PRINCIPAL, MATURITY AND INTEREST

     The U.S. Dollar Notes are initially limited in aggregate principal amount at maturity to $528.1 million and will mature on March 1, 2008. Interest on the Senior Notes accrues at 9 1/8% per annum and is payable semiannually on March 1 and September 1 of each year, commencing September 1, 1998. No interest will be payable on the Senior Discount Notes prior to September 1, 2003. From and after March 1, 2003, interest on the Senior Discount Notes will accrue at 10 1/8% on the principal amount at maturity of such notes and is payable semiannually on March 1 and September 1 of each year, commencing September 1, 2003. Interest on the U.S. Dollar Notes is computed on the basis of a 360-day year comprised of 12 30-day months.

  RANKING

     The U.S. Dollar Notes are unsecured senior obligations of RSL PLC and the Issuer, rank pari passu in right of payment with (i) the 1996 Notes, (ii) the DM Notes and (iii) all existing and future senior obligations of RSL PLC and the Issuer, and rank senior in right of payment to all future subordinated obligations of RSL PLC and the Issuer.

  REDEMPTION

     The U.S. Dollar Notes are not redeemable prior to March 1, 2003. Thereafter, the U.S. Dollar Notes are subject to redemption at the option of RSL PLC, in whole or in part, at the redemption prices (expressed as percentages of stated principal amount) set forth below plus accrued and unpaid interest thereon to (but excluding) the applicable redemption date, if redeemed during the 12-month period beginning on March 1 of the years indicated below:

  SENIOR NOTES

                          YEAR                                REDEMPTION PRICE
-----------------------------------------------------------   ----------------
2003.......................................................        104.562%
2004.......................................................        103.042%
2005.......................................................        101.521%
2006 and thereafter........................................        100.000%


  SENIOR DISCOUNT NOTES

                          YEAR                                REDEMPTION PRICE
------------------------------------------------------------  ----------------
2003........................................................       105.062%
2004........................................................       103.375%
2005........................................................       101.687%
2006 and thereafter.........................................       100.000%

     In addition, at any time on or before March 1, 2001, in the event the Issuer receives net cash proceeds from the public or private sale of its common stock, RSL PLC (to the extent the Issuer receives such proceeds and has not used such proceeds, directly or indirectly, to redeem or repurchase other securities pursuant to optional redemption provisions) may, at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem up to 33 1/3% of the aggregate principal amount at maturity of the U.S. Dollar Notes at a redemption price equal to 109.125% of the principal amount thereof, in the case of the Senior Notes, and 110.125% of the accreted value, in the case of the Senior Discount Notes, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least 66 2/3% of aggregate principal amount at maturity of the Senior Notes or Senior Discount Notes, as applicable, remains outstanding immediately after such redemption.

  COVENANTS

     The U.S. Dollar Notes Indentures restrict, among other things, the Company's ability to incur additional indebtedness, pay dividends or make distributions in respect of its capital stock, make investments or certain other restricted payments, create liens, sell assets, issue or sell capital stock of certain subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger.

  EVENTS OF DEFAULT

     The U.S. Dollar Notes Indentures contain standard events of default, including (i) failure to pay principal of (or premium, if any, on) any U.S. Dollar Note when due, (ii) failure to pay any interest on any U.S. Dollar Note when due, continued for 30 days, (iii) failure to perform covenants or agreements under the U.S. Dollar Notes Indentures or the U.S. Dollar Notes, (iv) cross-defaults against certain other indebtedness, (v) failure to pay more than $10.0 million of judgments that have not been stayed by appeal and (vi) certain events of bankruptcy, insolvency or reorganization affecting the Issuer and certain of its subsidiaries.

DM NOTES

  GENERAL

     On March 15, 1998, RSL PLC issued DM 296.0 million principal amount at maturity of 10% Senior Discount Notes (the "Old DM Notes") pursuant to an Indenture, dated as of March 16, 1998 (the "DM Notes Indenture"), between RSL PLC, the Issuer and The Chase Manhattan Bank, as trustee. On June 29, 1998, the Old DM Notes were exchanged for DM 296.0 million principal amount at maturity of substantially identical notes that had been registered under the Securities Act (the "DM Notes" and, together with the U.S. Dollar Notes, the "1998 Notes"). The DM Notes are unconditionally guaranteed by the Issuer.

  PRINCIPAL, MATURITY AND INTEREST

     The DM Notes are initially limited in aggregate principal amount at maturity to DM296.0 million (approximately $99.1 million initial accreted value) and will mature on March 15, 2008. No interest is payable on the DM Notes prior to September 15, 2003. From and after March 15, 2003, interest on the DM Notes will accrue on the principal amount at maturity of such notes at the rate of 10% per annum and is payable semiannually on March 15 and September 15 of each year, commencing September 15, 2003. Interest is computed on the basis of a 360-day year comprised of 12 30-day months.

  RANKING

     The DM Notes are unsecured senior obligations of RSL PLC and the Issuer, rank pari passu in right of payment with (i) the 1996 Notes, (ii) the U.S. Dollar Notes and (iii) all other existing and future senior obligations of RSL PLC and the Issuer, and rank senior in right of payment to all future subordinated obligations of RSL PLC and the Issuer.

  REDEMPTION

     The DM Notes are not redeemable prior to March 15, 2003. Thereafter, the DM Notes are subject to redemption, at the option of RSL PLC, in whole or in part, at the redemption prices (expressed as percentages of the principal amount thereof) set forth below plus accrued interest to but excluding the redemption date, if redeemed during the 12-month period beginning March 15 of the years indicated:

                      YEAR                                REDEMPTION PRICE
-------------------------------------------------------   ----------------
2003...................................................        105.000%
2004...................................................        103.333%
2005...................................................        101.667%
2006 and thereafter....................................        100.000%

     In addition, at any time prior to March 15, 2001, in the event the Issuer receives net cash proceeds from the public or private sale of its common stock, RSL PLC (to the extent the Issuer receives such proceeds and has not used such proceeds, directly or indirectly, to redeem or repurchase other securities pursuant to optional redemption provisions) may, at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem, from time to time, DM Notes in a principal amount at maturity of up to an aggregate amount equal to 33 1/3% of the aggregate principal amount at maturity of the DM Notes, provided, however, that DM Notes in an amount equal to at least 66 2/3% of the aggregate principal amount at maturity of the DM Notes remain outstanding immediately after such redemption.

  COVENANTS; EVENTS OF DEFAULT

     The DM Notes Indenture contains covenants and provides for events of default which are identical in all material respects to the covenants and events of default contained in the U.S. Dollar Notes Indentures.

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                        SHARES ELIGIBLE FOR FUTURE SALE


     Assuming all of the Shares offered hereby by the Company were sold, then as
of the date hereof, the Company would have      shares of Common Stock
outstanding, including      shares of Class A Common Stock (     shares, if the
Underwriters' over-allotment options are exercised in full) and      shares of
Class B Common Stock (     shares, if the Underwriters' over-allotment options
are exercised in full). Of such shares, approximately      shares of Class A
Common Stock (     shares, if the Underwriters' over-allotment options are
exercised in full), including the shares sold in the Offerings and in the Initial Public Offering and the shares issued pursuant to the Warrant Registration, in each case, other than those shares purchased by, or issued to, affiliates of the Company, would be freely tradeable without restriction or further registration under the Securities Act. The remaining outstanding shares of Class A Common Stock and all outstanding shares of Class B Common Stock would be restricted securities and subject to the volume and other resale limitations
of Rule 144. After the expiration on                          of a 90 day "lock
up" period to which the Company's executive officers and directors and certain other shareholders are subject pursuant to the Underwriting Agreements, all such restricted securities would be eligible for public sale, subject to the volume and other resale limitations of Rule 144. See "Underwriting."



     The foregoing does not include (i) 1,726,040 shares of Class A Common Stock issuable upon exercise of options or vesting of stock awards granted under the Company's stock option and compensation plans (of which 923,331 shares are presently, or within 60 days after the date of this Prospectus will be, issuable or vested), (ii) 917,729 shares of Class A Common Stock issuable upon the exercise of unexercised Warrants, (iii) 459,900 shares of Class B Common Stock issuable upon the exercise of Lauder Warrants or (iv) shares of Class A Common Stock issuable upon exercise of Roll-Up Rights, Incentive Units, the Telegate Exchange or, if issued, any Interim Lenders Warrants. See "Management--Stock Option and Compensation Plans," "--Compensation of Directors--Directors' Plan," "Certain Relationships and Related Transactions," "Description of Capital Stock" and "Certain Rights to Acquire Class A Common Stock." Upon issuance or vesting of such shares issuable upon the exercise of options, vesting of stock awards or exercise of Incentive Units (in each case, other than shares issued to affiliates of the Company), such shares will be eligible for public sale without restriction. As required by the registration rights agreement covering the Warrants, the Company has registered under the Securities Act the shares of Class A Common Stock issuable upon exercise of the Warrants (the "Warrant Registration") and upon issuance such shares (other than shares issued to affiliates of the Company) will be eligible for public sale without restriction. Such shares issuable upon exercise of the Lauder Warrants, Roll-Up Rights or the Telegate Exchange will be restricted securities and subject to the volume and other resale limitations of Rule 144.



     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate of the Company, who has been deemed to have beneficially owned shares for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding number of shares of Class A Common Stock of the Company or the average weekly trading volume in shares of Class A Common Stock during the four calendar weeks preceding the filing of the required notice of such sale. Sales under Rule 144 may also be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are required to be aggregated) who is not deemed to have been an affiliate of the Company during the three months preceding a sale, and who has benefically owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitation, manner of sale provisions, notice requirements or public information requirements of Rule 144. Affiliates continue to be subject to such limitations.



     Ronald S. Lauder, the Chairman of the Company's Board of Directors and its largest and controlling shareholder, Itzhak Fisher, President and Chief Executive Officer of the Company, the other holders of Class B Common Stock, Coral Gate and the Company have entered into a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which Mr. Lauder has been granted three demand registration rights exercisable at any time after April 4, 1998 and Mr. Fisher has been


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granted two demand registration rights exercisable after termination of his employment with the Company, other than as a result of a termination by the Company for Cause or a termination by Itzhak Fisher without Good Reason (a "Qualified Severance Event"). Messrs. Lauder and Fisher, such other holders of Class B Common Stock, Coral Gate and such additional holders of Class A Common Stock as Mr. Lauder and Mr. Fisher may jointly designate to the Company have an unlimited number of piggyback registration rights that will allow such holders to include their shares of Class A Common Stock in any registration statement filed by the Company, subject to certain limitations. Prior to the occurrence of a Qualified Severance Event, Mr. Fisher may not register any shares pursuant to his piggyback registration rights if, after giving effect to the sale of such shares, Mr. Fisher and his Family Members (as defined) would hold less than 70% of the shares of Class A Common Stock held by them as a group as of the closing date of the Initial Public Offering. Mr. Lauder, Mr. Fisher and the other holders of Class B Common Stock may assign their rights under the Registration Rights Agreement to their respective Family Members, Coral Gate and
Messrs. Gustavo and Ricardo Cisneros (the beneficial owners of Coral Gate) may assign their rights to Family Members, and Mr. Lauder and Mr. Fisher may assign their rights to lenders to whom they pledge any of their shares of Class A Common Stock. The Company has agreed to pay all expenses (other than legal expenses, underwriting discounts and commissions of the selling shareholders and taxes payable by the selling shareholders) in connection with any registration pursuant to the exercise of demand registration rights or piggyback registration rights under the Registration Rights Agreement and has also agreed to indemnify such persons against certain liabilities, including liabilities arising under the Securities Act.



     The Company has also granted to Metro Holding one demand registration right exercisable after March 31, 2001 with respect to the shares of Class A Common Stock currently beneficially owned by Metro Holding and any shares of Class A Common Stock acquired pursuant to the Telegate Exchange.



     In addition, the Company also has granted to a number of Minority Interestholders certain piggyback registration rights with respect to shares of Class A Common Stock issuable upon exercise of their Roll-Up Rights. In general, if the Company files with the Commission a registration statement on Form S-3 under the Securities Act, which registration statement includes shares being sold by or for the account of shareholders of the Company, the Company will, at the option of any such Minority Interestholder who is then a registered owner of Class A Common Stock and subject to certain limitations, register all or any portion of such person's shares of Class A Common Stock concurrently with the registration of such other securities. In addition, on or after the Company becomes eligible to file a registration statement on Form S-3, Minority Interestholders in RSL Latin America have demand registration rights with respect to shares of Class A Common Stock acquired upon exercise of Roll-Up Rights.



     See "Risk Factors--Shares Eligible for Future Sale" for a discussion of the potential adverse effect on the market price of the Class A Common Stock which could result from the sale of substantial amounts of Class A Common Stock, or the availability of shares for future sale.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Debevoise & Plimpton, U.S. counsel to the Company, the following correctly describes certain material U.S. federal income tax consequences to the Company and its subsidiaries and to the ownership and disposition of Class A Common Stock by an initial U.S. and non-U.S. shareholder. For purposes of this discussion, the term "U.S. shareholder" includes (i) a U.S. citizen or resident, (ii) a U.S. corporation or other U.S. entity taxable as a corporation, (iii) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust, and (iv) an estate that is subject to U.S. federal income tax on its income regardless of its source. A "non-U.S. shareholder" is any shareholder other than a U.S. shareholder. The discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof. Legislative, judicial or administrative changes or interpretations may be

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forthcoming that could alter or modify the conclusions set forth below, possibly on a retroactive basis, which could adversely affect a holder of Class A Common Stock. This discussion assumes that such Class A Common Stock will be held as capital assets (as defined in Section 1221 of the Code) by the holders thereof.

     The following discussion generally does not address the tax consequences to a person who holds (or will hold), directly or indirectly, shares in the Company giving the holder the right to exercise 10% or more of the total voting power of the Company's outstanding stock (a "10% Shareholder"). 10% Shareholders are advised to consult their own tax advisors regarding the tax considerations incident to an investment in the Class A Common Stock. In addition, this discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of holders that may be subject to special rules under the U.S. federal income tax laws, such as financial institutions, insurance companies, dealers in securities or foreign currency, tax-exempt organizations, foreign corporations or nonresident alien individuals or persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign or other tax laws is not discussed.

     THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH PURCHASER IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH PURCHASER'S PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OF THE OWNERSHIP AND DISPOSITION OF CLASS A COMMON STOCK.

TAXATION OF THE COMPANY AND ITS SUBSIDIARIES

     In general, the Company and its foreign (non-U.S.) subsidiaries will be subject to U.S. federal income tax only to the extent they have income which has its source in the United States or is effectively connected with a U.S. trade or business. Except with respect to interest on pledged securities, it is anticipated that the Company and its foreign subsidiaries will derive substantially all of their income from foreign sources and that none of their income will be effectively connected with a U.S. trade or business. As a result, the Company and its foreign subsidiaries should not be subject to material U.S. federal income tax. On the other hand, the domestic (U.S.) subsidiaries of the Company will be subject to U.S. federal income tax on their worldwide income regardless of its source (subject to reduction by allowable foreign tax credits), and distributions by such U.S. subsidiaries to the Company or its foreign subsidiaries generally will be subject to U.S. withholding taxes.

TAXATION OF U.S. SHAREHOLDERS

     A U.S. shareholder receiving a distribution on Class A Common Stock generally will be required to include such distribution in gross income as a taxable dividend to the extent such distribution is paid from the current or accumulated earnings and profits of the Company as determined under U.S. federal income tax principles. Distributions in excess of the earnings and profits of the Company generally will first be treated, for U.S. federal income tax purposes, as a nontaxable return of capital to the extent of the U.S. shareholder's basis in the Class A Common Stock and then as gain from the sale or exchange of a capital asset. Dividends received on the Class A Common Stock by U.S. corporate shareholders will not be eligible for the corporate dividends received deduction.

     A U.S. shareholder will be entitled to claim a foreign tax credit with respect to income received from the Company only for foreign taxes (such as withholding taxes), if any, imposed on dividends paid to such U.S. shareholder, and not for taxes, if any, imposed on the Company or on any entity in which the Company has made an investment. It is not anticipated, however, under current Bermuda law that any such withholding taxes would be imposed by Bermuda on distributions made by the Company to a U.S. shareholder. See "Certain Bermuda Tax Considerations." For so long as the Company is a "U.S. owned foreign corporation," distributions with respect to the Class A Common Stock that are taxable as dividends generally will from the sale of Class A Common Stock be treated as foreign source passive

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income (or, for U.S. shareholders that are "financial service entities" as defined in the Treasury Regulations, foreign source financial services income) or U.S. source income for U.S. foreign tax credit purposes, in proportion to the earnings and profits of the Company in the year of such distribution allocable to foreign and U.S. sources, respectively. For this purpose, the Company will be treated as a U.S.-owned foreign corporation so long as stock representing 50 percent or more of the voting power or value of the Company is owned, directly or indirectly, by "U.S. shareholders."

     With certain exceptions, gain or loss on the sale or exchange of the Class A Common Stock will be treated as U.S. source capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the U.S. shareholder has held the Class A Common Stock for more than one year at the time of the sale or exchange. In the case of non-corporate taxpayers, long-term capital gains from the sale of Class A Common Stock will be taxed at a maximum federal rate of 20%.

     Various provisions contained in the Code impose special taxes in certain circumstances on U.S. or foreign corporations and their stockholders. The following is a summary of certain provisions which could have an adverse impact on the Company and the U.S. shareholders.

PERSONAL HOLDING COMPANIES

     A corporation that is a personal holding company ("PHC") is subject to a 39.6% tax on its undistributed personal holding company income (generally, U.S. taxable income with certain adjustments, reduced by distributions to shareholders). A corporation that is neither a foreign personal holding company nor a passive foreign investment company, discussed below, generally is a PHC if
(i) more than 50% of the stock of which measured by value is owned, directly or indirectly, by five or fewer individuals (without regard to their citizenship or residence) and (ii) it receives 60% or more of gross income, as specifically adjusted, form certain passive sources. For purposes of this gross income test, a foreign corporation generally only includes taxable income derived from U.S. sources or income that is effectively connected with a U.S. trade or business.

     More than 50% of the outstanding shares of the Company and each of its corporate subsidiaries, by value, is currently owned, directly or indirectly, by five or fewer individuals. It is expected that this will remain the case on a going forward basis. Since it is anticipated that the Company will derive substantially all of its U.S. source gross income from interest on its pledged securities, which the Company believes may constitute undistributed personal holding company income for PHC purposes, the Company may be subject to PHC tax with respect to a taxable year in which the Company is not treated as either a foreign personal holding company or a passive foreign investment company and during which the Company has held or continues to hold pledged securities. If any of the Company's foreign corporate subsidiaries were to derive any income from U.S. sources, less than 50% of any such income can be expected to be from passive sources. Accordingly, the Company believes that none of such foreign subsidiaries will satisfy the foregoing income test and therefore none of them will be classified as a PHC. In addition, since it is anticipated that the Company's U.S. subsidiaries will derive most or all of their income from non-passive sources, the Company further believes that none of such subsidiaries will satisfy the foregoing income test and, thus, none of them will be classified as a PHC. The Company intends to manage its affairs and the affairs of its subsidiaries so as to attempt to avoid or minimize the imposition of the PHC tax, to the extent such management of its affairs is consistent with its other business goals.

FOREIGN PERSONAL HOLDING COMPANIES

     In general, if the Company or any of its foreign corporate subsidiaries were to be classified as a FPHC the undistributed foreign personal holding company income (generally, taxable income with certain adjustments) of the Company or such subsidiary would be imputed to all of the U.S. shareholders who were deemed to hold the Company's stock or the stock of such subsidiary on the last day of its taxable year. Such income would be taxable to such persons as a dividend, even if no cash dividend were actually paid. U.S. shareholders who dispose of their Class A Common Stock prior to such date generally would not be subject to U.S. federal income tax under these rules. If the Company

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were to become an FPHC, U.S. shareholders who acquire Class A Common Stock from decedents would, in certain circumstances, be denied the step-up of the income tax basis for such Class A Common Stock to fair market value at the date of death which would otherwise have been available and instead would have a tax basis equal to the lower of the fair market value or the decedent's basis.

     A foreign corporation will be classified as an FPHC if (i) five or fewer individuals, who are U.S. citizens or residents, directly or indirectly, own more than 50% of the corporation's stock (measured either by voting power or value) (the "stockholder test") and (ii) the corporation receives at least 60% of its gross income (regardless of source), as specifically adjusted, from certain passive sources (the "income test"). After a corporation becomes an FPHC, the income test percentage for each subsequent taxable year is reduced to 50%.

     Five or fewer individuals who are U.S. citizens or residents currently own a beneficial interest of more than 50% of the voting power of the outstanding Class A Common Stock of the Company and its foreign corporate subsidiaries for purposes of the FPHC rules, and the Company believes that the stockholder test will likely be met on a going forward basis. The Company believes, however, that neither the Company nor its foreign corporate subsidiaries, once profitable, should be classified as a FPHC because the Company and each of the subsidiaries should not then satisfy the foregoing income test.

     While the Company currently believes that neither it nor any of its foreign corporate subsidiaries would be classified as an FPHC once profitable, it is possible that the Company or one or more of such subsidiaries would meet the foregoing income test in a given taxable year and would qualify as a FPHC for that year. If the Company concludes that it or any of its foreign corporate subsidiaries would be classified as an FPHC for any profitable taxable year, the Company intends to manage its affairs and the affairs of the subsidiaries so as to attempt to avoid or minimize having income imputed to the U.S. shareholders under these rules, to the extent such management of its affairs is consistent with its other business goals.

PASSIVE FOREIGN INVESTMENT COMPANIES

     If 75% or more of the gross income of the Company (taking into account under an income "lookthrough" rule, the Company's pro rata share of the gross income of any company of which the Company is considered to own 25% or more of the stock by value) in a taxable year is passive income, or if at least 50% of the average percentage of assets of the Company (also taken into account, under an asset "look-through" rule, the pro rata share of the assets of any company of which the Company is considered to own 25% or more of the stock by value) in a taxable year produce or are held for the production of passive income, the Company would be classified as a PFIC. Passive income for purposes of the PFIC rules generally includes dividends, interest and other types of investment income and would include amounts derived by reason of the investment of a portion of the funds raised in the Offerings. If the Company were a PFIC at any time during a U.S. shareholder's holding period, each U.S. shareholder (regardless of the percentage of stock owned) would, upon certain distributions by the Company and upon disposition of the Class A Common Stock at a gain, be liable to pay tax plus an interest charge. The tax would be determined by allocating such distribution or gain ratably to each day of the U.S. shareholder's holding period for the Class A Common Stock. The amount allocated to years prior to the taxable year of the distribution or disposition would be taxed at the highest marginal rates for ordinary income for such years (if the Company was a PFIC during such years). The U.S. shareholder would also be liable for interest on the amount of such additional tax due with respect to such prior years in which the Company was a PFIC. The amount allocated to the current taxable year and any non-PFIC years would be taxed in the same manner as other ordinary income earned in the current taxable year.

     Under certain circumstances, if the Company were to become a PFIC, distributions and dispositions in respect of shares in a direct or indirect foreign corporate subsidiary of the Company may be attributed in whole or in part to a U.S. investor, and such U.S. investor may be taxed under the PFIC rules with respect to such distributions or dispositions.

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     If the Company were to become a PFIC, U.S. shareholders who acquire
Class A Common Stock from decedents could be denied the step-up of the income tax basis for such Class A Common Stock to fair market value at the date of death which would otherwise have been available and instead could have a tax basis equal to the lower of the fair market value of the decedent's basis.

     The above results may be eliminated (at least in part) if a U.S. shareholder permanently elects to treat the Company as a "qualified electing fund" ("QEF") for U.S. federal income tax purposes. A stockholder of a QEF is required for each taxable year to include in income a pro rata share of the ordinary income of the QEF as ordinary income and a pro rata share of the net capital gain of the QEF as long-term capital gain. If a U.S. shareholder in a PFIC has made a QEF election in a year subsequent to the year in which such investor acquired an interest in the PFIC, the U.S. shareholder must agree in the year of such election to either (1) recognize gain equal to such U.S. shareholder's unrealized appreciation in such stock or (2) assuming the Company is a controlled foreign corporation (discussed below) include in income as a dividend his pro rata share of the Company's earnings and profits up to the first day of the tax year for which such election was made (in each case subject to the tax consequences discussed above for non-QEF PFICs) so that thereafter any additional gain on the sale of such stock in the future generally will be characterized as capital gain and the denial of basis step-up at death and the interest charge (as well as the other PFIC tax consequences described above) would not continue to apply.


     A U.S. shareholder of a PFIC may, in lieu of making a QEF election, also avoid the above results by electing to "mark-to-market" the PFIC stock as of the close of each taxable year so long as such stock is "marketable". The Company expects that the Class A Common Stock will be "marketable" for this purpose. Under this election, the U.S. shareholder will include in income each year as ordinary income, an amount equal to the excess, if any, of the fair market value of the stock at the close of the year over such U.S. shareholder's adjusted basis. If the stock declines in value during any year, such U.S. shareholder will be entitled to a deduction from ordinary income the excess of such U.S. shareholder's adjusted basis over the stock's value at the close of such year but only to the extent of net mark-to-market gains previously included in income. Any gain or loss on the sale of the stock of the PFIC will be ordinary income or ordinary loss (but only to the extent of the previously included net mark-to-market gains). In the case of a U.S. shareholder who makes this mark-to-market election for PFIC stock as to which a QEF election was not in effect during his period of ownership, a coordination rule applies to ensure that the shareholder does not avoid the interest charge for periods prior to this election. An election to mark-to-market applies to the year for which the election is made and following years unless the PFIC stock ceases to be marketable or the Internal Revenue Service consents to the revocation of such election.



     The Company intends to manage its business and the businesses of the subsidiaries so as to attempt to avoid PFIC status to the extent such management of its affairs is consistent with its other business goals. The Company will notify U.S. shareholders in the event that it concludes that it will be treated as a PFIC for any taxable year to enable U.S. shareholders to consider whether to elect to treat the Company as a QEF for U.S. federal income tax purposes or to make the mark-to-market election. In addition, the Company will, at the request of a U.S. shareholder who elects to have the Company treated as a QEF, comply with the applicable information reporting requirements. Recently issued Treasury Regulations set forth rules on the filing of a protective statement by a U.S. person who owns stock in a foreign corporation which is reasonably believed by such person not to be a PFIC. The purpose of this protective statement is to enable such person to make a retroactive QEF election in the event that such foreign corporation is subsequently determined to be PFIC and to permit the Internal Revenue Service ("IRS") to make an otherwise barred assessment of tax under the QEF rules. In the event that the Company should be determined to have been a PFIC, generally, a U.S. shareholder who has not filed a protective statement may not make a retroactive QEF election except with the consent of the IRS which may or may not be granted. Accordingly, U.S. shareholders should consider with their own U.S. tax advisors whether the filing of a protective statement with respect to Class A Common Stock in the Company is advisable.


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CONTROLLED FOREIGN CORPORATIONS

     If 10% Shareholders, who are also U.S. persons, own, in the aggregate, directly or indirectly, more than 50% (measured by voting power or value) of the shares of a foreign corporation, that foreign corporation would be a controlled foreign corporation ("CFC"). If a foreign corporation were characterized as a CFC, then some portion of the undistributed income of the foreign corporation may be imputed to such 10% Shareholders, and some portion of the gains recognized by such 10% Shareholders on the disposition of their shares in the foreign corporation (which would otherwise qualify for capital gains treatment) may be converted into ordinary dividend income. The Company is currently a CFC, and it is likely that 10% Shareholders who are also U.S. persons will continue to own (or be deemed to own) more than 50% of the voting power of the outstanding Common Stock of the Company and, thus, that the Company will continue to be characterized as a CFC. However, the CFC rules referred to above only apply with respect to such 10% Shareholders. For 1997, because the Company was a CFC, the asset test to determine whether the Company would be a PFIC was made by comparing the relative adjusted tax bases of the Company's assets and not the relative fair market values of such assets, making it more difficult for the Company to manage its affairs so as to avoid PFIC status. However, for taxable years beginning after December 31, 1997, in the case of CFC's with publicly traded shares, the asset test to determine whether the CFC is a PFIC will be made on the basis of the relative fair market values of such assets. The Company expects to be publicly traded for this purpose.

TAXATION OF NON-U.S. SHAREHOLDERS

     A non-U.S. shareholder should not be subject to U.S. federal income tax on distributions made with respect to, and gains realized from the disposition of, Class A Common Stock unless such distributions and gains are attributable to an office or fixed place of business maintained by such non-U.S. shareholder in the U.S. A non-U.S. shareholder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in the disposition of Class A Common Stock.

UNITED STATES BACKUP WITHHOLDING AND INFORMATION REPORTING

  U.S. SHAREHOLDERS

     Under certain circumstances, a U.S. shareholder who is an individual may be subject to backup withholding at a 31% rate on dividends received on Class A Common Stock. This withholding generally applies only if such individual U.S. shareholder (i) fails to furnish his or her taxpayer identification number ("TIN") to the U.S. financial institution or any other person responsible for the payment of dividends on the Class A Common Stock, (ii) furnishes an incorrect TIN, (iii) is notified by the U.S. Internal Revenue Service ("IRS") that such U.S. shareholder has failed to properly report payments of interest and dividends and the IRS has notified the Company that such U.S. shareholder is subject to backup withholding, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty or perjury, that the TIN provided is such U.S. shareholder's correct number and that such U.S. shareholder is not subject to backup withholding rules.

     Amounts withheld under the backup withholding rules do not constitute a separate U.S. Federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the U.S. shareholder's U.S. federal income tax liability, if any, provided the required information or appropriate claim for refund is filed with the Internal Revenue Service.

  NON-U.S. SHAREHOLDERS


     Currently, U.S. information reporting requirements and backup withholding will not apply to dividends on the Class A Common Stock paid to non-U.S. shareholders at an address outside the U.S. (provided that the payor does not have definite knowledge that the payee is a U.S. person). As a general matter, information reporting and backup withholding will not apply to a payment of the proceeds of a sale effected outside the U.S. of the Class A Common Stock by a foreign office of a foreign holder. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale effected outside the U.S. of the Class A Common Stock through a "U.S. Broker", unless the U.S. Broker has documentary evidence in its records that the non-U.S. shareholder is not a U.S. person and has no actual knowledge that such evidence is false, or the non-U.S. shareholder otherwise establishes an exemption. For purposes of the preceding sentence, a U.S. Broker is a broker that (i) is a U.S. person, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S. or (iii) is a Controlled Foreign Corporation. Payment by a broker of the proceeds of a sale of the Shares effected inside the United States is subject to both backup withholding and information reporting unless the non-U.S. shareholder certifies under penalties of perjury that such non-U.S. shareholder is not a United States person and provides such non-U.S. shareholder's name and address or the non-U.S. shareholder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. shareholder will be allowed as a refund or a credit against such non-U.S. shareholder's U.S. Federal income tax, provided that the required information or appropriate claim for refund is furnished to the IRS.


     The United States Treasury issued final regulations on October 6, 1997 which, among other things, alter the information reporting and backup withholding rules applicable to non-U.S. shareholders by providing certain presumptions under which a non-U.S. shareholder would be subject to backup withholding and information reporting until the Company receives certification from such shareholder of non-U.S. status. The regulations are generally effective with respect to dividends paid after December 31, 1999. The foregoing discussion is not intended to be a complete discussion of the provisions of these regulations, and prospective shareholders are urged to consult their tax advisors with respect to the effect that these regulations would have on an investment in Class A Common Stock.

                       CERTAIN BERMUDA TAX CONSIDERATIONS

     In the opinion of Conyers, Dill & Pearman, the following correctly describes a summary of certain material anticipated tax consequences of an investment in the Class A Common Stock under current Bermuda tax laws. This discussion does not address the tax consequences under non-Bermuda tax laws and, accordingly, each prospective investor should consult his or her tax advisor regarding the tax consequences of an investment in the Class A Common Stock. The discussion is based upon laws and relevant interpretation thereof in effect as of the date of this Prospectus, all of which are subject to change.

BERMUDA TAXATION

     At the date hereof, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by the Company or its shareholders other than those who are ordinarily resident in Bermuda. The Company is not subject to stamp or other similar duty on the issue, transfer or redemption of its Class A Common Stock.

     The Company has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event there is enacted in Bermuda any legislation imposing tax computed on profits or income or computed on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not be applicable to the Company or to its operations, or to the shares or other obligations of the Company until March 28, 2016 except insofar as such tax applies to persons ordinarily resident in Bermuda and holding such shares or other obligations of the Company or any real property or leasehold interests in Bermuda owned by the Company. No reciprocal tax treaty affecting the Company exists between Bermuda and the United States.

     As an exempted company, the Company is liable to pay in Bermuda a registration fee based upon its authorized share capital and the premium on its issued shares at a rate not exceeding $26,500 per annum.

                                 LEGAL MATTERS

     The validity of the Class A Common Stock offered hereunder will be passed upon for the Company by Conyers, Dill & Pearman, Hamilton, Bermuda.

                                    EXPERTS

     The Consolidated Financial Statements of RSL Communications, Ltd. as of December 31, 1996 and 1997 and Consolidated Financial Statements and Financial Statement Schedules for each of the three years in the period ended
December 31, 1997, and International Telecommunications Group, Ltd. as of and for the nine months ended September 30, 1995, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

     The Issuer is a Bermuda corporation. Certain of its directors and officers, and certain of the experts named herein, are not residents of the United States. All or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them judgments obtained in the United States courts. The Issuer has been advised by its legal counsel in Bermuda, Conyers, Dill & Pearman, that there is doubt as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon U.S. Federal securities laws, although Bermuda courts will enforce foreign judgments for liquidated amounts in civil matters, subject to certain conditions and exceptions.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

RSL COMMUNICATIONS, LTD.
Independent Auditors' Report..............................................................................    F-2
Consolidated Balance Sheets as of December 31, 1996 and December 31, 1997.................................    F-3
Consolidated Statements of Operations for the Years Ended December 31, 1995, December 31, 1996 and
  December 31, 1997.......................................................................................    F-4
Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 1995, December 31, 1996
  and December 31, 1997...................................................................................    F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, December 31, 1996 and
  December 31, 1997.......................................................................................    F-6
Notes to Consolidated Financial Statements................................................................    F-7

Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets as of December 31, 1997 and June 30, 1998...........................   F-27
Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 1997 and June 30,
  1998....................................................................................................   F-28
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1997 and June 30,
  1998....................................................................................................   F-29
Notes to Condensed Consolidated Financial Statements......................................................   F-30

INTERNATIONAL TELECOMMUNICATIONS GROUP LTD. AND SUBSIDIARIES
Independent Auditors' Report..............................................................................   F-34
Consolidated Statement of Operations and Accumulated Deficit for the Nine Months Ended September 30,
  1995....................................................................................................   F-35
Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 1995.........................   F-36
Notes to Consolidated Financial Statements................................................................   F-37

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
RSL Communications, Ltd.

     We have audited the accompanying consolidated balance sheets of RSL Communications, Ltd., a Bermuda corporation, and its subsidiaries (together, the "Company"), as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the consolidated financial statement schedules listed in the Index as
Item 16(b) in Part II. These consolidated financial statements and the consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for the three years ended December 31, 1997 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


DELOITTE & TOUCHE LLP
NEW YORK, NEW YORK
FEBRUARY 18, 1998

                            RSL COMMUNICATIONS, LTD.

                          CONSOLIDATED BALANCE SHEETS
                    ($ IN THOUSANDS, EXCEPT FOR SHARE DATA)


                                                                                     DECEMBER 31,    DECEMBER 31,
                                                                                         1996            1997
                                                                                     ------------    ------------
                                      ASSETS
Current Assets:
  Cash and cash equivalents.......................................................     $104,068        $144,894
  Accounts receivable.............................................................       26,479          70,610
  Marketable securities--available for sale.......................................       67,828          13,858
  Prepaid expenses and other current assets.......................................        3,969          16,073
                                                                                       --------        --------
Total current assets..............................................................      202,344         245,435
                                                                                       --------        --------
Restricted Marketable Securities--held to maturity................................      104,370          68,836
                                                                                       --------        --------
Property and Equipment:
  Telecommunications equipment....................................................       29,925          63,998
  Furniture, fixtures and other...................................................        5,926          21,583
                                                                                       --------        --------
                                                                                         35,851          85,581
  Less accumulated depreciation...................................................       (3,513)        (13,804)
                                                                                       --------        --------
  Property and equipment--net.....................................................       32,338          71,777
                                                                                       --------        --------
Goodwill and other intangible assets--net of accumulated amortization.............       87,605         214,983
                                                                                       --------        --------
Deposits and Other Assets.........................................................        1,312           4,633
                                                                                       --------        --------
Total Assets......................................................................     $427,969        $605,664
                                                                                       --------        --------
                                                                                       --------        --------
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable................................................................     $ 49,370        $ 94,149
  Accrued expenses................................................................       12,701          49,965
  Notes payable...................................................................        6,538           4,604
  Deferred revenue................................................................        3,570           5,368
  Other liabilities...............................................................        5,236           8,271
                                                                                       --------        --------
Total current liabilities.........................................................       77,415         162,357
                                                                                       --------        --------
Other Liabilities--noncurrent.....................................................       15,286              --
                                                                                       --------        --------
Long-term Debt--less current portion..............................................        6,032              --
                                                                                       --------        --------
Senior Notes, 12 1/4% due 2006, net...............................................      296,000         296,500
                                                                                       --------        --------
Capital Lease Obligations--less current portion...................................       12,393          20,108
                                                                                       --------        --------
Total Liabilities.................................................................      407,126         478,965
                                                                                       --------        --------
Commitments and Contingencies
Shareholders' Equity
  Common stock, Class A--par value $0.00457; 0 and 10,872,568 issued
     and outstanding at December 31, 1996 and 1997, respectively..................           --              49
  Common stock, Class B--par value $0.00457; 10,528,887 and 30,760,726, issued and
     outstanding at December 31, 1996 and 1997, respectively......................           48             141
  Common stock Class C--par value $0.00457; no shares issued......................           --              --
  Preferred stock par value $0.00457; 65,700,000 shares authorized, 9,243,866 and
     0 shares issued and outstanding at December 31, 1996 and 1997,
     respectively.................................................................           93              --
  Warrants--Common Stock, exercise price of $0.00457..............................        5,544           5,544
  Additional paid-in capital......................................................       65,064         274,192
  Accumulated deficit.............................................................      (47,740)       (147,939)
  Foreign currency translation adjustment.........................................         (622)         (5,288)
  Deferred financing costs........................................................       (1,544)             --
                                                                                       --------        --------
Total shareholders' equity........................................................       20,843         126,699
                                                                                       --------        --------
Total Liabilities and Shareholders' Equity........................................     $427,969        $605,664
                                                                                       --------        --------
                                                                                       --------        --------


                See notes to consolidated financial statements.

                           RSL COMMUNICATIONS, LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               ($ AND SHARES IN THOUSANDS, EXCEPT LOSS PER SHARE)


                                                                     YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                                     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                        1995            1996            1997
                                                                     ------------    ------------    ------------

Revenues..........................................................     $ 18,617       $  113,257      $  300,796

Operating costs and expenses

  Cost of services................................................       17,510           98,461         265,321

  Selling, general and administrative expenses....................        9,639           38,893          94,712

  Depreciation and amortization...................................          849            6,655          21,819
                                                                       --------       ----------      ----------

                                                                         27,998          144,009         381,852
                                                                       --------       ----------      ----------

Loss from operations..............................................       (9,381)         (30,752)        (81,056)

Interest income...................................................          173            3,976          13,826

Interest expense..................................................         (194)         (11,359)        (39,373)

Other income......................................................           --              470           6,595

Minority interest.................................................           --             (180)            210

Income taxes......................................................           --             (395)           (401)
                                                                       --------       ----------      ----------

Net loss..........................................................     $ (9,402)      $  (38,240)     $ (100,199)
                                                                       --------       ----------      ----------
                                                                       --------       ----------      ----------

Loss per share....................................................     $  (1.67)      $    (5.13)     $    (5.27)

Weighted average number of shares of common stock outstanding.....        5,641            7,448          19,008


                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                          ($ AND SHARES IN THOUSANDS)

                         CLASS A         CLASS B        PREFERRED      COMMON STOCK
                       COMMON STOCK    COMMON STOCK       STOCK          WARRANTS     ADDITIONAL
                      --------------  --------------  --------------  --------------   PAID-IN    ACCUMULATED
                      SHARES  AMOUNT  SHARES  AMOUNT  SHARES  AMOUNT  SHARES  AMOUNT   CAPITAL      DEFICIT
                      ------  ------  ------  ------  ------  ------  ------  ------  ----------  -----------

BALANCE,
 January 1, 1995.....    --    $ --      --    $ --      --    $ --      --   $  --    $     --    $     (98)
Issuance of Preferred
 Stock...............    --      --      --      --   9,244      93      --      --      13,261           --
Issuance of Common
 Stock...............    --      --   6,411      29      --      --      --      --       1,822           --
Net loss.............    --      --      --      --      --      --      --      --          --       (9,402)
                      ------   ----   ------   ----   ------   ----   ------  ------   --------    ---------

BALANCE,
 December 31, 1995...    --      --   6,411      29   9,244      93      --      --      15,083       (9,500)
Issuance of warrants
 in connection with
 Notes Offering......    --      --      --      --      --      --     657   4,000          --           --
Issuance of warrants
 in connection with
 shareholder standby
 facility and
 revolving credit
 facility............    --      --      --      --      --      --     460   1,544          --           --
Issuance of Common
 Stock...............    --      --   4,118      19      --      --      --      --      49,981           --
Foreign Currency
 Translation
 Adjustment..........    --      --      --      --      --      --      --      --          --           --
Net loss.............    --      --      --      --      --      --      --      --          --      (38,240)
                      ------   ----   ------   ----   ------   ----   ------  ------   --------    ---------

BALANCE,
 December 31, 1996...    --      --   10,529     48   9,244      93   1,117   5,544      65,064      (47,740)
Issuance of Class A
 Common Stock........ 10,873     49      --      --      --      --      --      --     209,128           --
Conversion of
 Preferred Stock In
 Exchange for
 Class B Common
 Stock...............    --      --   20,232     93   (9,244)   (93)     --      --          --           --
Foreign Currency
 Translation
 Adjustment..........    --      --      --      --      --      --      --      --          --           --
Amortization of
 deferred financing
 costs...............    --      --      --      --      --      --      --      --          --           --
Net loss.............    --      --      --      --      --      --      --      --          --     (100,199)
                      ------   ----   ------   ----   ------   ----   ------  ------   --------    ---------
BALANCE
 December 31, 1997... 10,873   $ 49   30,761   $141      --    $ --   1,117   $5,544   $274,192    $(147,939)
                      ------   ----   ------   ----   ------   ----   ------  ------   --------    ---------
                      ------   ----   ------   ----   ------   ----   ------  ------   --------    ---------

                         FOREIGN
                         CURRENCY   DEFERRED
                       TRANSLATION  FINANCING
                        ADJUSTMENT    COSTS      TOTAL
                       ------------ ---------  ---------
BALANCE,
 January 1, 1995.....  $        --   $    --   $     (98)
Issuance of Preferred
 Stock...............           --        --      13,354
Issuance of Common
 Stock...............           --        --       1,851
Net loss.............           --        --      (9,402)
                       ------------  -------   ---------
BALANCE,
 December 31, 1995...           --        --       5,705
Issuance of warrants
 in connection with
 Notes Offering......           --        --       4,000
Issuance of warrants
 in connection with
 shareholder standby
 facility and
 revolving credit
 facility............           --    (1,544)         --
Issuance of Common
 Stock...............           --        --      50,000
Foreign Currency
 Translation
 Adjustment..........         (622)       --        (622)
Net loss.............           --        --     (38,240)
                       ------------  -------   ---------

BALANCE,
 December 31, 1996...         (622)   (1,544)     20,843
Issuance of Class A
 Common Stock........           --        --     209,177
Conversion of
 Preferred Stock In
 Exchange for
 Class B Common
 Stock...............           --        --          --
Foreign Currency
 Translation
 Adjustment..........       (4,666)       --      (4,666)
Amortization of
 deferred financing
 costs...............           --     1,544       1,544
Net loss.............           --        --    (100,199)
                       ------------  -------   ---------
BALANCE
 December 31, 1997...  $    (5,288)  $    --   $ 126,699
                       ------------  -------   ---------
                       ------------  -------   ---------

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)


                                                                     YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                                     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                        1995            1996            1997
                                                                     ------------    ------------    ------------
Cash flows provided by (used in) operating activities:
Net loss..........................................................    $   (9,402)     $  (38,240)     $ (100,199)
  Adjustments to reconcile net loss to net cash provided by (used
    in) operating activities, net of effects of purchase of
    subsidiaries:
    Accretion of interest receivable on restricted marketable
      securities..................................................            --          (1,562)         (5,504)
    Depreciation and amortization.................................           848           6,655          21,819
    Foreign currency transaction (gain)...........................            --            (788)             --
    Loss on disposal of fixed assets..............................            --             368              --
    Provision for losses on accounts receivable...................           149           2,830          10,908
    Reversal of accrued liabilities...............................            --              --          (7,000)
  Changes in assets and liabilities:
    Increase in accounts receivable...............................        (2,453)        (17,034)        (45,069)
    Decrease (increase) in deposits and other assets..............           366          (3,249)         (2,929)
    Decrease (increase) in prepaid expenses and other current
      assets......................................................           297            (925)        (13,196)
    Increase in accounts payable and accrued expenses.............         3,511          44,243          56,354
    Increase (decrease) in deferred revenue and other current
      liabilities.................................................         1,501           4,279          (2,155)
    Increase (decrease) in other liabilities......................         8,737          (7,052)         (4,841)
                                                                      ----------      ----------      ----------
Net cash provided by (used in) operating activities...............         3,554         (10,475)        (91,812)
                                                                      ----------      ----------      ----------
Cash flows used in investing activities:
  Acquisition of subsidiaries.....................................       (15,413)        (38,552)        (77,813)
  Purchase of marketable securities...............................            --         (82,529)             --
  Proceeds from marketable securities.............................            --          14,701          54,167
  Purchase of restricted marketable securities....................            --        (102,808)             --
  Proceeds from maturities of restricted marketable securities....            --              --          41,038
  Purchase of property and equipment..............................        (1,124)        (15,983)        (36,357)
  Proceeds from sale of equipment.................................            --             171             144
                                                                      ----------      ----------      ----------
Net cash used in investing activities.............................       (16,537)       (225,000)        (18,821)
                                                                      ----------      ----------      ----------
Cash flows provided by financing activities:
  Proceeds from issuance of common and preferred stock and
    warrants......................................................        15,205          50,000         182,160
  Underwriting fees and expenses..................................            --              --         (14,618)
  Proceeds from notes payable.....................................         3,000              --              --
  Payment of notes payable........................................            --          (3,000)         (3,348)
  Proceeds from issuance of 12 1/4% Senior Notes and warrants.....            --         300,000              --
  Payments of offering costs......................................            --         (10,989)             --
  Proceeds from long-term debt....................................            --          44,000              --
  Payments of long-term debt......................................            --         (44,598)         (9,402)
  Principal payments under capital lease obligations..............           (62)           (382)         (2,757)
                                                                      ----------      ----------      ----------
Net cash provided by financing activities.........................        18,143         335,031         152,035
                                                                      ----------      ----------      ----------
Increase in cash and cash equivalents.............................         5,160          99,556          41,402
Effects of foreign currency exchange rates on cash................            --            (651)           (576)
Cash and cash equivalents at beginning of period..................             3           5,163         104,068
                                                                      ----------      ----------      ----------
Cash and cash equivalents at end of period........................    $    5,163      $  104,068      $  144,894
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------
Supplemental disclosure of cash flows information:
  Cash paid for:
    Interest......................................................    $       31      $    1,639      $   41,285
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------
Supplemental schedule of noncash investing and financing
  activities--
  Assets acquired under capital lease obligations.................    $    4,950      $    7,897      $   13,060
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------
  Issuance of notes to acquire stock..............................    $       --      $    9,328      $       --
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------
  Issuance of warrants for shareholder standby facility...........    $       --      $    1,544      $       --
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------
  Issuance of Class A Common Stock................................    $       --      $       --      $   41,635
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------
Acquisition cost included in current liabilities..................    $       --      $       --      $   17,929
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------


                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

1. BUSINESS DESCRIPTION

     RSL Communications, Ltd. ("RSL"), a Bermuda corporation, is the successor in interest to RSL Communications Inc., a British Virgin Islands corporation, which is the successor in interest to RSL Communications, Inc., a Delaware corporation. RSL, together with its direct and indirect subsidiaries are referred to herein as the "Company." The Company is a multinational telecommunications company which provides an array of international and domestic telephone services. The Company focuses on providing international long distance voice services to small and medium-sized businesses in key markets. The Company currently has revenue producing operations and provides services in the United States, the United Kingdom, France, Belgium, Germany, the Netherlands, Sweden, Finland, Australia, Venezuela, Italy, Switzerland and Denmark. In 1996, approximately 60% of the world's international long distance telecommunications minutes originated in these markets.

2. ACQUISITIONS

  1997 Acquisitions/New Operations

     Callcom AG fur TeleKommunikation

     In December 1997, RSL Europe acquired a 78.5% interest in Callcom AG fur TeleKommunikation ("RSL Switzerland"). The Company invested approximately $2.1 million in cash in RSL Switzerland for common shares.

     EZI Phonecard Holdings Pty. Limited

     In October 1997, RSL Com Australia Holdings Pty. Ltd. ("RSL Australia") acquired 85% of EZI Phonecard Holdings Pty. Limited for approximately $200,000 in cash and the assumption of net liabilities of $1.3 million. In connection with this purchase, RSL Australia recorded approximately $1.5 million of goodwill.

     Call Australia Group

     In October 1997, the Company through its wholly-owned subsidiary, RSL Australia acquired 100% of the issued capital of each of Call Australia Pty. Ltd., Associated Service Providers Pty. Limited, Digiplus Pty. Limited, Power Serve Communications Consultants Pty. Limited, Talk 2000 Networks Pty. Limited and Telephone Bill Pty. Limited (collectively the "Call Australia Group"), leading Australian switchless resellers, for approximately $24.5 million. In connection with this purchase, RSL Australia recorded approximately $24.5 million of goodwill.

     LDM Systems, Inc.

     In October 1997, the Company acquired 100% of the outstanding common stock of LDM Systems, Inc. ("LDM"). The total purchase price was $14.9 million. In connection with this acquisition, the Company recorded an equal amount of goodwill.

     Delta Three, Inc.

     During 1997, the Company acquired a majority interest in Delta Three, Inc. ("Delta Three"). The Company paid approximately $8.8 million for approximately 72% ownership of the Company and agreed to acquire an additional 26% interest during 1998. In connection with this transaction, the Company recorded approximately $3.8 million in goodwill.

                            RSL COMMUNICATIONS, LTD.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

2. ACQUISITIONS--(CONTINUED)

     Maxitel

     In April 1997, RSL Com Europe Ltd ("RSL Europe") acquired a 30.4% interest in Maxitel, a Portuguese international telecommunications carrier, and has since increased its ownership interest in Maxitel to 39%. The total investment in Maxitel is approximately $2.1 million. The investment in Maxitel is accounted for under the equity method of accounting.

     Newtelco

     In August 1997, RSL Europe purchased 90% of the stock of Newtelco Telekom AG ("RSL Austria"), an Austrian start-up telecommunications company for an $800,000 investment in the company.

     RSL Com Italia S.r.l

     In August 1997, RSL Europe acquired 85% of the stock in RSL Italy ("RSL Italy"), an Italian telecommunications reseller. The Company paid approximately $1.7 million for its investment in RSL Italy.

     European Telecom S.A./N.V.

     In December 1997, RSL Europe acquired 90% of European Telecom S.A./N.V. ("RSL Belgium") which in turn owns 100% of European Telecom SARL (RSL Luxemburg). The Company paid approximately $18.6 million for this acquisition and recorded an equal amount of goodwill.

     Other

     In April 1997, the Company acquired substantially all of the commercial customer contracts of Pacific Star Communications Limited, an Australian based company. The Company paid approximately $1.5 million in cash and recorded this amount as a customer base.

  1996 Acquisitions/New Operations

     Certain Assets of Sprint in France and Germany

     In May 1996, the Company acquired the net assets, principally telecommunications equipment and facilities, constituting the international long distance voice businesses of Sprint in France and Germany through its wholly-owned subsidiaries RSL COM France S.A., a French corporation ("RSL France"), and RSL COM Deutschland GmbH, a German limited liability company ("RSL Germany"). Pursuant to the applicable asset purchase agreements, the Company can not disclose the purchase price of the net assets. In connection with this transaction, the Company recorded approximately $7.9 million of goodwill.

     Belnet Nederland B.V.

     In October 1996, the Company acquired 38,710 shares of Belnet Nederland B.V. ("Belnet/RSL"), representing 75% of the outstanding stock for $10.0 million and the assumption of liabilities of $500,000. In 1997, the Company acquired the remaining shares for approximately $7.3 million. In connection with the purchase of Belnet/RSL, the Company recorded approximately $15.6 million of goodwill.

                            RSL COMMUNICATIONS, LTD.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

2. ACQUISITIONS--(CONTINUED)

     Incom (UK) Limited

     In August 1996, the Company acquired the assets and assumed certain limited liabilities of Incom (UK) Limited ("Incom"), a United Kingdom reseller, for $500,000 plus 3,954 non-voting shares of RSL COM North America, Inc. (formerly known as International Telecommunications Group, Ltd.) ("RSL North America") (the "Purchased Shares"). In addition, 3,333 voting shares of RSL North America currently held by Incom were exchanged for an equal number of non-voting shares. In connection with this acquisition, the Company recorded approximately $3.8 million of goodwill.

  1995 Acquisitions/New Operations

     On March 10, 1995, the Company entered into a stock purchase agreement (the "Agreement") with RSL North America and RSL COM U.S.A., Inc. (formerly known as International Telecommunications Corporation) ("RSL USA"), pursuant to which the Company initially purchased from RSL North America 66,667 shares of RSL North America's Series A convertible preferred stock (which represented 25% of RSL North America's then outstanding stock, including common and preferred shares) for $4.8 million. The Company subsequently purchased additional shares of RSL North America's common stock at various times during 1995, 1996 and 1997 for a total purchase price of cash, secured notes, issuance of shares and the assumption of net liabilities aggregating $12.9 million, $25.0 million, and $87.3 million at December 31, 1995, 1996 and 1997, respectively, resulting in recorded goodwill of $85.5 million. At December 31, 1996 and 1997, the Company's investment in RSL North America was $54.2 million and $87.3 million, respectively, which represented in excess of 87% (at December 31, 1996) and 100% (at December 31, 1997) of the outstanding shares of RSL North America.

     Effective September 1, 1995, RSL North America's subsidiary RSL USA, purchased 51% of the capital stock of Cyberlink, Inc. ("Cyberlink"). During the period August 1996 through December 1996, RSL USA purchased 1,023,807 shares of the capital stock of Cyberlink for approximately $7.2 million. In addition, through March 1997, the Company acquired the remaining outstanding shares.

     The total purchase price consisted of approximately $9.5 million, and assumption of net liabilities of $21.1 million. In connection with the purchase of Cyberlink, the Company recorded approximately $30.6 million of goodwill.

     In November 1995, the Company, through its wholly-owned subsidiary RSL COM Europe, Ltd. ("RSL COM Europe") completed the acquisition of 51% of Cyberlink Communications Europe Ltd. ("Cyberlink Europe"). Cyberlink Europe is a holding company which owned 100% of the shares of RSL COM Sweden AB, Cyberlink International Telesystems Germany GmbH and RSL COM Finland OY.

     During the period August 1996 through March 1997, RSL COM Europe purchased the remaining 49% of the Cyberlink Europe shares for approximately $2.1 million and the assumption of liabilities. The total cash paid was approximately $3.7 million. In connection with the purchase of Cyberlink Europe, the Company recorded approximately $5.4 million of goodwill.

  Accounting Treatment


     The acquisitions, unless otherwise stated, have been accounted for by the purchase method of accounting and, accordingly, the purchase prices have been allocated to the assets acquired, primarily fixed assets and accounts receivable, and liabilities assumed based on their estimated fair values at the dates of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, which is amortized over fifteen years. The valuation of all of

                            RSL COMMUNICATIONS, LTD.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

2. ACQUISITIONS--(CONTINUED)


the Company's acquired assets and liabilities from inception through December 31, 1997 is final except for the final valuation to be made in connection with the LOM acquisition.


     The following presents the unaudited pro forma consolidated statements of operations data of the Company for the years ended December 31, 1996 and 1997 as though the acquisitions of RSL COM France, RSL COM Germany, Belnet/RSL, LDM, Call Australia Group, and EZI had occurred on January 1, 1996. All other acquisitions had insignificant operations prior to the date of acquisition. The consolidated statements do not necessarily represent what the Company's results of operations would have been had such acquisitions actually occurred on such date.

                                                                  YEAR ENDED           YEAR ENDED
                                                                 DECEMBER 31, 1996    DECEMBER 31, 1997
                                                                 -----------------    -----------------
                                                                              (UNAUDITED)
                                                                    ($ IN THOUSANDS, EXCEPT LOSS PER
                                                                                 SHARE)
Revenues......................................................       $ 203,075            $ 371,757
                                                                     ---------            ---------
                                                                     ---------            ---------
Net loss......................................................       $ (40,916)           $(103,697)
                                                                     ---------            ---------
                                                                     ---------            ---------
Net loss per share............................................       $   (5.49)           $   (5.46)
                                                                     ---------            ---------
                                                                     ---------            ---------

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Principles of Consolidation and Basis of Presentation--The consolidated financial statements include the accounts of RSL Communications, Ltd. and its majority-owned subsidiaries from the date of acquisition or commencement of operations.



     For the years ended December 31, 1995 and 1996 the Company has, since the Company's acquisition or startup of its subsidiaries, included 100% of all of such subsidiaries' operating losses, because the minority investments in each of those entities have been reduced to zero as of the relevant year-end dates.
For the year ended December 31, 1997 the Company has included 100% of its wholly owned subsidiaries' operating losses and the Company recorded minority interest, an asset representing the Company's minority shareholder's proportionate share of operating losses for RSL COM Italia, S.r.l., RSL COM Venezuela C.A., RSL COM Austria A.G., RSL COM Spain S.A., and RSL COM Schweiz AG. The Company believes that all of its minority shareholders have the financial wherewithal to meet its obligations to the Company with respect to its proportionate share of operating losses. Each of the Company's other subsidiaries' operating losses have been recorded in full.



     The Company has majority ownership of all of its subsidiaries.



     The Company accounts for its 39% investment in Maxitel Servicios e Gestao de Telecomunicaciones, SA ("Maxitel") on the cost basis. The Company's investment in Maxitel is not material. During 1997, the Company formed a joint venture with entities controlled by the Cisneros Group of Companies to pursue the Company's Latin American expansion. The Company owns 51% of this joint venture and has, since the joint venture's formation recognized minority interest for 49% of the operating losses of the joint venture.


     Management Assumptions--The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Such estimates primarily relate to reserves recorded for doubtful accounts and accruals for other claims. Actual results could differ from these estimates.

                            RSL COMMUNICATIONS, LTD.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     Foreign Currency Translation--Assets and liabilities of foreign entities have been translated into United States dollars using the exchange rates in effect at the balance sheet dates. Results of operations of foreign entities are translated using the average exchange rates prevailing throughout the period. Local currencies are considered the functional currencies of the Company's foreign operating entities. The Company utilizes a net settlement process with its correspondents comprised of special drawing rights ("SDRs"). SDRs are the established method of settlements among international telecommunications carriers. The SDRs are valued based upon the values of a basket of foreign currencies. Translation effects are accumulated as part of the cumulative foreign currency translation adjustment in equity. Gains and losses from foreign currency transactions are included in the consolidated statements of operations for each respective period, and were not significant in the periods presented.

     Cash and Cash Equivalents--The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Accounts Receivable--Accounts receivable are stated net of the allowance for doubtful accounts of $3,900,000 and $12,000,000 at December 31, 1996 and 1997, respectively. The Company recorded bad debt expense of $149,000, $2,830,000 and $10,900,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

     Accrued Expenses--Accrued expenses for the years ended December 31, 1996 and 1997 consist primarily of accrued interest, accrued acquisition costs and accrued transmission costs. Accrued interest as of December 31, 1996 was $9,447,000. Accrued interest as of December 31, 1997 was not significant.

     Marketable Securities--Marketable securities consist principally of U.S. Treasury bills, commercial paper and corporate notes with a maturity date greater than three months when purchased. Available for sale securities are stated at market and the held to maturity securities are stated at amortized costs. Gains and losses, both realized and unrealized, are measured using the specific identification method. Market value is determined by the most recently traded price of the security at the balance sheet date. Marketable securities are defined as either available for sale or held to maturity securities under the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," depending on the security.


     Property and Equipment and Related Depreciation--Property and equipment are stated at cost or fair values at the date of acquisition, and in the case of equipment under capital leases, the present value of the future minimum lease payments, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets, which range from five to fifteen years. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred. Depreciation expense was $302,000, $3,462,000 and $9,794,000 for the years ended December 31, 1995, 1996 and 1997, respectively. The Company's long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. The Company measures impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. Additionally, the Company also utilizes recent sales and public valuations and comparable assets to continually review its long-lived assets carrying value. The Company determined that, as of December 31, 1997 and 1996, there had been no impairment in the carrying value of the long-lived assets.


     Goodwill and Related Amortization--Goodwill represents the excess of cost over the fair value of the net assets of acquired entities, and is being amortized using the straight-line method over fifteen

                            RSL COMMUNICATIONS, LTD.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

years. The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. The Company measures the potential impairment of recorded goodwill by the undiscounted value of expected future cash flows in relation to its net capital investment in the subsidiary. Based on its review, the Company does not believe that an impairment of its goodwill has occurred.

     Deferred Financing Costs--The deferred financing costs incurred in connection with the Senior Notes are being amortized on a straight line basis over ten years.

     Deposits and Other Assets--Deposits consist principally of amounts paid to the Company's carrier vendors.

     Revenue Recognition and Deferred Revenue--The Company records revenue based on minutes (or fractions thereof) of customer usage. The Company records payments received in advance for prepaid calling card services and services to be supplied under contractual agreements as deferred revenues until such related services are provided.

     Cost of Services--Cost of services is comprised primarily of transmission costs.

     Selling Expenses--Selling costs such as commissions, marketing costs, and other customer acquisition costs are treated as period costs. Such costs are recorded in selling, general and administrative expenses in the Company's consolidated statement of operations.

     Income Taxes--The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". SFAS No. 109 establishes financial accounting and reporting standards for the effect of income taxes that result from activities during the current and preceding years. SFAS No. 109 requires an asset and liability approach for financial reporting for income taxes. The Company's foreign subsidiaries file separate income tax returns in the jurisdiction of their operations. The Company's United States subsidiaries file stand-alone United States income tax returns.

     Loss per Common Share--In accordance with the Company's adoption of SFAS No. 128, "Earnings Per Share", the loss per common share is calculated by dividing the loss attributable to common shares by the weighted average number of shares outstanding. Outstanding common stock options and warrants are not included in the loss per common share calculation as their effect is anti-dilutive. The adoption of SFAS No. 128, "Earnings Per Share" did not affect the Company's method of computing the loss per common share.

EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement is effective for financial statements issued for periods beginning after December 15, 1997. Management has evaluated the effect on its financial reporting from the adoption of this statement and has found the majority of required disclosures to be not applicable and the remainder to be not significant.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires the reporting of profit and loss, specific revenue and expense items, and assets for reportable segments. It also requires the reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to the corresponding amounts in the general purpose financial statements. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company uses data at the subsidiary level to manage the operations and the Company will expand its current footnote disclosure to meet this criteria.

                            RSL COMMUNICATIONS, LTD.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

4. CONCENTRATION OF CREDIT RISK

     The Company is subject to significant concentrations of credit risk which consist principally of trade accounts receivable, cash and cash equivalents, and marketable securities. The Company's U.S. subsidiaries sell a significant portion of their services to other carriers and, as a result, maintains significant receivable balances with certain carriers. If the financial condition and operations of these customers deteriorate below critical levels, the Company's operating results could be adversely affected.

     The Company maintains its cash with high quality credit institutions, and its cash equivalents and marketable securities are in high quality securities.

5. MARKETABLE SECURITIES

     A summary of the Company's available for sale marketable securities at December 31, 1996 and December 31, 1997 is as follows (in thousands):

                                                           DECEMBER 31, 1996       DECEMBER 31, 1997
                                                          --------------------    --------------------
                                                          AMORTIZED    MARKET     AMORTIZED    MARKET
                                                            COST        VALUE       COST        VALUE
                                                          ---------    -------    ---------    -------
Corporate notes........................................    $40,728     $40,678     $ 2,500     $ 2,500
Medium term notes......................................     10,951      10,938          --          --
Commercial paper.......................................     10,261      10,257       4,390       4,388
Federal agency notes...................................      5,888       5,884       6,968       6,973
                                                           -------     -------     -------     -------
                                                           $67,828     $67,757     $13,858     $13,861
                                                           -------     -------     -------     -------
                                                           -------     -------     -------     -------

     The Company has recorded its available for sale marketable securities at amortized cost as the difference between amortized cost and market value is immaterial to the consolidated financial statements.

     The carrying value of the available for sale marketable securities by maturity date as of December 31, 1996 and December 31, 1997 is as follows (in thousands):

                                                                 DECEMBER 31, 1996    DECEMBER 31, 1997
                                                                 -----------------    -----------------
Matures in one year...........................................        $57,548              $11,856
Matures after one year through three years....................         10,280                2,002
                                                                      -------              -------
Total.........................................................        $67,828              $13,858
                                                                      -------              -------
                                                                      -------              -------

     Proceeds from the sale of available for sale marketable securities for the years ended December 31, 1996 and 1997 were $14,701,000 and $27,675,000, respectively. Gross gains (losses) of $56,000 and ($2,000) were realized on these sales for the years ended December 31, 1996 and 1997.

     Securities classified as held to maturity, which are comprised of Federal agency notes, are stated at amortized cost. Such securities are restricted in order to make the first six scheduled interest payments on the 12 1/4% Senior Notes (see Note 7). The held to maturity securities at December 31, 1996 and 1997 are as follows (in thousands):

                                                          DECEMBER 31, 1996       DECEMBER 31, 1997
                                                        ---------------------    --------------------
                                                        AMORTIZED     MARKET     AMORTIZED    MARKET
                                                          COST        VALUE        COST        VALUE
                                                        ---------    --------    ---------    -------
Matures in one year..................................   $  39,692    $ 39,738     $35,455     $35,522
Matures after one year through three years...........      64,678      65,002      33,381      33,377
                                                        ---------    --------     -------     -------
Total................................................   $ 104,370    $104,740     $68,836     $68,899
                                                        ---------    --------     -------     -------
                                                        ---------    --------     -------     -------

                            RSL COMMUNICATIONS, LTD.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

6. INCOME TAXES

     The Company has incurred losses since inception for both book and tax purposes. The Company's Netherlands subsidiary recorded income tax expense of approximately $395,000 for the year ended December 31, 1996 and $401,000 for the year ended December 31, 1997. As of December 31, 1996 and December 31, 1997, the Company had net operating loss carryforwards generated primarily in the United States of approximately $47,000,000 and $147,000,000, respectively. The net operating loss carryforwards will expire at various dates beginning in 2009 through 2013 if not utilized. The utilization of the net operating loss carryforwards is subject to certain limitations.

     In accordance with SFAS No. 109, the Company has computed the components of deferred income taxes as of December 31, 1996 and 1997, as follows (in thousands):

                                                                          DECEMBER 31,
                                                                    ------------------------
                                                                       1996           1997
                                                                    ------------    --------
Deferred tax assets..............................................     $ 18,800      $ 59,000
Less valuation allowance.........................................      (18,800)      (59,000)
                                                                      --------      --------
Net deferred tax assets..........................................     $     --      $     --
                                                                      --------      --------
                                                                      --------      --------

     The Company's net operating losses generated the deferred tax assets. At December 31, 1996 and 1997, a valuation allowance of $18,800,000 and $59,000,000, respectively, is provided as the realization of the deferred tax assets are not likely.


7. NOTES PAYABLE AND LONG-TERM DEBT

  Senior Notes

     On October 3, 1996, RSL Communications PLC ("RSL PLC"), a wholly-owned subsidiary of RSL, issued (the "Debt Offering") 300,000 Units, each consisting of an aggregate of one $1,000 Senior Note (collectively, the "Notes") due 2006 bearing interest at the rate of 12 1/4% and one warrant to purchase 3.975 Class A common shares which expire in ten years (collectively, the "Warrants"). The exercise price of such Warrants is $.00457.

     The value ascribed to the Warrants was $4,000,000. The unamortized discount is recorded as a reduction against the face value of the Notes, and is amortized over the life of the Notes. Such discount was $4,000,000 and $3,500,000 at December 31, 1996 and December 31, 1997, respectively.

                            RSL COMMUNICATIONS, LTD.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

7. NOTES PAYABLE AND LONG-TERM DEBT--(CONTINUED)

     The Notes, which are guaranteed by RSL, are redeemable, at RSL PLC's option, subsequent to November 15, 2001, initially at 106.1250% of their principal amount, declining to 103.0625% of their principal amount for the calendar year subsequent to November 15, 2002, and at 100% of the principal amount subsequent to November 15, 2003. The Notes, or a portion thereof, may also be redeemed upon the consummation of a public equity offering which yields proceeds in excess of a specified amount.

     In connection with the issuance of the Notes, the Company is required to maintain restricted marketable securities in order to make the first six scheduled interest payments on the Notes. Such restricted marketable securities amounted to $104,370,000 and $68,836,000 at December 31, 1996 and December 31, 1997, respectively.


     The indenture pursuant to which the Notes were issued contains certain restrictive covenants which impose limitations on RSL and certain of its subsidiaries ability to, among other things: (i) incur additional indebtedness,
(ii) pay dividends or make certain other distributions, (iii) issue capital stock of certain subsidiaries, (iv) guarantee debt, (v) enter into transactions with shareholders and affiliates, (vi) create liens, (vii) enter into sale-leaseback transactions, and (viii) sell assets. Notwithstanding the foregoing, these indentures do not impose restrictions on RSL's ability to obtain funds by dividends or loans from its subsidiaries.


     At December 31, 1996 and 1997, the Company is in compliance with the above restrictive covenants.

  Credit Facilities

     At December 31, 1996 and 1997, the Company had a $7,500,000 revolving credit facility with a bank (the "Revolving Credit Facility"), guaranteed by the Company's Chairman, all of which was available. At December 31, 1996, the Company also had a $35,000,000 shareholder standby facility with the Company's Chairman.

     The shareholder standby facility bears interest at the rate of 11% per annum. In connection with this facility and the Company's Chairman's personal guarantee of the Revolving Credit Facility, the Company's Chairman received warrants, which vested over one year, to purchase 459,900 Class B common shares of the Company (the "Class B Common Stock"). The Company recorded $1,544,000 as the value of the warrants at the time of their issuance. The Revolving Credit Facility bears interest at the rate of LIBOR plus 1%. The Shareholder Standby Facility, in accordance with the contractual agreement, expired upon receipt of the net cash proceeds from the initial public offering.

     The warrants became exercisable on October 3, 1997 at an exercise price of $.00457 per share and expire in October 2006.

     During August 1996, the Company obtained a $50,000,000 revolving credit facility with a bank, guaranteed by the Company's Chairman, and utilized this facility to repay the bank for all amounts due under the previously outstanding Revolving Loan Facility provided by the bank and guaranteed by the Company's Chairman, which was $44,000,000 at the time of repayment. Immediately prior to the Debt Offering, the Company repaid $35,000,000 of the $44,000,000 borrowed under the Revolving Credit Facility with the proceeds of the Subordinated Shareholder Loan (see Note 11) and reduced the outstanding commitment under the Revolving Credit Facility to $7,500,000.

     The Company has a credit agreement which provides for up to $5,000,000 in committed credit lines to finance its accounts receivable. Interest is payable at 2 1/4% over the prime rate of interest (prime being 8 1/4% and 8 1/2% at December 31, 1996 and 1997, respectively). A second credit line provides for

                            RSL COMMUNICATIONS, LTD.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

7. NOTES PAYABLE AND LONG-TERM DEBT--(CONTINUED)

up to $2,000,000 in capital expenditure financing. Interest on this line is payable at 2 1/2% over the prime rate of interest. During the year ended December 31, 1997, the lines of credit were reduced to $570,000 and $-0-, respectively. The total amounts outstanding at December 31, 1996 from the above credit lines were $680,000 and $606,000, respectively, and at December 31, 1997 was $475,000 and $0-, respectively. The remaining credit line terminates on August 31, 1998. Borrowings under both of these credit lines are collateralized by a letter of credit.

     The Company, through LDM, has a $10.0 million revolving credit facility. There was $3.6 million outstanding under this facility at December 31, 1997. This facility is payable in full on September 30, 2000 and accrues interest at prime rate plus 2.5% per annum.

  Other Financing

     In connection with the September 1996 purchase of additional shares of RSL North America's common stock, the Company issued secured notes totaling approximately $9,328,000. Such notes and interest were secured by the common stock acquired, and were payable in annual and quarterly installments, respectively, and bore interest at the rate of 6%. In 1997, the Company satisfied the remaining loan obligations with such minority shareholders.

  Vendor Financing

     At December 31, 1996 and 1997, RSL USA has a series of current notes payable to different vendors in the amount of $4,282,000 and $976,000, respectively, which bear interest at the rates from 8% to 14.5%.

     One of the Company's primary equipment vendors has provided to certain of the Company's subsidiaries an aggregate of approximately $50 million in vendor financing commitments to fund the purchase of additional capital equipment. At December 31, 1996 and 1997, approximately $39.0 million and $15.8 million was available, respectively. Borrowings under this agreement are recorded as capital lease obligations.

     Long-term debt maturities at December 31, 1997 are as follows (in thousands):


YEAR ENDED
---------------------------------------------------------------------------------
1998.............................................................................   $  4,604
1999.............................................................................         --
2000.............................................................................         --
2001.............................................................................         --
2002.............................................................................         --
2003 and thereafter..............................................................    300,000
                                                                                    --------
Total............................................................................    304,604
Less current maturities..........................................................     (4,604)
                                                                                    --------
Long Term Debt and 12 1/4% Senior Notes..........................................   $300,000
                                                                                    --------
                                                                                    --------

     RSL's notes payable had fair values that approximated their carrying amounts at December 31, 1996. At December 31, 1997, the Senior Notes had a fair value of aproximately $330,000,000. The increase in fair value is primarily due to changes in the interest rate environment. The remainder of the notes had fair values which approximated their carrying amounts.

     Interest expense on the above notes was approximately $461,000, $10,457,000 and $37,136,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                            RSL COMMUNICATIONS, LTD.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

8. GOODWILL AND OTHER INTANGIBLE ASSETS

     Intangible assets at December 31, 1996 and 1997 consist of the following (in thousands):

                                                                          DECEMBER 31,
                                                                    ------------------------
                                                                       1996           1997
                                                                    ------------    --------
Goodwill and other...............................................     $ 80,358      $216,858
Deferred financing costs.........................................       10,988        11,655
                                                                      --------      --------
                                                                        91,346       228,513
Less accumulated amortization....................................       (3,741)      (13,530)
                                                                      --------      --------
Intangible assets--net...........................................     $ 87,605      $214,983
                                                                      --------      --------
                                                                      --------      --------

     Amortization expense for the years ended December 31, 1995, 1996 and 1997 was $548,000, $3,193,000 and $9,980,000, respectively.

9. SHAREHOLDERS' EQUITY

  Common Stock

     During 1996, the Company issued 4,117,522 shares of Class B Common Stock for cash aggregating $50,000,000. During 1995, 6,411,365 shares of Class B Common Stock were issued for $1,851,000.

     On September 30, 1997, the Company revised its capital structure (the "Recapitalization"), in part to (i) effect a 2.19-for-one stock split for each outstanding share of each class of common shares and each outstanding share of Preferred Stock, (ii) increase the number of authorized shares of its Class A Common Stock and Class B Common Stock to an aggregate of 438,000,000 shares and
(iii) increase the number of authorized shares of its Preferred Stock to 65,700,000. The holders of the Class A Common Stock are entitled to one vote per share, and the holders of the Class B Common Stock are entitled to ten votes per share.

     On September 30, 1997, the Company commenced an initial public offering of 8,280,000 shares of its Class A Shares. The aggregate offering price of the 8,280,000 shares of Class A Common Stock sold in the equity offering to the public was $182,160,000, with net proceeds to the Company of $167,542,000.


     In June 1997, RSL North America's founder and former Chairman elected to exchange his shares in RSL North America, a subsidiary of the Company, for shares in the Company. Accordingly, the Company issued 1,457,094 of the Class A Common Stock, par value $0.00457 per share, of the Company in exchange for 15,619 shares of common stock of RSL North America and recorded approximately $32,575,000 for each of additional paid in capital and goodwill.


     During 1997, the Company issued 712,142 shares of Class A Common Stock upon the exercise of options.

     During 1997, in connection with the acquisition of certain minority interests, the Company issued 411,105 shares of Class A Common Stock.

  Preferred Stock

     During 1995, the Company issued 9,243,866 shares of its preferred stock to the holders of its Class B Common Stock for cash of $13,354,000. The preferred stock ranked senior to the Company's common stock as to dividends and a liquidation preference of $1.00 per share. Each share was

                            RSL COMMUNICATIONS, LTD.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

9. SHAREHOLDERS' EQUITY--(CONTINUED)

convertible at the holder's option into 2.19 shares of Class B Common Stock. All preferred shares were automatically converted into the Company's Class B Common Stock as the public offering yielded proceeds in excess of $25,000,000, in accordance with the terms of the Preferred Stock agreement. Dividends, at the rate of 8%, were cumulative. Upon conversion of the shares of the preferred stock, the cumulative dividends were deemed to be cancelled and waived upon conversion. The cumulative amount of such dividends was approximately $16,000.

10. CAPITAL LEASE OBLIGATIONS

     Future minimum annual payments applicable to assets held under capital lease obligations for years subsequent to December 31, 1997 are as follows (in thousands):


YEAR ENDED
--------------------------------------------------------------
1998..........................................................    $ 7,189
1999..........................................................      8,346
2000..........................................................      6,528
2001..........................................................      4,018
2002..........................................................      3,373
2003 and thereafter...........................................        625
                                                                  -------
Total minimum lease obligations...............................     30,079
Less interest.................................................     (6,542)
                                                                  -------
Present value of future minimum lease obligations.............     23,537
Less current portion, included in other current liabilities...     (3,429)
                                                                  -------
Long-term lease obligations at December 31, 1997..............    $20,108
                                                                  -------
                                                                  -------

     The assets and liabilities under capital leases are recorded at the present value of the minimum lease payments using effective interest rates ranging from 9% to 11% per annum.

     Assets held under capital leases aggregated $13,225,000 and $26,632,000 at December 31, 1996 and 1997, respectively. The related accumulated depreciation was $825,000 and $2,557,000, respectively.

11. RELATED PARTY TRANSACTIONS

     In September 1996, the Company borrowed $35,000,000 from Ronald S. Lauder, the Chairman of the Board of the Company and the principal shareholder of the Company, bearing interest at the rate of 11% per annum (the "Subordinated Shareholder Loan"). The Company repaid the Subordinated Shareholder Loan with the proceeds of the Shareholder Equity Investment (described below).

     The Company used the proceeds of the Subordinated Shareholder Loan to repay $35,000,000 of the amounts outstanding under the Revolving Credit Facility available in August 1996 (see Note 7) and reduced the outstanding commitment amount under the Revolving Credit Facility to $15,000,000 at December 31, 1996 and $7,500,000 at December 31, 1997. The Revolving Credit Facility is personally guaranteed by the Company's Chairman.

     Prior to the closing of the Debt Offering, Ronald S. Lauder, the Company's Chairman, Leonard A. Lauder, a director of the Company and Ronald S. Lauder's brother, and Lauder Gaspar Venture LLC ("LGV"), an investment vehicle the principal investors of which are Ronald S. Lauder and Leonard A. Lauder and the managing member (through a wholly owned company) of which is Andrew Gaspar, a

                            RSL COMMUNICATIONS, LTD.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

11. RELATED PARTY TRANSACTIONS--(CONTINUED)

director of the Company, purchased an aggregate of 4,117,522 shares of Class B Common Stock (approximately 11.6% of the outstanding common shares of the Company on a fully diluted basis) for $50,000,000 (the "Shareholder Equity Investment"). LGV purchased one-half of such shares and Ronald S. Lauder and Leonard A. Lauder each purchased one-quarter of such shares.

     Nesim N. Bildirici, a director and the Vice President of Mergers and Acquisitions of the Company, was an employee of both the Company and R.S. Lauder, Gaspar & Co., L.P. ("RSLAG"), a venture capital company owned and controlled by Ronald S. Lauder and Andrew Gaspar. During 1996 Mr. Bildirici's salary was paid by RSLAG and the Company reimbursed RSLAG for a majority of Mr. Bildirici's salary. During the years ended December 31, 1996 and 1997, the Company reimbursed RSLAG approximately $130,000 and $287,000, respectively, for Mr. Bildirici's services. Mr. Bildirici became a full time employee of the Company as of January 1, 1997.

     RSL Management Corporation ("RSL Management"), which is wholly owned by Ronald S. Lauder, the Chairman of the Board of the Company and the principal shareholder of the Company, subleases an aggregate of 11,000 square feet of office space to the Company at an annual rent of $767,000 per annum. RSL Management subleases such space from The Estee Lauder Companies Inc. ("Estee Lauder"). Ronald S. Lauder is also a principal shareholder of Estee Lauder and Leonard A. Lauder, a director of the Company, is the Chief Executive Officer of Estee Lauder. In addition, RSL Management provides payroll and benefit services to the Company for an annual fee of $6,000.

     The Company has employment contracts with certain of its executive officers. These agreements expire beginning April 1998 through January 2002 unless terminated earlier by the executive or the Company, and provide for annual salaries and bonuses based on the performance of the Company. Salary expense for these officers was approximately $646,000, $1,419,000 and $1,555,000 for the years ended December 31, 1995, 1996 and 1997, respectively. The aggregate commitment for annual future salaries pursuant to the employment agreements at December 31, 1997, excluding bonuses, is approximately $1,371,000, $1,098,000, $615,000, $550,000 and $600,000 for 1998, 1999, 2000, 2001, and
2002, respectively.

12. DEFINED CONTRIBUTION PLAN

     In 1996, the Company instituted a defined contribution plan which provides retirement benefits for most of its domestic employees. The Company's contributions to the defined contribution plan, which are based on a percentage of the employee's annual compensation subject to certain limitations, were not significant for the years ended December 31, 1996 and 1997.

13. STOCK OPTION PLANS

  1995 Stock Option Plan

     In April 1995, the Company established an Incentive Stock Option Plan (as amended and restated, the "1995 Plan") to reward employees, nonemployee consultants and directors for service to the Company and to provide incentives for future service and enhancement of shareholder value. The 1995 Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee consists of three members of the Board of Directors. The Plan provides for awards of up to 2,847,000 shares of Class A Common Stock of the Company.

     The options granted in 1995 vest over a period of three years commencing on the first anniversary of the date of grant such that the option holder may not acquire more than 2% of the outstanding capital stock as of the date upon which the related employment agreement expires. The options granted in

                            RSL COMMUNICATIONS, LTD.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

13. STOCK OPTION PLANS--(CONTINUED)

1996 vest in one-third increments on each of the first, second and third anniversaries of the grant date, unless a different vesting schedule is designated by the committee. Further, the options granted under the 1995 Plan terminate on the tenth anniversary of the date of grant. A total of 2,716,617 options have been granted under this plan. The Company will not grant further options under the 1995 Plan.

  1997 Stock Incentive Plan

     During 1997, the Company established the 1997 Stock Incentive Plan (the "1997 Plan") to attract and motivate key employees of the Company. The 1997 Plan is administered by the Committee. The 1997 Plan provides for the grant of the incentive and non-incentive stock options, stock appreciation rights, restricted stock, and various combinations thereof. The maximum number of shares of Class A Common Stock available under the 1997 Plan is 3,100,000, with no more than 500,000 options or stock appreciation rights to be granted to any one participant in a calendar year. The options vest over a three-year period, unless a different vesting schedule is designated by the Committee. A total of 432,856 options have been granted under this plan.

  1997 Performance Incentive Compensation Plan

     During 1997, the Company established the 1997 Performance Incentive Compensation Plan (the "1997 Performance Plan") to reward employees for superior performance. Awards under the 1997 Performance Plan may be made to key employees recommended by the Chief Executive Officer, selected by the Committee and approved by the Board of Directors. The 1997 Performance Plan provides for the grant of up to 400,000 shares of Class A Common Stock.

  1997 Directors' Compensation Plan

     During 1997, the Company adopted the 1997 Directors' Compensation Plan (the "1997 Directors' Plan"). During the ten year term of the 1997 Directors' Plan, each non-employee Director will be granted options to acquire a number of Class A Common Stock with an aggregate fair market value on the date of grant equal to $50,000, except for the Chairman and the Vice Chairman of the Board, whose grants have a fair market value of $75,000 and $150,000, respectively. The exercise price of the options initially will equal the fair market value of the Class A Common Stock on the date of the grant and will be increased quarterly based on the yield to maturity of United States Treasury Securities having a maturity approximately equal to the term of such options. The 1997 Directors' Plan provides for the grant of up to

                            RSL COMMUNICATIONS, LTD.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

13. STOCK OPTION PLANS--(CONTINUED)

250,000 shares of Class A Common Stock. The options vest over a five-year period, subject to certain acceleration provisions. A total of 17,046 options have been granted under this plan.

                                                                                         WEIGHTED
                                                        NUMBER OF                        AVERAGE
                                                         OPTIONS     EXERCISE PRICE    EXERCISE PRICE
                                                        ---------    --------------    --------------
Outstanding at January 1, 1995
  Granted............................................   1,423,500    $     0.000457      $ 0.000457
  Exercised..........................................          --                --              --
  Rescinded/Canceled.................................          --                --              --
                                                        ---------    --------------      ----------
Outstanding at December 31, 1995.....................   1,423,500          0.000457        0.000457
  Granted............................................     283,824         1.60-2.51            1.73
  Exercised..........................................          --                --              --
  Rescinded/Canceled.................................          --                --              --
                                                        ---------    --------------      ----------
Outstanding at December 31, 1996.....................   1,707,324     0.000457-2.51            0.29
  Granted............................................   1,459,195      .00457-22.00           10.44
  Exercised..........................................     712,142           .000457         .000457
  Rescinded/Canceled.................................          --                --              --
                                                        ---------    --------------      ----------
Outstanding at December 31, 1997.....................   2,454,377    $.000457-22.00      $     6.41
                                                        ---------    --------------      ----------
                                                        ---------    --------------      ----------
                                                                                           WEIGHTED
                                                                        RESERVED FOR        AVERAGE
                                                         EXERCISABLE    FUTURE GRANTS    EXERCISE PRICE
                                                         -----------    -------------    -----------------
December 31, 1995.....................................          --          766,500          $      --
December 31, 1996.....................................     177,701          482,676           0.000457
December 31, 1997.....................................     459,607        3,430,481               0.44

     The following table summarizes information concerning the remaining options outstanding as of December 31, 1997.

                                 OPTIONS OUTSTANDING
-------------------------------------------------------------------------------------      OPTIONS EXERCISABLE
                                                                          WEIGHTED       -----------------------
                                                             WEIGHTED     AVERAGE                       WEIGHTED
                                                NUMBER        AVERAGE     REMAINING      NUMBER OF      AVERAGE
                 RANGE OF                     OF SHARES      EXERCISE     CONTRACTUAL     SHARES        EXERCISE
              EXERCISE PRICES                 OUTSTANDING     PRICES        LIFE         EXERCISABLE     PRICES
-------------------------------------------   -----------    ---------    -----------    -----------    --------
$ 0.000457                                       711,358     $0.000457        7.83              --      $     --
$ 0.00457                                        590,584     $ 0.00457        9.66         350,400      $0.00457
$ 1.60  - $ 2.51                                 283,824     $    1.73        8.73         109,207      $   1.83
$12.142 - $22.00                                 868,611     $   17.53        7.98              --      $     --
                                               ---------                                   -------
                                               2,454,377                                   459,607
                                               ---------                                   -------
                                               ---------                                   -------

     SFAS Statement No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123") was issued by the FASB in 1995 and if fully adopted, changes the methods for recognition of costs on plans similar to those of the Company. Adoption of the recognition provisions of SFAS No. 123 is optional; however, pro forma disclosures as if the Company adopted the cost recognition requirements under SFAS No. 123 are presented below.

     Under SFAS No. 123, for options granted, the fair value at the date of grant was estimated using the Black-Scholes option pricing model. The fair value was estimated using the minimum value method. Under this method, a volatility factor of approximately 0.45 was used for options granted on or after the

                            RSL COMMUNICATIONS, LTD.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

13. STOCK OPTION PLANS--(CONTINUED)

date of the initial public offering and the minimum value method was used for options granted prior to the date of the initial public offering, as there was no market for the Company's common stock in which to measure the stock price volatility.

     The following weighted average assumptions were used in calculating the fair value of the options granted in the years ended December 31, 1995, 1996 and 1997, respectively: risk-free interest rates between 5.63% and 5.95%; no dividends are expected to be declared; expected life of the options are between 30 and 42 months, between 39 and 51 months and between 18 and 72 months, respectively; and a maximum contractual life of 10 years.

     For purposes of the pro forma disclosures, the estimated fair value of the options granted is amortized to compensation expense over the options' vesting period. The Company's pro forma information is as follows:

                                                                    ($ IN THOUSANDS, EXCEPT LOSS PER
                                                                              COMMON SHARE
                                                                    AND WEIGHTED AVERAGE FAIR VALUE
                                                                          OF OPTIONS GRANTED)
                                                                        YEAR ENDED DECEMBER 31,
                                                                    --------------------------------
                                                                     1995        1996        1997
                                                                    -------    --------    ---------
Net loss
  As reported....................................................   $(9,402)   $(38,240)   $(100,199)
  Pro forma......................................................   $(9,404)   $(38,315)   $(118,176)
Net loss per common share:
  As reported....................................................   $ (1.67)   $  (5.13)   $   (5.27)
  Pro forma......................................................   $ (1.67)   $  (5.14)   $   (6.22)
Weighted average fair value of options granted during the
  Period.........................................................   $0.0002    $   0.26    $   12.32

14. COMMITMENTS AND CONTINGENCIES

     At December 31, 1997, the Company was committed to unrelated parties for the rental of office space under operating leases. Minimum annual lease payments with respect to the leases is as follows (in thousands):


YEAR ENDED
---------------------------------------------------------------------------------
1998.............................................................................   $  4,018
1999.............................................................................      3,621
2000.............................................................................      3,285
2001.............................................................................      2,798
2002.............................................................................      2,172
2003 and thereafter..............................................................      1,427
                                                                                    --------
                                                                                    $ 17,321
                                                                                    --------
                                                                                    --------

     Rent expense on the above leases for the years ended December 31, 1995, 1996 and 1997 was $210,000, $2,276,000, and $3,842,000, respectively.

                            RSL COMMUNICATIONS, LTD.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

14. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     The Company is committed to pay for transmission capacity under certain operating leases. The minimum annual lease payments with respect to these agreements is as follows (in thousands):


YEAR ENDED
---------------------------------------------------------------------------------
1998.............................................................................   $ 10,842
1999.............................................................................      8,592
2000.............................................................................      8,087
2001.............................................................................      6,000
2002.............................................................................      5,330
                                                                                    --------
                                                                                    $ 38,851
                                                                                    --------
                                                                                    --------

     Rent expense for the year ended December 31, 1997 was approximately $9,100,000.

     Commitments and Contingencies--The Company is involved in various claims that arose in the ordinary course of its acquired business, and certain claims that arose in the ordinary course of its business. The expected settlements from certain of these matters have been accrued and are recorded as "Other Liabilities." In management's opinion, the settlement of such claims would not have a material adverse effect on the Company's consolidated financial position or results of its operations.

     In connection with the acquisition of one of its United States subsidiaries, the Company recorded what management believed to be its best estimate of the unfavorable portion related to certain transmission capacity agreements. During 1997, the Company successfully amended such transmission capacity agreements. The resulting settlement of approximately $7,000,000 has been recorded as Other Income.


     The Company is a party to separate stockholder agreements with certain minority stockholders of its subsidiaries, pursuant to which the Company has granted put rights with roll-up right provisions ("put rights"). These agreements restrict the sale of the minority stockholders' interest to any person or entity other than the Company and in certain cases require the Company to purchase these interests in certain of the Company's subsidiaries under certain circumstances in cash or through the issuance of an equal value of the Company's Class A Common Stock. The choice between the two payment options is at the sole discretion of the Company. Certain of the minority stockholders have the option to require the Company to purchase their interests at any time, and certain of the minority stockholders have the right to require the Company to purchase their interests in whole or in part at various times through December 31, 2005 or upon cessation of such stockholder's employment with the Company for any reason. Solely for the purpose of illustration, if all such options were in effect on December 31, 1997, the Company's aggregate purchase obligation is estimated to be approximately $65 million.


     The Company is contractually committed to the purchase of three international gateway and two domestic switches. This commitment amounts to approximately $8.0 million, all of which will be financed under the Company's existing $50.0 million facility provided by one of the Company's primary equipment vendors.

     Letters of Credit--The Company has outstanding letters of credit aggregating $550,000 and $6,047,000 at December 31, 1996 and 1997, respectively, expiring at various dates. Such letters of credit, which were issued as deposits to vendors or security on leased premises, are fully secured by marketable securities, certificates of deposit, and the Revolving Credit Facility and are classified as current assets.

                            RSL COMMUNICATIONS, LTD.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

15. SIGNIFICANT CUSTOMER

     For the years ended December 31, 1997 and 1996 no customer accounted for more than 10% of the Company's revenues. For the year ended December 31, 1995, one customer accounted for 26% of the Company's revenues.

16. OPERATING DATA BY GEOGRAPHIC AREA

     The following table provides certain geographic data on the Company's operations for the years ended December 31, 1995, 1996 and 1997 (in thousands).


                                                                                       OPERATING       IDENTIFIABLE
                                                                          REVENUE     INCOME (LOSS)      ASSETS
                                                                          --------    -------------    ------------
Year ended December 31, 1995
US.....................................................................   $ 18,461      $  (6,969)       $ 37,760
Europe.................................................................        156           (538)          1,953
Corporate..............................................................         --         (1,874)         13,359
                                                                          --------      ---------        --------
                                                                          $ 18,617      $  (9,381)       $ 53,072
                                                                          --------      ---------        --------
                                                                          --------      ---------        --------

Year ended December 31, 1996
US.....................................................................   $ 85,843      $ (11,702)       $ 54,509
Europe.................................................................     27,414        (13,438)         50,147
Corporate..............................................................         --         (5,612)        323,313
                                                                          --------      ---------        --------
                                                                          $113,257      $ (30,752)       $427,969
                                                                          --------      ---------        --------
                                                                          --------      ---------        --------

Year ended December 31, 1997
US.....................................................................   $194,518      $ (26,119)       $118,363
Europe.................................................................     73,653        (35,905)        106,746
Asia and Others........................................................     32,625         (3,430)         58,905
Corporate..............................................................         --        (15,602)        321,650
                                                                          --------      ---------        --------
                                                                          $300,796      $ (81,056)       $605,664
                                                                          --------      ---------        --------
                                                                          --------      ---------        --------


     Intersegment and intergeographic revenue are not significant to the revenue of any business segment or geographic location. There is no export revenue from the United States. Corporate and other assets consist principally of cash and cash equivalents, marketable securities and goodwill.

17. SUMMARIZED FINANCIAL INFORMATION

     The following presents summarized financial information of RSL Communications PLC a company incorporated in 1996 ("RSL PLC") as of December 31, 1996 and 1997. RSL PLC is a 100% wholly owned subsidiary of the Company. RSL PLC had no independent operations other than serving solely as a foreign holding company for certain of the Company's U.S. and European operations. The Notes issued by RSL PLC are fully and unconditionally guaranteed by the Company. The Company's financial

                            RSL COMMUNICATIONS, LTD.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

17. SUMMARIZED FINANCIAL INFORMATION--(CONTINUED)

statements are, except for the Company's capitalization, corporate overhead expenses, certain operations and available credit facilities, identical to the financial statements of RSL PLC (in thousands).

                                                                      DECEMBER 31, 1996       DECEMBER 31, 1997
                                                                     --------------------    --------------------
Current Assets....................................................         $306,104                $212,568
Non-current Assets................................................          120,761                 324,118
Current Liabilities...............................................           74,948                 122,672
Non-current Liabilities...........................................          394,556                 557,448


                                                                        YEAR ENDED              YEAR ENDED
                                                                      DECEMBER 31, 1996       DECEMBER 31, 1997
                                                                     --------------------    --------------------
Net Revenue.......................................................         $113,257                $266,142
Net Loss..........................................................          (34,309)                (95,824)


18. SUBSEQUENT EVENTS

     In January 1998, the Company purchased 90% of Telecenter Oy, a Finnish agent customer base. The Company paid approximately $10.0 million in cash with a purchase price adjustment based on future results to be calculated in two years.

     On February 8, 1998, the Board of Directors authorized the issuance of $200,000,000 Senior Notes (collectively, "1998 Notes") due 2008 and Senior Discount Notes (collectively, "1998 Discount Notes") with a discounted value of approximately $200,000,000.

     Such issuance is expected to occur on February 23, 1998. Both the 1998 Notes and the 1998 Discount Notes are guaranteed as to payment of principal and interest by RSL Communications, Ltd.

19. SUPPLEMENTAL FINANCIAL INFORMATION

     The following table sets forth selected unaudited quarterly financial information for the years ended December 31, 1997 and 1996.


                                    (IN THOUSANDS, EXCEPT LOSS PER SHARE)


YEAR ENDED DECEMBER 31, 1997                                      FIRST       SECOND      THIRD       FOURTH
                                                                 --------    --------    --------    --------
Revenues......................................................   $ 42,168    $ 67,193    $ 83,243    $108,192
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Net loss......................................................   $(19,147)   $(21,570)   $(27,342)   $(32,140)
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Loss per share................................................   $  (1.82)   $  (1.90)   $  (2.28)   $  (0.77)
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Weighted average number of shares of common stock
  outstanding.................................................     10,541      11,378      11,998      41,633
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------

YEAR ENDED DECEMBER 31, 1996

Revenues......................................................   $ 15,864    $ 23,900    $ 30,458    $ 43,035
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Net loss......................................................   $ (4,789)   $ (7,489)   $ (8,431)   $(17,531)
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Loss per share................................................   $  (0.75)   $  (1.17)   $  (1.31)   $  (1.66)
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Weighted average number of shares of common stock
  outstanding.................................................      6,411       6,411       6,426      10,541
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------

                            RSL COMMUNICATIONS, LTD.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

20. SUBSEQUENT EVENTS (UNAUDITED)

     On February 27, 1998, RSL PLC consummated concurrent offerings of $200,000,000 9 1/8% Senior Notes due 2008 and $328,084,000 ($200,000,000 initial accreted value) 10 1/8% Senior Discount Notes due 2008. The notes are guaranteed by RSL.

     On March 16, 1998, RSL PLC consummated an offering of DM296,000,000 (approximately $99,100,000 initial accreted value) 10% Senior Discount Notes due 2008. These notes are guaranteed by RSL.

     On April 3, 1998 the Company redeemed $90,000,000 of the original aggregate principal amount of the Notes with the net proceeds of the initial public offering.

     In April, 1998, the Company entered into an agreement with CBS Corporation ("CBS") pursuant to which the Company agreed to acquire the business of Westinghouse Communications ("WestComm"), a division of CBS, for a cash purchase price of approximately $90,000,000.

                            RSL COMMUNICATIONS, LTD.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                                                                           AS OF          AS OF
                                                                                        DECEMBER 31,    JUNE 30,
                                                                                           1997           1998
                                                                                        ------------    --------
                                       ASSETS

Cash and Cash Equivalents............................................................     $144,894      $319,613

Accounts Receivable, Net.............................................................       70,610       100,602

Securities--Available for Sale.......................................................       13,858        33,631

Prepaid Expenses and Other Current Assets............................................       16,073        48,060
                                                                                          --------      --------

Total Current Assets.................................................................      245,435       501,906
                                                                                          --------      --------

Restricted Marketable Securities--Held to Maturity...................................       68,836        51,885

Property and Equipment...............................................................       85,581       134,711

Less: Accumulated Depreciation.......................................................      (13,804)      (23,035)

Goodwill and Other Intangibles, Net..................................................      214,983       293,579

Deposits and Other Assets............................................................        4,633        26,342
                                                                                          --------      --------

  Total Assets.......................................................................     $605,664      $985,388
                                                                                          --------      --------
                                                                                          --------      --------

                        LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts Payable and Other Liabilities...............................................     $154,324      $185,964

Short-term Debt......................................................................        8,033        12,917
                                                                                          --------      --------

Total Current Liabilities............................................................      162,357       198,881
                                                                                          --------      --------

Long-term Debt.......................................................................       20,108        21,461

Senior Notes and Senior Discount Notes, Net..........................................      296,500       680,997

Other Liabilities--Noncurrent........................................................           --         52,65
                                                                                          --------      --------

Total Liabilities....................................................................      478,965       953,989
                                                                                          --------      --------

Other Shareholders' Capital..........................................................      274,638       276,648

Accumulated Deficit..................................................................     (147,939)     (245,249)
                                                                                          --------      --------

  Total Liabilities and Shareholders' Equity.........................................     $605,664      $985,388
                                                                                          --------      --------
                                                                                          --------      --------


           See notes to condensed consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                   (IN THOUSANDS, EXCEPT FOR LOSS PER SHARE)


                                                                                             SIX MONTHS ENDED
                                                                                           --------------------
                                                                                           JUNE 30,    JUNE 30,
                                                                                             1997        1998
                                                                                           --------    --------
Revenues................................................................................   $109,361    $298,202
Operating costs and expenses
  Cost of Services......................................................................    (96,797)   (251,865)
  Selling, general and administrative expenses..........................................    (38,213)    (79,817)
  Depreciation and amortization.........................................................     (8,960)    (21,124)
                                                                                           --------    --------
                                                                                           (143,970)   (352,806)
                                                                                           --------    --------
Loss from operations....................................................................    (34,609)    (54,604)
Interest income.........................................................................      7,124      10,834
Interest expense........................................................................    (19,252)    (33,330)
Other income (expense)-net..............................................................      6,606      (1,504)
Minority interest.......................................................................       (229)      2,728
Income taxes............................................................................       (357)       (634)
                                                                                           --------    --------
Net loss before extraordinary item......................................................    (40,717)    (76,510)
Extraordinary item......................................................................         --     (20,800)
                                                                                           --------    --------
Net loss after extraordinary item.......................................................   $(40,717)   $(97,310)
                                                                                           --------    --------
                                                                                           --------    --------
Loss per share of common stock before extraordinary item................................   $  (3.72)   $  (1.82)
Loss per share of common stock after extraordinary item.................................   $  (3.72)   $  (2.32)


           See notes to condensed consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                                                                             SIX MONTHS ENDED
                                                                                                 JUNE 30,
                                                                                           --------------------
                                                                                             1997        1998
                                                                                           --------    --------
Net loss................................................................................   $(40,717)   $(97,310)
Depreciation and amortization...........................................................      8,960      21,124
Working capital change and other........................................................    (13,490)    (32,019)
                                                                                           --------    --------
     Net cash used in operations........................................................    (45,247)   (108,205)
                                                                                           --------    --------
Acquisitions of subsidiaries............................................................     (5,455)    (47,744)
Purchase of property and equipment......................................................     (7,511)    (37,098)
Proceeds from marketable securities.....................................................     17,031      13,858
Purchase of securities available for sale...............................................         --     (33,631
Proceeds from maturities of restricted securities.......................................     22,665      18,750
Other...................................................................................        132         729
                                                                                           --------    --------
     Net cash provided by (used in) investing activities................................     26,862     (85,136)
                                                                                           --------    --------
Proceeds from issuance of 1998 Notes....................................................         --     499,045
Payment of offering cost................................................................         --      (5,647)
Retirement of 1996 Notes................................................................         --    (127,493)
Proceeds from notes payable.............................................................         --       4,094
Payment of notes payable................................................................     (1,987)         --
Proceeds from issuance of Class A shares................................................         --         281
Other...................................................................................       (820)     (1,709)
                                                                                           --------    --------
     Net cash (used in) provided by financing activities................................     (2,807)    368,571
                                                                                           --------    --------
(Decrease) increase in cash and cash equivalents........................................    (21,192)    175,230
Effects of foreign currency on cash and cash equivalents................................       (884)       (511)
Cash and cash equivalents at beginning of period........................................    104,068     144,894
                                                                                           --------    --------
Cash and cash equivalents at end of period..............................................   $ 81,992    $319,613
                                                                                           --------    --------
                                                                                           --------    --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid for interest..................................................................   $ 23,089    $ 17,356
                                                                                           --------    --------
                                                                                           --------    --------
SUPPLEMENTAL SCHEDULE OF NON-
  CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of Class A Common Stock........................................................   $ 32,582    $  8,712
                                                                                           --------    --------
                                                                                           --------    --------
Assets acquired under capital lease obligations.........................................   $  6,359    $  4,703
                                                                                           --------    --------
                                                                                           --------    --------
Acquisition of distribution rights......................................................   $     --    $ 44,000
                                                                                           --------    --------
                                                                                           --------    --------


           See notes to condensed consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

1. BASIS OF PRESENTATION

     The condensed consolidated financial statements of which these notes are part have been prepared by RSL Communications, Ltd. ("RSL") and RSL Communications PLC, a wholly owned subsidiary of RSL ("RSL PLC" and, together with RSL and their direct and indirect subsidiaries, the "Company"), pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, in the opinion of management of the Company, the Condensed Consolidated Financial Statements include all adjustments, consisting only of normal recurring accruals, necessary to present fairly the financial information for such periods. These Condensed Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements of RSL and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

2. PRIVATE PLACEMENT OF NOTES AND EXCHANGE OFFER AND EXTRAORDINARY ITEM


     On February 27, 1998, RSL PLC completed concurrent offerings (the "1998 U.S. Offerings") of $200.0 million principal amount of 9 1/8% Senior Notes due 2008 and $328.1 million principal amount at maturity ($200.0 million initial accreted value) of 10 1/8% Senior Discount Notes due 2008 (together, the "1998 U.S. Notes"). The 1998 U.S. Offerings generated gross proceeds to the Company of $400.0 million. On March 16, 1998, RSL PLC completed an offering (the "1998 DM Offering," and together with the 1998 U.S. Offerings, the "Offerings") of 182.0 million Deutsche Mark denominated 10% Senior Discount Notes due 2008 (the "1998 DM Notes," and together with the 1998 U.S. Notes, the "1998 Notes"). The 1998 DM Offering generated proceeds to the Company of $99.1 million. The 1998 Notes and the 12 1/4% Senior Notes due 2006 (the "1996 Notes") of RSL PLC are collectively referred to herein as the "Notes". The Notes are fully and unconditionally guaranteed as to payment of principal, interest and any other amounts thereof by RSL.


     In connection with the Offerings, RSL PLC entered into Registration Rights Agreements for the benefit of the holders of the 1998 Notes (the "Registration Rights Agreements"), pursuant to which RSL PLC agreed to offer to exchange the 1998 Notes for substantially identical notes registered under the Securities Act. In May 1998, in accordance with the Registration Rights Agreements, RSL and RSL PLC offered for exchange the 1998 Notes for substantially identical notes registered under the Securities Act. The Company's Registration Statement on Form S-4 (Registration No.333-49857) filed with the Commission with respect to such offering was declared effective by the Commission on May 12, 1998.

     In April 1998, the Company used approximately $101.0 million of the net proceeds from its initial public offering of shares of Class A Common Stock (the "Initial Public Offering") in 1997 to redeem (the "Equity Clawback") $90.0 million of the 1996 Notes at a premium of $11.0 million, as permitted under the 1996 Indenture. In April 1998, the Company used approximately $43.1 million to redeem (the "Buyback") $37.5 million of the 1996 Notes at a premium of $5.6 million, as permitted under the 1996 Indenture. The redemption premiums, and part of the discount and offering cost were expensed in the amount of $20.8 million in the second quarter of 1998 as an extraordinary item.

3. REGISTRATION OF SHARES

     In March 1998, the Company registered 1,152,715 shares of Class A Common Stock to be issued pursuant to the terms of a warrant agreement governing the Warrants (the "Warrant Registration") and 300,000 shares of Class A Common Stock to be sold by Bukfenc, Inc. a corporation wholly owned by Andrew Gaspar, former Vice Chairman of the Company, and members of his family (the "Selling

                            RSL COMMUNICATIONS, LTD.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

              FOR THE SIX MONTHS ENDED JUNE 30, 1998--(CONTINUED)

3. REGISTRATION OF SHARES--(CONTINUED)

Shareholder") (which necessarily assumes the conversion by the Selling Shareholder of an identical number of shares of Class B Common Stock). The Warrant Registration was required pursuant to a registration rights agreement entered into in connection with the private offering (the "1996 Units Offering") of 300,000 units (the "Units") each consisting of (i) $1,000 principal amount of 12 1/4% Senior Notes due 2006 and (ii) one warrant to purchase 3.975 shares of Class A Common Stock of RSL (each a "Warrant").

4. EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued SFAS
No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." The Company adopted SFAS No. 130 during the six month period ended June 30, 1998. The Company has determined to present the data on a geographical basis for SFAS No. 131.

     SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, it has no impact on the Company's net income. Comprehensive income includes both net income and other comprehensive income. Other comprehensive loss for the six months ended June 30, 1998 and June 30, 1997 of $7.0 million and $0.5 million, respectively, represented foreign currency translation adjustment. Accumulated other comprehensive loss included in the accompanying condensed consolidated balance sheet as of June 30, 1998 and June 30, 1997 was $12.3 million and $1.1 million, respectively, consisting of the accumulated foreign currency translation adjustment.

5. NET LOSS PER SHARE


     Net loss per share is computed on the basis of the weighted average number of common shares outstanding during the period. The average number of shares outstanding for the six month period ended June 30, 1997 have been presented retroactively to give effect to the Company's recapitalization in September 1997.


                                                                                                SIX MONTHS ENDED
                                                                                              ---------------------
                                                                                              JUNE 30,     JUNE 30,
                                                                                               1997         1998
                                                                                              --------     --------
                                                                                                 (IN THOUSANDS)
Weighted average number of shares of
  common stock outstanding.................................................................
                                                                                               10,957       42,021

     Fully diluted income (loss) per share amounts are not presented because the inclusion of these amounts would be anti-dilutive. Fully diluted income (loss) per share amounts for the current period do not differ materially from basic earnings per share amounts.

6. ACQUISITIONS

     In March 1998, RSL COM Australia Pty. Ltd., a subsidiary of the Company, acquired the customer base of First Direct Communications Pty, Limited and Link Telecommunications Pty Ltd., two switchless mobile telecommunications resellers, for approximately $18 million. The acquisition has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired based on their estimated fair value at the date of acquisition and is being amortized using the straight-line method over fifteen years.

                            RSL COMMUNICATIONS, LTD.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

              FOR THE SIX MONTHS ENDED JUNE 30, 1998--(CONTINUED)

6. ACQUISITIONS--(CONTINUED)


     In April 1998, the Company entered into an agreement with CBS Corporation ("CBS") pursuant to which the Company agreed to acquire the business of Westinghouse Communications ("WestComm"), a division of CBS, for a cash purchase price of approximately $90.0 million (the "WestComm Acquisition") plus the assumption of certain liabilities amounting to less than $5.0 million. WestComm provides both voice telephony and data services (including frame relay and TCP/IP networks) to a customer base consisting primarily of small to medium size businesses in the United States. WestComm operates six switches strategically located in the United States and employs approximately 280 people. The transaction closed in July 1998.


     In May 1998, the Company acquired a 27.19% economic interest in Telegate AG, a directory information provider in Germany, for approximately $33.6 million. Management can not exert influence in, nor does it participate in, day to day management activities. The purchase price was included in securities available for sale on the Condensed Consolidated Balance Sheets.


     In June 1998, the Company entered into an agreement with British Columbia Railway Company pursuant to which the Company agreed to acquire (the "Westel Acquisition") 100% of Westel Telecommunications Ltd. ("Westel") for a cash purchase price of approximately $36.7 million. Westel offers a broad range of enhanced telecommunications services (including long distance, data, private line and Internet access) to a customer base consisting primarily of commercial and residential customers located in British Columbia. The Westel Acquisition closed on July 31, 1998. The Company has elected to treat the Westel Acquisition under the purchase method of accounting.



     In connection with the Westel Acquisition and in compliance with the Canadian Telecommunications Act (the "Telecom Act"), the Company agreed to transfer (the "MK Network Transfer") Westel's "telecommunications facilities" (as defined in the Telecom Act) to MK Telecom Network Inc. ("MK Network"), an entity in which the Company owns a 46.7% beneficial interest, for a purchase price of approximately $6.5 million, the net realizable value of the assets transferred to MK Network. The MK Network Transfer was effective as of July 31, 1998.



     In June 1998, RSL COM Europe, Ltd. ("RSL COM Europe"), a subsidiary of the Company, entered into an agreement (the "Metro Agreement") with Metro Holding AG ("Metro Holding"), a German wholesale and retail management holding company, pursuant to which Metro Holding's appropriate subsidiaries agreed to promote, market, sell and distribute the Company's services through Metro Holding's wholesale and retail operations in Europe. Metro Holding received a 12.5 percent interest in the equity of RSL COM Europe and the option to acquire up to an additional 7.5 percent of RSL COM Europe (the "Additional Option"). The Company was provided with access to Metro Holding's various customer lists and sales channels throughout Metro Holding's European subsidiaries. The Company has recorded in the financial statements of the Company's subsidiary (RSL COM Europe, Ltd.) the issuance of such subsidiary's equity and the receipt of the rights to Metro Holding's customer lists and sales channels as a $45 million increase to both intangible assets and additional paid in capital, respectively.



     In June 1998, the Company agreed to acquire Motorola Telecom, a division of Motorola's European Cellular Subscriber Group, for $75 million in cash and assumption of working capital deficit of approximately $25 million. Motorola Telecom is a provider of cellular airtime services and related products in Europe operating through separate companies in the United Kingdom, France, Germany and Belgium, each of which will be acquired by the Company in separate transactions in which the Company will acquire 100% of the assets and liabilities of each subsidiary. The acquisitions are subject to receipt of various third party and work council approvals, and are all expected to close by December 31, 1998.


     The valuation of the above acquired assets is preliminary and as a result, the allocation of the acquisition costs may change, including goodwill.

7. SUMMARIZED FINANCIAL INFORMATION FOR RSL PLC

     The following presents summarized financial information of RSL PLC as of June 30, 1998 and as of December 31, 1997. RSL PLC had no independent operations other than serving solely as a foreign holding company for the Company's U.S. and European operations. The Notes issued by RSL PLC are fully and unconditionally guaranteed by RSL. RSL has not presented separate financial statements and other related disclosure concerning RSL PLC because management has determined that such information is not material to shareholders or holders of the Notes. RSL's financial statements are, except for RSL's capitalization, Delta Three operations, Australian operations, Latin American

                            RSL COMMUNICATIONS, LTD.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
              FOR THE SIX MONTHS ENDED JUNE 30, 1998--(CONTINUED)

7. SUMMARIZED FINANCIAL INFORMATION FOR RSL PLC--(CONTINUED)

operations, corporate overhead expenses and available credit facilities, identical to the financial statements of RSL PLC.

                                                                                    AS OF             AS OF
                                                                                  DECEMBER 31,       JUNE 30,
                                                                                     1997              1998
                                                                                  ------------      ------------
                                                                                          (IN THOUSANDS)
Current Assets.................................................................     $212,568          $429,298
Non-current Assets.............................................................      324,118           430,994
Current Liabilities............................................................      122,672           172,263
Non-current Liabilities........................................................      557,448           895,395


                                                                                            SIX MONTHS ENDED
                                                                                                JUNE 30,
                                                                                       --------------------------
                                                                                         1997            1998
                                                                                       ----------      ----------
                                                                                             (IN THOUSANDS)
Net Revenue.........................................................................    $102,175        $242,909
Net Loss............................................................................     (33,738)        (86,802)


8. SUBSEQUENT EVENTS


     In July 1998, RSL COM Europe and Metro Holding entered into an amended and restated share subscription, share option and shareholders agreement and a related exchange agreement, pursuant to which, among other things, Metro Holding converted all of its shares in RSL COM Europe into newly issued shares of the Class A Common Stock of the Company. Accordingly, the Company issued Metro Holding 1,607,142 shares (the "RSL Shares") of RSL's Class A Common Stock, par value $0.00457 per share, in exchange for 142,857 common shares of RSL Europe and, the Additional Option granted pursuant to the Metro Agreement was cancelled. All of the RSL Shares acquired by Metro Holding are restricted from transfer until April 1, 2001. The Company has recorded the issuance of its Class A Common Stock and the receipt of the rights to Metro Holding's customer lists and sales channels as $45 million increase to both intangible assets and additional paid in capital, respectively.


     In July 1998, the Company agreed to acquire Westel Telecommunications, Ltd. ("Westel"), a Canadian facilities based telecommunications company, from British Columbia Railway Company, for approximately $38 million. In connection with the transaction, the Company, together with Michael Kedar, formed MK Telecom Network, Inc., a Canadian corporation, which will control the transmission facilities owned by Westel in order to comply with Canadian regulatory restrictions. The transaction closed in August 1998.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
International Telecommunications Group Ltd. and Subsidiaries

We have audited the consolidated statements of operations and accumulated deficit and of cash flows of International Telecommunications Group Ltd. and subsidiaries for the nine months ended September 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements of International Telecommunications Group Ltd. and subsidiaries present fairly, in all material respects, the results of their operations and their cash flows for the nine months ended September 30, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
New York, New York
March 14, 1997

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES

          CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

                      NINE MONTHS ENDED SEPTEMBER 30, 1995


Revenues.........................................................................................   $ 26,351,634

Operating Costs and Expenses

  Cost of Services...............................................................................     24,614,337

  Selling, General and Administrative Expenses...................................................      6,299,188
                                                                                                    ------------

                                                                                                      30,913,525
                                                                                                    ------------

Loss from Operations.............................................................................     (4,561,891)

Interest Income..................................................................................         56,148

Interest Expense.................................................................................       (345,212)
                                                                                                    ------------

Net Loss.........................................................................................     (4,850,955)

Accumulated Deficit, January 1, 1995.............................................................     (5,153,000)
                                                                                                    ------------

Accumulated Deficit, September 30, 1995..........................................................   $(10,003,955)
                                                                                                    ------------
                                                                                                    ------------


                See notes to consolidated financial statements.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

Cash Flows from Operating Activities:
  Net loss........................................................................................   $(4,850,955)
  Adjustments to reconcile net loss to net cash provided by operating activities, net of effects of purchase of subsidiaries:
     Depreciation and amortization................................................................       379,782
     Provision for losses on accounts receivable..................................................     2,881,440
     Changes in operating assets and liabilities:
       Increase in accounts receivables...........................................................    (9,204,455)
       Decrease in accounts receivables-affiliates................................................       111,434
       Increase in prepaid expenses and other current assets......................................      (325,013)
       Increase in deposits and other assets......................................................      (398,003)
       Increase in accounts payable and accrued expenses..........................................    11,849,193
       Increase in other current liabilities......................................................       601,084
       Increase in other liabilities..............................................................     1,355,703
       Decrease in due to affiliates..............................................................      (534,941)
                                                                                                     -----------
          Net cash provided by operating activities...............................................     1,865,269
                                                                                                     -----------
Cash Flows From Investing Activities:
  Acquisition of subsidiary, net of cash acquired.................................................    (1,500,000)
  Purchase of marketable debt securities..........................................................    (2,200,000)
  Purchase of property and equipment..............................................................      (446,517)
                                                                                                     -----------
     Net cash used in investing activities........................................................    (4,146,517)
                                                                                                     -----------
Cash Flows from Financing Activities:
  Repayment of short-term note payable............................................................    (1,000,000)
  Proceeds from issuance of common stock..........................................................     5,749,300
  Proceeds from issuance of preferred stock.......................................................     3,000,000
  Principal payments under capital lease obligations..............................................      (100,166)
  Repayment of long-term debt.....................................................................      (241,080)
                                                                                                     -----------
     Net cash provided by financing activities....................................................     7,408,054
                                                                                                     -----------
Increase in Cash..................................................................................     5,126,806
Cash at January 1, 1995...........................................................................       451,865
                                                                                                     -----------
Cash at September 30, 1995........................................................................   $ 5,578,671
                                                                                                     -----------
                                                                                                     -----------
Supplemental Disclosure of Cash Flows Information:
  Cash paid for:
  Interest........................................................................................   $   185,996
                                                                                                     -----------
                                                                                                     -----------
Supplemental Schedule of Noncash Investing Activities-Assets acquired under capital lease
  obligation......................................................................................   $   443,710
                                                                                                     -----------
                                                                                                     -----------

                See notes to consolidated financial statements.

                 INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

1. BUSINESS DESCRIPTION

     International Telecommunications Group Ltd. and its subsidiaries ("RSL North America") operate a domestic and international communications network which provides international and domestic long distance telephone services for businesses and individuals in the United States and abroad.

2. ACQUISITION

     Effective September 1, 1995, RSL North America's subsidiary International Telecommunications Corporation ("RSL USA") (collectively, "RSL North America") consummated a stock purchase agreement with Cyberlink, Inc. ("Cyberlink") and Cyberlink's principal stockholder.

     The agreement provided for the purchase of 51% of the capital stock of Cyberlink. The purchase price consisted of $1,500,000 paid to Cyberlink and assumption of net liabilities of $14,131,000. In connection with the purchase of Cyberlink, the Company recorded approximately $15,631,000 of goodwill as of September 30, 1995.

     In connection with the acquisition of Cyberlink, the 49% minority stockholders of Cyberlink may sell their shares to RSL USA at fair market value if RSL USA consummates an initial public offering of its securities. RSL USA can call the 49% minority stockholders shares at any time after December 31, 1996 for a price equal to 49% of the sum of eight times Cyberlink's average monthly revenues of the last quarter prior to exercise date plus cash minus long-term liabilities.

     The acquisition has been accounted for by the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, which will be amortized over fifteen years.

     The accompanying consolidated statements of operations and accumulated deficit and cash flows include the results of Cyberlink from its date of acquisition through September 30, 1995.

     The following presents the unaudited pro forma consolidated statement of operations of the Company for the nine months ended September 30, 1995, assuming the Company had purchased Cyberlink at January 1, 1995. The consolidated statement does not necessarily represent what the Company's results of operations would have been had such acquisition actually occurred on such date, or of results to be achieved in the future:


                                                              PRO FORMA FOR THE NINE
                                                                   MONTHS ENDED
                                                                SEPTEMBER 30, 1995
                                                              ----------------------
                                                                    (UNAUDITED)
Revenue....................................................        $ 40,504,172
Operating Costs and Expenses
  Cost of services.........................................          37,087,243
  Selling, general and administrative expenses.............          23,555,216
                                                                   ------------
                                                                     60,642,459
                                                                   ------------
Loss from operations.......................................         (20,138,287)
Interest income............................................              56,148
Interest expense...........................................            (738,496)
                                                                   ------------
Net loss...................................................        $(20,820,635)
                                                                   ------------
                                                                   ------------

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation and Basis of Presentation--The consolidated financial statements include the accounts of International Telecommunications Group Ltd. and its majority-owned subsidiaries. The Company has included 100% of its subsidiaries' operating losses since the minority interests' investment has been reduced to zero. All material intercompany accounts and transactions have been eliminated. All of the Company's subsidiaries' fiscal years end
December 31.

     Management Assumptions--The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Such estimates primarily relate to reserves recorded for doubtful accounts and accruals for litigation and other claims. Actual results could differ from these estimates.

     Revenue Recognition--The Company records revenue based on minutes (or fractions thereof) of customer usage.

     The Company records payments received in advance for prepaid calling card services and services to be supplied under contractual agreements as deferred revenues until such related services are provided. Deferred revenue is included in other current liabilities.

     Goodwill--Goodwill represents the excess of cost over the fair value of the net assets of acquired entities, and is being amortized using the straight-line method over fifteen years. The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. The Company measures the potential impairment of recorded goodwill by the undiscounted value of expected future cash flows in relation to its net capital investment in the subsidiary. Based on its review, the Company does not believe that an impairment of its goodwill has occurred.

     Amortization expense for the nine months ended September 30, 1996 was $86,838.

     Property and Equipment and Related Depreciation--Property and equipment are stated at cost or fair values at the date of acquisition, and in the case of equipment under capital leases, the present value of the future minimum lease payments, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets, which range from five to fifteen years. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred. Construction in progress represents costs incurred in connection with the building of a switch facility center.

     Deposits--Deposits consist principally of amounts paid to the Company's providers of telephone access lines.

     Income Taxes--The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. SFAS No. 109 establishes financial accounting and reporting standards for the effect of income taxes that result from activities during the current and preceding years. SFAS No. 109 requires an asset and liability approach for financial reporting for income taxes.

     New Accounting Standards--During 1995, the Company adopted SFAS No. 121, Impairment of Long-Lived Assets. There was no adjustment recorded as a result of adopting this standard. The Company periodically compares the carrying value of its long-lived assets, principally property and equipment, to undiscounted cash flows generated by the long-lived assets. The Company's undiscounted cash flows exceed the carrying value of its long-lived assets.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

4. CONCENTRATION OF CREDIT RISK

     The Company is subject to significant concentrations of credit risk which consist principally of trade accounts receivable. The Company sells a significant portion of its services to other carriers and, as a result, maintains significant receivable balances with certain carriers. If the financial condition and operations of these customers deteriorate below critical levels, the Company's operating results could be adversely affected. During 1995, one of the Company's customers, which represented approximately 18% of the Company's sales for the nine months ended September 30, 1995, failed to meet minimum payments schedules and, as a result, the Company terminated services to this customer. Consequently, the customer refused to pay outstanding receivable balances totaling approximately $4,653,000. At September 30, 1995, the Company had written off the entire $4,653,000. The Company has commenced legal proceedings to recover amounts owed to the Company.

     The Company now performs ongoing credit evaluations of its customer's financial condition and requires collateral in the form of deposits in certain circumstances.

5. INCOME TAXES

     No provision for income taxes has been made because the Company has sustained cumulative losses since the commencement of its operations in 1994. For the nine months ended September 30, 1995, the Company had net operating loss carryforwards generated primarily in the United States of approximately $10,000,000. The net operating loss carryforwards will expire at various dates beginning in 2009 through 2010 if not utilized.

     In accordance with SFAS No. 109, the Company has computed the components of deferred income taxes as follows:

Deferred tax assets.......................................   $ 8,120,000
Less valuation allowance..................................    (8,120,000)
                                                             -----------
  Net deferred tax assets.................................   $        --
                                                             -----------
                                                             -----------

     The Company's net operating losses and legal reserves generated the deferred tax assets. At September 30, 1995, a valuation allowance of $8,120,000 is provided as the realization of the deferred tax benefits is not likely.

6. NOTES PAYABLE AND LONG-TERM DEBT

     RSL USA has a series of notes payable to different vendors in the amount of $1,136,712 which bear interest at rates from 8% to 14.5%, of which $874,066 is current.

     Cyberlink has a credit agreement which provides for up to $5,000,000 in committed credit lines to finance its accounts receivable. Interest is payable at 2 1/4% over the prime rate of interest (prime being 8.75% at September 30, 1995). A second credit line provides for up to $2,000,000 in capital expenditure financing with interest payable at 2 1/2% over the prime rate. The total amounts outstanding at September 30, 1995 from the above credit lines are $1,713,296 and $0, respectively. The credit lines terminate on August 31, 1998.

     Cyberlink has a long-term note payable to a vendor in the amount of $1,000,000 which bears interest at the rate of 10%, commencing January 1, 1997.

     RSL North America's notes payable had fair values that approximated their carrying amounts.

     Interest expense on the above notes was approximately $190,603 for the nine months ended September 30, 1995.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

7. EMPLOYMENT AGREEMENTS

     The Company has employment contracts with certain of its executive officers. These agreements expire beginning April 1998 through May 2000 unless terminated earlier by the executive or the Company, and provides for an annual base salary. Salary expense for the officers was $253,750 for the nine months ended September 30, 1995. The aggregate commitment for annual future salaries at September 30, 1995, excluding bonuses, was approximately $453,750 for 1996, $454,500, $300,000, $200,000 and $116,667 for 1997, 1998, 1999 and 2000,
respectively.

8. COMMITMENTS AND CONTINGENCIES

     At September 30, 1995, the Company is committed to unrelated parties for the purchase of certain capital assets and the rental of office space under operating leases. Minimum annual lease payments with respect to the leases and capital commitment is as follows:

NINE MONTHS ENDED
SEPTEMBER 30,
----------------------------------------------------------
1996......................................................   $   849,435
1997......................................................       808,300
1998......................................................       546,760
1999......................................................       366,998
2000......................................................       305,226
2001 and thereafter.......................................       431,612
                                                             -----------
                                                             $ 3,308,331
                                                             -----------
                                                             -----------

     Rent expense for the nine months ended September 30, 1995 was $173,072.

     The Company is committed to the rental of transmission capacity under certain operating leases. The minimum annual lease payments with respect to these agreements is as follows:

NINE MONTHS ENDED
SEPTEMBER 30,
----------------------------------------------------------
1996......................................................   $20,400,000
1997......................................................    38,000,000
1998......................................................     7,500,000
                                                             -----------
                                                             $65,900,000
                                                             -----------
                                                             -----------

     The Company is currently negotiating the termination of these operating leases.

     Litigation and Other Claims--The Company is involved in various litigation and other claims that arose in the ordinary course of its acquired businesses prior to the Company's acquisition of such businesses. The expected settlements from these matters have been accrued and are recorded as "Other Liabilities." In management's opinion, the settlement of such litigation and claims would not have a material adverse effect on the Company's consolidated financial position or results of its operations.

     Letters of Credit--The Company has outstanding letters of credit aggregating approximately $76,000 at September 30, 1995, expiring at various dates between June 1, 1996 and August 8, 1996. Such letters of credit, which were issued as deposits to vendors or security on leased premises, are fully secured by certificates of deposit and are classified as current assets.

9. SIGNIFICANT CUSTOMER

     For the nine months ended September 30, 1995, one customer accounted for 18% of the Company's revenues.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement (U.S. Version) (the "U.S. Underwriting Agreement"), the Company and the Selling Shareholders have agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters has severally agreed to purchase from the Company and the Selling Shareholders, the respective number of shares of Class A Common Stock set forth opposite its name below:


                                                                    NUMBER OF
                                                                    SHARES OF
                                                                     CLASS A
                          UNDERWRITER                              COMMON STOCK
----------------------------------------------------------------   ------------
Goldman, Sachs & Co. ...........................................
Lehman Brothers Inc.............................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated..............
Morgan Stanley & Co. Incorporated...............................
Warburg Dillon Read LLC.........................................
                                                                    ----------
     Total .....................................................
                                                                    ----------
                                                                    ----------

     Under the terms and conditions of the U.S. Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The U.S. Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $        per share. The U.S. Underwriters may
allow, and such dealers may reallow, a concession not in excess of $        per
share to certain brokers and dealers. After the shares of Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

     The Company and the Selling Shareholders have entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters" and together with the U.S. Underwriters, the "Underwriters") providing for the concurrent offer
and sale of              shares of Class A Common Stock in an international
offering outside the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the U.S. Offering is a condition to the closing of the International Offering, and vice versa.

     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between Syndicates") relating to the Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between Syndicates that, as a part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

     Pursuant to the Agreement Between Syndicates, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

     The Selling Shareholders have granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an
aggregate of         additional shares of Class A Common Stock solely to cover
over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing
table, bears to the         shares of Class A Common Stock offered hereby. The
Selling Shareholders have granted the International Underwriters a similar
option to purchase up to an aggregate of         additional shares of Class A
Common Stock.

     The Company and certain directors, officers and shareholders have agreed that during the period beginning from the date of this Prospectus and continuing to and including the date that is 90 days after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, except as provided under the International Underwriting Agreement and under the U.S. Underwriting Agreement, any securities of the Company (other than pursuant to stock option plans contemplated by or existing on the date of, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of, the Prospectus), which are substantially similar to the shares of Class A Common Stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of Class A Common Stock, without the prior written consent of Goldman, Sachs & Co., except for the shares of Class A Common Stock offered in connection with the Offerings.

     In connection with the Offerings, the Underwriters may purchase and sell the Class A Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created in connection with the Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock; and short positions involve the sale by the Underwriters of a greater number of shares of Class A Common Stock than they are required to purchase from the Company in the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the Offerings may be reclaimed by the Underwriters if such shares of Class A Common Stock are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Class A Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The Class A Common Stock trade on the Nasdaq National Market under the symbol "RSLCF."

     Certain of the Underwriters and their affiliates have provided from time to time, and expect to provide in the future, investment banking and general financing and banking services to the Company and its affiliates, for which such Underwriters have received and will receive customary fees and commissions.

     The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                               ------------------

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
     Available Information...........................................     3
     Summary.........................................................     5
     Risk Factors....................................................    12
     Use of Proceeds.................................................    22
     Price Range of Class A Common Stock.............................    22
     Dividend Policy.................................................    22
     Dilution........................................................    23
     Capitalization..................................................    24
     Selected Consolidated Financial Data............................    25
     Management's Discussion and Analysis of Financial Condition and
       Results of Operations.........................................    27
     Business........................................................    40
     Management......................................................    93
     Certain Relationships and Related Transactions..................   103
     Principal and Selling Shareholders..............................   105
     Description of Capital Stock....................................   107
     Description of Certain Indebtedness.............................   111
     Shares Eligible for Future Sale.................................   115
     Certain United States Federal Income Tax Considerations.........   116
     Certain Bermuda Tax Considerations..............................   122
     Legal Matters...................................................   123
     Experts.........................................................   123
     Service of Process and Enforcement of Liabilities...............   123
     Index to Consolidated Financial Statements......................   F-1
     Underwriting....................................................   U-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                         SHARES




                            RSL COMMUNICATIONS, LTD.




                             CLASS A COMMON SHARES
                         (PAR VALUE $.00457 PER SHARE)




                               ------------------

                                [RSLCOM LOGO]

                               ------------------



                              GOLDMAN, SACHS & CO.

                                LEHMAN BROTHERS

                              MERRILL LYNCH & CO.

                           MORGAN STANLEY DEAN WITTER

                            WARBURG DILLON READ LLC


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                  ALTERNATE PAGE

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


               SUBJECT TO COMPLETION, DATED               , 1998

                                             SHARES


                                [RSLCOM LOGO]

                            RSL COMMUNICATIONS, LTD.
                             CLASS A COMMON SHARES
                         (PAR VALUE $.00457 PER SHARE)

                             ----------------------

    Of the           Class A common shares, par value $.00457 per share (the
"Class A Common Stock"), of RSL Communications, Ltd. (the "Issuer") offered
hereby,       shares are being offered in an international offering outside the
United States (the "International Offering") and        shares are being offered
in a concurrent United States offering (the "U.S. Offering" and, together with the International Offering, the "Offerings"). The public offering price per share and the underwriting discount per share will be indentical for both Offerings. See "Underwriting."


    Of the        shares of Class A Common Stock offered,        shares are
being sold by the Issuer and        shares are being sold by the Selling
Shareholders. See "Principal and Selling Shareholders". The Company (as defined herein) will not receive any of the proceeds from the sale of shares being sold by the Selling Shareholders. Upon consummation of the Offerings, officers, directors and other affiliates of the Company will beneficially own shares
having approximately    % of the voting power of the Company's outstanding
Common Stock (as defined below). See "Principal and Selling Shareholders".


    The Class A Common Stock is listed on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "RSLCF." Application will be made to the Nasdaq National Market to list the shares of Class A Common Stock offered herein (the "Shares") upon notice of issuance. The last reported sale price of a share of Class A Common Stock on the Nasdaq National Market on
                  , 1998 was $       .

    As of the date of this Prospectus, the Issuer has two classes of authorized common shares, the Class A Common Stock and Class B common shares (the "Class B Common Stock", and together with the Class A Common Stock, the "Common Stock"). The holders of both classes of Common Stock have identical rights, except that
(i) holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share, (ii) shares of Class B Common Stock are convertible at any time at the option of the holders into shares of Class A Common Stock on a share-for-share basis and (iii) shares of Class B Common Stock may only be transferred to other original holders of Class B Common Stock and certain related parties. See "Description of Capital Stock."


    SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.


                             ----------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------


                                                                                     PROCEEDS TO
                                                   INITIAL PUBLIC    UNDERWRITING        THE           PROCEEDS TO
                                                   OFFERING PRICE    DISCOUNT(1)      ISSUER(2)      SELLING SHAREHOLDERS
                                                   --------------    ------------    ------------    --------------------
Per Share.......................................         $                $               $                 $
Total(3)........................................    $                $               $                   $


------------------


(1) The Issuer and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $          payable by the Issuer.

(3) The Selling Shareholders have granted the International Underwriters an
    option for 30 days to purchase up to an additional        shares of Class A
    Common Stock at the offering price per share, less the underwriting discount, solely to cover any over-allotments. Additionally, the Selling Shareholders have granted the U.S. Underwriters a similar option with
    respect to an additional        shares of Class A Common Stock as part of
    the concurrent U.S. Offering. See "Principal and Selling Shareholders." The Issuer will not receive any of the proceeds from the sale of the shares of Class A Common Stock by the Selling Shareholders. If such options are exercised in full, the total public offering price, underwriting discount, proceeds to the Issuer and proceeds to the Selling Shareholders will be
    $       , $       , $       and $       , respectively. See "Underwriting."
    if such options are exercised in full the officers, directors and other affiliates of the Company will beneficially own shares having approximately
         % of the voting power of the Company's outstanding Common Stock. See "Principal and Selling Shareholders."

                             ----------------------

    The shares offered hereby are offered severally by the International Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the shares will be ready for delivery in New York, New York on or about
                  , 1998, against payment therefor in immediately available funds.

GOLDMAN SACHS INTERNATIONAL
           LEHMAN BROTHERS
                         MERRILL LYNCH INTERNATIONAL
                                             MORGAN STANLEY DEAN WITTER
                                                             WARBURG DILLON READ
                             ----------------------

                The date of this Prospectus is           , 1998.

                               [ALTERNATE PAGE]

                                 UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement (U.S. Version) (the "U.S. Underwriting Agreement"), the Company and the Selling Shareholders have agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters has severally agreed to purchase from the Company and the Selling Shareholders, the respective number of shares of Class A Common Stock set forth opposite its name below:


                                                                    NUMBER OF
                                                                    SHARES OF
                                                                     CLASS A
                          UNDERWRITER                              COMMON STOCK
----------------------------------------------------------------   ------------
Goldman, Sachs & Co. ...........................................
Lehman Brothers Inc.............................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated..............
Morgan Stanley & Co. Incorporated...............................
Warburg Dillon Read LLC.........................................
                                                                    ----------
     Total .....................................................
                                                                    ----------
                                                                    ----------

     Under the terms and conditions of the U.S. Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The U.S. Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $        per share. The U.S. Underwriters may
allow, and such dealers may reallow, a concession not in excess of $        per
share to certain brokers and dealers. After the shares of Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

     The Company and the Selling Shareholders have entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters" and together with the U.S. Underwriters, the "Underwriters") providing for the concurrent offer
and sale of              shares of Class A Common Stock in an international
offering outside the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the U.S. Offering is a condition to the closing of the International Offering, and vice versa.

     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between Syndicates") relating to the Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between Syndicates that, as a part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

     Pursuant to the Agreement Between Syndicates, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Class A Common Stock as

                               [ALTERNATE PAGE]

may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

     The Selling Shareholders have granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an
aggregate of         additional shares of Class A Common Stock solely to cover
over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing
table, bears to the         shares of Class A Common Stock offered hereby. The
Selling Shareholders have granted the International Underwriters a similar
option to purchase up to an aggregate of         additional shares of Class A
Common Stock.

     The Company and certain directors, officers and shareholders have agreed that during the period beginning from the date of this Prospectus and continuing to and including the date that is 90 days after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, except as provided under the International Underwriting Agreement and under the U.S. Underwriting Agreement, any securities of the Company (other than pursuant to stock option plans contemplated by or existing on the date of, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of, the Prospectus), which are substantially similar to the shares of Class A Common Stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of Class A Common Stock, without the prior written consent of Goldman, Sachs & Co., except for the shares of Class A Common Stock offered in connection with the Offerings.

     Each International Underwriter has also agreed that (a) it has not offered or sold and will not offer or sell any shares of Class A Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995,
(b) it has complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the shares of Class A Common Stock in, from or otherwise involving the United Kingdom and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares of Class A Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a peron to whom the document may otherwise lawfully be issued or passed on.

     Buyers of Shares of Class A Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price.

     In connection with the Offerings, the Underwriters may purchase and sell the Class A Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created in connection with the Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock; and short positions involve the sale by the Underwriters of a greater number of shares of Class A Common Stock than they are required to purchase from the Company in the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the Offerings may be reclaimed by the Underwriters if such shares of Class A Common Stock are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Class A Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

                               [ALTERNATE PAGE]


     The Class A Common Stock trade on the Nasdaq National Market under the symbol "RSLCF."

     Certain of the Underwriters and their affiliates have provided from time to time, and expect to provide in the future, investment banking and general financing and banking services to the Company and its affiliates, for which such Underwriters have received and will receive customary fees and commissions.

     The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

                               [ALTERNATE PAGE]

         ------------------------------------------------------------
         ------------------------------------------------------------

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                               ------------------

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
     Available Information...........................................     3
     Summary.........................................................     5
     Risk Factors....................................................    12
     Use of Proceeds.................................................    22
     Price Range of Class A Common Stock.............................    22
     Dividend Policy.................................................    22
     Dilution........................................................    23
     Capitalization..................................................    24
     Selected Consolidated Financial Data............................    25
     Management's Discussion and Analysis of Financial Condition and
       Results of Operations.........................................    27
     Business........................................................    40
     Management......................................................    93
     Certain Relationships and Related Transactions..................   103
     Principal and Selling Shareholders..............................   105
     Description of Capital Stock....................................   107
     Description of Certain Indebtedness.............................   111
     Shares Eligible for Future Sale.................................   115
     Certain United States Federal Income Tax Considerations.........   116
     Certain Bermuda Tax Considerations..............................   122
     Legal Matters...................................................   123
     Experts.........................................................   123
     Service of Process and Enforcement of Liabilities...............   123
     Index to Consolidated Financial Statements......................   F-1
     Underwriting....................................................   U-1

          ------------------------------------------------------------
          ------------------------------------------------------------

          ------------------------------------------------------------
          ------------------------------------------------------------

                                         SHARES

                            RSL COMMUNICATIONS, LTD.

                             CLASS A COMMON SHARES
                         (PAR VALUE $.00457 PER SHARE)


                               ------------------

                                 RSLCOM LOGO

                               ------------------


                              GOLDMAN, SACHS & CO.

                                LEHMAN BROTHERS

                              MERRILL LYNCH & CO.

                           MORGAN STANLEY DEAN WITTER

                            WARBURG DILLON READ LLC


         ------------------------------------------------------------
         ------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Registrant's expenses in connection with the issuance of the securities being registered, are estimated as follows:

Securities and Exchange Commission Registration Fee............................   $   74,635
NASD filing fee................................................................       25,800
Printing and Engraving.........................................................             *
Counsel Fees and Expenses......................................................             *
Accountants' Fees and Expenses.................................................             *
Transfer Agent and Registrar Fees and Expenses.................................             *
Nasdaq Listing Fee.............................................................
Miscellaneous..................................................................             *
                                                                                  ----------
     Total.....................................................................   $
                                                                                  ----------
                                                                                  ----------

------------------
* Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Bermuda law and the Registrant's Memorandum of Association and bye-laws, the directors, secretary and other officers for the time being of the Registrant and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Registrant and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following discussion does not give effect to the recapitalization effected by the Registrant in connection with the initial public offering of its Class A Common Shares (the "Initial Public Offering").

     In July 1996, RSL BVI was amalgamated into the Registrant. Subsequently, the Registrant increased the number of authorized shares of each class of its common stock, par value $.01 per share (the "RSL Common Stock"), and preferred stock, par value $.01 per share (the "RSL Preferred Stock"), to 20,000,000. Thereafter, the Registrant issued: (i) 59,306 shares of RSL Common Stock to Ronald S. Lauder for aggregate consideration of $593.06; (ii) 1,097,837 shares of RSL Preferred Stock to Ronald S. Lauder for aggregate consideration of $10,978.37; (iii) 2,013,179 shares of RSL Common Stock to Itzhak Fisher for aggregate consideration of $12,000; (iv) 243,964 shares of RSL Preferred Stock to Itzhak Fisher for aggregate consideration of $2,439.64; (v) 422,130 shares of RSL Common Stock to R. S. Lauder Gaspar & Co., L.P. for aggregate consideration of $4,221.30; (vi) 7,170,442 shares of RSL Preferred Stock to R. S. Lauder Gaspar & Co., L.P. for aggregate consideration of $71,704.42; (vii) 419,770 shares of RSL Common Stock to the Schuster Family Partners I, L.P. for aggregate consideration of $4,197.70; (viii) 365,945 shares of RSL Preferred Stock to the Schuster Family

Partners I, L.P. for aggregate consideration of $3,659.49; (ix) 13,179 shares of RSL Common Stock to Nir Tarlovsky for aggregate consideration of $131.79;
(x) 243,964 shares of RSL Preferred Stock to Nir Tarlovsky for aggregate consideration of $2,439.64 and (xi) 121,714 shares of RSL Preferred Stock to Nesim Bildirici for aggregate consideration of $1,217.14. The issuance of such shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     In September 1996, the Registrant's capital stock was reclassified as follows: (i) the Class A Common Shares and Class B Common Shares were authorized with the RSL Common Shares being converted into Class A Common Shares; (ii) the Registrant's authorized Class B Common Shares were reclassified as Class C Common Shares with no changes to the rights of such shares; (iii) the authorized Class A Common Shares were reclassified as Class B Common Shares with no changes in the rights of such stock except that each share of Class B Common Shares are entitled to 10 votes per share; and (iv) the new Class A Common Shares was authorized.

     In September 1996, the Registrant issued to Ronald S. Lauder a warrant to purchase 210,000 shares of the Registrant's Class B Common Shares in consideration of a loan from Mr. Lauder to the Registrant in the aggregate amount of $35 million. Additionally, the Registrant issued: (i) 940,073 shares of the Registrant's Class B Common Shares to Lauder Gaspar Ventures LLC for aggregate consideration of $25 million; (ii) 470,037 shares of the Registrant's Class B Common Shares to Ronald S. Lauder for aggregate consideration of $12.5 million and (iii) 470,037 shares of the Registrant's Class B Common Shares to Leonard A. Lauder for aggregate consideration of $12.5 million. The issuance of such shares was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof.

     In May 1997, the Registrant issued to Mr. Charles M. Piluso 665,340 shares of the Registrant's Class A Common Shares in connection with the Registrant's acquisition of 15,619 shares of common stock of RSL North America held by Mr. Piluso. The issuance of such shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     The following discussion does give effect to the recapitalization effected by the Registrant in connection with its Initial Public Offering.

     In October 1996, the Company and RSL Communications PLC, a wholly owned subsidiary of the Company ("RSL PLC"), completed an offering (the "1996 Units Offering") of 300,000 units (the "Units"), each Unit consisting of (i) $1,000 principal amount of 12 1/4% Senior Notes due 2006 of the Note Issuer (unconditionally guaranteed by the Company) and (ii) one warrant to purchase
3.975 shares of Class A Common Stock (the "Warrants"). The Units were sold for an aggregate purchase price of $300.0 million. The placement agents for the 1996 Units Offering consisted of Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc. and Dillon, Read & Co. Inc. The aggregate commissions were approximately $9.0 million. The Units were not registered under the Securities Act in reliance on Rule 144A of the Securities Act and were sold only to "qualified institutional buyers" and to a limited number of "institutional accredited investors."

     In connection with the Initial Public Offering, the Registrant issued to certain members of management and original shareholders of certain of the Registrant's subsidiaries an aggregate of 411,105 shares of Class A Common Stock in exchange for shares of certain of the Registrant's subsidiaries held by such persons. The issuance of such shares is exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     In February 1998, RSL PLC completed an offering (the "U.S. Dollar Notes Offering") of $200.0 million 9 1/8% Senior Notes due 2008 and $328.1 million of 10 1/8% Senior Discount Notes due 2008 of the Note Issuer (the "U.S. Dollar Notes") and unconditionally guaranteed by the Registrant pursuant to an indenture governing the U.S. Dollar Notes. The placement agents for the U.S. Dollar Notes Offering consisted of Goldman, Sachs & Co., Merril Lynch & Co., Chase Securities, Inc., J.P. Morgan & Co., and SBC Warburg Dillon Read Inc. The aggregate commissions were approximately $12.0 million. The U.S. Dollar Notes were sold to "qualified institutional buyers" in the U.S. and were not registered under the Securities Act in reliance on Rule 144A of the Securities Act.

     In March 1998, RSL PLC completed an offering (the "German Debt Offering") of DM296.0 million (approximately $99.1 million of proceeds at issuance) face amount at maturity 10% Senior Discount Notes due 2008 (the "German Notes") unconditionally guaranteed by the Registrant pursuant to an indenture governing the German Notes. The placement agents for the German Debt Offering consisted of Goldman, Sachs & Co oHG and Merril Lynch International. The aggregate commissions were approximately $3.0 million. The German Notes were sold outside the U.S. to non-U.S. persons in reliance on Regulation S under the Securities Act and through their respective selling agents, Goldman, Sachs & Co. and Merrill Lynch & Co., and in the United States only to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act.

     In April 1998, pursuant to an Agreement and Plan of Merger (the "Merger"), between the Company, Delta Three, Inc. ("Delta Three"), Jacob Davidson ("Davidson"), and Pioneer Management Services LLC ("Pioneer," and together with Davidson, the "Delta Shareholders"), Delta Three was merged into a wholly-owned subsidiary of the Company. As a result of the Merger, the Company (i) received 1,750,000 shares of Delta Three, (ii) paid to each Delta Shareholder a total cash payment of $438,500 and (iii) issued to each Delta Shareholder 187,299 shares of the Company's Class A common stock. The shares were issued pursuant to a private placement exemption under Section 4(2) of the Securities Act.

     In July 1998, the Registrant issued to Metro Holding AG 1,607,142 shares of the Registrant's Class A Common Shares in exchange for 142,857 common shares of RSL COM Europe, Ltd., a subsidiary of the Registrant. The issuance of such shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.


      In October 1998, the Registrant issued to Arnold Goodstein 32,269 shares of the Registrant's Class A Common Stock in exchange for 19.7375 shares of RSL COM PrimeCall, Inc., a subsidiary of the Registrant. The issuance of such shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


EXHIBIT
 NUMBER       DESCRIPTION
--------      ------------------------------------------------------------
*****1.1   -- Underwriting Agreement
    *3.1   -- Certificate of Incorporation of RSL Communications, Ltd.,
              issued by the Bermuda Registrar of Companies on March 14,
              1996.
    *3.2   -- Memorandum of Association of RSL Communications, Ltd., filed with the Bermuda Registrar of Companies on March 14, 1996.
   **3.3   -- Bye-Laws of RSL Communications, Ltd. (as amended through
              September 2, 1997).
   **4.1   -- Form of Class A Common Share Certificate.
*****5.1   -- Opinion of Conyers, Dill & Pearman.
   *10.1   -- Indenture, dated October 3, 1996, by and among RSL
              Communications PLC, RSL Communications, Ltd. and The Chase
              Manhattan Bank, as Trustee, containing, as exhibits,
              specimens of 12 1/4% Senior Notes due 2006.
   *10.2   -- Notes Registration Rights Agreement, dated October 3, 1996, by and among RSL Communications PLC, RSL Communications,
              Ltd. and the Placement Agents.
   *10.3   -- Note Deposit Agreement, dated October 3, 1996, by and among
              RSL Communications PLC, RSL Communications, Ltd. and The
              Chase Manhattan Bank, as Book Entry Depositary.
   *10.4   -- Collateral Pledge and Security Agreement, dated October 3,
              1996, by and among RSL Communications PLC and Trustee.
++++10.6   -- Exchange and Registration Rights Agreement, dated as of
              February 27, 1998, among RSL Communications PLC, RSL
              Communications, Ltd., Goldman, Sachs & Co., Merrill Lynch,
              Pierce, Fenner & Smith Incorporated, Chase Securities Inc.,
              J.P. Morgan Securities Inc., and SBC Warburg Dillon Read
              Inc.

EXHIBIT
 NUMBER       DESCRIPTION
--------      ------------------------------------------------------------
++++10.7   -- Note Deposit Agreement, dated as of February 27, 1998, among
              RSL Communications PLC, RSL Communications, Ltd. and The
              Chase Manhattan Bank as Book-Entry Depositary.
++++10.8   -- Note Deposit Agreement, dated as of February 27, 1998, among
              RSL Communications PLC, RSL Communications, Ltd. and The
              Chase Manhattan Bank as Book-Entry Depositary.
++++10.9   -- Indenture, dated as of February 27, 1998, by RSL
              Communications PLC and RSL Communications, Ltd. to The Chase
              Manhattan Bank as Trustee.
++++10.10  -- Indenture, dated as of February 27, 1998, by RSL
              Communications PLC and RSL Communications, Ltd. to The Chase
              Manhattan Bank as Trustee.
++++10.11  -- Exchange and Registration Rights Agreement, dated as of
              February 27, 1998, among RSL Communications PLC, RSL
              Communications, Ltd. and Goldman, Sachs & Co., oHG and
              Merrill Lynch International.
++++10.12  -- Note Deposit Agreement, dated as of March 16, 1998, by and between RSL Communications PLC and The Chase Manhattan Bank as Book-Entry Depositary.
++++10.13  -- Indenture, dated as of March 16, 1998, by RSL Communications
              PLC and RSL Communications, Ltd. to The Chase Manhattan Bank
              as Trustee.
  *10.14   -- Warrant Agreement, dated October 3, 1996, between RSL
              Communications, Ltd., as Issuer, and The Chase Manhattan
              Bank, as warrant agent.
  *10.15   -- Warrant Registration Rights Agreement, dated October 3,
              1996, between RSL Communications, Ltd., as issuer, and The
              Chase Manhattan Bank, as warrant agent.
  *10.16   -- Amendment to the Revolving Credit Facility, dated August 20,
              1996, from The Chase Manhattan Bank to RSL Communications,
              Inc.
  *10.17   -- Amendment to the Revolving Credit Facility, dated
              September 10, 1996, from The Chase Manhattan Bank to RSL
              Communications, Ltd.
  *10.18   -- Subordinated Promissory Note, dated September 10, 1996, from
              RSL Communications, Ltd. to Ronald S. Lauder.
  *10.19   -- Warrant for 210,000 shares of Class B Common Stock of RSL
              Communications, Ltd. issued to Ronald S. Lauder on
              September 10, 1996.
  *10.20   -- Standby Facility Agreement, dated October 1, 1996, by and between RSL Communications, Ltd. and Ronald S. Lauder.
  *10.21   -- Consulting Agreement, dated September 15, 1995, between
              Eugene Sekulow and RSL Communications, Inc.
  *10.22   -- Amendment to Consulting Agreement, dated August 8, 1996, between Eugene Sekulow and RSL Communications, Ltd.
  *10.23   -- RSL Communications, Ltd.'s 1995 Amended and Restated Stock
              Option Plan.
  *10.24   -- Employment Agreement, dated September 15, 1995, between
              Itzhak Fisher and International Telecommunications Group,
              Ltd.
  *10.25   -- Employment Agreement, dated September 15, 1995, between
              Itzhak Fisher and RSL Communications Inc.
  *10.26   -- Employment Agreement, dated April 1, 1995, between Nir
              Tarlovsky and International Telecommunications Group, Ltd.
  *10.27   -- Employment Agreement, dated April 1, 1995, between Nir
              Tarlovsky and RSL Communications Inc.
  *10.28   -- Employment Agreement, dated August 9, 1995, between RSL COM
              Europe Limited and Richard Williams.
  *10.29   -- Memorandum of Agreement, dated July 30, 1996, between
              International Telecommunications Corporation and Codetel.

EXHIBIT
 NUMBER       DESCRIPTION
--------      ------------------------------------------------------------
  *10.30   -- General Purchase Agreement, dated September 14, 1995,
              between Ericsson Inc. and International Telecommunications
              Corporation.
  *10.31   -- Lease Agreement between AB LM Ericsson Finans and
              International Telecommunications Corporation.
  *10.32   -- Lease Agreement, dated April 10, 1996, between RSL COM
              Europe Ltd. and AB LM Ericsson Finans.
  *10.33   -- Lease Agreement, dated December 30, 1996, between RSL COM
              Europe Ltd. and AB LM Ericsson Finans.
  *10.34   -- Loan and Security Agreement, dated September 8, 1995,
              between Cyberlink Inc. and CoastFed Business Credit
              Corporation.
  *10.35   -- Accounts Collateral Security Agreement, dated September 8,
              1995, between Cyberlink Inc. and CoastFed Business Credit
              Corporation.
  *10.36   -- Equipment Collateral Security Agreement, dated September 8,
              1995, between Cyberlink Inc. and CoastFed Business Credit
              Corporation.
  *10.37   -- Security Stock Pledge Agreement, dated September 8, 1995, between CoastFed Business Credit Corporation and Cyberlink
              Inc.
  *10.38   -- Security Agreement, dated September 8, 1995, between
              CoastFed Business Credit Corporation and
              Cyberlink-California Inc.
  *10.39   -- Security Agreement, dated September 8, 1995, between
              CoastFed Business Credit Corporation and Cyberlink-Nevada
              Inc.
  *10.40   -- Asset Purchase Agreement, dated as of May 8, 1996, by and between RSL COM France S.A. and Sprint Telecommunications
              France Inc.
  *10.41   -- Transition Services Agreement, dated May 8, 1996, by and among Sprint Telecommunications France Inc., Sprint
              International France S.A. and RSL COM France S.A.
  *10.42   -- Transition Services Agreement, dated May 8, 1996, by and between Sprint Communications Company L.P. and RSL COM
              France S.A.
  *10.43   -- Amendment No. 1 to the Transition Services Agreement,
              effective as of May 8, 1996, among Sprint Communications
              Company L.P., Sprint International France S.A. and RSL COM
              France S.A.
  *10.44   -- Transition Services Agreement, dated May 8, 1996, by and between Global One Communications World Operations, Limited and RSL COM France S.A.
  *10.45   -- Asset Purchase Agreement, dated as of May 8, 1996, by and among Siena Vermogensverwaltungs-GmbH, Sprint
              Telecommunication Services GmbH and Sprint Fon Inc.
  *10.46   -- Transition Services Agreement, dated May 8, 1996, by and among Sprint Telecommunication Services GmbH, Sprint Fon
              Inc. and Siena Vermogensverwaltungs-GmbH.
  *10.47   -- Transition Services Agreement, dated May 8, 1996, by and between Sprint Communications Company L.P. and RSL COM
              Deutschland GmbH.
  *10.48   -- Amendment No. 1 to the Transition Services Agreement,
              effective as of May 8, 1996, among Sprint Communications
              Company L.P., Sprint Telecommunication Services GmbH and RSL
              COM Deutschland GmbH.
  *10.49   -- Transition Services Agreement, dated May 8, 1996, by and between Global One Communications World Operations, Limited and Siena Vermogensverwaltungs-GmbH.
  *10.50   -- Asset Purchase Agreement, August 12, 1996, by and between
              RSL COM UK Limited and Incom (UK) Ltd.

EXHIBIT
 NUMBER       DESCRIPTION
--------      ------------------------------------------------------------
  *10.51   -- Stock Purchase Agreement, dated July 3, 1996, between RSL
              Communications Limited, Charles Piluso and International
              Telecommunications Group, Ltd.
  *10.52   -- Secured Promissory Note, dated September 9, 1996, from RSL
              Communications PLC to Charles Piluso.
  *10.53   -- Stock Pledge and Security Agreement, dated September 9, 1996 between RSL Communications PLC, Charles Piluso and Fletcher,
              Heald & Hildreth, P.L.C.
  *10.54   -- New Shareholders Agreement, dated September 9, 1996 among
              Charles Piluso, Jacqueline and Victoria Piluso, Richard
              Rebetti, RSL Communications PLC, RSL Communications, Ltd and
              International Telecommunications Group, Ltd.
  *10.55   -- Stock Purchase Agreement, dated September 9, 1996, between
              RSL Communications PLC, Richard Rebetti, Jr. and
              International Telecommunications Group, Ltd.
  *10.56   -- Secured Promissory Note, dated September 9, 1996, from RSL
              Communications PLC to Richard Rebetti.
  *10.57   -- Stock Pledge and Security Agreement, dated September 9,
              1996, between RSL Communications PLC, Richard Rebetti, Jr.
              and Fletcher, Heald & Hildreth, P.L.C.
  *10.58   -- Agreement and Plan of Reorganization, dated September 9,
              1996, among RSL Communications PLC, RSL Communications, Ltd.
              and Charles Piluso.
  *10.59   -- Tax Agreement, dated September 9, 1996, between RSL
              Communications PLC, RSL Communications, Ltd. and Charles
              Piluso.
  *10.60   -- Stock Purchase Agreement, dated September 22, 1995, by and between RSL Communications, Inc. and Charles Piluso.
  *10.61   -- Stock Purchase Agreement, dated September 22, 1995, by and between Richard Rebetti and RSL Communications, Inc.
  *10.62   -- Amendment to the Stock Purchase Agreement, dated
              September 22, 1995, between and among International
              Telecommunications Group, Ltd., International
              Telecommunications Corporation and RSL Communications, Inc.
  *10.63   -- Stock Purchase Agreement, dated March 10, 1995, between RSL
              Communication, Inc., International Telecommunications Group,
              Ltd. and International Telecommunications Corporation.
  *10.64   -- Amendment to Shareholders' Agreement, dated March 10, 1995, between and among Charles Piluso, Richard Rebetti, Incom
              (UK) Ltd., International Telecommunications Group, Ltd. and
              RSL Communications, Inc.
  *10.65   -- Indemnity Agreement, dated March 10, 1995, between and among
              International Telecommunications Group, Ltd., International
              Telecommunications Corporation and RSL Communications, Inc.
  *10.66   -- Sublease, dated July 18, 1996, between RSL Communications,
              Ltd. and RSL Management Corporation.
  *10.67   -- Lease, dated as of January 15, 1997, between Longstreet
              Associates L.P. and RSL COM U.S.A., Inc.
  *10.68   -- Employment Agreement, dated January 31, 1997, between Roland
              T. Mallcott and RSL Communications, Ltd.
  *10.69   -- Amendment of Lease, dated as of December 6, 1995, between
              Hudson Telegraph Associates and International
              Telecommunications Corporation.
 **10.70   -- Shareholders Agreement of RSL Communications, Latin America,
              Ltd., dated August 4, 1997, between and among RSL
              Communications, Latin America, Ltd., RSL Communications,
              Ltd. and Coral Gates Investments Ltd.

EXHIBIT
 NUMBER       DESCRIPTION
--------      ------------------------------------------------------------
 **10.71   -- Stockholders' Agreement, dated July 23, 1997, by and among
              Delta Three, Inc., RSL Communications, Ltd., and the other shareholders of Delta Three, Inc.
**,***10.72-- Delta Three, Inc. Services Agreement.
 **10.73   -- Employment Agreement, dated July 31, 1997, between Andrew C.
              Shields and RSL Communications, Ltd.
 **10.74   -- Shareholders Agreement, dated October 10, 1996, between RSL
              COM Europe, Limited, Gerard van Leest and Belnet Nederland
              B.V.
  +10.75   -- RSL Communications, Ltd. 1997 Performance Incentive Plan.
  +10.76   -- RSL Communications, Ltd. 1997 Stock Incentive Plan.
 **10.77   -- Lease Agreement, dated June 19, 1997 for property at 430
              Park Avenue, New York, New York.
 **10.78   -- Stock Purchase Agreement of Delta Three, Inc.
 **10.79   -- Employment Agreement, dated September 2, 1997, between
              Itzhak Fisher and RSL Communications, Ltd.
 **10.80   -- Employment Agreement, dated September 2, 1997, between
              Itzhak Fisher and International Telecommunications Group,
              Ltd.
  +10.81   -- RSL Communications Ltd. 1997 Directors' Compensation Plan.
 **10.82   -- Registration Rights Agreement, dated September 2, 1997, among RSL Communications, Ltd., Ronald S. Lauder, Itzhak
              Fisher and Coral Gate Investments Ltd.
 **10.83   -- International Telecommunication Services Agreement, dated
              July 1, 1995, between International Telecommunications
              Corporation and TELECOM Denmark.
 **10.84   -- International Telecommunication Operating Agreement, dated
              July 15, 1995 between Telenor Carrier Services A.S. and
              International Telecommunications Corporation.
 **10.85   -- International Telecommunication Services Agreement, dated
              May 10, 1994, between Mercury Communications Limited and
              International Telecommunications Corporation.
 **10.86   -- Agreement Concerning Voice Distribution of International
              Telephony Traffic, undated, between Unisource Carrier
              Services AG and International Telecommunications
              Corporation.
 **10.87   -- International Telecommunications Service Agreement, dated
              May 31, 1994, between Compania Dominicana De Telefonos, C.
              Por A. and International Telecommunications Corporation.
 **10.88   -- Second Supplementary Agreement to the UK-Netherlands 14
              Cable System Construction & Maintenance Agreement, effective
              February 18, 1997, among the parties on the Annex thereto.
 **10.89   -- Fourth Supplementary Agreement to the ODIN Construction and
              Maintenance Agreement, dated October 24, 1996, among the
              parties on the Annex thereto.
 **10.90   -- Second Supplementary Agreement to Antillas I Construction &
              Maintenance Agreement, dated February 13, 1997, among the
              parties on the Annex thereto.
 **10.91   -- Canus I Cable System Indefeasible Right of Use Agreement and
              Financing Agreement, dated June 4, 1996, between Optel
              Communications, Inc. and International Telecommunications
              Corporation.
 **10.92   -- Cantat-3 Cable System Indefeasible Right of Use Agreement
              and Financing Agreement, dated March 12, 1996, between
              Teleglobe Cantat-3 Inc. and International Telecommunications
              Corporation.
 **10.93   -- PTAT-1 Submarine System Indefeasible Right of Use Agreement,
              dated May 12, 1994, between Private Transatlantic
              Telecommunications System, Inc. and International
              Telecommunications Corporation.

EXHIBIT
 NUMBER       DESCRIPTION
--------      ------------------------------------------------------------
 **10.94   -- Third Supplementary Agreement to the TAT-12/TAT-13 Cable
              Network Construction and Maintenance Agreement, dated
              October 17, 1995, among the parties on the Annex thereto.
  *10.95   -- Placement Agreement, dated as of September 30, 1996, by and among RSL Communications PLC, RSL Communications, Ltd. and
              Morgan Stanley & Co. Incorporated, Bear Stearns Co. Inc. and
              Dillon Read & Co. Inc.
+++10.95   -- Asset Purchase Agreement, dated as of April 23, 1998, by and between CBS Corporation and RSL COM U.S.A., Inc.
*****21.1  -- Subsidiaries of the Company.
****23.1   -- Consent of Deloitte & Touche LLP (included on page II-10).
*****23.3  -- Consent of Conyers, Dill & Pearman (included in Exhibit 5.1 hereto).
   24.1    -- Powers of Attorney (included in the signature pages to the
              Registration Statement).
****27.1   -- Financial Data Schedule.


------------------
    * Incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No. 333-25749).
   ** Incorporated by reference to Registrant's Registration Statement on Form
      S-1 (Registration No. 333-34281)
  *** Confidential Treatment was granted by the Commission with respect to certain information contained in this exhibit.

 **** Incorporated by reference to Registrant's Registration Statement on
      Form S-1 (Registration No. 333-62325).


 ***** To be filed by amendment.


    + Incorporated by reference to Registrant's Registration Statement on Form
      S-8 (Registration No. 333-40085)

  ++ Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

 +++ Incorporated by reference to the Registrant's report on Form 8-K/A dated
     August 12, 1998.

++++ Incorporated by reference to Registrant's Registration Statement on Form
     S-1 (Registration No. 333-46125).

(b) Financial Statement Schedules:

     As of 1996 and 1997.

     Schedule I--Condensed Financial Information of RSL Communications PLC (included at page S-1).

     Schedule II--Schedule of Valuation Allowances (included at page S-4).

ITEM 17. UNDERTAKINGS

     1. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 23rd day of October, 1998.



                                          RSL COMMUNICATIONS, LTD.

                                          By:       /s/ Itzhak Fisher
                                              ----------------------------------
                                                        ITZHAK FISHER
                                                   President and Chief Executive
                                                             Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Itzhak Fisher his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully for all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                        TITLE                      DATE
----------------------------   ----------------------------   ------------------

   /s/ Ronald S. Lauder*       DIRECTOR AND CHAIRMAN OF THE     OCTOBER 23, 1998
     (RONALD S. LAUDER)        BOARD OF DIRECTORS


     /s/ Itzhak Fisher         DIRECTOR, PRESIDENT AND          OCTOBER 23, 1998
      (ITZHAK FISHER)          CHIEF EXECUTIVE OFFICER
                               (PRINCIPAL EXECUTIVE
                               OFFICER)


   /s/ Jacob Z. Schuster*      DIRECTOR, EXECUTIVE VICE         OCTOBER 23, 1998
    (JACOB Z. SCHUSTER)        PRESIDENT, CHIEF FINANCIAL
                               OFFICER, ASSISTANT SECRETARY
                               AND TREASURER (PRINCIPAL
                               FINANCIAL OFFICER)


  /s/ Mark J. Hirschhorn*      VICE PRESIDENT-FINANCE,          OCTOBER 23, 1998
    (MARK J. HIRSCHHORN)       GLOBAL CONTROLLER AND
                               ASSISTANT SECRETARY
                               (CONTROLLER AND PRINCIPAL
                               ACCOUNTING OFFICER)

         SIGNATURE                        TITLE                      DATE
----------------------------   ----------------------------   ------------------

 /s/ GUSTAVO A. CISNEROS       DIRECTOR                        OCTOBER 23, 1998
   (GUSTAVO A. CISNEROS)


  /s/ Fred H. Langhammer*      DIRECTOR                        OCTOBER 23, 1998
    (FRED H. LANGHAMMER)


  /s/ LEONARD A. LAUDER        DIRECTOR                        OCTOBER 23, 1998

    (LEONARD A. LAUDER)


    /s/ Eugene Sekulow*        DIRECTOR                        OCTOBER 23, 1998
      (EUGENE SEKULOW)


  /s/ Nicolas G. Trollope*     DIRECTOR                        OCTOBER 23, 1998
   (NICOLAS G. TROLLOPE)


*By: /s/ Itzhak Fisher         ATTORNEY-IN-FACT                OCTOBER 23, 1998
        (ITZHAK FISHER)

                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 1 to the Registration Statement of RSL Communications, Ltd. on Form S-1 (Registration No. 333-62325) of our report dated February 18, 1998 relating to the consolidated financial statements and financial statement schedules of RSL Communications, Ltd. and subsidiaries and of our report dated March 14, 1997 relating to the consolidated financial statements of International Telecommunications Group Ltd. and subsidiaries, appearing in the Prospectus, which is part of this Amendment No. 1.


We also consent to the reference to us under the headings "Summary of Selected Consolidated Financial Data", "Selected Consolidated Financial Data" and "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP
New York, New York
October 23, 1998

SCHEDULE I

                       CONDENSED FINANCIAL INFORMATION OF
                             RSL COMMUNICATIONS PLC

                            CONDENSED BALANCE SHEETS
                               AS OF DECEMBER 31,
                                ($ IN THOUSANDS)


                                               1996                1997
                                           -----------------    -------------
                 ASSETS
Cash and Cash Equivalents...............       $ 103,613          $ 129,380
Accounts Receivable, Net................          26,476             53,966
Marketable Securities, Available For
  Sale..................................          67,828             13,858
Prepaid Expenses and Other Current
  Assets................................           3,817             15,364
                                               ---------          ---------
  Total Current Assets..................         201,734            212,568

Restricted Marketable Securities, Held
  to Maturity...........................         104,370             68,836
Property and Equipment, Net.............          31,941             64,649
Goodwill and Other Intangible Assets,
  Net...................................          87,605            188,813
Deposits and Other Assets...............           1,215              1,820
                                               ---------          ---------
  Total Assets..........................       $ 426,865          $ 536,686
                                               ---------          ---------
                                               ---------          ---------

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Accounts Payable and Other
  Liabilities...........................       $  68,006          $ 112,835
Short-Term Debt.........................           6,942              9,837
                                               ---------          ---------
  Total Current Liabilities.............          74,948            122,672

Long-Term Debt..........................          18,263             19,917
Senior Notes, 12 1/4% Due 2006..........         300,000            300,000
Other Liabilities, Non-Current..........          76,293            237,531
                                               ---------          ---------
  Total Liabilities.....................         469,504            680,120

Shareholders' Deficiency................         (42,639)          (143,434)
                                               ---------          ---------
  Total Liabilities and Shareholders'
     Deficiency.........................       $ 426,865          $ 536,686
                                               ---------          ---------
                                               ---------          ---------

                             RSL COMMUNICATIONS PLC

                       CONDENSED STATEMENTS OF OPERATIONS
                        FOR THE YEAR ENDED DECEMBER 31,
                                ($ IN THOUSANDS)


                                                   1996           1997
                                                ------------    ----------
Revenues.....................................     $113,257       $266,142
Operating costs and expenses
  Cost of Services...........................       98,461        235,150
  Expenses...................................       41,619        100,118
                                                  --------       --------
                                                   140,080        335,268
                                                  --------       --------
Loss from Operations.........................      (26,823)       (69,126)
Interest Expense.............................       (7,384)       (39,576)
Interest Income..............................           --         13,565
Other (Expense) Income--Net..................          473           (375)
Minority Interest............................         (180)            88
Income Taxes.................................         (395)          (400)
                                                  --------       --------
     Net Loss................................     $(34,309)      $(95,824)
                                                  --------       --------
                                                  --------       --------

                             RSL COMMUNICATIONS PLC

                       CONDENSED STATEMENTS OF CASH FLOWS
                         FOR THE YEAR ENDED DECEMBER 31
                                ($ IN THOUSANDS)


                                                                                            1996         1997
                                                                                          ---------    --------
Net Loss...............................................................................   $ (34,309)   $(95,824)
Depreciation and amortization..........................................................       6,618      20,270
Working capital change and other.......................................................      16,911     (15,909)
                                                                                          ---------    --------
     Net cash used in operating activities.............................................     (10,780)    (91,463)
                                                                                          ---------    --------
Purchases of Property and Equipment....................................................     (15,983)    (29,866)
Acquisitions of Subsidiaries...........................................................     (38,552)    (50,814)
Purchase of Marketable Securities......................................................     (82,529)         --
Proceeds from Marketable Securities....................................................      14,701      41,038
(Purchase of) Proceeds from Maturities Restricted Marketable Securities................    (102,808)     54,167
Other..................................................................................         171         144
                                                                                          ---------    --------
     Net cash (used in) provided by investing activities...............................    (225,000)     14,669
                                                                                          ---------    --------
Proceeds from notes payable............................................................     300,000          --
Advances from Parent...................................................................      51,362     118,999
Offering Cost and Other................................................................     (11,969)    (15,653)
                                                                                          ---------    --------
     Net cash provided by financing activities.........................................     339,393     103,346
                                                                                          ---------    --------
     Net increase in cash..............................................................     103,613      26,552
     Effect of Foreign Currency on Cash................................................          --        (785)
     Cash and cash equivalents at beginning of period..................................          --     103,613
                                                                                          ---------    --------
     Cash and cash equivalents at end of period........................................   $ 103,613    $129,380
                                                                                          ---------    --------
                                                                                          ---------    --------

SCHEDULE II

                        SCHEDULE OF VALUATION ALLOWANCES
                                ($ IN THOUSANDS)

                        BALANCE AT    CHARGED TO    CHARGED TO                   BALANCE AT
                        JANUARY 1,    COSTS AND       OTHER                      DECEMBER 31,
                           1997        EXPENSES      ACCOUNTS     DEDUCTIONS        1997
                        ----------    ----------    ----------    -----------    ------------
Bad debt provision...   $    3,881    $   10,908    $       --    $    (2,456)    $   12,333

                        BALANCE AT    CHARGED TO    CHARGED TO                  BALANCE AT
                        JANUARY 1,    COSTS AND       OTHER                     DECEMBER 31,
                           1996        EXPENSES      ACCOUNTS     DEDUCTIONS       1996
                        ----------    ----------    ----------    ----------    ------------
Bad debt provision...   $    1,596    $    2,829    $       --    $     (544)    $    3,881

                        BALANCE AT    CHARGED TO    CHARGED TO                   BALANCE AT
                        JANUARY 1,    COSTS AND        OTHER                     DECEMBER 31,
                           1995        EXPENSES     ACCOUNTS(1)    DEDUCTIONS       1995
                        ----------    ----------    -----------    ----------    ------------
Bad debt provision...   $       --    $      149    $     1,447    $       --     $    1,596

------------------
(1) The bad debt provision was previously recorded in the financial statements of RSL Communications, Ltd.'s (the "Company") predecessor, International Telecommunications Group, Ltd. ("RSL North America"). The Company began consolidating RSL North America effective with its acquisition of interests in RSL North America in September 1995.

                                 EXHIBIT INDEX


EXHIBIT                                                                      SEQUENTIAL
 NUMBER       DESCRIPTION                                                    PAGE NO.
--------      ------------------------------------------------------------   ----------
*****1.1   -- Underwriting Agreement
   *3.1    -- Certificate of Incorporation of RSL Communications, Ltd.,
              issued by the Bermuda Registrar of Companies on March 14,
              1996.
   *3.2    -- Memorandum of Association of RSL Communications, Ltd., filed with the Bermuda Registrar of Companies on March 14, 1996.
  **3.3    -- Bye-Laws of RSL Communications, Ltd. (as amended through
              September 2, 1997).
  **4.1    -- Form of Class A Common Share Certificate.
*****5.1   -- Opinion of Conyers, Dill & Pearman.
  *10.1    -- Indenture, dated October 3, 1996, by and among RSL
              Communications PLC, RSL Communications, Ltd. and The Chase
              Manhattan Bank, as Trustee, containing, as exhibits,
              specimens of 12 1/4% Senior Notes due 2006.
  *10.2    -- Notes Registration Rights Agreement, dated October 3, 1996, by and among RSL Communications PLC, RSL Communications,
              Ltd. and the Placement Agents.
  *10.3    -- Note Deposit Agreement, dated October 3, 1996, by and among
              RSL Communications PLC, RSL Communications, Ltd. and The
              Chase Manhattan Bank, as Book Entry Depositary.
  *10.4    -- Collateral Pledge and Security Agreement, dated October 3,
              1996, by and among RSL Communications PLC and Trustee.
++++10.6   -- Exchange and Registration Rights Agreement, dated as of
              February 27, 1998, among RSL Communications PLC, RSL
              Communications, Ltd., Goldman, Sachs & Co., Merrill Lynch,
              Pierce, Fenner & Smith Incorporated, Chase Securities Inc.,
              J.P. Morgan Securities Inc., and SBC Warburg Dillon Read
              Inc.
++++10.7   -- Note Deposit Agreement, dated as of February 27, 1998, among
              RSL Communications PLC, RSL Communications, Ltd. and The
              Chase Manhattan Bank as Book-Entry Depositary.
++++10.8   -- Note Deposit Agreement, dated as of February 27, 1998, among
              RSL Communications PLC, RSL Communications, Ltd. and The
              Chase Manhattan Bank as Book-Entry Depositary.
++++10.9   -- Indenture, dated as of February 27, 1998, by RSL
              Communications PLC and RSL Communications, Ltd. to The Chase
              Manhattan Bank as Trustee.
++++10.10  -- Indenture, dated as of February 27, 1998, by RSL
              Communications PLC and RSL Communications, Ltd. to The Chase
              Manhattan Bank as Trustee.
++++10.11  -- Exchange and Registration Rights Agreement, dated as of
              February 27, 1998, among RSL Communications PLC, RSL
              Communications, Ltd. and Goldman, Sachs & Co., oHG and
              Merrill Lynch International.
++++10.12  -- Note Deposit Agreement, dated as of March 16, 1998, by and between RSL Communications PLC and The Chase Manhattan Bank as Book-Entry Depositary.
++++10.13  -- Indenture, dated as of March 16, 1998, by RSL Communications
              PLC and RSL Communications, Ltd. to The Chase Manhattan Bank
              as Trustee.
  *10.14   -- Warrant Agreement, dated October 3, 1996, between RSL
              Communications, Ltd., as Issuer, and The Chase Manhattan
              Bank, as warrant agent.

EXHIBIT                                                                      SEQUENTIAL
 NUMBER       DESCRIPTION                                                    PAGE NO.
--------      ------------------------------------------------------------       --
  *10.15   -- Warrant Registration Rights Agreement, dated October 3,
              1996, between RSL Communications, Ltd., as issuer, and The
              Chase Manhattan Bank, as warrant agent.
  *10.16   -- Amendment to the Revolving Credit Facility, dated
              August 20, 1996, from The Chase Manhattan Bank to RSL
              Communications, Inc.
  *10.17   -- Amendment to the Revolving Credit Facility, dated
              September 10, 1996, from The Chase Manhattan Bank to RSL
              Communications, Ltd.
  *10.18   -- Subordinated Promissory Note, dated September 10, 1996, from
              RSL Communications, Ltd. to Ronald S. Lauder.
  *10.19   -- Warrant for 210,000 shares of Class B Common Stock of RSL
              Communications, Ltd. issued to Ronald S. Lauder on
              September 10, 1996.
  *10.20   -- Standby Facility Agreement, dated October 1, 1996, by and between RSL Communications, Ltd. and Ronald S. Lauder.
  *10.21   -- Consulting Agreement, dated September 15, 1995, between
              Eugene Sekulow and RSL Communications, Inc.
  *10.22   -- Amendment to Consulting Agreement, dated August 8, 1996, between Eugene Sekulow and RSL Communications, Ltd.
  *10.23   -- RSL Communications, Ltd.'s 1995 Amended and Restated Stock
              Option Plan.
  *10.24   -- Employment Agreement, dated September 15, 1995, between
              Itzhak Fisher and International Telecommunications Group,
              Ltd.
  *10.25   -- Employment Agreement, dated September 15, 1995, between
              Itzhak Fisher and RSL Communications Inc.
  *10.26   -- Employment Agreement, dated April 1, 1995, between Nir
              Tarlovsky and International Telecommunications Group, Ltd.
  *10.27   -- Employment Agreement, dated April 1, 1995, between Nir
              Tarlovsky and RSL Communications Inc.
  *10.28   -- Employment Agreement, dated August 9, 1995, between RSL COM
              Europe Limited and Richard Williams.
  *10.29   -- Memorandum of Agreement, dated July 30, 1996, between
              International Telecommunications Corporation and Codetel.
  *10.30   -- General Purchase Agreement, dated September 14, 1995,
              between Ericsson Inc. and International Telecommunications
              Corporation.
  *10.31   -- Lease Agreement between AB LM Ericsson Finans and
              International Telecommunications Corporation.
  *10.32   -- Lease Agreement, dated April 10, 1996, between RSL COM
              Europe Ltd. and AB LM Ericsson Finans.
  *10.33   -- Lease Agreement, dated December 30, 1996, between RSL COM
              Europe Ltd. and AB LM Ericsson Finans.
  *10.34   -- Loan and Security Agreement, dated September 8, 1995,
              between Cyberlink Inc. and CoastFed Business Credit
              Corporation.
  *10.35   -- Accounts Collateral Security Agreement, dated September 8,
              1995, between Cyberlink Inc. and CoastFed Business Credit
              Corporation.
  *10.36   -- Equipment Collateral Security Agreement, dated September 8,
              1995, between Cyberlink Inc. and CoastFed Business Credit
              Corporation.
  *10.37   -- Security Stock Pledge Agreement, dated September 8, 1995, between CoastFed Business Credit Corporation and Cyberlink
              Inc.
  *10.38   -- Security Agreement, dated September 8, 1995, between
              CoastFed Business Credit Corporation and
              Cyberlink-California Inc.
  *10.39   -- Security Agreement, dated September 8, 1995, between
              CoastFed Business Credit Corporation and Cyberlink-Nevada
              Inc.
  *10.40   -- Asset Purchase Agreement, dated as of May 8, 1996, by and between RSL COM France S.A. and Sprint Telecommunications
              France Inc.

EXHIBIT                                                                      SEQUENTIAL
 NUMBER       DESCRIPTION                                                    PAGE NO.
--------      ------------------------------------------------------------       --
  *10.41   -- Transition Services Agreement, dated May 8, 1996, by and among Sprint Telecommunications France Inc., Sprint
              International France S.A. and RSL COM France S.A.
  *10.42   -- Transition Services Agreement, dated May 8, 1996, by and between Sprint Communications Company L.P. and RSL COM
              France S.A.
  *10.43   -- Amendment No. 1 to the Transition Services Agreement,
              effective as of May 8, 1996, among Sprint Communications
              Company L.P., Sprint International France S.A. and RSL COM
              France S.A.
  *10.44   -- Transition Services Agreement, dated May 8, 1996, by and between Global One Communications World Operations, Limited and RSL COM France S.A.
  *10.45   -- Asset Purchase Agreement, dated as of May 8, 1996, by and among Siena Vermogensverwaltungs-GmbH, Sprint
              Telecommunication Services GmbH and Sprint Fon Inc.
  *10.46   -- Transition Services Agreement, dated May 8, 1996, by and among Sprint Telecommunication Services GmbH, Sprint Fon
              Inc. and Siena Vermogensverwaltungs-GmbH.
  *10.47   -- Transition Services Agreement, dated May 8, 1996, by and between Sprint Communications Company L.P. and RSL COM
              Deutschland GmbH.
  *10.48   -- Amendment No. 1 to the Transition Services Agreement,
              effective as of May 8, 1996, among Sprint Communications
              Company L.P., Sprint Telecommunication Services GmbH and RSL
              COM Deutschland GmbH.
  *10.49   -- Transition Services Agreement, dated May 8, 1996, by and between Global One Communications World Operations, Limited and Siena Vermogensverwaltungs-GmbH.
  *10.50   -- Asset Purchase Agreement, August 12, 1996, by and between
              RSL COM UK Limited and Incom (UK) Ltd.
  *10.51   -- Stock Purchase Agreement, dated July 3, 1996, between RSL
              Communications Limited, Charles Piluso and International
              Telecommunications Group, Ltd.
  *10.52   -- Secured Promissory Note, dated September 9, 1996, from RSL
              Communications PLC to Charles Piluso.
  *10.53   -- Stock Pledge and Security Agreement, dated September 9, 1996 between RSL Communications PLC, Charles Piluso and Fletcher,
              Heald & Hildreth, P.L.C.
  *10.54   -- New Shareholders Agreement, dated September 9, 1996 among
              Charles Piluso, Jacqueline and Victoria Piluso, Richard
              Rebetti, RSL Communications PLC, RSL Communications, Ltd and
              International Telecommunications Group, Ltd.
  *10.55   -- Stock Purchase Agreement, dated September 9, 1996, between
              RSL Communications PLC, Richard Rebetti, Jr. and
              International Telecommunications Group, Ltd.
  *10.56   -- Secured Promissory Note, dated September 9, 1996, from RSL
              Communications PLC to Richard Rebetti.
  *10.57   -- Stock Pledge and Security Agreement, dated September 9,
              1996, between RSL Communications PLC, Richard Rebetti, Jr.
              and Fletcher, Heald & Hildreth, P.L.C.
  *10.58   -- Agreement and Plan of Reorganization, dated September 9,
              1996, among RSL Communications PLC, RSL Communications, Ltd.
              and Charles Piluso.
  *10.59   -- Tax Agreement, dated September 9, 1996, between RSL
              Communications PLC, RSL Communications, Ltd. and Charles
              Piluso.

EXHIBIT                                                                      SEQUENTIAL
 NUMBER       DESCRIPTION                                                    PAGE NO.
--------      ------------------------------------------------------------       --
  *10.60   -- Stock Purchase Agreement, dated September 22, 1995, by and between RSL Communications, Inc. and Charles Piluso.
  *10.61   -- Stock Purchase Agreement, dated September 22, 1995, by and between Richard Rebetti and RSL Communications, Inc.
  *10.62   -- Amendment to the Stock Purchase Agreement, dated
              September 22, 1995, between and among International
              Telecommunications Group, Ltd., International
              Telecommunications Corporation and RSL Communications, Inc.
  *10.63   -- Stock Purchase Agreement, dated March 10, 1995, between RSL
              Communication, Inc., International Telecommunications Group,
              Ltd. and International Telecommunications Corporation.
  *10.64   -- Amendment to Shareholders' Agreement, dated March 10, 1995, between and among Charles Piluso, Richard Rebetti, Incom
              (UK) Ltd., International Telecommunications Group, Ltd. and
              RSL Communications, Inc.
  *10.65   -- Indemnity Agreement, dated March 10, 1995, between and among
              International Telecommunications Group, Ltd., International
              Telecommunications Corporation and RSL Communications, Inc.
  *10.66   -- Sublease, dated July 18, 1996, between RSL Communications,
              Ltd. and RSL Management Corporation.
  *10.67   -- Lease, dated as of January 15, 1997, between Longstreet
              Associates L.P. and RSL COM U.S.A., Inc.
  *10.68   -- Employment Agreement, dated January 31, 1997, between Roland
              T. Mallcott and RSL Communications, Ltd.
  *10.69   -- Amendment of Lease, dated as of December 6, 1995, between
              Hudson Telegraph Associates and International
              Telecommunications Corporation.
 **10.70   -- Shareholders Agreement of RSL Communications, Latin America,
              Ltd., dated August 4, 1997, between and among RSL
              Communications, Latin America, Ltd., RSL Communications,
              Ltd. and Coral Gates Investments Ltd.
 **10.71   -- Stockholders' Agreement, dated July 23, 1997, by and among
              Delta Three, Inc., RSL Communications, Ltd., and the other shareholders of Delta Three, Inc.
**,***10.72 -- Delta Three, Inc. Services Agreement.
 **10.73   -- Employment Agreement, dated July 31, 1997, between Andrew C.
              Shields and RSL Communications, Ltd.
 **10.74   -- Shareholders Agreement, dated October 10, 1996, between RSL
              COM Europe, Limited, Gerard van Leest and Belnet Nederland
              B.V.
  +10.75   -- RSL Communications, Ltd. 1997 Performance Incentive Plan.
  +10.76   -- RSL Communications, Ltd. 1997 Stock Incentive Plan.
 **10.77   -- Lease Agreement, dated June 19, 1997 for property at 430
              Park Avenue, New York, New York.
 **10.78   -- Stock Purchase Agreement of Delta Three, Inc.
 **10.79   -- Employment Agreement, dated September 2, 1997, between
              Itzhak Fisher and RSL Communications, Ltd.
 **10.80   -- Employment Agreement, dated September 2, 1997, between
              Itzhak Fisher and International Telecommunications Group,
              Ltd.
  +10.81   -- RSL Communications Ltd. 1997 Directors' Compensation Plan.
 **10.82   -- Registration Rights Agreement, dated September 2, 1997, among RSL Communications, Ltd., Ronald S. Lauder, Itzhak
              Fisher and Coral Gate Investments Ltd.
 **10.83   -- International Telecommunication Services Agreement, dated
              July 1, 1995, between International Telecommunications
              Corporation and TELECOM Denmark.

EXHIBIT                                                                      SEQUENTIAL
 NUMBER       DESCRIPTION                                                    PAGE NO.
--------      ------------------------------------------------------------       --
 **10.84   -- International Telecommunication Operating Agreement, dated
              July 15, 1995 between Telenor Carrier Services A.S. and
              International Telecommunications Corporation.
 **10.85   -- International Telecommunication Services Agreement, dated
              May 10, 1994, between Mercury Communications Limited and
              International Telecommunications Corporation.
 **10.86   -- Agreement Concerning Voice Distribution of International
              Telephony Traffic, undated, between Unisource Carrier
              Services AG and International Telecommunications
              Corporation.
 **10.87   -- International Telecommunications Service Agreement, dated
              May 31, 1994, between Compania Dominicana De Telefonos, C.
              Por A. and International Telecommunications Corporation.
 **10.88   -- Second Supplementary Agreement to the UK-Netherlands 14
              Cable System Construction & Maintenance Agreement, effective
              February 18, 1997, among the parties on the Annex thereto.
 **10.89   -- Fourth Supplementary Agreement to the ODIN Construction and
              Maintenance Agreement, dated October 24, 1996, among the
              parties on the Annex thereto.
 **10.90   -- Second Supplementary Agreement to Antillas I Construction &
              Maintenance Agreement, dated February 13, 1997, among the
              parties on the Annex thereto.
 **10.91   -- Canus I Cable System Indefeasible Right of Use Agreement and
              Financing Agreement, dated June 4, 1996, between Optel
              Communications, Inc. and International Telecommunications
              Corporation.
 **10.92   -- Cantat-3 Cable System Indefeasible Right of Use Agreement
              and Financing Agreement, dated March 12, 1996, between
              Teleglobe Cantat-3 Inc. and International Telecommunications
              Corporation.
 **10.93   -- PTAT-1 Submarine System Indefeasible Right of Use Agreement,
              dated May 12, 1994, between Private Transatlantic
              Telecommunications System, Inc. and International
              Telecommunications Corporation.
 **10.94   -- Third Supplementary Agreement to the TAT-12/TAT-13 Cable
              Network Construction and Maintenance Agreement, dated
              October 17, 1995, among the parties on the Annex thereto.
  *10.95   -- Placement Agreement, dated as of September 30, 1996, by and among RSL Communications PLC, RSL Communications, Ltd. and
              Morgan Stanley & Co. Incorporated, Bear Stearns Co. Inc. and
              Dillon Read & Co. Inc.
+++10.95   -- Asset Purchase Agreement, dated as of April 23, 1998, by and between CBS Corporation and RSL COM U.S.A., Inc.
*****21.1  -- Subsidiaries of the Company.
****23.1   -- Consent of Deloitte & Touche LLP (included on page II-10).
*****23.3  -- Consent of Conyers, Dill & Pearman (included in Exhibit 5.1 hereto).
   24.1    -- Powers of Attorney (included in the signature pages to the
              Registration Statement).
****27.1   -- Financial Data Schedule.


------------------

    * Incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No. 333-25749).

   ** Incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281)

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


  *** Confidential Treatment was granted by the Commission with respect to certain information contained in this exhibit.

 **** Incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-62325).

*****  To be filed by amendment.

    + Incorporated by reference to Registrant's Registration Statement on Form S-8 (Registration No. 333-40085)

   ++ Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

  +++ Incorporated by reference to Registrant's Report on Form 8-K/A dated August 12, 1998.

 ++++ Incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-46125).